UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PlayAGS, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED JUNE 11, 2024

PlayAGS, Inc.

6775 S. Edmond St., Ste #300

Las Vegas, Nevada 89118

Dear Stockholders of PlayAGS, Inc.:

You are cordially invited to attend a virtual special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of PlayAGS, Inc. (“PlayAGS”) to be held virtually on    , 2024, at     Pacific Time via live audio webcast on the Internet at www.virtualshareholdermeeting.com/AGS2024SM.

At the Special Meeting, you will be asked to consider and vote on (i) a proposal to approve the Agreement and Plan of Merger, dated May 8, 2024 (such agreement, as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among PlayAGS, Bingo Holdings I, LLC, a Delaware limited liability company (“Parent”), and Bingo Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) providing for the acquisition of PlayAGS by Parent, (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to PlayAGS’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”), and (iii) a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies to approve the proposal to approve the Merger Agreement if there are insufficient votes to approve the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”). Parent and Merger Sub are owned by funds managed by affiliates of Brightstar Capital Partners (“Brightstar”), a private equity firm focused on investing in industrial, manufacturing and services businesses. Upon the terms and subject to the conditions of the Merger Agreement, Parent will acquire PlayAGS via the merger of Merger Sub with and into PlayAGS, with PlayAGS continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”).

If the Merger is completed, you will be entitled to receive $12.50 in cash, without interest thereon and subject to any applicable withholding taxes required by applicable legal requirements, for each share of PlayAGS common stock (the “common stock”) that you own immediately prior to the time at which the Merger will become effective, which represents a premium of approximately 45.3% to the closing price of the common stock on May 7, 2024, the last full trading day prior to the entry into the Merger Agreement.

PlayAGS’s Board of Directors (the “Board of Directors”), after considering the factors more fully described in the enclosed proxy statement, has unanimously: (i) determined that PlayAGS’s entry into the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger (the “Transactions”) are advisable and fair to, and in the interests of, PlayAGS, (ii) adopted the Merger Agreement, and authorized and approved the execution, delivery and performance by PlayAGS of the Merger Agreement and the consummation of the Transactions, including the Merger and (iii) subject to the terms and conditions of the Merger Agreement, recommended that the stockholders of PlayAGS approve the Merger Agreement, the Merger and the Transactions.

The Board of Directors unanimously recommends, on behalf of PlayAGS, that you vote: (1) “FOR” the approval of the Merger Agreement; (2) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We urge you to read the proxy statement, its annexes, including, but not limited to, the Merger Agreement, and any document incorporated by reference carefully and in their entirety.

The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote at the meeting, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve the Merger Agreement, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to approve the Merger Agreement is approved by the affirmative vote of the holders of a majority of all outstanding shares of common stock as of the close of business on    , 2024, which is the record date for the Special Meeting.

If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street – 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Please Call Toll-Free: (888) 542-7446

By Email: ags@dfking.com

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

David Lopez
Chief Executive Officer, President and Director

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated     , 2024, and, together with the enclosed form of proxy card, is first being mailed to our stockholders on or about     , 2024.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED JUNE 11, 2024

PlayAGS, Inc.

6775 S. Edmond St., Ste #300

Las Vegas, Nevada 89118

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON      , 2024

Notice is hereby given that a virtual special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of PlayAGS, Inc., a Delaware corporation (“PlayAGS”), to be held virtually on     , 2024, at     Pacific Time via live audio webcast on the Internet at www.virtualshareholdermeeting.com/AGS2024SM, for the following purposes:

1.

To consider and vote on the proposal to approve the Agreement and Plan of Merger, dated May 8, 2024 (such agreement, as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among PlayAGS, Bingo Holdings I, LLC, a Delaware limited liability company (“Parent”), and Bingo Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Upon the terms and subject to the conditions of the Merger Agreement, Parent will acquire PlayAGS via a merger of Merger Sub with and into PlayAGS, with PlayAGS continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”);

2.

To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to PlayAGS’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Transactions”), including the Merger (such proposal, the “Compensation Proposal”); and

3.

To consider and vote on a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies to approve the proposal to approve the Merger Agreement if there are insufficient votes to approve the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Only stockholders of record as of the close of business on     , 2024, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

PlayAGS’s Board of Directors (the “Board of Directors”) unanimously recommends, on behalf of PlayAGS, that you vote: (1) “FOR” the approval of the Merger Agreement; (2) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Pursuant to Section 92A.390 of the Nevada Revised Statutes, no holder of any shares of PlayAGS stock will have or will be entitled to assert dissenter’s rights or any rights of appraisal as a result of or in connection with the Merger Agreement or the Transactions, including the Merger.

All stockholders are invited to attend the Special Meeting virtually. Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote, that vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve the Merger Agreement, without your instructions.

David Lopez
Chief Executive Officer, President and Director
Dated: , 2024

IMPORTANT NOTICE REGARDING THE PROXY MATERIALS

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON  , 2024

The accompanying proxy statement is available on the investor relations page of our website at www.investors.playags.com. The information provided on, or accessible through, our website is not part of the proxy statement, and therefore is not incorporated therein by reference. We intend to mail these proxy materials on or about       , 2024 to all stockholders of record entitled to vote at the Special Meeting.

A complete list of registered stockholders entitled to vote at the Special Meeting will be available for inspection for the ten calendar days prior to and during the Special Meeting upon request by contacting Secretary@PlayAGS.com, and online during the Special Meeting. Stockholders may examine the list for any legally valid purpose related to the Special Meeting.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to approve the Merger Agreement, without your instructions.

If you are a stockholder of record, voting at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote at the Special Meeting.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote virtually at the Special Meeting, your shares may not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement.

You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street – 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Please Call Toll-Free: (888) 542-7446

By Email: ags@dfking.com

i

ii

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Bingo Merger Sub, Inc., a wholly-owned subsidiary of Bingo Holdings I, LLC, with and into PlayAGS, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement (as defined below), along with any document incorporated by reference in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this proxy statement, “PlayAGS,” the “Company,” “we,” “our,” “us” and similar words refer to PlayAGS, Inc., including, in certain cases, its subsidiaries and affiliated professional entities. Throughout this proxy statement, we refer to Bingo Holdings I, LLC as “Parent” and Bingo Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated May 8, 2024, by and among PlayAGS, Parent and Merger Sub, as it may be amended, modified or supplemented from time to time, as the “Merger Agreement,” our common stock, par value $0.01 per share, as the “common stock,” and the holders of our common stock as “stockholders.”

Introduction

On May 8, 2024, PlayAGS agreed to be acquired by Parent, an affiliate of Brightstar Capital Partners (“Brightstar”) pursuant to and in accordance with the terms and conditions of the Merger Agreement. Brightstar is a private equity firm focused on investing in industrial, manufacturing and services businesses. If the Merger is completed, each outstanding share of our common stock will be cancelled and automatically converted into the right to receive $12.50 in cash, without interest (the “Merger Consideration”), subject to any withholding of taxes required by applicable legal requirements.

The Special Meeting

Date, Time, Place and Purpose of the Special Meeting

A special meeting of stockholders will be held virtually on     , 2024, at      Pacific Time via live audio webcast on the Internet at www.virtualshareholdermeeting.com/AGS2024SM (the “Special Meeting”). For purposes of attendance at the Special Meeting, all references in this proxy statement to “present in person” or “in person” mean virtually present at the Special Meeting.

At the Special Meeting, stockholders of record as of the close of business on     , 2024 (the “Record Date”) will be asked to consider and vote on:

•	a proposal to approve the Merger Agreement;

•

a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to PlayAGS’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Transactions”), including the Merger (such proposal, the “Compensation Proposal”); and

•

a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies to approve the proposal to approve the Merger Agreement if there are insufficient votes to approve the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the notice of the meeting may be acted upon at the Special Meeting.

Record Date; Shares Entitled to Vote; Quorum

You are entitled to receive notice of, and vote at, the Special Meeting if you owned any share(s) of common stock on the Record Date. Each holder of common stock shall be entitled to one vote for each such share of common stock owned on the Record Date on all matters properly coming before the Special Meeting. As of the Record Date, there were    shares of common stock outstanding and entitled to vote at the Special Meeting. A quorum is necessary to approve the Merger Agreement and approve the Compensation Proposal. A quorum is the minimum number of shares required to be present at the Special Meeting for the meeting to be properly held under our bylaws. The presence, in person, by remote communication, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of common stock entitled to vote shall constitute a quorum for the transaction of business at the Special Meeting. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present in person at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be counted in determining whether a quorum is present. Your shares of common stock will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee based on your instructions), if you vote at the meeting or if you attend the Special Meeting but abstain from voting. If you hold your shares in “street name” and do not give any instruction to your broker, bank or other nominee as to how your shares should be voted at the Special Meeting, those shares will not be voted on any proposal at the Special Meeting and will not be counted for purposes of establishing a quorum unless the record holder of your shares is virtually present or represented by proxy at the Special Meeting. The Special Meeting may be adjourned whether or not a quorum is present.

Vote Required; Abstentions and Failure to Vote

The affirmative vote of the holders of a majority of all outstanding shares of common stock on the Record Date is required to approve the Merger Agreement. Because the required vote for the proposal to approve the Merger Agreement is based on the number of shares outstanding rather than on the number of votes actually cast, if you fail to authorize a proxy or vote online at the meeting, abstain from voting at the meeting, or fail to instruct your broker, bank or other nominee on how to vote, such failure will have the same effect as votes cast “AGAINST” the merger proposal. As of the Record Date for the Special Meeting,    shares constitute a majority of the issued and outstanding shares of common stock.

Approval of the Compensation Proposal requires that more votes be cast, in person by remote communication or by duly authorized proxy, at the Special Meeting in favor of the Compensation Proposal than cast against such proposal, provided a quorum is present. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present in person at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be able to be voted. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.

Approval of the Adjournment Proposal requires either (i) if a quorum is present, that more votes be cast, in person by remote communication or by duly authorized proxy, at the Special Meeting in favor of the Adjournment Proposal than cast against such proposal or (ii) if a quorum is not present, the vote of the holders of a majority of the shares represented at the Special Meeting.

An abstention represents a stockholder’s affirmative choice to decline, or other failure, to vote on a proposal. If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to approve the Merger, but will have no impact on the Compensation Proposal and the Adjournment Proposal. However, abstentions are counted as shares present or represented by proxy at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting. As a result, an abstention of any of the aforementioned proposals will be counted for purposes of determining the presence or absence of a quorum, but will have the effect of a vote “AGAINST” the proposal to approve the Merger Agreement, and will have no impact on the Compensation Proposal and the Adjournment Proposal.

Failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will have the effect of a vote “AGAINST” the proposal to approve the Merger Agreement. If your shares are not deemed present or represented by proxy at the Special Meeting, then a failure to vote will not have any effect on the Adjournment Proposal (if a quorum is present) or the Compensation Proposal. If your shares are deemed present or represented by proxy, then a failure to vote your shares will have the same effect as a vote “AGAINST” the Adjournment Proposal only if a quorum is not present, and will have no effect on the Compensation Proposal or, if a quorum is present, on the Adjournment Proposal. Any share outstanding at the close of business on the record date that is represented at the meeting in person or by proxy, whether or not the proxy has the authority to vote on any of the proposals, will count towards a quorum. If a quorum is present, and a beneficial owner of shares of common stock held in street name gives voting instructions to the broker, bank or other nominee with respect to any of the proposals, but gives no instruction as to one or more of the other proposals, then those shares will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal.

Shares Held by PlayAGS’s Directors and Executive Officers

As of the Record Date, our directors and executive officers owned and were entitled to vote, in the aggregate,     shares of common stock, representing approximately     % of the shares of common stock outstanding on the Record Date (and approximately      % of the shares of common stock outstanding when taking into account PlayAGS Options, PlayAGS RSUs, PlayAGS PSUs, PlayAGS PhSUs, and PlayAGS PPhSUs (each as defined below), beneficially owned, in the aggregate, by our directors and executive officers).

Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of common stock (i) “FOR” the approval of the Merger Agreement, (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal, and (iii) “FOR” the Adjournment Proposal.

The Merger

Parties Involved in the Merger

PlayAGS, Inc.

PlayAGS, listed on the New York Stock Exchange (“NYSE”) under the symbol “AGS,” is a Nevada corporation formed and incorporated originally in Delaware in August 2013 and then reincorporated in Nevada in December 2017.

PlayAGS is a leading designer and supplier of Electronic Gaming Machines (“EGMs”) and other products and services for the gaming industry. Since 2014, PlayAGS has expanded its product line-up to include: (i) Class III EGMs for commercial and Native American casinos permitted to operate Class III EGMs, (ii) EGMs that use the results of historical horse races (“HHR”) in their game math, which are allowed in several niche markets and raceways, (iii) table game products and (iv) interactive products. PlayAGS operates its business in three distinct segments: EGMs, Table Products and Interactive. Each segment’s activities include the design, development, acquisition, manufacturing, marketing, distribution, installation and servicing of a distinct product line. For more information, visit www.playags.com.PlayAGS’s principal corporate offices are located at 6775 S. Edmond St., Ste #300, Las Vegas, Nevada 89118, and its telephone number is (702) 722-6700.

Bingo Holdings I, LLC

Parent is a Delaware limited liability company that was formed on April 30, 2024, solely for the purpose of engaging in the Transactions. Parent is owned by funds managed by affiliates of Brightstar and has not engaged in any business activities other than in connection with the Transactions and the related Financing (as defined below). Upon completion of the Merger, PlayAGS will be a wholly-owned subsidiary of Parent. The principal executive offices of Parent are located at 51 W. 52nd St., 18th Floor, New York, NY 10019, and its telephone number is (212) 430-2500.

Bingo Merger Sub, Inc.

Merger Sub is a Nevada corporation and a wholly-owned subsidiary of Parent and was formed on April 30, 2024, solely for the purpose of engaging in the Transactions. Merger Sub has not engaged in any business activities other than in connection with the Transactions and the related Financing. Upon the completion of the Merger, Merger Sub will cease to exist and PlayAGS will continue as the surviving corporation and a wholly-owned subsidiary of Parent (the “Surviving Corporation”). The principal executive offices of Merger Sub are located at 51 W. 52nd St., 18th Floor, New York, NY 10019, and its telephone number is (212) 430-2500.

Effect of the Merger

Upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement, and in accordance with the Nevada Revised Statutes (as amended from time to time, the “NRS”), Merger Sub will merge with and into PlayAGS, with PlayAGS continuing as the Surviving Corporation and a wholly-owned subsidiary of Parent. As a result of the Merger, the common stock will no longer be publicly traded, and will be delisted from NYSE. In addition, the common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and PlayAGS will no longer file periodic reports under the Exchange Act with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The time at which the Merger will become effective (the “Effective Time”) will occur upon the filing of the articles of merger with the Nevada Secretary of State (or at such later time as permitted under the NRS and agreed upon in writing by PlayAGS, Parent and Merger Sub and specified in the articles of merger).

Effect on PlayAGS if the Merger is Not Completed

If the Merger Agreement is not approved by stockholders, or if the Merger is not completed for any other reason:

(i)	the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of common stock pursuant to the Merger Agreement;

(ii)

(a) PlayAGS will remain an independent public company, (b) the common stock will continue to be listed and traded on NYSE and registered under the Exchange Act, and (c) PlayAGS will continue to file periodic reports under the Exchange Act with the SEC;

(iii)

under certain specified circumstances, PlayAGS will be required to pay Parent a termination fee of $19.3 million or $9.7 million, as applicable (the “PlayAGS Termination Fee”) plus enforcement expenses, if applicable, subject to a $4 million cap (the “enforcement expenses cap”), upon or following the termination of the Merger Agreement;

(iv)

under certain other specified circumstances, Parent will be required to pay PlayAGS a termination fee of $38.6 million (the “Parent Termination Fee”) plus enforcement expenses, if applicable, subject to the enforcement expenses cap, following the termination of the Merger Agreement; and

(v)

under certain other regulatory circumstances, Parent will be required to pay PlayAGS a termination fee of $24.8 million (the “Regulatory Termination Fee”), plus enforcement expenses, if applicable, subject to the enforcement expenses cap, following the termination of the Merger Agreement.

For more information, please see the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—Termination Fee.”

Merger Consideration

Common Stock

At the Effective Time, and without any further action on the part of the parties or any stockholder, each share of common stock issued and outstanding immediately prior to the Effective Time (except for shares (i) held by PlayAGS (including in PlayAGS’s treasury) or any direct or indirect wholly-owned subsidiary of PlayAGS, (ii) held by Parent or Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent ((i) and (ii), collectively, the “Excluded Shares”)) will be cancelled and automatically converted into the right to receive $12.50 in cash, without interest, subject to any withholding of taxes required by applicable legal requirements.

At or before the closing of the Transactions (the “Closing”), Parent will deposit or cause to be deposited, with a paying agent, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid under the Merger Agreement, for the benefit of the holders of the common stock (other than the Excluded Shares). For more information, please see the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—Exchange and Payment Procedures.”

After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of common stock that you own, but you will no longer have any rights as a stockholder of PlayAGS.

Treatment of PlayAGS Options, PlayAGS RSUs, PlayAGS PSUs, PlayAGS PhSUs and PlayAGS PPhSUs

The Merger Agreement provides that, at the Effective Time, each:

(i)

option to purchase common stock granted under the AP Gaming Holdco, Inc. 2014 Long-Term Incentive Plan, effective as of April 28, 2014 (the “AP LTIP”), or the PlayAGS, Inc. Omnibus Incentive Plan, effective as of January 16, 2018, as amended by the First Amendment thereto, effective as of April 13, 2020 (the “PlayAGS Omnibus Incentive Plan” and together with the AP LTIP, the “Equity Plans”) (each, a “PlayAGS Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount in cash, without interest, equal to the product of (a) the total number of shares of common stock underlying such PlayAGS Option, multiplied by (b) the excess, if any, of (1) the Merger Consideration over (2) the per share exercise price for such PlayAGS Option, less applicable tax withholdings (and each PlayAGS Option with a per share exercise price equal or greater than the Merger Consideration will be cancelled for no consideration);

(ii)

restricted stock unit award granted under the Equity Plans which vests based solely upon continued employment or service (each, a “PlayAGS RSU”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to (a) the total number of shares of common stock underlying such PlayAGS RSU, multiplied by (b) the Merger Consideration, less applicable tax withholdings;

(iii)

restricted stock unit award granted under the Equity Plans which vests based on either solely the achievement of performance goals or both the achievement of performance goals and continued employment or service (each, a “PlayAGS PSU”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to (a) the total number of shares (determined, for the avoidance of doubt, without regard to future employment or service vesting requirements) issuable in settlement of such PlayAGS PSU immediately prior to the Effective Time, multiplied by (b) the Merger Consideration, less applicable tax withholdings;

(iv)

phantom stock unit award which vests based solely upon continued employment or service, governed by the terms and conditions of the Equity Plans (each, a “PlayAGS PhSU”), that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to (a) the total number of units underlying such PlayAGS PhSU multiplied by (b) the Merger Consideration, less applicable tax withholdings; and

(v)

phantom stock unit award which vests based on both the achievement of performance goals and continued employment or service, governed by the terms and conditions of the Equity Plans (each, a “PlayAGS PPhSU”), that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to (a) the total number of units (determined, for the avoidance of doubt, without regard to future employment or service vesting requirements) underlying such PlayAGS PPhSU multiplied by (b) the Merger Consideration, less applicable tax withholdings.

Recommendation of the PlayAGS Board of Directors

After considering various factors described in this proxy statement under the caption, “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” PlayAGS’s Board of Directors (the “Board of Directors”) unanimously: (i) determined that PlayAGS’s entry into the Merger Agreement and the consummation of the Transactions, including the Merger, are advisable and fair to, and in the interests of, PlayAGS, (ii) adopted the Merger Agreement, and authorized and approved the execution, delivery and performance by PlayAGS of the Merger Agreement and the consummation of the Transactions, including the Merger, and (iii) subject to the terms and conditions of the Merger Agreement, recommended that the stockholders of PlayAGS approve the Merger Agreement, the Merger and the Transactions.

The Board of Directors also unanimously recommends, on behalf of PlayAGS, that stockholders vote: (i) “FOR” the approval of the Merger Agreement; (ii) “FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.

Prior to receipt of the PlayAGS Required Vote (as defined below), under certain specified circumstances, the Board of Directors (or a committee thereof) may withdraw or change the foregoing recommendation if the Board of Directors determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable legal requirements. However, the Board of Directors cannot withdraw or change the foregoing recommendation unless it complies with certain procedures as set forth in the Merger Agreement, including, but not limited to, providing Parent five business days to propose revisions to the terms and conditions of the Merger Agreement or make another proposal (as described further in the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—The Board of Directors’ Recommendation; PlayAGS Adverse Change Recommendation”). The termination of the Merger Agreement by Parent, prior to receipt of the required stockholder approval, following the withdrawal by the Board of Directors of its recommendation that stockholders approve the Merger Agreement may result in the payment by PlayAGS of the PlayAGS

Termination Fee of $19.3 million or $9.7 million, as applicable. For more information, please see the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—The Board of Directors’ Recommendation; PlayAGS Adverse Change Recommendation.”

Opinion of Macquarie Capital (USA) Inc.

On May 8, 2024, PlayAGS’s financial advisor, Macquarie Capital (USA) Inc. (“Macquarie”), rendered its oral opinion to the Board of Directors (which was subsequently confirmed in writing by the delivery of Macquarie’s written opinion addressed to the Board of Directors dated the same date) as to, as of May 8, 2024, the fairness, from a financial point of view, to the holders of the common stock (other than the Excluded Shares), of the Merger Consideration to be received by such stockholders in the Merger, pursuant to the Merger Agreement.

Macquarie’s opinion was directed to the Board of Directors (in its capacity as such), and only addressed the fairness, from a financial point of view, to the holders of the common stock (other than the Excluded Shares), of the Merger Consideration to be received by such stockholders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger. The summary of Macquarie’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Macquarie in preparing its opinion. However, neither Macquarie’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, a recommendation to the Board of Directors, any holder of the common stock or any other person as to how to act or vote with respect to any matter relating to the Merger.

Financing of the Merger

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. Concurrently with the execution of the Merger Agreement, Parent obtained equity and debt financing commitments for the Transactions. Funds affiliated with Brightstar (such funds, collectively, the “Investors”) have delivered an equity commitment letter (the “Equity Commitment Letter”) to Parent, pursuant to which, the Investors have committed to provide Parent, on the terms and subject to the conditions set forth in the Equity Commitment Letter, an aggregate equity commitment to fund a portion of the payment of the aggregate Merger Consideration and other amounts required to be paid under the Merger Agreement (the “Equity Financing”). Barclays Bank PLC, Citizens Bank, N.A., Jefferies Finance LLC, Banco Santander, S.A. New York Branch, KeyBanc Capital Markets Inc. and KeyBank National Association are parties to a debt commitment letter (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) delivered to Parent and have agreed to provide, on the terms and subject to the conditions set forth in the Debt Commitment Letter, certain debt financing to fund a portion of the payment of the aggregate Merger Consideration and other amounts required to be paid under the Merger Agreement (the “Debt Financing,” and together with the Equity Financing, the “Financing”). The Financing, when funded in accordance with the terms of the Commitment Letters, will provide Parent, when taken together with the non-restricted cash, cash equivalents or other immediately available sources of cash funds held by or available to Parent, Merger Sub or PlayAGS that are not subject to any further conditions, approvals or consents to use such funds (except as otherwise set forth in the Merger Agreement), with sufficient available funds to fund the payment of (i) the aggregate Merger Consideration and (ii) all other amounts required to be paid at or prior to the consummation of the Transactions and all fees, costs and expenses of or payable by Parent and Merger Sub in connection with the Transactions and the Financing, in each case in accordance with the Merger Agreement at the closing of the Transactions.

For more information, please refer to the section of this proxy statement captioned “The Merger—Financing of the Merger.”

Limited Guarantee

In addition, concurrently with the execution of the Merger Agreement, the Investors have entered into a limited guarantee (the “Limited Guarantee”), pursuant to which the Investors have agreed, on the terms and subject to the conditions set forth in the Limited Guarantee, to guarantee Parent’s obligation to pay any termination fee, reimburse and indemnify PlayAGS with respect to certain expenses in connection with Parent’s debt financing and pay certain other amounts required under the Merger Agreement, up to an aggregate cap of $45.2 million. For more information, please see the section of the proxy statement captioned “The Merger—Financing of the Merger—Limited Guarantee.”

Financing Cooperation

Each of Parent and Merger Sub will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the financing described in the Commitment Letters.

PlayAGS has agreed to use its reasonable best efforts to provide to Parent and Merger Sub such cooperation as is reasonably requested by Parent in connection with the arrangement of the financing contemplated by the Commitment Letters, subject to the terms set forth in the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger—Financing Cooperation.”

Interests of PlayAGS’s Directors and Executive Officers in the Merger

When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to approve the Merger Agreement, stockholders should be aware that some of PlayAGS’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders more generally. The Board of Directors was aware of and considered these interests, among other matters, to the extent that they existed at the time, in reaching the determination that entry into the Merger Agreement and the Transactions, including the Merger, were advisable and fair to, and in the interests of, PlayAGS, in reaching its decision to adopt the Merger Agreement and authorize and approve the execution, delivery and performance by PlayAGS of the Merger Agreement and the Transactions, including the Merger, and in making their recommendation that the stockholders vote in favor of approving the Merger Agreement, the Merger and the Transactions. These interests include:

•

at the Effective Time of the Merger, each PlayAGS Option, PlayAGS RSU, PlayAGS PSU, PlayAGS PhSU, and PlayAGS PPhSU will receive the treatment described in the section of this proxy statement captioned “The Merger—Interests of PlayAGS’s Directors and Executive Officers in the Merger—Treatment of PlayAGS Options, PlayAGS RSUs, PlayAGS PSUs, PlayAGS PhSUs and PlayAGS PPhSUs”;

•

continued eligibility of PlayAGS’s executive officers to receive severance payments and benefits (including equity award vesting acceleration) under their employment agreements with PlayAGS, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of PlayAGS’s Directors and Executive Officers in the Merger—Payments Upon Termination at or Following Change in Control”;

•

eligibility of PlayAGS’s non-employee directors to receive accelerated vesting of their PlayAGS RSUs, as described in more detail in the section of this proxy statement captioned “The Merger—Equity Interests of PlayAGS’s Directors and Executive Officers”; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

If the proposal to approve the Merger Agreement is approved, the shares of common stock held by PlayAGS directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other stockholders. For more information, please see the section of this proxy statement captioned “The Merger—Interests of PlayAGS’s Directors and Executive Officers in the Merger.”

No Dissenter’s Rights

Pursuant to NRS 92A.390, no holder of any shares of common stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal, pursuant to the NRS or otherwise, as a result of or in connection with the Merger Agreement and the Transactions, including the Merger. Neither the articles of incorporation of PlayAGS nor any resolution of the Board of Directors provides or will provide for any dissenter’s rights or any other rights of appraisal in respect of the Merger Agreement or the Transactions, including the Merger, to any holder of common stock.

Material U.S. Federal Income Tax Consequences of the Merger

The receipt of cash by U.S. Holders (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for shares of common stock in the Merger will be a taxable transaction to such stockholders for United States (the “U.S.”) federal income tax purposes. Each such U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger. Backup withholding taxes may also apply to the cash payments made pursuant to the Merger, unless the U.S. Holder complies with certification procedures under the backup withholding rules.

A stockholder that is a Non-U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the U.S., but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

Stockholders should read the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

This proxy statement contains a general discussion of U.S. federal income tax consequences of the Merger. Stockholders should also consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal estate, gift and other non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.

Regulatory Approvals Required for the Merger

Under the Merger Agreement, PlayAGS, Parent and Merger Sub are not required to consummate the Merger until the applicable waiting period (and any extension thereof) under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) has expired or been terminated, or if a governmental body has enacted, issued, or promulgated any legal requirement or issued or granted any order or injunction that has the effect of enjoining or otherwise prohibiting the consummation of the Merger.

On or before November 8, 2024, or such other date as may be agreed in writing between antitrust counsel of PlayAGS and Parent, PlayAGS and Parent will make the necessary filings required to be made under the HSR Act.

In addition, the parties have agreed that receipt of gaming approvals from 14 jurisdictions is a condition to the completion of the Merger (the “Required Gaming Approvals”). In addition to the jurisdictions identified by the parties as conditions to the completion of the Merger, Parent and PlayAGS will make further filings with gaming regulators in various jurisdictions as may be required by applicable legal requirements (the “Additional Gaming Approvals”), but the expiration of any waiting periods, or receipt of any required approvals, in connection with such filings for Additional Gaming Approvals will not be conditions to the completion of the Merger without the written consent of Parent and PlayAGS.

For more information, please see the section of this proxy captioned “The Merger—Regulatory Approvals Required for the Merger.”

Conduct of Business Pending the Merger

No Solicitation of Other Offers

Under the Merger Agreement, during the period between the signing of the Merger Agreement on May 8, 2024 and the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, PlayAGS may not, among other actions: (i) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any Acquisition Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—No Solicitation of Other Offers”) or any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or the making, submission or announcement of any Acquisition Proposal, or (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other person any non-public information relating to PlayAGS or any of its subsidiaries, among other prohibitions and subject to a customary “fiduciary out” provision that allows PlayAGS, under certain specified circumstances, to provide information to, and participate in discussions and engage in negotiations with, third parties with respect to an Acquisition Proposal if the Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal either (x) constitutes a Superior Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—No Solicitation of Other Offers”) or (y) would reasonably be expected to lead to a Superior Proposal, and the failure to explore such alternative Acquisition Proposal would be inconsistent with its fiduciary duties under applicable legal requirements. For more information, please see the sections of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—Conduct of Business Pending the Merger” and “Proposal 1: Approval of the Merger Agreement—No Solicitation of Other Offers.”

If PlayAGS terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal, PlayAGS must pay the PlayAGS Termination Fee of $19.3 million or $9.7 million, as applicable, to Parent. For more information, please see the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—The Board of Directors’ Recommendation; PlayAGS Adverse Change Recommendation.”

Conditions to the Closing of the Merger

The obligations of PlayAGS, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or written waiver of customary conditions at or prior to the Effective Time, including the following:

•	PlayAGS’s receipt of the affirmative vote of the holders of a majority of all outstanding shares of common stock to approve the Merger Agreement (the “PlayAGS Required Vote”);

•	expiration or termination of any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act;

•	absence of any Legal Restraint (as defined in the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—Conditions to the Closing of the Merger”);

•	in the case of Parent and Merger Sub, receipt of the Required Gaming Approvals;

•	in the case of Parent and Merger Sub, the absence of any continuing PlayAGS Material Adverse Effect (as defined below) having occurred since May 8, 2024;

•

the accuracy of certain representations and warranties provided by PlayAGS, Parent and/or Merger Sub in the Merger Agreement as of May 8, 2024, the date of the Merger Agreement, and the Closing as if made on and as of such time, as applicable, in each case, subject to certain qualifications and materiality thresholds;

•

each of PlayAGS, Parent and Merger Sub performing and complying in all material respects with each of their respective agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the Effective Time; and

•

each of PlayAGS and Parent providing a certificate, dated as of the date of Closing, signed by a duly authorized officer certifying as to the satisfaction of certain conditions to the Closing of the Merger.

For more information, please see the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—Conditions to the Closing of the Merger.”

Termination of the Merger Agreement

In addition to the circumstances described above, Parent and PlayAGS have certain customary rights to terminate the Merger Agreement under certain circumstances, including, among others, by mutual agreement, the imposition of laws or final and non-appealable court orders that make the Merger illegal or otherwise prohibit the Merger or the receipt of the Required Gaming Approvals, an uncured breach or failure perform any of their covenants or agreements in the Merger Agreement and an uncured inaccuracy of any representations and warranties in the Merger Agreement, such that certain conditions to the Closing described in the Merger Agreement would not be satisfied, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated by 11:59 p.m., Eastern Time, on May 8, 2025 (subject to either party’s ability to extend for two consecutive periods of 90 days each to August 6, 2025 and November 4, 2025, respectively, if certain gaming regulatory closing conditions have not been satisfied), and if the stockholders fail to approve the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). Please see the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—Termination of the Merger Agreement.”

Under certain specified circumstances, PlayAGS is required to pay Parent the PlayAGS Termination Fee of $19.3 million or $9.7 million, as applicable, and Parent is required to pay PlayAGS the Parent Termination Fee of $38.6 million. Additionally, Parent is required to pay PlayAGS the Regulatory Termination Fee of $24.8 million in the event the Merger Agreement is terminated due to a failure to satisfy certain gaming regulatory closing conditions. Please see the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—Termination Fee.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with any document incorporated by reference in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.”

Q:	Why am I receiving this proxy statement and proxy card or voting instruction form?

A:

You are receiving this proxy statement and proxy card or voting instruction form in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting because you have been identified as a holder of common stock on the Record Date for the Special Meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of common stock with respect to such matters.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held virtually on , 2024, at Pacific Time via live audio webcast on the Internet at www.virtualshareholdermeeting.com/AGS2024SM.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to consider and vote on:

•	a proposal to approve the Merger Agreement, pursuant to which Merger Sub will merge with and into PlayAGS, with PlayAGS continuing as the Surviving Corporation and a wholly-owned subsidiary of Parent;

•	a proposal to approve, on an advisory (non-binding) basis, the Compensation Proposal; and

•	a proposal to approve the Adjournment Proposal.

Q:	Who is entitled to vote at the Special Meeting?

A:

Holders of any share(s) of common stock issued and outstanding as of the Record Date are entitled to receive notice of, and to vote at, the Special Meeting. Each holder of common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock that such holder owned on the Record Date. If you are a beneficial owner, you will need to contact the broker, bank or other nominee who is the stockholder of record with respect to your shares to obtain your control number (as described below) prior to the Special Meeting.

Q:	May I attend the Special Meeting virtually and vote at the Special Meeting?

A:

Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. If you are a stockholder of record, you do not need to do anything in advance to attend and/or vote your shares at the Special Meeting, but you will need to use your control number on your proxy card to log into the live audio webcast on the Internet at www.virtualshareholdermeeting.com/AGS2024SM. If you are a beneficial stockholder who does not have a control number, you may gain access to the meeting by logging into the website of your broker, bank or other nominee and selecting the stockholder communications mailbox to link through to the Special Meeting; instructions should also be provided by your broker, bank, or other nominee, including any requirement to obtain a legal proxy. We encourage you to access the Special Meeting before it begins. Online check-in will start approximately 15 minutes before the Special Meeting is scheduled to begin at Pacific Time on , 2024.

Each holder of common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each such share of common stock that such holder owned on the Record Date.

Q:	What will I receive if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $12.50 in cash, without interest thereon and subject to applicable tax withholdings required by applicable law, for each share of common stock that you own immediately prior to the Effective Time. For example, if you own 100 shares of common stock, you will receive $1,250 in cash, less applicable tax withholdings, in exchange for your shares of common stock. You will not receive any shares of the capital stock in the Surviving Corporation.

Q:	What will holders of PlayAGS stock awards receive if the Merger is consummated?

A:	At the Effective Time each:

•

PlayAGS Option, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of common stock underlying such PlayAGS Option multiplied by (ii) the excess, if any, of (a) the Merger Consideration over (b) the per share exercise price for such PlayAGS Option, less applicable tax withholdings (and each PlayAGS Option with a per share exercise price equal or greater than the Merger Consideration will be cancelled for no consideration);

•

PlayAGS RSU, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the total number of shares of common stock underlying such RSU multiplied by (ii) the Merger Consideration, less applicable tax withholdings;

•

PlayAGS PSU, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the total number of shares of common stock issuable in settlement of such PSU immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration, less applicable tax withholdings;

•

PlayAGS PhSU, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the total number of units underlying such PhSU, multiplied by (ii) the Merger Consideration, less applicable tax withholdings; and

•

PlayAGS PPhSU, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the total number of units underlying such PhSU, multiplied by (ii) the Merger Consideration, less applicable tax withholdings.

For more information, please see the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—Merger Consideration—Treatment of PlayAGS Options, PlayAGS RSUs, PlayAGS PSUs, PlayAGS PhSUs and PlayAGS PPhSUs.”

Q:	When do you expect the Merger to be completed?

A:

We are working toward completing the Merger as quickly as possible, which we anticipate will be in the second half of 2025. In order to complete the Merger, PlayAGS must obtain the PlayAGS Required Vote described in this proxy statement, and the other closing conditions under the Merger Agreement must be satisfied or waived. Assuming timely satisfaction of the necessary closing conditions, including the approval by stockholders of the proposal to approve the Merger Agreement, we currently anticipate that the Merger will be consummated in the second half of 2025, although PlayAGS cannot assure completion by a particular date, if at all. Since the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not approved by stockholders or if the Merger is not completed for any other reason, stockholders will not be entitled to, nor will they receive, any payment for their shares of common stock pursuant to the Merger Agreement. Instead, PlayAGS will remain an independent public company, our common stock will continue to be listed and traded on NYSE and registered under the Exchange Act, and we will continue to file periodic reports under the Exchange Act with the SEC. Under certain specified circumstances, PlayAGS may be required to pay Parent the PlayAGS Termination Fee of $19.3 million or $9.7 million, as applicable, upon or following the termination of the Merger Agreement, and under certain other specified circumstances, Parent will be required to pay PlayAGS the Parent Termination Fee of $38.6 million or the Regulatory Termination Fee of $24.8 million following the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—Termination Fee.”

Q:	What vote is required to approve the Merger Agreement?

A:	The affirmative vote of the holders of a majority of all outstanding shares of common stock as of the Record Date is required to approve the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (i) submit a signed proxy card; (ii) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (iii) vote virtually at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement.

Q:	How many shares are needed to constitute a quorum?

A:

The presence, in-person, by remote communication, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote at the Special Meeting shall constitute a quorum for the transaction of business at the Special Meeting. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present in-person at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be counted in determining whether a quorum is present. Your shares of common stock will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee), if you vote at the meeting or if you attend the Special Meeting but abstain from voting. The Special Meeting may be adjourned whether or not a quorum is present.

As of the close of business on     , 2024, the Record Date for the Special Meeting, there were     shares of common stock outstanding.

Q:	Why are the stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?

A:

The Exchange Act and applicable SEC rules thereunder require PlayAGS to seek an advisory (non-binding) vote with respect to certain payments that may be paid or become payable to certain of its named executive officers in connection with the Merger.

Q:	What vote is required to approve the Compensation Proposal and, if necessary or appropriate, the Adjournment Proposal?

A:	Approval of the Compensation Proposal requires that more votes be cast in-person by remote communication or by duly authorized proxy, at the Special Meeting in favor of the Compensation Proposal than cast against the Compensation Proposal, provided a quorum is present. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present in-person at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be able to be voted. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.

Approval of the Adjournment Proposal requires either (i) if a quorum is present, that more votes be cast, in-person by remote communication or by duly authorized proxy, at the Special Meeting in favor of the Adjournment Proposal than cast against the Adjournment Proposal or (ii) if a quorum is not present, the vote of the holders of a majority of the shares represented at the Special Meeting.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors unanimously recommends that stockholders vote:

•	“FOR” the approval of the Merger Agreement;

•	“FOR” the approval, on an advisory (non-binding) basis, of the Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

For a discussion of the factors that the Board of Directors considered in determining to recommend that you vote to approve the proposal to approve the Merger Agreement, please see the section captioned “Proposal 1: Approval of the Merger Agreement — The Board of Directors’ Recommendation; PlayAGS Adverse Change Recommendation.” In addition, when considering the recommendation of the Board of Directors, you should be aware that some of PlayAGS’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders more generally. For a discussion of these interests, please see the section captioned “The Merger — Interests of PlayAGS’s Directors and Executive Officers in the Merger.”

Q:	What will happen if the stockholders do not approve the Compensation Proposal at the Special Meeting?

A:

Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on PlayAGS. Therefore, if the other requisite stockholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will be payable to PlayAGS’s named executive officers in accordance with the terms and conditions of the applicable agreements, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.

Q:	What happens if I do not vote or if I abstain from voting on the proposals?

A:

If you abstain from voting, that abstention will have the same effect as if you voted “AGAINST” the proposal to approve the Merger Agreement, but if a quorum is present, will have no impact on the outcome of the Compensation Proposal and the Adjournment Proposal. However, abstentions are counted as shares present or represented by proxy at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting. As a result, an abstention of any of the aforementioned proposals will be counted for purposes of determining the presence or absence of a quorum, but will count as a vote “AGAINST” the proposal to approve the Merger Agreement.

Failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will also have the effect of a vote “AGAINST” the proposal to approve the Merger Agreement. If your shares are not deemed present or represented by proxy at the Special Meeting, then a failure to vote will not have any effect on the Adjournment Proposal (if a quorum is present) or the Compensation Proposal. If your shares are deemed present or represented by proxy, then a failure to vote your shares will have the same effect as a vote “AGAINST” the Adjournment Proposal only if a quorum is not present, and will have no effect on the Compensation Proposal or, if a quorum is present, on the Adjournment Proposal. Any share outstanding at the close of business on the record date that is represented at the meeting in-person or by proxy, whether or not the proxy has the authority to vote on any of the proposals, will count towards a quorum. If a quorum is present, and a beneficial owner of shares of common stock held in street name gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those shares will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares.

Q:	What do I need to do now?

A:

You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with any document that we incorporate by reference in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies PlayAGS in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying postage-paid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company LLC, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by PlayAGS.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. Because of the non-routine nature of the Special Meeting proposals, your broker, bank or other nominee is not authorized to vote your shares on any proposal without instructions from you. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares virtually at the Special Meeting unless you have obtained a legal proxy from your broker, bank or other nominee, as the stockholder of record, authorizing you to vote your shares.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted “AGAINST” approval of the Merger Agreement and, only if a quorum is not present, the Adjournment Proposal, but will have no effect on the Compensation Proposal or, if a quorum is present, the Adjournment Proposal.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of common stock are registered directly in your name with Equiniti Trust Company LLC, our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet address on your proxy card;

•	by calling the toll-free (within the U.S. or Canada) phone number on your proxy card; or

•	by attending the Special Meeting virtually and voting at the meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock virtually at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote virtually, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	If you are a stockholder of record entitled to vote at the Special Meeting, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Corporate Secretary of PlayAGS at PlayAGS, Inc., 6775 S. Edmond St., Ste #300, Las Vegas, NV 89118, by 11:59 p.m. Pacific Time on , 2024; or

•

attending the Special Meeting and voting virtually. Attending the Special Meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically vote at the virtual Special Meeting in order for your previous proxy to be revoked.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote virtually at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.” Rob Ziems, our Chief Legal Officer, and Kimo Akiona, our Chief Financial Officer, are the proxy holders for the Special Meeting, with full power of substitution and re-substitution.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (i) “FOR” the approval of the Merger Agreement; (ii) “FOR” the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.

Q:	What should I do if I receive more than one set of voting materials?

A:

Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	May I exercise dissenter’s rights or rights of appraisal in connection with the Merger?

A:

No. Pursuant to NRS 92A.390, no holder of any shares of common stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal, pursuant to the NRS or otherwise, as a result of or in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger. Neither the articles of incorporation of PlayAGS nor any resolution of the Board of Directors provides or will provide for any dissenter’s rights or any other rights of appraisal in respect of the Merger Agreement, the Merger or the other Transactions to any holder of common stock.

For additional information, please see the section of this proxy statement captioned “The Merger—No Dissenter’s Rights.”

Q:	Should I send in my stock certificate(s), if any, now?

A:

No. If you are a record holder of a certificate or certificates that represent shares of common stock on the Record Date, a letter of transmittal will be mailed to you promptly, and in any event within five business days, after the Effective Time, describing, among other things, how you should surrender your stock certificate(s) in respect of your shares of common stock in exchange for payment of the Merger Consideration. Please do NOT return any stock certificate(s) with your proxy.

If your shares of common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares of common stock in exchange for the Merger Consideration, and you will not be mailed, and do not need to complete, a letter of transmittal.

Q:	Should I surrender my book-entry shares now?

A:

No. All holders of uncertificated shares (i.e., holders whose shares are held in book-entry form, including held in “street name” by your broker, bank or other nominee) will automatically receive the applicable Merger Consideration for their shares of common stock shortly after the Merger is completed without any further action required on the part of such holder.

Q:	Where can I find the voting results of the Special Meeting?

A:

If available, PlayAGS may announce preliminary voting results at the conclusion of the Special Meeting. PlayAGS intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Special Meeting. All reports that PlayAGS files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street – 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Please Call Toll-Free: (888) 542-7446

By Email: ags@dfking.com

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements which include, but are not limited to, all statements that do not relate solely to historical or current facts, such as statements regarding the PlayAGS’s expectations, intentions or strategies regarding the future, or the completion or effects of the Merger. In some cases, these statements include words like: “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. PlayAGS’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including, but not limited to, risks and uncertainties related to: the ability of the parties to consummate the Transactions in a timely manner or at all; the satisfaction (or waiver) of closing conditions to the consummation of the Transactions, including with respect to the approval of the stockholders; potential delays in consummating the Transactions; the ability of PlayAGS to timely and successfully achieve the anticipated benefits of the Transactions; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the Transactions on PlayAGS’s business relationships, operating results and business generally; costs related to the Transactions; the outcome of any legal proceedings that may be instituted against PlayAGS, Brightstar or any of their respective directors or officers related to the Merger Agreement or the Transactions; and the impact of these costs and other liabilities on the cash, property, and other assets available for distribution to the stockholders. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in PlayAGS’s most recent filings with the SEC, including PlayAGS’s Annual Report on Form 10-K for the year ended December 31, 2023, PlayAGS’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov.

The forward-looking statements included in this proxy statement are made only as of the date hereof. PlayAGS assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting virtually on       , 2024, at    Pacific Time via live audio webcast on the Internet at www.virtualshareholdermeeting.com/AGS2024SM and, if applicable, at any adjournment or postponement thereof.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to: (i) approve the Merger Agreement; (ii) approve, on an advisory (non-binding) basis, the Compensation Proposal; and (iii) approve the Adjournment Proposal.

We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the notice of the meeting may be acted upon at the Special Meeting.

Our stockholders must approve the proposal to approve the Merger Agreement in order for the Merger to be consummated. If our stockholders fail to approve the proposal to approve the Merger Agreement, the Merger will not be consummated. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we urge you to read carefully and in its entirety.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A complete list of registered stockholders entitled to vote at the Special Meeting will be available for inspection for the ten calendar days prior to and during the Special Meeting upon request by contacting secretary@playags.com and online during the Special Meeting. Stockholders may examine the list for any legally valid purpose related to the Special Meeting.

The presence, in person, by remote communication, or by proxy duly authorized, of the holders of a majority in voting power of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business at the Special Meeting. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present in person at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be counted in determining whether a quorum is present. As of the Record Date, there were    shares of common stock outstanding and entitled to vote at the Special Meeting, meaning that    shares of common stock must be represented virtually or by proxy at the Special Meeting to have a quorum. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies to approve the proposal to approve the Merger Agreement.

Vote Required; Abstentions and Failure to Vote

The affirmative vote of the holders of a majority of all outstanding shares of common stock on the Record Date is required to approve the Merger Agreement. As of the Record Date,    shares constitute a majority of the outstanding shares of common stock. Approval of the Merger Agreement by stockholders is a condition to the Closing.

Approval of the Compensation Proposal, on an advisory (non-binding) basis, requires that more votes be cast, in person by remote communication or by duly authorized proxy, at the Special Meeting in favor of the

Compensation Proposal than cast against such proposal provided a quorum is present. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present in person at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be able to be voted.

Approval of the Adjournment Proposal requires either (i) if a quorum is present, that more votes be cast, in person by remote communication or by duly authorized proxy, at the Special Meeting in favor of the Adjournment Proposal than cast against such proposal or (ii) if a quorum is not present, the vote of the holders of a majority of the shares represented at the Special Meeting.

An abstention represents a stockholder’s affirmative choice to decline, or other failure, to vote on a proposal. If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to approve the Merger Agreement, but will have no impact on the outcome of the Compensation Proposal and the Adjournment Proposal if a quorum is present. However, abstentions are counted as shares present or represented by proxy at the Special Meeting for the purposes of determining whether a quorum is present at the Special Meeting. As a result, an abstention of any of the aforementioned proposals will be counted for purposes of determining the presence or absence of a quorum, but will have the effect of a vote “AGAINST” the proposal to approve the Merger Agreement.

Failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will have the effect of a vote “AGAINST” the proposal to approve the Merger Agreement. If your shares are not deemed present or represented by proxy at the Special Meeting, then a failure to vote will not have any effect on the Adjournment Proposal (if a quorum is present) or the Compensation Proposal. If your shares are deemed present or represented by proxy, then a failure to vote your shares will have the same effect as a vote “AGAINST” the Adjournment Proposal only if a quorum is not present, and will have no effect on the Compensation Proposal or, if a quorum is present, on the Adjournment Proposal. Any share outstanding at the close of business on the record date that is represented at the meeting in person or by proxy, whether or not the proxy has the authority to vote on any of the proposals, will count towards a quorum. If a quorum is present, and a beneficial owner of shares of common stock held in street name gives voting instructions to the broker, bank or other nominee with respect to any of the proposals, but gives no instruction as to one or more of the other proposals, then those shares will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal.

Shares Held by PlayAGS’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate,      shares of common stock, representing approximately    % of the shares of common stock outstanding on the Record Date (and approximately    % of the shares of common stock outstanding when taking into account PlayAGS Options, PlayAGS RSUs, PlayAGS PSUs, PlayAGS PhSUs, and PlayAGS PPhSUs held, in the aggregate, by our directors and executive officers).

Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of common stock (i) “FOR” the approval of the Merger Agreement, (ii) “FOR” the Compensation Proposal, and (iii) “FOR” the Adjournment Proposal.

Voting of Proxies

If, on the Record Date, your shares are registered directly in your name with our transfer agent, Equiniti Trust Company LLC, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote virtually at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy card or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote virtually, you will need to enter the 16-digit control number found next to the label “Control Number” on your proxy card, or in the email sending you the proxy statement. If you attend the Special Meeting and vote virtually, your vote will revoke any previously submitted proxy. If your shares are registered directly in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting virtually.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted:

•	“FOR” the approval of the Merger Agreement;

•	“FOR” the Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

If, on the Record Date, your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting virtually with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return the voting form provided by your bank, broker or other nominee, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote virtually with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to approve the Merger Agreement, but will have no effect on the Compensation Proposal or the Adjournment Proposal, if a quorum is present.

Revocability of Proxies

If you are a stockholder of record entitled to vote at the Special Meeting, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary at PlayAGS, Inc., 6775 S. Edmond St., Ste #300, Las Vegas, NV 89118, by Pacific Time on , 2024; or

•	attending the Special Meeting and voting virtually.

If you have submitted a proxy, your virtual appearance at the Special Meeting will not by itself have the effect of revoking your prior proxy. To revoke your prior proxy, you must vote virtually or submit an additional proxy or revocation.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote virtually at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Adjournments and Recess

Although it is not currently expected, the Special Meeting may be adjourned or recessed to a later date or dates, including for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to approve the Merger Agreement or if a quorum is not present at the Special Meeting. Other than an announcement to be made at the Special Meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or recess of the Special Meeting for the purpose of soliciting additional proxies will allow the stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or recessed.

Board of Directors’ Recommendation

The Board of Directors, after considering various factors described under the caption, “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously: (i) determined that the entry into the Merger Agreement and the consummation of the Transactions, including the Merger, are advisable and fair to, and in the interests of, PlayAGS, (ii) adopted the Merger Agreement, and authorized and approved the execution, delivery and performance by PlayAGS of the Merger Agreement and the consummation of the Transactions, including the Merger, and (iii) subject to the terms and conditions of the Merger Agreement, recommended that the stockholders of PlayAGS approve the Merger Agreement, the Merger and the Transactions.

Accordingly, the Board of Directors unanimously recommends, on behalf of PlayAGS, that you vote: (i) “FOR” the approval of the Merger Agreement; (ii) “FOR” the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.

Solicitation of Proxies

The expense of soliciting proxies will be borne by PlayAGS. PlayAGS has retained D.F. King & Co., Inc. (“D.F. King”), a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $15,000 plus expenses. PlayAGS will also indemnify D.F. King against losses arising out of its provisions of these services on our behalf. In addition, PlayAGS may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

We are working toward completing the Merger as quickly as possible. In order to complete the Merger, PlayAGS must obtain the PlayAGS Required Vote described in this proxy statement, and the other closing conditions under the Merger Agreement must be satisfied or waived. Assuming timely satisfaction of the necessary closing conditions, including the approval by stockholders of the proposal to approve the Merger Agreement, we currently anticipate that the Merger will be consummated in the second half of 2025, although PlayAGS cannot assure completion by a particular date, if at all. Since the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.

Delisting and Deregistration of PlayAGS Common Stock

If the Merger is completed, the shares of common stock will be delisted from NYSE and deregistered under the Exchange Act, and shares of common stock will no longer be publicly traded. As such, PlayAGS will no longer file periodic reports under the Exchange Act with the SEC on account of common stock.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on     , 2024

The proxy statement is available on the investor relations page of our website at www.playags.com.

Questions and Additional Information

If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street – 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Please Call Toll-Free: (888) 542-7446

By Email: ags@dfking.com

THE MERGER

This discussion of the Merger and the terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because that document contains important information about the Merger and how it affects you.

Parties Involved in the Merger

PlayAGS, Inc.

PlayAGS (NYSE: “AGS”) is a Nevada corporation formed and incorporated originally in Delaware in August 2013 and then reincorporated in Nevada in December 2017.

PlayAGS is a leading designer and supplier of EGMs and other products and services for the gaming industry. Since 2014, PlayAGS has expanded its product line-up to include: (i) Class III EGMs for commercial and Native American casinos permitted to operate Class III EGMs, (ii) EGMs that use the results of HHR in their game math, which are allowed in several niche markets and raceways, (iii) table game products and (iv) interactive products. PlayAGS operates its business in three distinct segments: EGMs, Table Products and Interactive. Each segment’s activities include the design, development, acquisition, manufacturing, marketing, distribution, installation and servicing of a distinct product line. For more information, visit www.playags.com. PlayAGS’s principal corporate offices are located at 6775 S. Edmond St., Ste #300, Las Vegas, Nevada 89118, and its telephone number is (702) 722-6700.

Bingo Holdings I, LLC

Parent is a Delaware limited liability company that was formed on April 30, 2024, solely for the purpose of engaging in the Transactions. Parent is owned by funds managed by affiliates of Brightstar and has not engaged in any business activities other than in connection with the Transactions and the related Financing. Upon completion of the Merger, PlayAGS will be a wholly-owned subsidiary of Parent. The principal executive offices of Parent are located at 51 W. 52nd St., 18th Floor, New York, NY 10019, and its telephone number is (212) 430-2500.

Bingo Merger Sub, Inc.

Merger Sub is a Nevada corporation and a wholly-owned subsidiary of Parent and was formed on April 30, 2024, solely for the purpose of engaging in the Transactions. Merger Sub has not engaged in any business activities other than in connection with the Transactions and the related Financing. Upon the completion of the Merger, Merger Sub will cease to exist and PlayAGS will continue as the Surviving Corporation and a wholly-owned subsidiary of Parent. The principal executive offices of Merger Sub are located at 51 W. 52nd St., 18th Floor, New York, NY 10019, and its telephone number is (212) 430-2500.

Effect of the Merger

Upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement, Merger Sub will merge with and into PlayAGS, with PlayAGS continuing as the Surviving Corporation and a wholly-owned subsidiary of Parent. As a result of the Merger, the common stock will no longer be publicly traded, and will be delisted from NYSE. In addition, the common stock will be deregistered under the Exchange Act, and PlayAGS will no longer file periodic reports under the Exchange Act with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of the articles of merger with the Nevada Secretary of State (or at such later time as permitted under the NRS and agreed upon in writing by PlayAGS, Parent and Merger Sub and specified in the articles of merger).

Effect on PlayAGS if the Merger is Not Completed

If the Merger Agreement is not approved by stockholders, or if the Merger is not completed for any other reason:

•	the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of common stock pursuant to the Merger Agreement;

•

(i) PlayAGS will remain an independent public company, (ii) the common stock will continue to be listed and traded on NYSE and registered under the Exchange Act, and (iii) PlayAGS will continue to file periodic reports under the Exchange Act with the SEC;

•

PlayAGS anticipates that (i) management will operate the business in a manner similar to that in which it is being operated today and (ii) stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect PlayAGS’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which PlayAGS operates and economic conditions;

•

the price of common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of the common stock would return to the price at which it trades as of the date of this proxy statement;

•

the Board of Directors will continue to evaluate and review PlayAGS’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Board of Directors will be offered or that PlayAGS’s business, prospects and results of operations will be adversely impacted);

•

under certain specified circumstances, PlayAGS will be required to pay Parent the PlayAGS Termination Fee of $19.3 million or $9.7 million, as applicable (plus enforcement expenses, if applicable, subject to the enforcement expenses cap) upon or following the termination of the Merger Agreement;

•

under certain other specified circumstances, Parent will be required to pay PlayAGS the Parent Termination Fee of $38.6 million (plus enforcement expenses, if applicable, subject to the enforcement expenses cap) following the termination of the Merger Agreement; and

•

under certain other regulatory circumstances, Parent will be required to pay PlayAGS a Regulatory Termination Fee of $24.8 million (plus enforcement expenses, if applicable, subject to the enforcement expenses cap) following the termination of the Merger Agreement.

For more information, please see the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—Termination Fee.”

Merger Consideration

At the Effective Time, and without any further action on the part of the parties or any stockholder, each share of common stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be cancelled and automatically converted into the right to receive the Merger Consideration, without interest thereon and less any applicable withholding taxes required by applicable legal requirements.

After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of common stock that you own (less any applicable withholding taxes required by applicable legal requirements), but you will no longer have any rights as a stockholder of PlayAGS. For more information, please see the section of this proxy statement captioned “The Merger—No Dissenter’s Rights.”

Background of the Merger

The following chronology summarizes the key meetings and events that led to and immediately followed the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among the members of the Board of Directors or PlayAGS management, the representatives of Brightstar, or other parties.

As part of PlayAGS’s ongoing consideration and evaluation of its strategic goals and plans, the Board of Directors, together with PlayAGS management, regularly reviews and assesses PlayAGS’s performance, share price, opportunities and strategy in light of the economic environment and industry dynamics. As a matter of practice, the Board of Directors and PlayAGS management, together with their professional advisors, regularly review and evaluate a wide range of strategic opportunities for business combinations, acquisitions and other financial and strategic alternatives for PlayAGS, in addition to continuing as a standalone company, with a view to enhancing stockholder value.

On November 20, 2023, a representative of Brightstar reached out to Mr. David Lopez, Chief Executive Officer of PlayAGS, to arrange an introductory meeting between Mr. Lopez and other representatives of Brightstar, which Mr. Lopez accepted as a part of ordinary course discussions with parties interested in learning about the PlayAGS business and the gaming industry.

On December 20, 2023, Mr. Lopez met with representatives of Brightstar. During this meeting, the Brightstar representatives indicated that Brightstar had been following PlayAGS and reviewing public information on PlayAGS and the gaming industry generally, and was interested in a potential transaction to acquire all of the outstanding shares of the common stock. The Brightstar representatives noted that they were contemplating sending a letter to PlayAGS expressing Brightstar’s interest in such a potential transaction. No specific pricing terms of a potential transaction were discussed. Promptly following the meeting, Mr. Lopez notified Mr. Adam Chibib, Chairman of the Board of Directors, of the conversation.

On December 21, 2023, Mr. Lopez and Mr. Chibib discussed the conversation between Mr. Lopez and the Brightstar representatives, including the possibility of a potential transaction, the fact that the representatives of Brightstar were contemplating sending a letter with additional details regarding a potential transaction, and that the pricing terms of a potential transaction were not discussed. Mr. Lopez and Mr. Chibib determined that they would wait to receive the letter before discussing further with the Board of Directors.

On December 26, 2023, Brightstar submitted an unsolicited, non-binding written indication of interest to acquire PlayAGS, which indicated a price per share range of $10.25 to $11.00 (the “December Proposal”). The December Proposal implied a 33% to 42% premium to the PlayAGS closing stock price as of December 22, 2023, and a 43% to 54% premium to the 90-day volume weighted average price as of December 22, 2023. The December Proposal noted that the transaction would be funded with a combination of equity capital and debt financing. The December Proposal was promptly shared with the Board of Directors.

On January 3, 2024, Mr. Chibib, Mr. Lopez and members of PlayAGS management met with representatives of Macquarie to discuss the December Proposal and the potential engagement of Macquarie to assist as financial advisor to PlayAGS in the evaluation of a potential transaction with Brightstar. During the meeting, representatives of Macquarie confirmed that Macquarie would be willing and able to serve as a financial advisor to PlayAGS.

On January 12, 2024, the Board of Directors met with PlayAGS management to discuss the terms of the December Proposal. The Board of Directors noted that they were not contemplating a sale of PlayAGS at that time and, in any event, based on comparable industry valuations as applied to PlayAGS’s recent historical financial performance, the price range provided in the December Proposal would not provide the stockholders with sufficient value. The Board of Directors determined to provide Brightstar with limited non-public diligence information so that Brightstar could potentially increase its proposed valuation of the Company based on such diligence information. The Board of Directors authorized Mr. Chibib and Mr. Lopez to direct Macquarie to communicate the Board of Directors’ feedback regarding the December Proposal to representatives of Brightstar. The Board of Directors also discussed the engagement of Macquarie as financial advisor to PlayAGS, based on the strength of Macquarie’s reputation and experience, and specifically Macquarie’s experience and expertise in the gaming industry. The Board of Directors approved the engagement of Macquarie as financial advisor to PlayAGS and directed PlayAGS management to negotiate customary terms for the engagement.

On January 15, 2024, Mr. Chibib, Mr. Lopez and PlayAGS management met with representatives of Macquarie to discuss feedback provided by the Board of Directors regarding the December Proposal, including PlayAGS’s need to better understand Brightstar’s capacity to finance the potential transaction, ability to obtain the required gaming regulatory approvals and willingness to increase the per share offer price. Mr. Chibib and Mr. Lopez directed representatives of Macquarie to contact Jefferies, financial advisor to Brightstar, to confirm receipt of the December Proposal, to communicate that Brightstar would need to meaningfully raise the per share offer price in order for the Board of Directors to seriously consider a potential transaction and to communicate that PlayAGS would allow Brightstar to engage in limited diligence to support a higher valuation.

On January 21, 2024, PlayAGS entered into an engagement letter with Macquarie.

On January 22, 2024, representatives of Macquarie contacted representatives of Jefferies and confirmed receipt of the December Proposal. Representatives of Macquarie informed representatives of Jefferies of the Board of Directors’ view that the per share offer price in the December Proposal would not provide the stockholders with sufficient value and that PlayAGS would allow Brightstar to engage in limited diligence to support a higher valuation.

On January 27, 2024, PlayAGS entered into a non-disclosure agreement with Brightstar relating to a potential transaction involving PlayAGS and Brightstar for the purpose of allowing Brightstar to engage in diligence with respect to non-public information regarding PlayAGS. The non-disclosure agreement contained a customary “standstill” provision prohibiting Brightstar from, among other things, making any proposal to acquire PlayAGS for a period of nine months unless invited to do so by PlayAGS or the Board of Directors, but permitting Brightstar to make confidential proposals to PlayAGS and to make other proposals following PlayAGS’s entry into a definitive agreement providing for a change of control of PlayAGS.

On January 29, 2024, Brightstar provided a preliminary diligence list to representatives of Macquarie that included management discussion topics related to PlayAGS’s financial information, strategy and growth, sales and marketing, organizational structure, and tax, among others.

On February 2, 2024, at the direction of PlayAGS management, representatives of Macquarie provided the Projections, other than certain inputs into and the calculation of unlevered free cash flow, to representatives of Jefferies. Between February 2, 2024 and February 9, 2024, PlayAGS continued to respond to diligence requests from Brightstar, including providing financial information and updated capitalization information.

On February 5, 2024, Brightstar submitted an additional preliminary list of financial and modeling-related diligence questions in advance of a scheduled financial due diligence session on February 9, 2024, during which PlayAGS management and representatives of Brightstar discussed the preliminary diligence lists previously submitted by Brightstar.

On February 15, 2024, at the direction of Mr. Chibib and Mr. Lopez, representatives of Macquarie met with representatives of Jefferies and discussed Brightstar’s views regarding the financial due diligence session.

On February 16, 2024, Mr. Chibib and Mr. Lopez met with representatives of Macquarie to discuss the feedback received from representatives of Jefferies, including Macquarie’s views on Brightstar’s potential willingness to agree to a $12.00 per share offer price. Mr. Chibib and Mr. Lopez reiterated the Board of Directors’ view that Brightstar needed to meaningfully increase the offer price per share and that Mr. Chibib and Mr. Lopez understood that a $12.00 per share offer price would still not provide the stockholders with sufficient value in order for the Board of Directors to move forward with the potential transaction

On February 17, 2024, representatives of Macquarie provided the Board of Directors’ feedback to representatives of Jefferies.

On February 20, 2024, Brightstar submitted a revised unsolicited, non-binding written indication of interest with an updated price per share of $12.00 (the “February Proposal”). The February Proposal implied a 55% premium to the PlayAGS closing stock price as of December 22, 2023, and a 32% premium to the Play AGS closing stock price as of February 20, 2024. The February Proposal was promptly shared with the Board of Directors.

On February 21, 2024, Mr. Chibib and Mr. Lopez met with representatives of Macquarie to discuss the February Proposal, including the Board of Directors’ previous view that, based on comparable industry valuations as applied to PlayAGS’s recent historical financial performance, the $12.00 offer price per share in the February Proposal would still not provide the stockholders with sufficient value in order to move forward with the potential transaction.

On February 22, 2024, at the direction of Mr. Chibib and Mr. Lopez, representatives of Macquarie provided the Board of Directors’ feedback to representatives of Jefferies.

On February 29, 2024, the Board of Directors met with PlayAGS management and representatives from Cooley LLP, legal counsel to PlayAGS (“Cooley”), to discuss the February Proposal. The Board of Directors reiterated its view that based on comparable industry valuations as applied to PlayAGS’s recent historical financial performance, the $12.00 per share offer price would still not provide the stockholders with sufficient value in order for the Board of Directors to seriously consider the potential transaction, and discussed an in-person management presentation between PlayAGS and Brightstar to support Brightstar further increasing its proposed valuation.

On March 13, 2024, Mr. Lopez and PlayAGS management, as well as representatives of Macquarie, provided representatives of each of Brightstar and Jefferies with site tours and held a dinner meeting so that the representatives of Brightstar could learn more about PlayAGS and its business.

On March 14, 2024, Mr. Lopez and PlayAGS management, with representatives of Macquarie present, hosted representatives of Brightstar, with representatives of Jefferies present, for an in-person management presentation to provide an overview of the PlayAGS business and address Brightstar’s outstanding due diligence requests.

On March 15, 2024, the Board of Directors met with PlayAGS management, with representatives of Cooley present, to discuss the March 14, 2024 management presentation and the latest update on the potential transaction with Brightstar.

On March 19, 2024, Brightstar submitted a revised unsolicited, non-binding written indication of interest with an updated price per share of $12.20 (the “March Proposal”). The March Proposal implied a 58% premium to the PlayAGS closing stock price as of December 22, 2023, and a 44% premium to the Play AGS closing stock price as of March 18, 2024. The March Proposal was promptly shared with the Board of Directors.

On March 23, 2024, the Board of Directors met with PlayAGS management and representatives of Macquarie to discuss the March Proposal. At this meeting, representatives of Macquarie reviewed its preliminary financial analyses of PlayAGS with the Board of Directors. Based on the Board of Directors’ review of such preliminary financial analyses, including a discussion of comparable industry valuations, PlayAGS’s recent historical financial performance, and the then-current share price for the common stock, and in an effort to encourage Brightstar to further increase the per share offer price from the March Proposal as a part of ongoing negotiations with Brightstar, the Board of Directors then directed the representatives of Macquarie to communicate to representatives of Jefferies that a per share offer price in the range of $12.75 to $13.00 would receive serious consideration from the Board of Directors. Representatives of Macquarie subsequently reached out to Jefferies on March 24, 2024 to deliver the per share offer price guidance from the Board of Directors.

On March 27, 2024, PlayAGS management, with representatives of each of Macquarie and Jefferies present, met with representatives of Brightstar to discuss potential PlayAGS growth opportunities that were not included in the Projections. On March 28, 2024, representatives of Macquarie provided updated PlayAGS share capitalization detail to representatives of Jefferies.

On March 31, 2024, Brightstar submitted a revised unsolicited, non-binding written indication of interest with an updated price per share of $12.50 as a best and final offer (the “Final Proposal”). The Final Proposal requested that PlayAGS provide Brightstar with a 30-day exclusivity period during which Brightstar would finalize its due diligence and negotiate definitive documentation. The Final Proposal implied a 62% premium to the PlayAGS closing stock price as of December 22, 2023, and a 39% premium to the Play AGS closing stock price as of March 28, 2024. The Final Proposal was promptly shared with the Board of Directors.

On April 1, 2024, PlayAGS management met with representatives of each of Macquarie and Cooley to discuss the Final Proposal.

On April 2, 2024, the Board of Directors met with PlayAGS management, with representatives of Macquarie and Cooley present, to discuss the Final Proposal. At this meeting, representatives of Macquarie reviewed its preliminary financial analyses of PlayAGS with the Board of Directors. The Board of Directors also discussed the per share offer price, including (i) that the $12.50 per share offer price represented (a) a sufficiently high valuation multiple in the context of current market multiples and the historical trading price of the common stock as compared to PlayAGS’s historical financial performance and (b) a substantial premium for the stockholders, (ii) that the Final Proposal reflected updated PlayAGS share capitalization detail that meaningfully increased the overall acquisition value as compared to the March Proposal, and (iii) the alternative of continuing to execute on PlayAGS’s existing business plan, and determined that the per share offer price was sufficient to move forward with the potential transaction. The Board of Directors directed PlayAGS management to engage in full due diligence and negotiations with respect to a definitive merger agreement, with such definitive merger agreement to include a “go-shop” provision. The Board of Directors also authorized PlayAGS to enter into a 30-day exclusivity period with Brightstar.

On April 4, 2024, PlayAGS entered into a customary exclusivity agreement with Brightstar, which provided for a 30-day exclusivity period during which PlayAGS would be prohibited from, among other things, soliciting an alternative transaction from any third party, but which exclusivity period would terminate if Brightstar notified PlayAGS that it no longer wished to pursue a potential transaction or if Brightstar notified PlayAGS that it proposed to reduce the per share price of $12.50 set forth in the Final Proposal. Later that day after entry into the exclusivity agreement, PlayAGS provided representatives of Brightstar with access to a virtual data room.

On April 8, 2024, PlayAGS management hosted a virtual management presentation with potential debt financing providers and external advisors to Brightstar, including Jefferies.

Over the course of the following weeks, PlayAGS management and representatives of Brightstar and external advisors to Brightstar held numerous due diligence sessions and transaction status update calls.

On April 15, 2024, Cooley sent an initial draft of the Merger Agreement to Kirkland & Ellis LLP, legal counsel to Brightstar (“Kirkland”), which included, among other things, (i) a go-shop provision pursuant to which PlayAGS would be permitted to solicit alternative acquisition proposals for 35 days following signing of the definitive merger agreement, (ii) the Regulatory Termination Fee payable by Brightstar in an unspecified amount, (iii) the PlayAGS Termination Fee payable by PlayAGS in an unspecified amount, with a reduced PlayAGS Termination Fee payable if PlayAGS entered into a superior proposal during the go-shop period, and (iv) the Parent Termination Fee payable by Brightstar in an unspecified amount.

On April 17, 2024, representatives of Kirkland sent drafts of the Equity Commitment Letter and Limited Guarantee to representatives of Cooley.

On April 20, 2024, Mr. Lopez met with representatives of Brightstar at the PlayAGS office to discuss the parties’ views on potential future strategy and growth opportunities for the PlayAGS business.

On April 22, 2024, representatives of Kirkland sent a revised draft of the Merger Agreement to representatives of Cooley, which, among other things, (i) removed the go-shop provision and the Parent Regulatory Termination Fee, (ii) included a PlayAGS Termination Fee of 3.5% of the implied PlayAGS fully diluted equity value based on the Merger Consideration, (iii) included a Parent Termination Fee to be equal to twice the amount of the PlayAGS Termination Fee, (iv) included an expense reimbursement provision pursuant to which PlayAGS would reimburse Brightstar for certain of its transaction-related expenses if the Merger Agreement were terminated as a result of the failure of the stockholders to approve the Merger and (v) expanded the scope of interim covenants limiting PlayAGS’s ability to take certain actions prior to closing of the Merger without Brightstar’s prior consent.

On April 25, 2024, representatives of each of Cooley and Kirkland held a conference call to discuss certain terms of the draft Merger Agreement, including, at the direction of PlayAGS management, a proposal to reduce the PlayAGS Termination Fee to 3.0% of the implied PlayAGS fully diluted equity value based on the Merger Consideration.

Later in the day on April 25, 2024, PlayAGS management met with representatives of each of Cooley, McDonald Carano LLP, gaming regulatory counsel to PlayAGS (“McDonald Carano”), Kirkland, and Brownstein Hyatt Farber Schreck, LLP, gaming regulatory counsel to Brightstar (“Brownstein”) to discuss the gaming approval process, including Brightstar’s proposed structure, the jurisdictions that may require gaming regulatory approval for the Merger, and anticipated timing for filings and potential approval.

On April 26, 2024, the Board of Directors met with PlayAGS management and representatives of each of Macquarie and Cooley to discuss the material issues in the draft Merger Agreement. PlayAGS management also updated the Board of Directors regarding discussions on the gaming approval process, including Brightstar’s proposed structure, the potential jurisdictions that may require gaming regulatory approval, and anticipated timing for filings and potential approval. The Board of Directors discussed the Merger Agreement and the gaming approval process, provided feedback to PlayAGS management and representatives of each of Macquarie and Cooley, and directed Cooley to revise the draft Merger Agreement accordingly, including to (i) reinsert the go-shop provision, with a reduced PlayAGS Termination Fee payable if PlayAGS entered into a superior proposal during the go-shop period, (ii) reinsert the Parent Regulatory Termination Fee equal to 7.0% of the implied PlayAGS fully diluted equity value based on the Merger Consideration, (iii) provide for a termination fee payable by Brightstar equal to 9.0% of the implied PlayAGS fully diluted equity value based on the Merger Consideration for termination of the Merger Agreement due to Parent’s or Merger Sub’s willful breach or fraud, (iv) accept the PlayAGS Termination Fee of 3.5% of the implied PlayAGS fully diluted equity value based on the Merger Consideration, (v) delete the expense reimbursement provision that would be applicable if the Merger Agreement were terminated as a result of the failure of the stockholders to approve the Merger, and (vi) narrow the scope of interim covenants limiting PlayAGS’s ability to take certain actions prior to closing of the Merger without Brightstar’s prior consent.

On April 28, 2024, representatives of Cooley sent a revised draft of the Merger Agreement, and revised drafts of the Equity Commitment Letter and Limited Guarantee, to representatives of Kirkland.

On April 30, 2024, the Board of Directors met with PlayAGS management, with representatives of Cooley present, to discuss the Projections, which Projections had previously been discussed with and reviewed by the Board of Directors. PlayAGS management reviewed the various estimates and assumptions underlying the Projections. Following review and discussion, the Board of Directors directed PlayAGS management to direct Macquarie to use the Projections for purposes of providing financial analyses in connection with the Board of Directors’ evaluation of the potential transaction with Brightstar, including preparing any opinion requested by the Board of Directors.

On May 1, 2024, representatives of Kirkland sent a revised draft of the Merger Agreement to representatives of Cooley, which, among other things, (i) removed the go-shop provision, (ii) removed the Parent Regulatory Termination Fee, (iii) removed the higher termination fee payable by Brightstar for termination of the Merger Agreement due to Parent’s or Merger Sub’s willful breach or fraud and (iv) reinserted the expense reimbursement provision that would be applicable if the Merger Agreement were terminated as a result of the failure of the stockholders to approve the Merger. Also on May 1, 2024, representatives of Kirkland sent draft Debt Commitment Letters to representatives of Cooley with respect to the contemplated debt financing to be obtained by Brightstar in connection with the proposed Merger.

On May 2, 2024, the Board of Directors met with PlayAGS management and representatives from each of Cooley and Holland & Hart LLP, Nevada counsel to PlayAGS (“Holland”), to discuss the latest draft of the Merger Agreement. Representatives of each of Cooley and Holland reviewed with the Board of Directors its fiduciary duties applicable in connection with the potential transaction, including the proposed Merger. Representatives of Cooley discussed with the Board of Directors the material terms of the draft Merger Agreement and related ancillary agreements. The Board of Directors then discussed the material terms of the draft Merger Agreement and directed Cooley to revise the draft Merger Agreement accordingly, including (i) the acceptance of the removal of the go-shop provision, provided that Brightstar accepted the reinsertion of the reduced PlayAGS Termination Fee of 1.75% of the implied PlayAGS fully diluted equity value based on the Merger Consideration for the 45 days immediately following the signing of the Merger Agreement, which the Board of Directors viewed as sufficient to attract potential alternative buyers to consider an Acquisition Proposal, (ii) reinsertion of a Parent Regulatory Termination Fee of 5.5% of the implied PlayAGS fully diluted equity value based on the Merger Consideration and (iii) deletion of the expense reimbursement provision that would be applicable if the Merger Agreement were terminated as a result of the failure of the stockholders to approve the Merger.

Also on May 2, 2024, representatives of Kirkland sent to representatives of Cooley revised drafts of the Equity Commitment Letter and Limited Guarantee, and representatives of Cooley sent to representatives of Kirkland a draft of exceptions to the interim covenants.

On May 3, 2024, representatives of Kirkland sent to representatives of Cooley a list of jurisdictions proposed by Brightstar in which gaming regulatory approval for the Merger would be required as a condition to the closing of the Merger.

Later in the day on May 3, 2024, PlayAGS management met with representatives of each of Macquarie, Cooley and McDonald Carano to discuss the proposed list of gaming regulatory approvals. At the direction of PlayAGS management, a representative of PlayAGS then reached out to a representative of Brownstein and discussed the proposed list of gaming regulatory approvals with Brownstein.

On May 4, 2024, PlayAGS entered into an amendment to the exclusivity agreement with Brightstar to extend the exclusivity period for an additional 4 days. Later that same day, representatives of Cooley sent the revised draft of the Merger Agreement to representatives of Kirkland, which reflected the feedback from the Board of Directors, as well as a more limited list of jurisdictions in which regulatory approval for the Merger would be required as a condition to the closing of the Merger.

Also on May 4, 2024, representatives of Kirkland informed representatives of Cooley of Brightstar’s position on certain terms of the draft Merger Agreement, including (i) acceptance of the Parent Regulatory Termination Fee, provided that the amount of the reduced PlayAGS Termination Fee for the 45 days immediately following signing of the Merger Agreement should be equal to the amount of the Parent Regulatory Termination Fee and (ii) that the expense reimbursement provision, applicable if the Merger Agreement were terminated as a result of the failure of the stockholders to approve the Merger, should be reinserted.

Also on May 4, 2024, representatives of Macquarie provided the Board of Directors with customary relationships disclosure.

On May 6, 2024, representatives of Kirkland sent to representatives of Cooley a revised draft of the Merger Agreement and an expanded list of jurisdictions in which regulatory approval for the Merger would be required as a condition to the closing of the Merger.

On May 7, 2024, representatives of each of Cooley and Kirkland held a call to discuss certain terms of the draft Merger Agreement. Following this call, representatives of Kirkland informed representatives of Cooley of Brightstar’s position on certain terms of the draft Merger Agreement, including (i) acceptance of a reduced PlayAGS Termination Fee of 1.75% of the implied PlayAGS fully diluted equity value based on the Merger Consideration for the 45 days immediately following the signing of the Merger Agreement, (ii) a Parent Regulatory Termination Fee of 2.75% of the implied PlayAGS fully diluted equity value based on the Merger Consideration and (iii) reinsertion of the expense reimbursement provision, applicable if the Merger Agreement were terminated as a result of the failure of the stockholders to approve the Merger, except with a lower cap on reimbursable expenses than had been previously proposed by Brightstar.

Also on May 7, 2024, representatives of Kirkland sent to representatives of Cooley a revised draft of the exceptions to the interim covenants.

Throughout the day on May 7, 2024 and on the morning of May 8, 2024, the parties worked to resolve outstanding points and finalize the Merger Agreement and related ancillary agreements, including the Debt Commitment Letter, the Equity Commitment Letter and the Limited Guarantee. As part of these discussions, on May 8, 2024, Mr. Lopez held a call with representatives of each of Brightstar and Jefferies to discuss certain terms of the exceptions to the interim covenants.

On the afternoon of May 8, 2024, the Board of Directors held a meeting, with PlayAGS management and representatives of each of Macquarie, Cooley and Holland present, to review the terms of the Merger Agreement and related ancillary agreements, and to vote on whether to approve entry into the Merger Agreement with Brightstar. Representatives of Macquarie reviewed with the Board of Directors Macquarie’s financial analyses of PlayAGS. Representatives of Macquarie then rendered to the Board of Directors its oral opinion, which was subsequently confirmed in writing by the delivery of Macquarie’s written opinion addressed to the Board of Directors dated May 8, 2024, to the effect that, as of that date and subject to the various limitations, qualifications, assumptions and disclaimers set forth in its written opinion, the $12.50 per share in cash to be received by the holders of the common stock (other than the Excluded Shares) pursuant to, and in accordance with, this Agreement is fair, from a financial point of view, to such holders, as more fully described below in the section entitled “—Opinion of Macquarie Capital (USA) Inc.” Representatives of Cooley then reviewed with the Board of Directors its fiduciary duties applicable in connection with the strategic transaction process, including the proposed Merger, and the material terms of the draft Merger Agreement and related ancillary agreements. The Board of Directors then discussed the potential transaction with Brightstar. After carefully considering the matters discussed during that meeting and prior meetings of the Board of Directors (for more information, see the section titled “—Reasons for the Merger”), the Board of Directors unanimously (i) determined that the entry into the Merger Agreement and the consummation of the Transactions by PlayAGS, including the Merger, were advisable and fair to, and in the interests of, PlayAGS, (ii) adopted the Merger Agreement, and authorized and approved the execution, delivery and performance by PlayAGS of the Merger Agreement and the consummation by PlayAGS of the Transactions, including the Merger, and (iii) subject to the terms and conditions of the Merger

Agreement, recommended that the stockholders approve the Merger Agreement, the Merger and the Transactions.

Later in the evening on May 8, 2024, the parties executed the Merger Agreement, the Equity Commitment Letters and the Limited Guarantee.

Early in the morning on May 9, 2024 and prior to the opening of trading on the NYSE, the parties issued a joint press release publicly announcing the Transactions.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously: (i) determined that the entry into the Merger Agreement and the consummation of the Transactions, including the Merger, are advisable and fair to, and in the interests of, PlayAGS, (ii) adopted the Merger Agreement, and authorized and approved the execution, delivery and performance by PlayAGS of the Merger Agreement and the consummation of the Transactions, including the Merger, and (iii) subject to the terms and conditions of the Merger Agreement, recommended that the stockholders of PlayAGS approve the Merger Agreement, the Merger and the Transactions.

The Board of Directors unanimously recommends, on behalf of PlayAGS, that you vote: (i) “FOR” the approval of the Merger Agreement; (ii) “FOR” the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.

Reasons for the Merger

In the course of reaching its determination and recommendation, the Board of Directors consulted with PlayAGS management, Macquarie, Cooley, and Holland. The Board of Directors considered the following factors and reasons (which are not listed in any relative order of importance), all of which it viewed as generally supporting its (i) determination that the Merger Agreement and the consummation of the Transactions, are advisable and fair to, and in the interests of, PlayAGS, (ii) adoption, authorization and approval of the execution, delivery and performance by PlayAGS of the Merger Agreement and the consummation of the Transactions, including the Merger and (iii) subject to the terms and conditions of the Merger Agreement, recommendation that PlayAGS stockholders approve the Merger Agreement, the Merger and the Transactions:

•

the fact that the Merger Consideration of $12.50 per share represented a compelling premium to historical market prices for the shares of the common stock, including that the Merger Consideration constituted a premium of:

•	approximately 50% to the closing price of the common stock of $8.36 per share on May 3, 2024 (“Trading Reference Date”);

•	approximately 39% to the 30-day trading period volume weighted average price of the common stock prior to the Trading Reference Date; and

•	approximately 62% to the closing price of the common stock of $7.73 per share on December 22, 2023, the last full trading day prior to the December Proposal;

•

the belief that, (i) as a result of an active negotiating process, during which Brightstar submitted four sequential offers between December 26, 2023 and March 31, 2024, each of which represented an incrementally higher price than the prior offer, including specific instruction from Brightstar that PlayAGS had obtained Brightstar’s best and final offer, (ii) there was substantial risk of losing Brightstar’s final offer of $12.50 per share if PlayAGS continued to pursue a higher price, and (iii) based on the negotiations with Brightstar, the Merger Consideration represented the highest price per share value reasonably obtainable under the circumstances as of the date of the Merger Agreement, including the fact that the Merger Consideration represented a $2.25 to $1.50 increase above the initial $10.25 to $11.00 per share offer price in the December Proposal;

•

the fact that the consideration to be paid in the Merger is payable solely in cash, which allows PlayAGS stockholders to realize immediate liquidity and certainty of value in respect of their shares of the common stock, while eliminating the effect on PlayAGS stockholders of long-term business and execution risk, as well as risks related to the financial markets and other macro-economic headwinds facing PlayAGS and its industry more generally (including potential recessionary pressures in the U.S. and Mexico, tightening credit markets and the resulting challenges associated with obtaining financing on favorable terms, the increased volatility resulting from escalating political and global trade tensions, restrictions proposed by regulatory authorities in the countries and territories in which PlayAGS operates, the highly competitive nature of the industry in which PlayAGS operates, and the current and potential impact of such factors in both the near term and long term on the gaming industry in which PlayAGS operates);

•

the belief that the Merger Consideration is more favorable to PlayAGS stockholders than the potential value that would reasonably be expected to result from other strategic and financial alternatives reasonably available, which could include: (i) the current and historical financial condition, results of operations, business and competitive positioning of PlayAGS, as well as PlayAGS’s prospects and risks if it were to continue PlayAGS’s business plan in the short and long term as an independent enterprise, as assessed based on its historical results of operations, financial prospects and condition; (ii) modifications to PlayAGS’s business and operations strategy; and (iii) potential expansion opportunities, including into new business lines, through acquisitions and combinations of PlayAGS with other businesses;

•

the belief that the aforementioned other strategic and financial alternatives to the Merger were not reasonably likely to create greater value for PlayAGS stockholders than the Merger, taking into account, among other variables, (i) execution risks as well as business, competitive, industry and market risks, (ii) risks that PlayAGS may not be able to develop and market new products or increase revenues in line with market expectations and/or internal projections, (iii) risks that PlayAGS’s current capital structure constrains its ability to execute on growth by acquisition opportunities, (iv) risks involved with future employee retention, including in light of a strong job market, (v) risks around whether the public market will appropriately value PlayAGS’s ongoing execution progress of its business plan, (vi) risks associated with the volatility and trading activity with respect to the common stock, (vii) risks and uncertainties related to increased competition in the gaming industry in which PlayAGS competes, and (viii) risks that slowing gaming industry growth will impact gross merchandise value, slow the rate of customer expansion, elongate sales cycles, reduce customer retention, and generally impact PlayAGS’s ability to achieve its internal projections;

•

the belief that the business reputation and financial resources of Brightstar were factors that supported the conclusion that a transaction with Parent (owned by Brightstar) could be completed in an orderly manner and had a substantial likelihood of being successfully consummated, including with respect to securing the necessary gaming licenses;

•

the oral opinion of Macquarie, which was subsequently confirmed in writing by the delivery of Macquarie’s written opinion addressed to the Board of Directors dated May 8, 2024, to the effect that, as of the date and subject to the various limitations, qualifications, assumptions and disclaimers set forth in its written opinion, the $12.50 per share in cash to be received by the holders of the common stock (other than the Excluded Shares) pursuant to, and in accordance with, the Merger Agreement is fair, from a financial point of view, to such holders, as more fully described below in the section entitled “—Opinion of Macquarie Capital (USA) Inc.”

•	the terms of the Merger Agreement and the related agreements, including:

•

the conditions to the consummation of the Merger being specific and limited, including the requirement that the Merger Agreement be approved by the holders of at least a majority of the outstanding shares of the common stock;

•

PlayAGS’s right, subject to certain conditions, to respond to and negotiate an unsolicited acquisition proposal that is made on or after May 8, 2024 and prior to the time that the Merger Agreement is approved by PlayAGS stockholders, subject to the terms and conditions in the Merger Agreement and as more fully described in the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—The Board of Directors’ Recommendation; PlayAGS Adverse Change Recommendation;”

•

PlayAGS’s ability to terminate the Merger Agreement to enter into a Superior Proposal, subject to certain conditions of the Merger Agreement (including paying the PlayAGS Termination Fee in the amount of $19.3 million, except that if such termination is effectuated on or prior to June 22, 2024 then the PlayAGS Termination Fee will be $9.7 million), and the belief of the Board of Directors, after discussion with PlayAGS’s advisors, that the amount of such termination fee would not preclude, or substantially impede, a Superior Proposal from being made and as more fully described under the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—The Board of Directors’ Recommendation; PlayAGS Adverse Change Recommendation;”

•

the fact that the Merger Agreement provides that Parent will pay the Parent Termination Fee in the amount of $38.6 million if the Merger Agreement is terminated by PlayAGS due to any breach of representations or covenants made by Parent or Merger Sub that causes a closing condition not to be satisfied (following notice and an opportunity to cure) or in certain circumstances in which all other closing conditions have been satisfied, but Parent or Merger Sub fails to close when required to do so under the Merger Agreement;

•

the fact that the Merger Agreement provides that Parent will pay the Regulatory Termination Fee in the amount of $24.8 million in certain circumstances relating to the failure to obtain the Required Gaming Approvals, subject to and in accordance with the terms of the Merger Agreement and as more fully described under the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger; Required Gaming Approvals;”

•

the fact that Parent has obtained committed Debt Financing from reputable financial institutions and committed Equity Financing from reputable investors and from certain affiliates of Parent in an aggregate amount, together with PlayAGS’s cash on hand, sufficient to fund the aggregate Merger Consideration, all fees and expenses payable by Parent, Merger Sub or PlayAGS on the Closing Date and the repayment of any indebtedness required to be repaid on the Closing Date;

•	the obligation of Parent and Merger Sub to use reasonable best efforts to consummate the Equity Financing and Debt Financing and the limited number and nature of the conditions to the financing;

•	the ability of the Parent and Merger Sub to consummate the Merger, including the absence of any financing condition in the Merger Agreement;

•

PlayAGS’s ability, under circumstances specified in the Merger Agreement, to seek specific performance of Parent’s and Merger Sub’s obligation to cause the Merger to occur and to prevent other breaches of the Merger Agreement and, under certain circumstances pursuant to the Merger Agreement and the Equity Commitment Letter, to seek specific performance to cause the equity commitments under the Equity Commitment Letter to be funded;

•

the fact that the guarantors provided a Limited Guarantee in favor of PlayAGS, which, taken together, guarantee the obligation of Parent to pay the Parent Termination Fee or the Regulatory Termination Fee, as applicable, enforcement expenses, and certain expenses incurred by PlayAGS in connection with obtaining the Debt Financing, subject to an aggregate cap equal to $45.2 million and as more fully described below under the section of this proxy statement captioned “The Merger—Financing of the Merger;”

•

the initial end date of May 8, 2025, with two consecutive extensions for 90 days each by either PlayAGS or Parent in certain circumstances as set forth in the Merger Agreement in the event that the Required Gaming Approvals have not been obtained, allowing for time that the Board of Directors believes to be sufficient to complete the Merger;

•

the fact that PlayAGS stockholders would be able to reject the Merger because of the requirement that the Merger Agreement be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of the common stock represented at the Special Meeting;

•

the fact that, under the laws of the State of Nevada, stockholders who do not vote to approve the Merger Agreement and the Merger will not have, and will not be entitled to assert, dissenter’s rights or any rights of appraisal as a result of or in connection with the Merger Agreement and the Transactions, including the Merger;

•

the fact that the Merger Agreement provides PlayAGS sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger and the termination of the Merger Agreement; and

•	the likelihood of satisfying the conditions to complete the Merger and the likelihood that the Merger will be completed.

The Board of Directors also considered certain risks and other potentially negative factors and reasons concerning the Merger (which are not necessarily presented in order of relative importance), including:

•

the fact that PlayAGS would no longer exist as an independent, publicly traded company, and the PlayAGS stockholders would no longer participate in any future earnings or growth and would not benefit from any potential future appreciation in value of PlayAGS;

•

the risks and costs to PlayAGS if the Merger does not close or is not completed in a timely manner, particularly in light of the expected time necessary to obtain required gaming regulatory approvals, including the diversion of PlayAGS management and employee attention, and the potential effect on PlayAGS’s business and relationships with customers, partners and employees, any or all of which risks and costs, among other things, could adversely affect PlayAGS’s overall competitive position and the trading price of the common stock;

•

the potential effects of the public announcement of the Merger Agreement, including potential effects on PlayAGS’s ability to attract and retain key personnel during the pendency of the Merger, as well as the potential for legal proceedings, judgments or settlements following the announcement of the Merger and the associated costs, burden and inconvenience involved in defending those proceedings, judgments and settlements;

•

the Merger Agreement precludes PlayAGS from soliciting or, subject to certain limited exceptions, considering alternative Acquisition Proposals and requires PlayAGS to pay the PlayAGS Termination Fee in an amount of $19.3 million or $9.7 million in certain circumstances as well as enforcement expenses, as applicable, as more fully described under the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—The Board of Directors’ Recommendation; PlayAGS Adverse Change Recommendation;”

•

the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied even if the Merger Agreement is approved by PlayAGS stockholders, as well as the risk that the financing contemplated by the Commitment Letters will not be obtained, resulting in Parent and Merger Sub not having sufficient funds to complete the Merger, or that Parent and Merger Sub may otherwise not obtain sufficient funds to complete the Merger;

•

the fact that PlayAGS’s remedies in the event that the Merger Agreement is terminated may be limited to the Parent Termination Fee in the amount of $38.6 million or the Regulatory Termination Fee in the amount of $24.8 million, payable by Parent under certain circumstances as well as enforcement expenses, as applicable, and certain other reimbursement obligations, which may be inadequate to compensate PlayAGS for any damage caused and that such termination fees may not be available in all instances where the Merger is not consummated (and, even if available, rights and remedies may be expensive and difficult to enforce, and the success of any such action may be uncertain);

•

the fact that the Merger Agreement provides that the maximum aggregate liability of Parent for breaches under the Merger Agreement and the Limited Guarantee will not exceed, in the aggregate for all such breaches, the Parent liability limitation equal to an amount of $45.2 million;

•

the restrictions on the conduct of PlayAGS’s business prior to the consummation of the Merger, which, despite providing sufficient flexibility for PlayAGS to operate its business in the ordinary course, could delay or prevent PlayAGS from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of PlayAGS absent the pending completion of the Merger;

•	the fact that an all cash transaction would generally be taxable to stockholders that are U.S. persons for U.S. federal income tax purposes;

•

the significant costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated) and the substantial time and effort of PlayAGS management required to complete the Merger, which may disrupt PlayAGS’s business operations and have a negative effect on its financial results;

•	the risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of the common stock; and

•	the fact that the completion of the Merger will require U.S. antitrust clearance and certain gaming regulatory approvals, which in each case could subject the Merger to unforeseen delays and risks.

In addition to considering the factors and reasons described above, the Board of Directors also considered that some of PlayAGS’s directors and executive officers have interests that may be different from, or in addition to, the interests of PlayAGS stockholders generally. The Board of Directors was aware of these interests and considered them at the time it approved the Merger Agreement and made its recommendation to PlayAGS stockholders. For more information, please see the section of this proxy statement entitled “The Merger—Interests of PlayAGS’s Executive Officers and Directors in the Merger.” The foregoing discussion of reasons for the recommendation to approve the Merger Agreement addresses the reasons considered by the Board of Directors in consideration of its recommendation. In view of the wide variety of reasons considered by the Board of Directors in connection with its evaluation of the Merger and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determination and recommendation. Rather, in considering the information and reasons described above, individual members of the Board of Directors each applied his or her own personal business judgment to the process and may have given differing weights to differing factors and reasons. The Board of Directors based its unanimous recommendation on the totality of the information presented and concluded that the uncertainties, risks and potentially negative factors relevant to the Merger were outweighed by the potential benefits of the Merger. The explanation of the reasons and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement entitled “Forward-Looking Statements.”

Financial Projections

While PlayAGS has publicly issued limited short-term guidance concerning aspects of its expected financial performance from time to time, PlayAGS does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance or results of operations due to the inherent unpredictability of the underlying assumptions and projections. However, in connection with the review of potential strategic alternatives, including the Merger, in February 2024 PlayAGS management, at the direction of the Board of Directors, prepared non-public, unaudited, prospective financial information for fiscal years 2024 through 2027 (the “Projections”). The Projections were discussed with, and approved for use by, the Board of Directors in connection with the review of potential strategic alternatives, including the Merger, and for use and reliance by Macquarie in connection with its financial analyses and for rendering its fairness opinion in connection with the Merger as described in the section of this proxy statement captioned “The Merger—Opinion of Macquarie Capital (USA) Inc.” The Projections, other than certain inputs into and the calculation of unlevered free cash flow, were also provided to representatives of Brightstar on February 2, 2024 in connection with their evaluation of a potential strategic transaction with PlayAGS.

At a meeting of the Board of Directors on April 30, 2024, the Projections, including the assumptions utilized by PlayAGS management to prepare such estimates, were reviewed and discussed by PlayAGS management with the Board of Directors. Such assumptions include revenue growth to 9% in fiscal year 2024, 10% in fiscal year 2025, 11% in fiscal year 2026 and 8% in fiscal year 2027; a 45% Adjusted EBITDA margin for fiscal years 2024 and 2025 and a 46% Adjusted EBITDA margin for fiscal years 2026 and 2027; and, with respect to Adjusted EBITDA minus capital expenditure, a 60% conversion for fiscal year 2024, a 63% conversion for fiscal year 2025 and a 67% conversion for fiscal years 2026 and 2027.

The Projections were not prepared with a view toward public disclosure or toward complying with GAAP, nor were they prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections of prospective financial information. The Projections included in this document have been prepared by, and are the responsibility of, PlayAGS management. PricewaterhouseCoopers LLP, PlayAGS’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. Any PricewaterhouseCoopers LLP report incorporated by reference in this document relates to PlayAGS’s previously issued financial statements, does not extend to the Projections and should not be read to do so.

The non-GAAP financial measures used in the Projections were relied upon by the Board of Directors and Macquarie in connection with their consideration of the Merger and the Merger Consideration. While PlayAGS believes that such non-GAAP financial measures provide useful supplemental information in analyzing PlayAGS’s financial results, there are limitations associated with the use of such financial measures. Such non-GAAP measures as used by PlayAGS may not be directly comparable to similarly titled measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. The SEC rules, which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the Transactions if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not provided to or relied upon by the Board of Directors or Macquarie in connection with the Merger. Accordingly, PlayAGS has not provided a reconciliation of the financial measures included in the Projections to the relevant GAAP financial measures. The Projections may differ from published analyst estimates and forecasts, and do not take into account any events or circumstances after the date they were prepared, including the announcement of the Transactions.

The Projections reflect estimates and assumptions made by PlayAGS management with respect to general business, economic, competitive, regulatory, and other market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond PlayAGS’s control. In particular, the Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions (as described below) that are inherently uncertain. Because the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year and are unlikely to anticipate each circumstance that will have an effect on PlayAGS’s business and its results of operations. None of

PlayAGS, Parent or any of their respective affiliates, advisors or other representatives makes any representation to any PlayAGS stockholder regarding the validity, reasonableness, accuracy or completeness of the Projections or the ultimate performance of PlayAGS relative to the Projections. The inclusion of the Projections in this proxy statement does not constitute an admission or representation of PlayAGS that the Projections or the information contained therein is material. Except as required by applicable law, neither PlayAGS nor any of its affiliates intends to, and each of them disclaims any obligation to, update, correct or otherwise revise the Projections if any or all of them have changed or change or otherwise have become, are or become inappropriate (even in the short term). These considerations should be taken into account if evaluating the Projections, which were prepared as of an earlier date.

The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding PlayAGS in its public filings with the SEC. The Projections were developed by PlayAGS management on a standalone basis without giving effect to the Merger and the Transactions, and therefore the Projections do not give effect to the proposed Transactions or any changes to PlayAGS’s operations or strategy that may be implemented after the consummation of the Merger, including any costs incurred in connection with the Transactions. Furthermore, the Projections do not take into account the effect of any failure of the Transactions to be completed and should not be viewed as accurate or continuing in that context.

The Projections further reflect subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The inclusion of the Projections should not be regarded as an indication that PlayAGS or anyone who received the Projections then considered, or now considers, the Projections to be necessarily predictive of actual future events, and this information should not be relied upon as such. PlayAGS management views the Projections as being subject to inherent risks and uncertainties associated with such long-range projections.

Adjusted EBITDA, Adjusted EBITDA minus capital expenditure and unlevered free cash flow contained in the Projections set forth below are each “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

The information and table set forth below is included solely to give PlayAGS stockholders access to certain of the financial projections that were made available to the Board of Directors, Macquarie and Brightstar and is not included in this proxy statement in order to influence any PlayAGS stockholder’s decision to vote with respect to the adoption of the Merger Agreement or for any other purpose:

(dollars in millions)

	Projections
	2024B		2025F	2026F	2027F
Revenue	$389		$429	$475	$514
Adjusted EBITDA (1)	$175		$194	$216	$234
Adjusted EBITDA minus capital expenditure (2)	$105		$123	$144	$158
Unlevered Free Cash Flow (3)	$39	(4)	$64	$79	$87

(1)

“Adjusted EBITDA” is defined as the amount of earnings before interest, taxes, depreciation and amortization and stock-based compensation expense, as adjusted for certain non-recurring and other non-cash items.

(2)	“Adjusted EBITDA minus capital expenditure” is defined as Adjusted EBITDA less capital expenditures.

(3)

“Unlevered Free Cash Flow” is defined as non-GAAP net operating profit after tax less (i) capital expenditures, less (ii) investments in working capital, less (iii) placement fees, plus (iv) depreciation expense and amortization expense, plus (v) accretion of placement fees.

(4)	The applicable date range is the nine months ending December 31, 2024.

Opinion of Macquarie Capital (USA) Inc.

On May 8, 2024, Macquarie, PlayAGS’s financial advisor, rendered its oral opinion to the Board of Directors (which was subsequently confirmed in writing by the delivery of Macquarie’s written opinion addressed to the Board of Directors dated the same date) as to, as of May 8, 2024, the fairness, from a financial point of view, to the holders of the common stock (other than the Excluded Shares), of the Merger Consideration to be received by such stockholders in the Merger, pursuant to the Merger Agreement.

Macquarie’s opinion was directed to the Board of Directors (in its capacity as such), and only addressed the fairness, from a financial point of view, to the holders of the common stock (other than the Excluded Shares), of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger. The summary of Macquarie’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Macquarie in preparing its opinion. However, neither Macquarie’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, a recommendation to the Board of Directors, any holder of the common stock or any other person as to how to act or vote with respect to any matter relating to the Merger.

In arriving at its opinion, Macquarie, among other things:

•	reviewed a draft of the Merger Agreement, dated May 8, 2024;

•	reviewed certain publicly available business and financial information regarding PlayAGS;

•	reviewed certain other financial and operating information relating to PlayAGS furnished by PlayAGS management, including the Projections;

•	discussed the Merger and the business, operations, financial condition and prospects of PlayAGS with certain members of PlayAGS management;

•

reviewed certain financial and stock market data with respect to PlayAGS and compared that data with similar data for other companies with publicly traded equity securities that Macquarie deemed relevant;

•	reviewed the publicly available financial terms of certain other business combinations and other transactions that Macquarie deemed relevant; and

•	performed such other financial analyses and considered such other factors that Macquarie deemed appropriate for purposes of its opinion.

Macquarie did not undertake any responsibility for independently verifying, and did not independently verify, any of the foregoing information and Macquarie assumed and relied upon the accuracy and completeness of all such information. PlayAGS management had advised Macquarie, and Macquarie assumed, that the Projections were reasonably prepared in good faith on bases reflecting such management’s best currently available estimates and judgments as to the future financial performance and condition of PlayAGS. PlayAGS management advised Macquarie, and Macquarie assumed, that the Projections were a reasonable basis on which to evaluate PlayAGS and the Merger and, at the Board of Director’s direction, Macquarie used and relied upon the Projections for purposes of Macquarie’s analyses and opinion. Macquarie expressed no view or opinion as to the Projections or the assumptions upon which they were based. Further, Macquarie relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of PlayAGS since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Macquarie that would be material to its analysis or opinion, and that there was no information or any facts that would make any of the information reviewed by Macquarie incomplete or misleading. In connection with its opinion, Macquarie did not make, nor assume any responsibility for making, any physical inspection, independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of PlayAGS, nor was Macquarie furnished with any such evaluations or appraisals.

Macquarie relied upon and assumed that, except as would not be material to its analysis or opinion, the representations and warranties of each party in the Merger Agreement were true and correct, each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement, all of the conditions to the consummation of the Merger would be satisfied, and the Merger would be consummated in accordance with the terms set forth in the Merger Agreement without waiver, modification or amendment of any terms or provisions thereof. Macquarie further assumed, with PlayAGS’s consent, that, except as would not be material to its analysis or opinion, the Merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations and that, except as would not be material to its analysis or opinion, all governmental, regulatory, third-party and other consents, approvals or releases necessary for the consummation of the Merger would be obtained without undue delay, limitation, restriction or condition (including the disposition of businesses or assets). In addition, Macquarie assumed that, except as would not be material to its analysis or opinion, the final form of the Merger Agreement would not differ from the draft of the Merger Agreement reviewed by Macquarie.

Macquarie’s opinion did not address the underlying business decision of the Board of Directors or PlayAGS to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions available to PlayAGS. Macquarie’s opinion was necessarily based on information made available to Macquarie as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on such date. Macquarie does not have any obligation to update, revise, reaffirm or withdraw its opinion or to otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.

Macquarie’s opinion only addresses the fairness, from a financial point of view, to the holders of the common stock (other than holders of Excluded Shares) of the Merger Consideration to be received by such stockholders in the Merger pursuant to the Merger Agreement and does not address any other aspect or implication of the Merger or any consent, agreement, arrangement or understanding provided or entered into in connection therewith or otherwise including, without limitation, (i) the form or structure of the Merger, or any portion thereof, and (ii) the fairness of the amount or nature of, or any other aspect relating to, any compensation or Merger Consideration to be paid or payable to any officers, directors or employees of any parties to the Merger (in their respective capacities as such), or any class of such persons, relative to the Merger Consideration or otherwise. Macquarie did not provide any advice or opinion as to matters that require legal, regulatory, accounting, insurance, executive compensation, tax or other similar professional advice. Macquarie assumed that PlayAGS had obtained or would obtain such advice or opinions from appropriate professional sources. Furthermore, Macquarie relied upon the accuracy and completeness of the assessments by PlayAGS and its advisors with respect to all legal, regulatory, accounting, insurance, executive compensation and tax matters. Macquarie did not express any opinion as to whether or not PlayAGS, Parent, their respective securityholders or any other party was receiving or paying reasonably equivalent value in the Merger, the solvency, creditworthiness or fair value of PlayAGS, Parent or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

It is understood that Macquarie’s opinion is for the information and use of the Board of Directors (in its capacity as such) in connection with its consideration of the Merger. Macquarie’s opinion does not constitute a recommendation to the Board of Directors, the holders of the common stock or any other person as to how to act or vote with respect to any matter relating to the Merger. The issuance of Macquarie’s opinion was approved by an internal committee of Macquarie authorized to review opinions of this nature.

In preparing its opinion to the Board of Directors, Macquarie performed a variety of analyses, including those described below. The summary of Macquarie’s financial analyses is not a complete description of the analyses underlying Macquarie’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Macquarie’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Macquarie arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Macquarie believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

No company, business or transaction used in Macquarie’s analyses for comparative purposes is identical to PlayAGS or the Merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, from a financial point of view, to the holders of PlayAGS Common Stock (other than the Excluded Shares), of the Merger Consideration to be received by such holders in the Merger, pursuant to the Merger Agreement, Macquarie did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Macquarie’s financial analyses are illustrative and not necessarily indicative of actual or relative values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond control of Parent, PlayAGS or Macquarie. Much of the information used in, and accordingly the results of, Macquarie’s analyses are inherently subject to substantial uncertainty. Macquarie’s opinion and analyses were provided to the Board of Directors (in its capacity as such) in connection with its consideration of the Merger and were among many factors considered by the Board of Directors in evaluating the Merger. Neither Macquarie’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the Board of Directors with respect to the Merger. Under the terms of its engagement by PlayAGS, neither Macquarie’s opinion nor any other advice or services rendered by Macquarie in connection with the Merger or otherwise, should be construed as creating, and Macquarie should not be deemed to have, any fiduciary duty to the Board of Directors, PlayAGS, any stockholder, employee or creditor of PlayAGS, or any other person or entity.

Financial Analyses

The following is a summary of certain financial analyses reviewed by Macquarie in connection with the rendering of its opinion to the Board of Directors on May 8, 2024. The summary does not contain all of the financial data that holders of the common stock may want or need for purposes of making an independent determination of fair value. Holders of the common stock are encouraged to consult with their own financial and other advisors before making an investment decision in connection with the Merger. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations in connection with each analysis, could create a misleading or incomplete view of Macquarie’s analyses.

For purposes of its analyses, Macquarie reviewed a number of financial metrics including:

•	Enterprise Value — generally calculated as the equity value as of a specified date of the relevant company (taking into account all share classes, options, restricted stock units and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness and capital lease obligations less the amount of cash on its balance sheet), preferred stock and non-controlling interest.

•

Adjusted EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization and stock-based compensation for a specified time period, as adjusted for certain non-recurring and other non-cash items.

•	Adjusted EBITDA – Capex — generally the amount of the relevant company’s Adjusted EBITDA less capital expenditures for a specific time period.

Selected Public Companies Analysis

Macquarie considered certain financial data for PlayAGS and selected companies with publicly traded equity securities Macquarie deemed relevant. The financial data reviewed included:

•	Enterprise Value as a multiple of Adjusted EBITDA for the fiscal year ended December 31, 2023 or “FY 2023 Adjusted EBITDA”;

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for the fiscal year ended December 31, 2024 or “FY 2024E Adjusted EBITDA”;

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for the fiscal year ended December 31, 2025 or “FY 2025E Adjusted EBITDA”;

•	Enterprise Value as a multiple of Adjusted EBITDA – Capex for the fiscal year ended December 31, 2023 or “FY 2023 Adjusted EBITDA – Capex”;

•	Enterprise Value as a multiple of estimated Adjusted EBITDA – Capex for the fiscal year ended December 31, 2024 or “FY 2024E Adjusted EBITDA – Capex”; and

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for the fiscal year ended December 31, 2025 or “FY 2025E Adjusted EBITDA – Capex”.

The selected companies and resulting mean and median data were:

•	Ainsworth Game Technology Limited

•	Everi Holdings Inc.

•	Inspired Entertainment, Inc.

Enterprise Value /
	FY 2023 Adjusted EBITDA	FY 2024E Adjusted EBITDA	FY 2025E Adjusted EBITDA	FY 2023 Adjusted EBITDA – Capex	FY 2024E Adjusted EBITDA – Capex	FY 2025E Adjusted EBITDA – Capex
Mean	5.1x	5.2x	5.0x	8.2x	7.5x	6.2x
Median	5.1x	5.0x	4.6x	7.4x	7.6x	5.9x

Taking into account the results of the selected companies analysis and based on its professional judgment and experience, Macquarie applied a multiple range of (i) 4.6x to 5.6x to PlayAGS’s FY 2023 Adjusted EBITDA, 4.5x to 5.5x to PlayAGS’s FY 2024E Adjusted EBITDA, 4.1x to 5.1x to PlayAGS’s FY 2025E Adjusted EBITDA (collectively, the “Selected Public Companies Adjusted EBITDA Multiples”), and (ii) 6.6x to 8.1x to PlayAGS’s FY 2023 Adjusted EBITDA – Capex, 6.8x to 8.3x to PlayAGS’s FY 2024E Adjusted EBITDA – Capex and 5.2x to 6.7x to PlayAGS’s FY 2025E Adjusted EBITDA – Capex (collectively, the “Selected Public Companies Adjusted EBITDA – Capex Multiples”).

To arrive at a range of equity values for PlayAGS, Macquarie adjusted the total Enterprise Values for PlayAGS’s debt of $550.2 million and cash of $40.4 million, each as of March 31, 2024, and in each case, per

PlayAGS management. To arrive at a range of values per share of the common stock, Macquarie assumed, and PlayAGS management advised that as of May 6, 2024, 39.5 million shares of the common stock were outstanding, 1.7 million PlayAGS RSUs and PlayAGS PSUs were outstanding, 2.9 million PlayAGS PhSUs and PlayAGS PPhSUs were outstanding and 0.8 million PlayAGS Options were outstanding, with a weighted average strike price of $10.45.

Using this analysis, Macquarie calculated the valuation ranges for the Enterprise Value of PlayAGS, equity value of PlayAGS and value per share of the common stock by taking an equal weighting of (i) the average value derived from utilizing the Selected Public Companies Adjusted EBITDA Multiples and (ii) the average value derived from utilizing the Selected Public Companies Adjusted EBITDA – Capex Multiples, which resulted in the valuation range set forth below, as compared to the Merger Consideration of $12.50 per share of the common stock in the Merger pursuant to the Merger Agreement.

	Enterprise Value	Equity Value	Implied Value per Share of the common stock
Selected Public Companies Analysis	$720-$889	$210-$379	$4.77-$8.61

Macquaire also reviewed the financial data and metrics for two additional companies, i.e., Aristocrat Leisure Limited and Light & Wonder, Inc., but that information was noted only for informational purposes and was not considered part of its financial analyses with respect to its opinion.

NTM Trading Analysis

Macquarie also reviewed PlayAGS’s Enterprise Value as a multiple of PlayAGS’s next twelve months’ Adjusted EBITDA (“NTM Adjusted EBITDA”) and PlayAGS’s Enterprise Value as a multiple of PlayAGS’s next twelve months’ Adjusted EBITDA – Capex (“NTM Adjusted EBITDA – Capex”) from May 2022 to May 3, 2024. The resulting median data were:

Enterprise Value /
	NTM Adjusted EBITDA	NTM Adjusted EBITDA – Capex
Median	5.2x	9.0x

Taking into account the results of the NTM trading analysis and based on its professional judgment and experience, Macquarie applied a multiple range of 4.7x to 5.7x to PlayAGS’s NTM Adjusted EBITDA, as of March 31, 2024, and 8.2x to 9.7x to PlayAGS’s NTM Adjusted EBITDA – Capex, as of March 31, 2024.

To arrive at a range of equity values for PlayAGS, Macquarie adjusted the total Enterprise Values for PlayAGS’s debt of $550.2 million and cash of $40.4 million, each as of March 31, 2024, and in each case, per PlayAGS management. To arrive at a range of values per share of the common stock, Macquarie assumed, and PlayAGS management advised that as of May 6, 2024, 39.5 million shares of the common stock were outstanding, 1.7 million PlayAGS RSUs and PlayAGS PSUs were outstanding, 2.9 million PlayAGS PhSUs and PlayAGS PPhSUs were outstanding and 0.8 million PlayAGS Options were outstanding, with a weighted average strike price of $10.45.

Using this analysis, Macquarie calculated the valuation ranges for the Enterprise Value of PlayAGS, equity value of PlayAGS and value per share of the common stock by taking an equal weighting of the values derived from utilizing the multiple ranges referenced above, which resulted in the valuation range set forth below, as compared to the Merger Consideration of $12.50 per share of the common stock in the Merger pursuant to the Merger Agreement.

	Enterprise Value	Equity Value	Implied Value per Share of the common stock
NTM Trading Analysis	$877-$1,049	$367-$539	$8.32-$12.20

Selected Transaction Analysis

Macquarie also considered the financial terms of the below business combination that Macquarie deemed relevant. The selected transaction was selected because the target company or assets was deemed by Macquarie to be similar to PlayAGS in one or more respects. The financial data reviewed included:

•	Enterprise Value as a multiple of Adjusted EBITDA for the last twelve months or “LTM Adjusted EBITDA”; and

•	Enterprise Value as a multiple of Adjusted EBITDA – Capex for the last twelve months or “LTM Adjusted EBITDA – Capex”.

The selected transaction and resulting data were:

Enterprise Value
Date Announced	Acquiror	Target	LTM Adjusted EBITDA	LTM Adjusted EBITDA – Capex
February 2024	International Game Technology PLC	Everi Holdings Inc.	6.0x	9.9x

Taking into account the results of the selected transaction analysis and based on its professional judgment, Macquarie applied a multiple range of 5.5x to 6.5x to PlayAGS’s LTM Adjusted EBITDA and 9.2x to 10.7x to PlayAGS’s LTM Adjusted EBITDA – Capex, in each case, as of March 31, 2024, with the metrics based on financial data provided by PlayAGS (and approved for use by Macquarie).

To arrive at a range of equity values for PlayAGS, Macquarie adjusted the total Enterprise Values for PlayAGS’s debt of $550.2 million and cash of $40.4 million, each as of March 31, 2024, and in each case, per PlayAGS management. To arrive at a range of values per share of the common stock, Macquarie assumed, and PlayAGS management advised that as of May 6, 2024, 39.5 million shares of the common stock were outstanding, 1.7 million PlayAGS RSUs and PlayAGS PSUs were outstanding, 2.9 million PlayAGS PhSUs and PlayAGS PPhSUs were outstanding and 0.8 million PlayAGS Options were outstanding, with a weighted average strike price of $10.45.

Using this analysis, Macquarie calculated the valuation ranges for the Enterprise Value of PlayAGS, equity value of PlayAGS and value per share of the common stock by taking an equal weighting of the values derived from utilizing the multiple ranges referenced above, which resulted in the valuation range set forth below, as compared to the Merger Consideration of $12.50 per share of the common stock in the Merger pursuant to the Merger Agreement.

	Enterprise Value	Equity Value	Implied Value per Share of the common stock
Selected Transaction Analysis	$929-$1,090	$419-$580	$9.52-$13.11

Macquaire also reviewed the financial terms and data for eight additional business combinations or other transactions between January 2013 and February 2016, but that information was noted only for informational purposes and was not considered part of its financial analyses with respect to its opinion.

Date Announced	Acquiror	Target
February 2016	Scientific Games Corporation	WMS Industries Inc.
September 2014	Bally Technologies, Inc.	SHFL Entertainment
August 2014	Apollo Global Management	PlayAGS
July 2014	Aristocrat Leisure Limited	Video Gaming Technology, Inc.
July 2014	GTECH S.p.A.	International Games Technology
September 2013	Scientific Games Corporation	Bally Technologies, Inc.
July 2013	Global Cash Access Holdings, Inc.	Multimedia Games Holding Company, Inc.
January 2013	The NOVOMATIC AG Group	Ainsworth Game Technology Limited

Discounted Cash Flow Analysis

Macquarie performed a discounted cash flow analysis with respect to PlayAGS by calculating the estimated net present value of (a) the projected after-tax, unlevered, free cash flows of PlayAGS for the second through fourth quarters of fiscal year 2024 and for the fiscal years 2025 through 2027 based on the Projections and (b) an estimated terminal value for PlayAGS (which was derived as indicated below). For the purposes of this analysis, stock-based compensation was treated as a cash expense.

Macquarie used two approaches to derive estimates of terminal value for PlayAGS. Under one approach, Macquarie applied a multiple range of 5.1x to 6.1x (selected based on its professional judgment and experience, taking into account, among other matters, the Selected Public Companies Analysis, historical trading ranges of PlayAGS and the Selected Transaction Analysis) to the LTM Adjusted EBITDA for PlayAGS, as of December 31, 2027, based on financial data provided by PlayAGS (and approved for use by Macquarie). Under the other approach, Macquarie applied a multiple range of 8.3x to 9.8x (selected based on its professional judgment and experience, taking into account, among other matters, the Selected Public Companies Analysis, historical trading ranges of PlayAGS and the Selected Transaction Analysis) to the LTM Adjusted EBITDA – Capex for PlayAGS, as of December 31, 2027, based on financial data provided by PlayAGS (and approved for use by Macquarie).

The cash flows and terminal values were discounted to present value as of March 31, 2024 using a range of discount rates of 10.0% to 12.0%. The discount rates were determined based on Macquarie’s analysis of PlayAGS’s weighted average cost of capital (“WACC”). Macquarie derived PlayAGS’s WACC based on considerations that Macquarie deemed relevant in its professional judgment and experience, taking into account certain metrics including capital structure for certain selected comparable companies and PlayAGS, the cost of long-term U.S. Treasury debt, tax rates, historical unlevered and levered betas for certain selected comparable companies and PlayAGS, as well as certain financial metrics for the U.S. financial markets generally.

To arrive at a range of equity values for PlayAGS, Macquarie adjusted the total Enterprise Values for PlayAGS’s debt of $550.2 million and cash of $40.4 million, each as of March 31, 2024, and in each case, per PlayAGS management. To arrive at a range of values per share of the common stock, Macquarie assumed, and PlayAGS management advised that as of May 6, 2024, 39.5 million shares of the common stock were outstanding, 1.7 million PlayAGS RSUs and PlayAGS PSUs were outstanding, 2.9 million PlayAGS PhSUs and PlayAGS PPhSUs were outstanding and 0.8 million PlayAGS Options were outstanding, with a weighted average strike price of $10.45.

Using this analysis, Macquarie calculated the valuation ranges for the Enterprise Value of PlayAGS, equity value of PlayAGS and value per share of the common stock by taking an equal weighting of the values derived from utilizing the two terminal value approaches referenced above, which resulted in the valuation range set forth below, as compared to the Merger Consideration of $12.50 per share of the common stock in the Merger pursuant to the Merger Agreement.

	Enterprise Value	Equity Value	Implied Value per Share of the common stock
Discounted Cash Flow Analysis	$1,029-$1,258	$519-$748	$11.76-$16.88

Other Matters

PlayAGS retained Macquarie as its financial advisor in connection with the Merger based on Macquarie’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Pursuant to the engagement letter between PlayAGS and Macquarie, PlayAGS agreed to pay Macquarie a fee for its services of approximately $10.6 million, of which $1.0 million became payable to Macquarie upon the rendering of its opinion to the Board of Directors and the remainder of which is contingent upon the consummation of the Merger. In addition, PlayAGS has agreed to reimburse certain of Macquarie’s expenses and to indemnify Macquarie and certain related parties for certain liabilities and other items arising out of or related to its engagement.

In the ordinary course of business, Macquarie and its affiliates may acquire, hold, sell or trade debt, equity or other securities and financial instruments (including derivatives, loans and other obligations), of PlayAGS, Parent, Brightstar, any other company that may be involved in the Merger and their respective affiliates, for its and their own accounts and for the accounts of its and their customers and, accordingly, may at any time hold a long or short position in such securities. Macquarie and its affiliates provide a wide range of investment banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and loans. In the past two years, Macquarie has not performed any investment banking services for PlayAGS, Parent or Brightstar for which it has received any fees. Macquarie and its affiliates may in the future provide investment banking advice and services, and may otherwise seek to expand their business and commercial relationships with, PlayAGS, Parent, Brightstar and their respective affiliates for which Macquarie would expect to receive compensation.

Interests of PlayAGS’s Directors and Executive Officers in the Merger

When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to approve the Merger Agreement, stockholders should be aware that some of PlayAGS’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders more generally. The Board of Directors was aware of and considered these interests, among other matters, to the extent that they existed at the time, in reaching the determination that entry into the Merger Agreement and the Transactions, including the Merger, were advisable and fair to, and in the interests of, PlayAGS, in reaching its decision to adopt the Merger Agreement and authorize and approve the execution, delivery and performance by PlayAGS of the Merger Agreement and the Transactions, including the Merger, and in making their recommendation that the stockholders vote in favor of approving the Merger Agreement, the Merger and the Transactions.

Arrangements with Parent

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to and following the Closing, however, certain of our executive officers may have discussions, and following the Closing, may enter into agreements with, Parent or the Surviving Corporation, their subsidiaries or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

Insurance and Indemnification of Directors and Executive Officers

For more information, please see the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—Director and Officer Indemnification and Insurance.”

Treatment of PlayAGS Options, PlayAGS RSUs, PlayAGS PSUs, PlayAGS PhSUs and PlayAGS PPhSUs

The Merger Agreement provides that, at the Effective Time, each:

•

PlayAGS Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of common stock underlying such PlayAGS Option, multiplied by (ii) the excess, if any, of (a) the Merger Consideration over (b) the per share exercise price for such PlayAGS Option, less applicable tax withholdings (and each PlayAGS Option with a per share exercise price equal or greater than the Merger Consideration will be cancelled for no consideration);

•

PlayAGS RSU that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the total number of shares of common stock underlying such PlayAGS RSU, multiplied by (ii) the Merger Consideration, less applicable tax withholdings;

•

PlayAGS PSU that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the total number of shares (determined, for the avoidance of doubt, without regard to future employment or service vesting requirements) issuable in settlement of such PSU immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration, less applicable tax withholdings;

•

PlayAGS PhSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the total number of units underlying such PhSU multiplied by (ii) the Merger Consideration, less applicable tax withholdings; and

•

PlayAGS PPhSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the total number of units (determined, for the avoidance of doubt, without regard to future employment or service vesting requirements) underlying such PhSU multiplied by (ii) the Merger Consideration, less applicable tax withholdings.

For more information, please see the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—Merger Consideration—Treatment of PlayAGS Options, PlayAGS RSUs, PlayAGS PSUs, PlayAGS PhSUs and PlayAGS PPhSUs.” For a quantification of the amounts that the executive officers and non-employee directors will receive in respect of equity and equity-based awards at the Effective Time, please see the section of this proxy statement captioned “Equity Interests of PlayAGS’s Executive Officers and Non-Employee Directors,” below.

Payments Upon Termination at or Following Change in Control

AGS LLC, a subsidiary of PlayAGS (the “Employer”), has entered into employment agreements (collectively, the “employment agreements”) with each of Mr. Lopez, Kimo Akiona (Chief Financial Officer), and Robert Ziems (Chief Legal Officer) (each individual, an “executive” and collectively, the “executives”), under which the executives are eligible to receive certain payments and benefits upon a “change in control” (as defined in the PlayAGS Omnibus Incentive Plan) and/or severance payments and benefits upon qualifying terminations of employment, as described below.

The employment agreements provide that, upon the occurrence of a change in control, each executive’s outstanding, unvested equity awards will immediately accelerate and vest as to 100% of the then-outstanding and unvested portions of all such equity awards, subject to each executive’s continued employment through the date of such change in control. As noted above in the section of this proxy statement captioned “Treatment of PlayAGS Options, PlayAGS RSUs, PlayAGS PSUs, PlayAGS PhSUs and PlayAGS PPhSUs,” at the Effective Time, equity and equity-based incentive awards held by the executives will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of the number of shares of common stock underlying such awards and the Merger Consideration (less the applicable exercise price per share in the case of PlayAGS Options).

Under each employment agreement, if the Employer terminates the executive’s employment without “cause” or if the executive resigns for “good reason” (as each such term is defined below), then, subject to receiving a signed release of claims from such executive and the executive’s continued compliance with certain restrictive covenants (as described below), the executive will receive a severance payment equal to two times the sum of his annual base salary and annual target bonus (paid over a 24-month period, but ceasing if the executive violates any of the post-termination obligations and restrictive covenants described below), along with a pro-rated annual bonus for the year of termination, based upon actual performance and paid when bonuses are paid to other bonus program participants. The executive would also be eligible to receive continued health benefits at no greater cost than would apply if he were an active employee for 24 months post-termination, or until he commences employment with a subsequent employer, if earlier. Pursuant to the employment agreements, the executives are also subject to perpetual confidentiality, assignment of intellectual property and non-disparagement provisions, as well as certain non-solicitation and non-competition restrictions for 24 months (in the case of Mr. Lopez) or 18 months (in the case of Messrs. Akiona and Ziems) following termination of employment.

“Cause” under the terms of the employment agreements for Messrs. Lopez, Akiona and Ziems includes: (i) illegal fraudulent conduct, (ii) conviction of or plea of “guilty” or “no contest” to any crime constituting a felony or other crime involving dishonesty, breach of trust, moral turpitude or physical harm to any person, (iii) a determination by the Board of Directors that the executive’s involvement with the Employer would have a negative impact on the Employer’s ability to receive or retain any licenses, (iv) being found unsuitable for, or having been denied, a gaming license, or having such license revoked by a gaming regulatory authority in any jurisdiction in which the Employer or any of its subsidiaries or affiliates conducts operations, (v) willful or material misrepresentation to the Employer or to members of the Board of Directors relating to the business, assets or operation of the Employer, (vi) refusal to take any action that is consistent with the executive’s obligations and responsibilities under his employment agreement as reasonably directed by the Board of Directors, if such refusal is not cured within five days of written notice from the Board of Directors, or (vii) material breach of any agreement with the Employer and its affiliates, which material breach has not been cured within 30 days of written notice from the Board of Directors.

For Mr. Lopez, “good reason” under the terms of his employment agreement means his voluntary resignation after any of the following actions are taken by the Employer or any of its subsidiaries without his consent: (i) removal from the office of President and Chief Executive Officer of the Employer or a change in reporting lines such that Mr. Lopez no longer reports to the Board of Directors, (ii) a requirement that Mr. Lopez be based anywhere other than within 35 miles of Las Vegas, Nevada, or (iii) a notice from the Employer to Mr. Lopez of non-extension of the employment term; provided, however, that a termination will not be for “good reason” unless Mr. Lopez shall have provided written notice to the Employer of the existence of one of the above conditions within 30 days following the initial existence of such condition, specifying in reasonable detail such condition, the Employer shall have had 30 days following receipt of such written notice to remedy the condition, the Employer shall have failed to remedy the condition during the applicable cure period, Mr. Lopez shall have thereafter and prior to the date of termination provided a notice of termination to the Employer, and Mr. Lopez’s date of termination shall have occurred within 30 days following expiration of the cure period.

For Messrs. Akiona and Ziems, “good reason” under the terms of their employment agreements means a material diminution of duties, title, reporting structure, or base salary; provided that, Messrs. Akiona and Ziems may not terminate employment for “good reason” unless Messrs. Akiona and Ziems provide written notice to the Employer within 90 days after Messrs. Akiona and Ziems first having knowledge of the “good reason” event, and the Employer has not cured such event within 30 days of receiving such notice.

The employment agreements each contain a “best-net cutback” provision, which acts to reduce the benefits payable thereunder that would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent necessary so as to maximize the after-tax payments and benefits received by the executives after such cutback, but only to the extent that doing so would result in the executive retaining a larger after-tax amount.

For a quantification of the value of potential severance benefits for the executive officers, please see the section of this proxy statement captioned “—Quantification of Potential Payments to PlayAGS Named Executive Officers in Connection with the Merger,” below.

Quantification of Potential Payments to PlayAGS Named Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to PlayAGS’s named executive officers in connection with the Merger. For more information, please see the section of this proxy statement captioned “The Merger—Interests of PlayAGS’s Directors and Executive Officers in the Merger—Payments Upon Termination at or Following Change in Control” for further information regarding certain elements of this compensation.

The table below assumes that:

•	the Closing occurs on August 6, 2025 (which is the assumed date solely for purposes of this golden parachute compensation disclosure) (the “Assumed Closing Date”);

•

the number of unvested PlayAGS equity and equity-based awards held by the named executive officers is as of June 3, 2024, the latest practicable date to determine such amounts before the filing of this proxy statement;

•	none of the named executive officers will receive any additional grants of equity or equity-based awards after June 3, 2024;

•

pursuant to applicable proxy disclosure rules, the value of the equity award acceleration below is calculated based on the number of shares covered by the applicable PlayAGS Options, PlayAGS RSUs, PlayAGS PSUs, PlayAGS PhSUs, and PlayAGS PPhSUs that are accelerating, multiplied by $12.50 per share or unit (less the applicable exercise price per share in the case of PlayAGS Options);

•	all PlayAGS Options held by each named executive officer as of June 3, 2024, remain unexercised and outstanding as of the Closing;

•

the employment of each named executive officer will be terminated immediately following the Closing or otherwise impacted in a manner entitling the named executive officer to receive the severance benefits described in the section of this proxy statement captioned “The Merger— Interests of PlayAGS’s Directors and Executive Officers in the Merger—Payments Upon Termination at or Following Change in Control;”

•

each of the named executive officers will have properly executed any required release of claims and complied with all requirements (including any applicable restrictive covenants) necessary to receive any severance benefits;

•	each named executive officer’s base salary rate and annual target bonus are those in effect as of the date of this filing;

•	no named executive officer enters into a new agreement or is otherwise legally entitled to, before the Effective Time, additional compensation or benefits; and

•	each dollar amount is rounded to the nearest whole dollar amount.

The amounts shown in the table below do not include the value of payments or benefits that would have been earned after the Assumed Closing Date but on or prior to Closing, or the value of payments or benefits that are not based on or otherwise related to the Merger or a subsequent termination of employment.

In addition to the assumptions described in the preceding paragraph, the amounts set forth in the table below are based on certain other assumptions that are described in the footnotes accompanying the table below. The assumptions based upon which we have estimated the amounts in the table below may or may not actually occur. Accordingly, the ultimate amounts to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below. For purposes of the footnotes to the table below, “single trigger” refers to benefits that arise solely as a result of Closing, and “double trigger” refers to benefits that require two conditions, which are Closing and a qualifying termination. For more information, see the section of this proxy statement captioned “The Merger—Interests of PlayAGS’s Executive Officers and Non-Employee Directors—Payments Upon Termination at or Following Change in Control” and below for a quantification of the amounts that the named executive officers will receive in respect of equity and equity-based awards at the Effective Time.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension / NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement(3)	Other ($)(3)	Total ($)
David Lopez	3,873,607	12,451,563	—	60,000	—	—	16,385,170
Kimo Akiona	1,949,979	7,101,213	—	60,000	—	—	9,111,192
Rob Ziems	1,702,525	2,616,775	—	60,000	—	—	4,379,300

(1)

The amounts in this column include the cash severance payments that would be made to each named executive officer pursuant to his employment agreement in the event of a termination by PlayAGS without cause or a resignation by the named executive officer for good reason and reflect (a) a payment of two (2) times the sum of the named executive officer’s (i) base salary and (ii) annual target bonus, payable in accordance with the Employer’s customary payroll practices plus (b) a pro-rated annual bonus for the year in which the named executive officer is terminated, based on actual performance results and payable at the time the Employer pays all employees their annual bonuses. This table assumes that each named executive officer will be terminated on August 6, 2025 and that the target performance will be achieved for purposes of any bonus payment. These amounts are considered a “double trigger” benefit.

(2)

The amounts in this column represent the aggregate value of the unvested PlayAGS Options, PlayAGS RSUs, PlayAGS PSUs, PlayAGS PhSUs, and PlayAGS PPhSUs held by each named executive officer that will, as of the Closing, be cancelled and converted into the right to receive an amount in cash equal to, (a) in the case of each PlayAGS Option, the product of the total number of shares underlying such PlayAGS Option multiplied by the excess, if any, of the Merger Consideration over the per share exercise price for each such PlayAGS Option, and (b) in the case of each PlayAGS RSU, PlayAGS PSU, PlayAGS PhSU and PlayAGS PPhSU, the total number of shares or units underlying such award multiplied by the Merger Consideration. The accelerated vesting and payment of these awards is considered a “single trigger” benefit.

(3)

The amounts in this column include the value of continued health benefits that would be payable on the named executive officer’s behalf in the event of a termination by PlayAGS without cause or a resignation by the named executive officer for good reason. These amounts are considered a “double trigger” benefit.

(4)	There are no Pension/NQDC, Tax Reimbursement or Other Benefits payable on a single or double trigger basis in connection with the Merger.

Equity Interests of PlayAGS’s Executive Officers and Non-Employee Directors

As discussed above in the section of this proxy statement captioned “The Merger—Interests of PlayAGS’s Directors and Executive Officers in the Merger— Treatment of PlayAGS Options, PlayAGS RSUs, PlayAGS PSUs, PlayAGS PhSUs and PlayAGS PPhSUs,” at the Effective Time, each PlayAGS Option, PlayAGS RSU, PlayAGS PSU, PlayAGS PhSU, and PlayAGS PPhSU will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (i) the aggregate number of shares subject to such award, and (ii) the Merger Consideration (or, for each PlayAGS Option, the excess, if any, of the Merger Consideration over such PlayAGS Option’s per share exercise price).

Each of our named executive officers is eligible to receive the applicable vesting acceleration benefits with respect to his or her equity awards described above under the section captioned “The Merger—Interests of PlayAGS’s Directors and Executive Officers in the Merger—Payments Upon Termination at or Following Change in Control.”

The following table sets forth the number of shares of common stock underlying equity and equity-based awards held by each of PlayAGS’s executive officers and non-employee directors that are outstanding as of June 3, 2024. The table also sets forth the values of such equity and equity-based awards, determined as the number of shares underlying each such awards multiplied by the Merger Consideration (minus the applicable per share exercise price for any PlayAGS Options). Except for the awards described herein, no additional shares of common stock or equity awards were granted to any named executive officer or non-employee director in contemplation of the Merger.

Name	Shares #(1)	Shares $	Options #(2)	Options $	RSUs #(3)	RSUs $	PSUs #(3)	PSUs $	PhSUs #(3)	PhSUs $	PPhSUs #(3)	PPhSUs $	Total $
David Lopez	794,084	9,926,050	—	—	439,914	5,498,925	333,233	4,165,413	222,978	2,787,225	—	—	22,377,613
Kimo Akiona	378,800	4,735,000	75,769	233,369	258,345	3,229,313	202,564	2,532,050	107,188	1,339,850	—	—	12,069,581
Rob Ziems	16,617	207,713	—	—	58,754	734,425	65,596	819,950	84,992	1,062,400	—	—	2,824,488
Adam Chibib	58,119	726,488	—	—	14,450	180,625	—	—	—	—	—	—	907,113
Yvette Landau	56,820	710,250	—	—	10,838	135,475	—	—	—	—	—	—	845,725
Geoff Freeman	47,390	592,375	—	—	10,838	135,475	—	—	—	—	—	—	727,850
Anna Massion	55,165	689,563	—	—	10,838	135,475	—	—	—	—	—	—	825,038
David Farahi	27,129	339,113	—	—	10,838	135,475	—	—	—	—	—	—	474,588

(1)

This number includes shares of common stock beneficially owned, excluding shares of common stock issuable upon exercise of PlayAGS Options or settlement of PlayAGS RSUs, PlayAGS PSUs, PlayAGS PhSUs and PlayAGS PPhSUs.

(2)

The estimated number of shares subject to vested PlayAGS Options as of June 3, 2024, and the value (determined as the aggregate number of underlying shares multiplied by the Merger Consideration minus the aggregate exercise price with respect to such shares) of those portions of the PlayAGS Options, are provided in the table above. For any PlayAGS Options with an exercise price equal to or exceeding the Merger Consideration, the number of shares is included in the number of PlayAGS Options but the value reflected in the table above is $0. There are no outstanding unvested PlayAGS Options.

(3)	This number reflects the estimated number of shares of common stock subject to PlayAGS RSUs, PlayAGS PSUs, PlayAGS PhSUs and PlayAGS PPhSUs as of June 3, 2024.

Financing of the Merger

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. The Financing, when funded in accordance with the terms of the Commitment Letters, will provide Parent, when taken together with the non-restricted cash, cash equivalents or other immediately available sources of cash funds held by or available to Parent, Merger Sub or PlayAGS that are not subject to any further conditions, approvals or consents to use such funds (except as otherwise set forth in the Merger Agreement), with sufficient available funds to fund the payment of (i) the aggregate Merger Consideration and (ii) all other amounts required to be paid at or prior to the consummation of the Transactions and all fees, costs and expenses of or payable by Parent and Merger Sub in connection with the Transactions and the Financing, in each case in accordance with the Merger Agreement at the closing of the Transactions.

In connection with the financing of the Merger, Parent and/or Merger Sub has obtained debt and equity commitments as described below.

Equity Financing

The Investors have delivered the Equity Commitment Letter to Parent, pursuant to which, the Investors have committed to provide Parent, on the terms and subject to the conditions set forth in the Equity Commitment Letter, an aggregate equity commitment of $366 million to fund a portion of the payment of the aggregate Merger Consideration and other amounts required to be paid under the Merger Agreement.

Debt Financing

Barclays Bank PLC, Citizens Bank, N.A., Jefferies Finance LLC, Banco Santander, S.A. New York Branch, KeyBanc Capital Markets Inc. and KeyBank National Association are parties to the Debt Commitment Letter delivered to Parent and have agreed to provide, on the terms and subject to the conditions set forth in the Debt Commitment Letter, certain debt financing to fund a portion of the payment of the aggregate Merger Consideration and other amounts required to be paid under the Merger Agreement.

Limited Guarantee

In addition, concurrently with the execution of the Merger Agreement, the Investors have entered into the Limited Guarantee, pursuant to which, on the terms and subject to the conditions set forth in the Limited Guarantee, the Investors have agreed to guarantee Parent’s obligation to pay any termination fee, reimburse and indemnify PlayAGS with respect to certain expenses in connection with Parent’s debt financing and pay certain other amounts required under the Merger Agreement, up to an aggregate cap of $45.2 million.

Financing Cooperation

Each of Parent and Merger Sub will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the financing described in the Commitment Letters.

PlayAGS has agreed to use its reasonable best efforts to provide to Parent and Merger Sub such cooperation as is reasonably requested by Parent in connection with the arrangement of the financing contemplated by the Commitment Letters, subject to the terms set forth in the Merger Agreement.

No Dissenter’s Rights

Pursuant to NRS 92A.390, no holder of any shares of PlayAGS stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal, pursuant to the NRS or otherwise, as a result of or in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger. Neither the articles of incorporation of PlayAGS nor any resolution of the Board of Directors provides or will provide for any dissenter’s rights or any other rights of appraisal in respect of the Merger Agreement, the Merger or the other Transactions to any holder of common stock.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below). This summary is general in nature and does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the Code, Treasury Department regulations promulgated under the Code (the “Treasury Regulations”), court decisions, published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to stockholders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances. For example, this discussion does not address the tax consequences that may be relevant to stockholders who may be subject to special treatment under U.S. federal income tax laws, such as:

•	banks, mutual funds, insurance companies or other financial institutions;

•	tax-exempt organizations;

•	retirement or other tax deferred accounts;

•	S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or investors therein;

•	dealers in stocks and securities;

•	traders in securities that elect to use the mark-to-market method of accounting for their securities;

•	regulated investment companies or real estate investment trusts;

•	entities subject to the U.S. anti-inversion rules;

•	certain former citizens or long-term residents of the U.S;

•	except as noted below, stockholders who own or have owned (directly, indirectly or constructively) 5% or more of our common stock (by vote or value);

•	stockholders who own (directly, indirectly or constructively) an equity interest in Parent or the Surviving Corporation following the Merger;

•	stockholders holding their shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	stockholders whose shares constitute qualified small business stock within the meaning of Section 1202 of the Code;

•	stockholders who received their shares of common stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants;

•	U.S. Holders whose “functional currency” is not the U.S. dollar;

•	stockholders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the U.S;

•

stockholders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of common stock being taken into account in an “applicable financial statement” (as defined in the Code); or

•	stockholders who are controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax.

In addition, the following discussion does not address the tax consequences of transactions effected prior to, concurrently with or after the Merger (whether or not such transactions are effected in connection with the Merger), U.S. federal estate, gift or alternative minimum tax consequences, if any, tax consequences arising from the Medicare equivalent tax on net investment income, or any state, local or non-U.S. tax consequences.

If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

THE FOLLOWING SUMMARY IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

•	an individual who is (or is treated as) a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more “United States persons” as defined in Section 7701(a)(30) of the Code; or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person.”

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of common stock that is neither a U.S. Holder nor a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes).

U.S. Holders

The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received by such U.S. Holder and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. Gain or loss must be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. Long-term capital gains of non-corporate taxpayers, including individuals, are currently taxed at preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. Holders, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other requirements are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder if the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

PlayAGS is or has been a “United States real property holding corporation” as such term is defined in Section 897I of the Code (“USRPHC”), at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock (the “Relevant Period”) and, if shares of common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns or is deemed to own pursuant to attribution rules more than 5% of common stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a stockholder pursuant to the Merger. Backup withholding generally will not apply to (i) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that the taxpayer identification number provided is correct and that such stockholder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (ii) a Non-U.S. Holder that (a) provides a certification of such stockholder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (b) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly known as “FATCA”), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of thirty percent 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements.

The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed regulations, the Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Stockholders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of common stock pursuant to the Merger.

Regulatory Approvals Required for the Merger

Antitrust Filings

Under the HSR Act, certain acquisitions may not be completed until information has been furnished to the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), and the applicable HSR Act waiting period requirements have been satisfied. The waiting period under the HSR Act applicable to the Merger is 30 calendar days, unless the waiting period is terminated earlier or extended if the parties “pull and refile” the notification and report forms and/or by the issuance of a request for additional information and documentary materials (which we refer to as a “Second Request”). If the DOJ or FTC issues a Second Request, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with such Second Request, unless the waiting period is terminated earlier or the parties agree with the DOJ or FTC to delay consummation of the Merger for a specified period of time.

The Merger is subject to the provisions of the HSR Act and therefore cannot be completed until each of PlayAGS and Parent file a notification and report form with the DOJ and the FTC under the HSR Act and the applicable waiting period has expired or been terminated. On or before November 8, 2024, or such other date as may be agreed in writing between antitrust counsel of PlayAGS and Parent, PlayAGS and Parent will make the necessary filings required to be made under the HSR Act.

At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of one or both of the parties, requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights, or requiring the parties to agree to other remedies. At any time before or after the completion of the Merger, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state or foreign jurisdiction could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of one or both of the parties, requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights, or requiring the parties to agree to other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances, including by seeking to intervene in the regulatory process or litigate to enjoin the Merger or to overturn regulatory approvals, any of which actions could significantly impede or preclude obtaining required regulatory approvals. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

Required Gaming Approvals

The parties have agreed that, with respect to Parent, receipt of the Required Gaming Approvals is a condition to closing of the Merger. The parties have agreed in the Merger Agreement that Parent, Merger Sub and each of their respective subsidiaries and controlling affiliates will file all applications for licensure, submissions for suitability review and other appropriate, necessary and requested documentation in connection with all Required Gaming Approvals as soon as possible, and in any event within 80 days following the date of the Merger Agreement.

In addition to the Required Gaming Approvals, Parent and PlayAGS will make further filings in connection with the Additional Gaming Approvals, but the expiration of any waiting periods, or receipt of any required approvals, in connection with such filings for Additional Gaming Approvals will not be conditions to the completion of the Merger without the written consent of Parent and PlayAGS.

Although PlayAGS and Parent do not expect regulatory authorities to raise any significant concerns in connection with their review of the Merger, there is no assurance that they will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on PlayAGS and/or Parent after completion of the Merger. Other than the filings described above and in this section of the proxy statement, we are not aware of any mandatory regulatory filings to be made, approvals to be obtained, or waiting periods to expire, in order to complete the Merger. If the parties discover that other regulatory filings, approvals or waiting periods are necessary, they will seek to obtain or comply with them.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions, restrictions, qualifications, requirements or limitations on the completion of the Merger, including the requirement to divest assets, license or hold separate assets or terminate existing relationships and contractual rights, or agree to other remedies, or require changes to the terms of the Merger Agreement, or that a challenge to the Merger on antitrust or gaming regulatory grounds will not be made, or if such challenge is made, what the result will be. These conditions or changes could result in the conditions to the Merger not being satisfied. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval of the proposal to approve the Merger Agreement by stockholders and the completion of the Merger.

In accordance with the terms and subject to the conditions of the Merger Agreement, Parent, Merger Sub, and PlayAGS have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the Merger. Please see the section of this proxy statement captioned “Proposal 1: Approval of the Merger Agreement—Efforts to Close the Merger.”

Legal Proceedings

As of the filing of this proxy statement, there were no legal proceedings pending related to the Merger.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

The following summary describes the Merger and the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by PlayAGS, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement and contained in the confidential disclosure schedules. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between PlayAGS, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to stockholders. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of PlayAGS, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of PlayAGS, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedule to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding PlayAGS, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding PlayAGS and our business. Please see the section of this proxy statement captioned “Where You Can Find More Information.”

Effects of the Merger; Articles of Incorporation; Bylaws; Directors and Officers

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the NRS, at the Effective Time: (i) Merger Sub will be merged with and into PlayAGS, with PlayAGS continuing as the Surviving Corporation; and (ii) the separate existence of Merger Sub will cease. At the Effective Time, all properties, rights, privileges, powers and franchises of PlayAGS and Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities and duties of PlayAGS and Merger Sub will become the debts, liabilities and duties of PlayAGS as the Surviving Corporation.

At the Effective Time, the articles of incorporation of PlayAGS as the Surviving Corporation will be amended and restated to conform to Exhibit B of the Merger Agreement and the bylaws of PlayAGS as the Surviving Corporation will be amended and restated to conform to Exhibit C of the Merger Agreement, each of which will survive the closing and will not, for a period of six years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of PlayAGS’s and PlayAGS’s subsidiaries’ directors and officers with respect to indemnification, advancement of expenses and exculpation without an affected individual’s prior written consent. The directors of PlayAGS as the Surviving

Corporation immediately after the Effective Time will be the directors of Merger Sub as of immediately prior to the Effective Time and the officers of PlayAGS as the Surviving Corporation immediately after the Effective Time will be the officers of PlayAGS as of immediately prior to the Effective Time.

Closing and Effective Time

The Closing of the Merger will take place no later than the second business day after the satisfaction or waiver of all of the closing conditions of the Merger (described below under the caption, “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the Closing of the Merger). On the Closing Date, the parties will file the articles of merger with the Nevada Secretary of State in accordance with the NRS and make all other filings or recordings required by the NRS in connection with effecting the Merger. The Merger will become effective upon the filing of the articles of merger with the Nevada Secretary of State (or at such later time permitted under the NRS and agreed to by PlayAGS, Parent and Merger Sub and specified in the articles of merger).

Merger Consideration

Common Stock

Subject to the terms of the Merger Agreement, at the Effective Time, each share of common stock outstanding immediately prior to the Effective Time (except for Excluded Shares) will be cancelled and automatically converted into the right to receive the Merger Consideration, subject to any withholding of taxes required by applicable legal requirements.

At the Effective Time, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Treatment of PlayAGS Options, PlayAGS RSUs, PlayAGS PSUs, PlayAGS PhSUs and PlayAGS PPhSUs

PlayAGS Options. At the Effective Time, each PlayAGS Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and automatically converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of common stock underlying such Play AGS Option multiplied by (ii) the excess, if any, of (a) the Merger Consideration over (b) the per share exercise price for such PlayAGS Option, less applicable tax withholdings (and each PlayAGS Option with a per share exercise price equal or greater than the Merger Consideration will be cancelled for no consideration).

PlayAGS RSUs. At the Effective Time, each PlayAGS RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the total number of shares of common stock underlying such PlayAGS RSU multiplied by (ii) the Merger Consideration, less applicable tax withholdings.

PlayAGS PSUs. At the Effective Time, each PlayAGS PSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the total number of shares of common stock (determined without regard to future employment or service vesting requirements) issuable in settlement of such PlayAGS PSU immediately prior to the Effective Time multiplied by (ii) the Merger Consideration, less applicable tax withholdings.

PlayAGS PhSUs. At the Effective Time, each PlayAGS PhSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the total number of units underlying such PlayAGS PhSU multiplied by (ii) the Merger Consideration, less applicable tax withholdings.

PlayAGS PPhSUs. At the Effective Time, each PlayAGS PPhSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the total number of units (determined without regard to future employment or service vesting requirements) underlying such PlayAGS PPhSU immediately prior to the Effective Time multiplied by (ii) the Merger Consideration, less applicable tax withholdings.

Exchange and Payment Procedures

Prior to the Effective Time, Parent will designate a paying agent (“Paying Agent”) for the holders of record of any shares of common stock entitled to receive the Merger Consideration at the Effective Time. At or prior to the Closing, Parent will deposit or cause to be deposited with the Paying Agent cash sufficient to pay the aggregate amount of Merger Consideration payable at the Effective Time pursuant to the Merger Agreement.

As promptly as practicable after the Effective Time (and in any event within three business days), Parent will cause the Paying Agent to mail or otherwise provide to each holder of record of any shares entitled to receive the Merger Consideration transmittal materials, including a customary form of letter of transmittal and instructions for surrendering any certificates or book-entry shares in exchange for the Merger Consideration for each share formerly evidenced by such certificates or book-entry shares.

As soon as reasonably practicable after the Effective Time, but no later than the first regularly scheduled payroll date that is at least ten business days after the Effective Time, Parent will, or will cause the Surviving Corporation or a subsidiary of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable subsidiary’s payroll the aggregate PlayAGS Option consideration, PlayAGS RSU consideration, PlayAGS PSU consideration, PlayAGS PhSU consideration, and the PlayAGS PPhSU consideration. If any payment owed to a current or former employee cannot be made through the Surviving Corporation’s or a subsidiary’s of the Surviving Corporation payroll system or payroll provider, then Parent will, or will cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, issue checks for such payment (net of any withholding taxes required to be deducted and withheld by applicable legal requirements), which checks will be sent by overnight courier promptly following the Effective Time (but in no event later than the first regularly scheduled payroll date that is at least ten business days following the Effective Time).

The Surviving Corporation, Parent and Merger Sub may deduct and withhold any applicable taxes from any consideration payable pursuant to the Merger Agreement.

Representations and Warranties

The Merger Agreement contains representations and warranties of PlayAGS, Parent and Merger Sub. Some of the representations and warranties in the Merger Agreement made by PlayAGS are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a fact, event, occurrence, effect, change, development or circumstance (each, an “Effect”) that is deemed to have a “Material Adverse Effect” on PlayAGS and its subsidiaries, taken as a whole, if such Effect, individually or taken together with all other Effects, has had or would reasonably be expected to have a material adverse effect on (i) the business, condition (financial or otherwise), liabilities or results of operations of PlayAGS and its subsidiaries, taken as a whole, or (ii) the ability of PlayAGS to effect the Transactions by the Termination Date (as defined below), provided that solely with respect to clause (i), none of the following, and no Effect arising out of, relating to or resulting from the following, will be deemed in and of themselves, either alone or in combination, to constitute a Material Adverse Effect on PlayAGS and its subsidiaries, and none of the following will be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect on PlayAGS and its subsidiaries:

(a)

any change in the market price, credit rating or trading volume of PlayAGS’s stock or other securities or any change affecting the ratings or the ratings outlook for PlayAGS (provided that the underlying factors contributing to any such change may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect, unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect);

(b)

any Effects arising out of or relating to the announcement or pendency of the Transactions, including any action taken (or not taken) by PlayAGS or its subsidiaries that is expressly required to be taken (or is expressly prohibited from being taken) by it pursuant to this Agreement and any change in customer, supplier, employee, financing source, stockholder, regulatory, partner or similar relationships of PlayAGS or its subsidiaries (provided, that this clause (b) does not apply in the context of any representation or warranty of PlayAGS which specifically address the consequences of the execution and delivery of this Agreement or the consummation of the Transactions, including for purposes of determining whether the condition relating to the truth and accuracy of PlayAGS’s representations and warranties in the Merger Agreement has been satisfied);

(c)	any Effect generally affecting any industry which PlayAGS and its subsidiaries operate;

(d)	economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets, in each case in the United States or any other country or region;

(e)	any Effect from changes in interest rates, inflation rates or fluctuations in the value of any currency;

(f)

any act of terrorism, war, natural disasters, pandemic or epidemic (including the COVID-19 pandemic, and any variations thereof or related or associated epidemics, pandemics or disease outbreaks) (and any escalation or worsening of any of the foregoing);

(g)

any failure by PlayAGS or any of its subsidiaries to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the underlying factors contributing to any such failure may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect, unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect);

(h)	any Effect resulting or arising from Parent’s or Merger Sub’s breach of the Merger Agreement or an equity financing party’s breach of the Equity Commitment Letter; or

(i)

any change after the date of the Merger Agreement in any legal requirements or United States generally accepted accounting principles (“GAAP”), or binding interpretations of any legal requirements or GAAP.

Provided, further that any Effect referred to in the foregoing clauses (c), (d), (e), (f) or (i) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect to the extent such Effect has a disproportionate adverse effect on PlayAGS and its subsidiaries, taken as a whole, as compared to other similarly situated participants in the industries in which PlayAGS and its subsidiaries operate (in which case any such disproportionate adverse effect (and only such disproportionate adverse effect) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect).

In the Merger Agreement, PlayAGS has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization and PlayAGS subsidiaries;

•	articles of incorporation and bylaws;

•	capitalization of PlayAGS and its subsidiaries;

•	SEC filings and financial statements;

•	absence of certain changes since December 31, 2023;

•	title to assets;

•	real property;

•	intellectual property;

•	contracts;

•	liabilities;

•	compliance with legal requirements and export controls;

•	certain business practices;

•	governmental authorizations;

•	tax matters;

•	employee matters and benefit plans;

•	environmental matters;

•	insurance;

•	legal proceedings and orders;

•	authority and binding nature of the Merger Agreement;

•	related-party transactions;

•	merger approval;

•	non-contravention and consents;

•	fairness opinion;

•	financial advisors; and

•	takeover laws.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to PlayAGS that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization;

•	Merger Sub;

•	authority and binding nature of the Merger Agreement;

•	non-contravention and consents;

•	disclosure and the accuracy of information supplied by or on behalf of Parent or Merger Sub;

•	absence of litigation;

•	financing;

•	sufficiency of proceeds;

•	stockholder and management arrangements;

•	ownership of PlayAGS stock;

•	solvency;

•	brokers and other advisors;

•	no assets causing antitrust risk; and

•	CFIUS foreign person status risk.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that during the pre-Closing period, except as: (i) expressly required or expressly permitted by the Merger Agreement or as required by applicable legal requirements; (ii) consented to by Parent in writing (which consent will not be unreasonably withheld, delayed or conditioned); or (iii) as disclosed in PlayAGS’s disclosure letter to the Merger Agreement, PlayAGS will, and will cause its subsidiaries to, (x) conduct their respective business in the ordinary course of business in all material respects, (y) use commercially reasonable efforts to preserve their current relationships with material customers, vendors, distributors, lessors, licensors, licensees, creditors and other material business relations and (z) use commercially reasonable efforts to maintain in full force and effect their licenses and permits under applicable gaming laws.

Additionally, the Merger Agreement provides that during the pre-Closing period, except as: (i) expressly required or expressly permitted by the Merger Agreement or as required by applicable legal requirements; (ii) consented to by Parent in writing (which consent will not be unreasonably withheld, delayed or conditioned); or (iii) as disclosed in PlayAGS’s disclosure letter to the Merger Agreement, PlayAGS and its subsidiaries will not, among other things:

•

establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the common stock) or other equity, equity linked or voting interests, except for dividends or other distributions by a subsidiary of PlayAGS to PlayAGS or another wholly-owned subsidiary of PlayAGS;

•

repurchase, redeem or otherwise reacquire any PlayAGS capital stock or any rights, warrants, options or other convertible or exercisable securities to acquire any PlayAGS capital stock, subject to customary exceptions;

•	modify the terms of any shares of PlayAGS capital stock or other equity, equity-linked or voting interests;

•	enter into any agreement with respect to the voting or registration of any shares of PlayAGS capital stock or other equity, equity-linked or voting interests;

•

split, combine, subdivide, adjust, recapitalize, or reclassify any PlayAGS capital stock or other equity interests, or authorize the issuance of any other securities in respect of, in lieu of or in substitution for PlayAGS capital stock or any of PlayAGS’s other equity, equity-linked or voting interests;

•

sell, issue, grant, deliver, pledge, transfer, encumber or authorize or commit to the issuance, sale, delivery, pledge, transfer, encumbrance or grant by PlayAGS or any of its subsidiaries of (a) capital stock, equity interest or other security of PlayAGS or any of its subsidiaries; (b) option, call, warrant, restricted securities, right to acquire any capital stock, equity interest or other security of PlayAGS or any of its subsidiaries or equity or equity-based incentive awards, stock bonuses, phantom equity or other equity-based incentive awards; or (c) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of PlayAGS and its subsidiaries, subject to customary exceptions;

•

(a) modify or amend in any material respect, or terminate or waive any material right under, a material contract, subject to customary exceptions; or (b) enter into any contract that would have been a material contract if such contract was in existence as of the date of the Merger Agreement, other than entry into such contract in the ordinary course of business;

•

(a) assign, license, sell, abandon, allow to lapse or otherwise dispose of any material intellectual property right, other than non-exclusive licenses granted in the ordinary course of business, or (b) disclose any trade secrets, other than pursuant to a reasonable written confidentiality agreement or binding confidentiality obligation;

•

(a) establish, enter into, adopt, terminate, modify or amend any employee plan, amend or waive any of the rights of PlayAGS and its subsidiaries under, or take any action to accelerate the vesting, payment or funding of any compensation or benefit under, any of the employee plans, except that PlayAGS and its subsidiaries may (x) amend any employee plans to the extent required by applicable legal requirements; and (y) replace, renew or extend a broadly applicable employee plan in the ordinary course of business consistent with past practice that does not materially increase the cost of such employee plan or benefits provided under such employee plan based on the cost on date of the Merger Agreement, (b) pay or grant, or commit to pay or grant, to any current or former employee or other individual service provider any equity or equity-based incentive awards, stock bonuses or other equity-based incentive awards, material compensation or benefit (including any severance, retention, change in control or similar payments or benefits), or any increase in any compensation or benefits; or (c) hire, engage, promote or terminate (other than for cause) any employee or other individual service provider whose annual base compensation is or would be greater than $200,000;

•

amend the articles of incorporation, bylaws, charter or other organizational documents of PlayAGS or any of its subsidiaries, except as may be required by legal requirements or the rules and regulations of the NYSE;

•

make any loans, advances or capital contributions to, or investments in, any other person, except for (a) loans solely between or among PlayAGS and its subsidiaries; (b) advances for employee business and travel expenses in the ordinary course of business in immaterial amounts; (c) the extension of trade credit to customers in the ordinary course of business; or (d) acquisitions of marketable securities which are convertible into cash within 90 days or less and representing non-controlling minority interests of less than 5% of the total outstanding share capital of such person;

•

form any subsidiary, acquire any equity interest in any other entity or enter into any joint venture, legal partnership or limited liability company or similar arrangement or, except to PlayAGS or any of its subsidiaries, agree or otherwise commit to make a capital contribution in any entity;

•

make or authorize any capital expenditure except (a) in accordance with the capital budget set forth in the PlayAGS disclosure letter, or (b) capital expenditures not addressed by the foregoing clause that do not exceed $2 million individually, or $5 million in the aggregate;

•

incur any indebtedness after the date of the Merger Agreement in excess of $1 million at any one time outstanding, except for (a) indebtedness reasonably necessary to finance capital expenditures permitted under the Merger Agreement, (b) indebtedness incurred to refinance or replace existing indebtedness outstanding on the date of the Merger Agreement (which is not for an aggregate principal amount greater than such existing indebtedness and which is prepayable at any time without premium or penalty) (c) guarantees by PlayAGS of existing indebtedness of any of its subsidiaries, (d) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business for immaterial amounts and (e) indebtedness incurred under any existing credit facilities as in effect on the date of the Merger Agreement;

•

sell, divest or spin-off, abandon, waive, relinquish or permit to lapse, fail to diligently prosecute, enforce or maintain, fail to renew, guarantee, exchange or swap, lease, transfer, mortgage or otherwise encumber or subject to any encumbrance (other than a permitted encumbrance) or otherwise dispose of or assign any rights, properties or assets (other than intellectual property rights) with a fair market value that is individually in excess of $2 million or in the aggregate in excess of $5 million except (a) dispositions of supplies, inventory, merchandise or products to customers in the ordinary course of business, dispositions of obsolete, surplus or worn-out assets or assets that are no longer used or useful in the conduct of the business of PlayAGS or any of its subsidiaries and dispositions of marketable securities for cash in the ordinary course of business; (b) transfers between or among PlayAGS and any of its subsidiaries; or (c) voluntary terminations or surrenders of leases or subleases of real property in the ordinary course of business;

•

acquire from any third party any (a) business or assets (other than purchases of raw materials and supplies in the ordinary course of business); or (b) equity interests of any person, in each case of the clauses above, including by merger, consolidation or acquisition of stock or assets;

•	make, change or revoke any material tax election in a manner materially inconsistent with past practice;

•	change any annual tax accounting period or material method of tax accounting;

•	file any material amendment with respect to any material tax return;

•	settle or compromise any material claim, notice, audit, investigation, assessment or other proceeding with respect to material taxes;

•

enter into any material tax allocation agreement, tax sharing agreement, tax indemnity agreement (in each case, other than an agreement entered into in the ordinary course of business and the principal purpose of which is not tax);

•	execute any closing agreement relating to any material amount of tax;

•	affirmatively surrender or compromise any right to claim a material tax refund;

•

consent to any extension or waiver of the statute of limitations period with respect to the assessment or examination of any material tax (other than an extension in the ordinary course or as a result of the extension of the due date for filing any tax return);

•

commence any legal proceeding, other than: (a) in such cases where PlayAGS reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that PlayAGS consults with Parent and considers the views and comments of Parent with respect to such legal proceedings prior to commencement thereof); or (b) subject to any limitations set forth in other provisions of the Merger Agreement, in connection with a breach of the Merger Agreement or any other agreements contemplated thereby;

•

settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than (a) any legal proceeding relating to a breach of the Merger Agreement or any other Agreements contemplated by the Merger Agreement; (b) a settlement or compromise involving only the payment of monies by PlayAGS or any of its subsidiaries (net of recoveries under insurance policies or indemnity obligations) of not more than $500,000 individually or $1 million in the aggregate; or (c) any settlement or compromise that results in no monetary obligation of PlayAGS or any of its subsidiaries receipt of payment, provided that, no such settlement or compromise will involve any injunctive or equitable relief, or impose material restrictions on the business activities of PlayAGS or any of its subsidiaries, taken as a whole;

•

(a) modify, extend, terminate, negotiate or enter into any labor agreement or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of PlayAGS or its subsidiaries; (b) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, or other actions that could require advance notice under WARN, or (c) affirmatively waive any restrictive covenant obligation of any current or former employee or independent contractor;

•	adopt or implement any stockholder rights plan or similar arrangement;

•

make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of PlayAGS or its subsidiaries, except insofar as may be required (a) by GAAP (or any interpretation thereof); (b) by any applicable legal requirements, including Regulation S-X under the Securities Act of 1933, as amended; or (c) by any governmental body;

•

adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of PlayAGS and its subsidiaries other than a dormant subsidiary of PlayAGS in the ordinary course of business;

•

commence operations or activities in any new jurisdiction which requires PlayAGS or any of its subsidiaries or any affiliate thereof or any officers, directors or employees thereof to submit applications and obtain licenses pursuant to gaming laws, or otherwise enter into any new line of business that is not related to, and is not an extension of, the business of PlayAGS and its subsidiaries;

•	maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

•

engage in any transaction or enter into any agreement, arrangement or understanding with another any affiliate of PlayAGS or any other person that would be required to be disclosed pursuant to Item 404 of Regulation S-K; or

•	authorize any of, or agree or commit to take any of the foregoing actions.

Without limiting the foregoing, prior to the Effective Time, each of Parent and PlayAGS will exercise, consistent and in accordance with the terms and conditions of the Merger Agreement, complete control and supervision of its and its subsidiaries’ operations.

No Solicitation of Other Offers

For purposes of this proxy statement and the Merger Agreement:

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are no less favorable in the aggregate to PlayAGS and its subsidiaries than those contained in the Confidentiality Agreement dated January 27, 2024, between PlayAGS and Brightstar (the “Confidentiality Agreement”) (except that the confidentiality agreement need not contain standstill provisions) and (ii) does not prohibit PlayAGS or any of its subsidiaries from providing any information to Parent in accordance with the Merger Agreement or otherwise prohibit PlayAGS from complying with its obligations under the Merger Agreement.

“Acquisition Proposal” means any proposal or offer from any person (other than Parent and its affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any direct or indirect:

•

acquisition, purchase, lease or license of assets of PlayAGS and its subsidiaries equal to 20% or more of PlayAGS and its subsidiaries’ consolidated assets or to which 20% or more of PlayAGS and its subsidiaries’ consolidated revenues or earnings are attributable;

•	issuance by PlayAGS or acquisition of 20% or more of the outstanding shares of common stock or voting interests of PlayAGS; or

•

tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding shares of common stock or voting interests of PlayAGS; or merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving PlayAGS that if consummated would result in (x) any person or group beneficially owning 20% or more of the outstanding shares or voting power of the resulting direct or indirect parent of PlayAGS or the surviving entity in such transaction or (y) the stockholders of PlayAGS immediately preceding such transaction holding less than 80% of the shares of common stock or voting interests in the resulting direct or indirect parent of PlayAGS or the surviving entity in such transaction;

in each case of the foregoing clauses, other than the Transactions.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors (or committee thereof) determines, in its good faith judgment after consultation with its outside legal counsel and its financial advisor, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the identity and financial wherewithal of the person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors (or committee thereof) deems relevant and (ii) if consummated, be more favorable to PlayAGS’s stockholders (solely in their capacities as such) from a financial point of view than the Transactions (after considering such factors as the Board of Directors considers in good faith to be appropriate, including type of consideration, conditionality, the expected timing to closing and likelihood of consummation of such proposal) and after taking into account any revisions to the Merger Agreement and the Transactions made or proposed by Parent prior to the time of such determination. For purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Acquisition Proposal are each deemed to be references to “50%.”

Except as otherwise expressly permitted by the Merger Agreement, during the pre-Closing period, PlayAGS and its subsidiaries have agreed not to, and will direct their respective representatives not to, and will not knowingly permit any of their respective representatives to:

•

engage in any solicitation, knowing encouragement, knowing facilitation (including by providing non-public information), discussions or negotiations with any persons with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•

directly or indirectly (i) solicit, initiate or knowingly facilitate or knowingly encourage (including by furnishing non-public information) any Acquisition Proposal or any inquiries regarding, or making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or the making, submission or announcement of any Acquisition Proposal; (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other person any non-public information relating to PlayAGS or any of its subsidiaries or its business, properties, assets, books, records or other non-public information in connection with or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) enter into, approve or endorse any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (each of the foregoing, a “PlayAGS Acquisition Agreement”); or (iv) authorize or commit to any of the foregoing.

In addition, PlayAGS and its subsidiaries agreed to cease and cause to be terminated all discussions or negotiations between PlayAGS and its subsidiaries and any person and such person’s representatives (other than Parent and its affiliates and its and their respective representatives) in connection with any potential Acquisition Proposal immediately following the execution of the Merger Agreement. In addition, within three business days of the date of the Merger Agreement, PlayAGS and its subsidiaries agreed to (i) deliver written return or destroy confidential information notices (other than to Parent and its affiliates), which also stated that PlayAGS is ending all discussions and negotiations with such person with respect to any Acquisition Proposal, to each person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal within the last 12 months and (ii) terminate data room access previously granted to any persons and its representatives (other than Parent and its representatives) in connection with any potential Acquisition Proposal.

In the event that, at any time after the date of the Merger Agreement and prior to the receipt of the PlayAGS Required Vote, PlayAGS, its subsidiaries or any of their representatives receives a bona fide written Acquisition Proposal that was not solicited in breach of the Merger Agreement from any person or group of persons, PlayAGS and its representatives may contact and engage in discussions with such person or group of persons solely to clarify any ambiguous terms and conditions of such Acquisition Proposal and inform such person or group of persons of the terms of the Merger Agreement and if the Board of Directors (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and the Board of Directors (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take any action described in clauses (a) and (b) below would be inconsistent with its fiduciary duties under applicable legal requirements, then PlayAGS and its representatives may (a) enter into an Acceptable Confidentiality Agreement with such person or group of persons and furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to PlayAGS and its subsidiaries to the person or group of persons who has made such Acquisition Proposal and their respective representatives and financing sources; provided that PlayAGS will provide to Parent, prior to or concurrently with the provision of such information to such person or group of persons, all such information that is provided to any such person or group of persons given such access which was not previously provided to Parent or its representatives, and (b) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal and its respective representatives and financing sources with respect to such Acquisition Proposal.

Relatedly, following the date of the Merger Agreement, PlayAGS has also agreed to (i) promptly (and in any event within 24 hours) notify Parent in writing if (a) any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal, are received by PlayAGS or any of its subsidiaries or any of their representatives, (b) any non-public information is requested from PlayAGS, its subsidiaries or any of their Representatives in connection with or related to any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal or (c) any discussions or negotiations with third parties relating to or in connection with any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal are sought, requested or continued; (ii) provide Parent with a written summary of the material terms and conditions of any of the foregoing, including the identity of the person making such inquiry, proposal, offer or Acquisition Proposal (including copies of any written materials related thereto), (iii) keep Parent reasonably informed of any material developments relating thereto on a reasonably prompt basis (including copies of any written materials related to any amendments or modifications thereto) and (iv) upon the reasonable request of Parent, reasonably inform Parent of the status of such inquiry, proposal, offer or Acquisition Proposal.

The Board of Directors’ Recommendation; PlayAGS Adverse Change Recommendation

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of common stock vote “FOR” approval of the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect a PlayAGS Adverse Change Recommendation (as defined below) except as described below.

During the pre-Closing period, the Board of Directors may not take any action described in the following (any such action, a “PlayAGS Adverse Change Recommendation”):

•

withdraw, withhold, amend or qualify or modify, in each case, in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw, withhold, amend or qualify or modify, in each case, in a manner adverse to Parent or Merger Sub, the Board of Directors’ Recommendation;

•	fail to include the Board of Directors’ recommendation in this proxy statement;

•

fail to publicly reaffirm the Board of Directors’ recommendation within ten business days after Parent so requests in writing (it being understood that Parent will only be entitled to make up to two such reaffirmation requests);

•	approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal; or

•

if any tender offer or exchange offer is commenced for equity securities of PlayAGS, fail to recommend against such tender offer or exchange offer by the earlier of (i) the tenth business day after the commencement of such tender or exchange offer or (ii) the third business day prior to the Special Meeting other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act.

The Board of Directors also agreed not to approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow PlayAGS to execute or enter into any PlayAGS Acquisition Agreements (other than an Acceptable Confidentiality Agreement).

Notwithstanding anything to the contrary in the Merger Agreement, if at any time prior to the receipt of the PlayAGS Required Vote, and to the extent not resulting from a breach of the non-solicitation obligations in the Merger Agreement other than a breach that is immaterial and unintentional, PlayAGS has received a written Acquisition Proposal from any person that has not been withdrawn, and the Board of Directors (or a committee thereof) has determined, in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal, the Board of Directors (or a committee thereof) may (a) make a PlayAGS Adverse Change Recommendation, or (b) authorize PlayAGS to terminate the Merger Agreement to enter into a PlayAGS Acquisition Agreement with respect to such Superior Proposal in accordance with the Merger Agreement if and only if:

•

the Board of Directors (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable legal requirements;

•

PlayAGS provides Parent with prior written notice of its intention to consider making a PlayAGS Adverse Change Recommendation or terminate the Merger Agreement at least five business days prior to making any such PlayAGS Adverse Change Recommendation or effecting such termination (a “Determination Notice”);

•

PlayAGS provides to Parent unredacted copies of the most current drafts of any proposed PlayAGS Acquisition Agreement with respect to an Acquisition Proposal and any financing commitments or other agreements to be entered into in connection with such Acquisition Proposal and a summary of the material terms and conditions of an Acquisition Proposal;

•

PlayAGS affords Parent five business days (the “Match Period”) after the delivery of the Determination Notice and the documents contemplated by the clause above to propose revisions to the terms of the Merger Agreement, the Debt Commitment Letter, the Equity Commitment Letter and the Limited Guarantee or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Proposal, and negotiate in good faith with Parent with respect to the proposed revisions or other proposal, if any; and

•

the Board of Directors (or a committee thereof), after considering the terms of the Merger Agreement, the Debt Commitment Letter, the Equity Commitment Letter and the Limited Guarantee and any revisions thereto proposed to be made by Parent, if any, prior to 11:59 p.m. Eastern Time on the last date of the Match Period, determines, in good faith after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal and, after consultation with outside legal counsel, that the failure to make the PlayAGS Adverse Change Recommendation or terminate the Merger Agreement would be inconsistent with the fiduciary duties of the Board of Directors under applicable legal requirements.

PlayAGS may issue any “stop, look and listen” communication pursuant to Rule 14d-9(f) which will not, in and of itself, be considered a PlayAGS Adverse Change Recommendation and will not require a Determination Notice so long as such communication solely describes PlayAGS’s receipt of an Acquisition Proposal and the operation of the Merger Agreement with respect thereto and neither the Board of Directors nor any committee thereof takes any action prohibited by the Merger Agreement.

Additionally, the Board of Directors (or a committee thereof) may make a PlayAGS Adverse Change Recommendation in response to a Change in Circumstance (as defined below), if and only if:

•

the Board of Directors (or a committee thereof) determines in good faith, after consultation with PlayAGS’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable legal requirements;

•

PlayAGS provides Parent a Determination Notice at least five business days prior to making any such PlayAGS Adverse Change Recommendation (which notice describes the Change in Circumstance in reasonable detail);

•

PlayAGS affords Parent five business days after the delivery of the Determination Notice to propose revisions to the terms of the Merger Agreement and will have negotiated, to the extent Parent desires to negotiate, in good faith with Parent with respect to such proposed revisions, so that such Change in Circumstance would no longer necessitate a PlayAGS Adverse Change Recommendation; and

•

the Board of Directors, after considering the terms of the Merger Agreement, the Debt Commitment Letter, the Equity Commitment Letter and the Limited Guarantee and the effect of any proposed revisions made by Parent, if any, prior to 11:59 p.m. Eastern Time on the fourth business day following delivery of the Determination Notice, Board of Directors (or a committee thereof) will have determined, in good faith after consultation with its outside legal counsel, that the failure to make the PlayAGS Adverse Change Recommendation in response to such Change in Circumstance would still be inconsistent with the fiduciary duties of the Board of Directors under applicable legal requirements.

For the purposes of this proxy statement and the Merger Agreement, “Change in Circumstance” will mean any positive Effect that materially affects the business, assets or operations of PlayAGS and its subsidiaries, taken as a whole, that was neither known to the Board of Directors (or if known, the material consequences of which were not known by the Board of Directors prior to the date of the Merger Agreement), nor reasonably foreseeable, as of or prior to the date of the Merger Agreement, which positive Effect becomes known to the Board of Directors prior to the PlayAGS Required Vote; provided, that none of the following will constitute a “Change in Circumstance”: (a) any Acquisition Proposal, inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal, or any business combination or acquisition opportunity, (b) any Effect resulting from a breach of the Merger Agreement by PlayAGS, (c) the fact, in and of itself, that PlayAGS exceeds any internal or published projections, estimates or expectations of its revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement (provided that the exception in this clause (c) will not prevent or otherwise affect consideration of any such development or change that causes PlayAGS meeting or exceeding such metrics from being taken into account in determining whether a Change in Circumstance has occurred), or (d) any changes after the date of the Merger Agreement in the market price or trading volume of the shares of common stock (provided that the exception in clause (d) will not prevent or otherwise affect consideration of any such development or change that causes such change in market price or trading value from being taken into account in determining whether a Change in Circumstance has occurred).

Employee Benefits

The Merger Agreement provides that, for a period of 12 months following the Effective Time (or, until the date of termination of employment of the employee, if earlier), Parent will cause the Surviving Corporation to provide to each PlayAGS employee who is employed by PlayAGS as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any subsidiary thereof) immediately following the Effective Time (each, a “Continuing Employee”) (i) base salary (or base wages, as the case may be), and (ii) short-term target cash incentive compensation or commission opportunities, as applicable, each of which is no less favorable than the base salary (or base wages, as the case may be), short-term target cash incentive compensation or commission opportunities, as applicable, provided to such Continuing Employee immediately prior to the Effective Time, and (iii) benefits (excluding any equity or equity-based compensation, nonqualified deferred compensation, severance, retention, long-term incentive compensation, change in control, transaction bonus, defined benefit pension and post-termination welfare benefits, but including vacation and paid time off benefits) that are no less favorable in the aggregate than the employee benefits (subject to the same exclusions) provided to such Continuing Employee under the employee plans set forth in PlayAGS’s disclosure letter to the Merger Agreement. Parent will cause the Surviving Corporation to give each Continuing Employee service credit for purposes of eligibility to participate, level of vacation and severance benefits and vesting (other than with respect to future equity or equity-based awards) under Parent and/or the Surviving Corporation’s employee benefit plans and arrangements in which the Continuing Employees participate immediately following the Effective Time (each, a “Parent Employee Benefit Arrangement”) with respect to his or her length of service with PlayAGS (and its subsidiaries, affiliates and predecessors) prior to the Closing Date, to the same extent and for the same purpose, provided that the foregoing will not apply to the extent that it would result in the duplication of compensation or benefits or for purposes of benefit accrual under any defined benefit pension plan.

With respect to each Parent Employee Benefit Arrangement that is a group health or welfare benefit plan in which a Continuing Employee participates in the year that includes the Effective Time, Parent will use reasonable best efforts to (i) waive, or cause to be waived, all limitations as to pre-existing conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees (and their eligible dependents), to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee plan in which such employees participated immediately prior to the Effective Time and (ii) ensure that such group health plan will, for purposes of applying deductibles, co-payments and out-of-pocket maximums and allowances, credit Continuing Employees (and their eligible dependents) for amounts paid prior to the Effective Time for the portion of the plan year prior to the Effective Time to the same extent that such amounts paid were recognized prior to the Effective Time under the corresponding group health employee plan.

If, at least ten (10) business days prior to the Effective time, Parent provides written notice to the Company directing the applicable Acquired Company to terminate its 401(k) plan(s), the applicable Acquired Company shall terminate any and all 401(k) plans effective as of the date immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). If such 401(k) plan is terminated pursuant to the Merger Agreement, then as soon as practicable following the 401(k) Termination Date, Parent shall ensure that all Continuing Employees who were eligible to participate in the terminated 401(k) plan immediately prior to the 401(k) Termination Date shall be eligible to participate in a 401(k) plan of Parent or one of its subsidiaries (including, following the Closing, the Surviving Corporation and its subsidiaries) and shall use reasonable best efforts to permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated 401(k) plan, in the form of cash and including any outstanding participant loans, to such replacement 401(k) plan, if so elected by the applicable Continuing Employee in accordance with and subject to the terms of the terminated 401(k) plan, the replacement 401(k) plan and applicable legal requirements.

Notwithstanding the foregoing, nothing in the Merger Agreement will confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate (including, following the Closing, the Surviving Corporation) thereof or any particular term or condition of employment for any person, or will interfere with or restrict in any way the rights of Parent or any of its affiliates which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in the Merger Agreement to the contrary, (i) nothing in the Merger Agreement will be deemed or construed to be an establishment, amendment or other modification of any employee plan or benefit or compensation plan, program, policy, agreement or arrangement and (ii) nothing in the Merger Agreement will create or confer any claims, rights or benefits (including any third-party beneficiary rights) in any person, including any current or former service provider of any of PlayAGS, its subsidiaries or any of their affiliates (or any beneficiaries or dependents thereof), other than the parties to the Merger Agreement.

Efforts to Close the Merger

Under the Merger Agreement, Parent and PlayAGS agreed to use reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties to the Merger Agreement in doing, all things necessary, proper or advisable to satisfy the conditions to the Closing and to consummate and make effective the Transactions as soon as reasonably practicable.

Cooperation with the Financing

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition under the Merger Agreement, and (i) Parent and Merger Sub are obligated to consummate the Transactions irrespective and independently of the availability of the Equity Financing and the Debt Financing or any alternate debt financing, subject to the fulfilment or waiver of the closing conditions and (ii) compliance by Parent or Merger Sub under the terms of the Merger Agreement will not relieve Parent or Merger Sub of its obligation to consummate the Transactions, whether or not the Financing or any alternate debt financing is available.

Under the Merger Agreement, Parent or Merger Sub, as applicable, agreed to use, and use reasonable best efforts to cause Parent’s representatives to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and subject only to the conditions set forth in the Commitment Letters, including to:

•

maintain in effect the Commitment Letters, subject to the assignments, amendments, supplements, modifications, replacements, restatements or substitutions expressly permitted under the Merger Agreement until the consummation of the Transactions;

•	satisfy (or obtain a waiver of) on a timely basis all conditions applicable to Parent and Merger Sub in the Commitment Letters;

•

negotiate, enter into, execute and deliver definitive agreements with respect thereto on a timely basis (and in any event no later than the Closing) on the terms and conditions contemplated by the Commitment Letters; and

•	consummate the Financing at or prior to the Closing.

Parent is also required to (i) provide PlayAGS with prompt notice (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Commitment Letter or definitive document related to the Financing or (b) if at any time for any other reason Parent believes that it will not be able to obtain all or any portion of the financing contemplated by the Commitment Letters at or prior to the Closing on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letters or the definitive documents related to the Financing, (ii) give PlayAGS prompt notice of (and, upon prior written request, keep PlayAGS informed on a current basis in reasonable detail with respect to) the receipt of any written notice or, to the knowledge of Parent, other communication from any person with respect to any (a) actual or potential breach, default, termination or repudiation of the Commitment Letters or any definitive document related to the Financing by any party thereto, and/or (b) material dispute or disagreement between or among any parties to the Commitment Letters or any definitive document related to the Financing (other than ordinary course negotiations) and (iii) promptly provide PlayAGS true, complete and executed copies of any assignment, amendment, supplement, modification, replacement, restatement, substitution or waiver of the Debt Commitment Letter (including the redacted fee letter referenced therein) promptly upon effectiveness. Parent will promptly provide any information reasonably requested (in writing) by PlayAGS relating to any circumstance referred to in clauses (i) through (iii) of the immediately preceding sentence. Parent and Merger Sub will not, without the prior written consent of PlayAGS, agree to any termination of or amendment, supplement, or modification to be made to, or grant any waiver of any provision under, the Equity Commitment Letter if such termination, amendment, supplement, modification or waiver would or would reasonably be expected to (x) reduce the aggregate amount or the net cash proceeds of the Equity Financing from that contemplated by the Equity Commitment Letter delivered as of the date hereof, (y) impose new or additional conditions precedent to the Equity Financing relative to the conditions precedent to the Equity Financing as of the date hereof or otherwise expand, amend or modify any of the existing conditions precedent to the receipt of the Equity Financing, in a manner that could reasonably be expected to prevent, impede or delay the consummation of (including the funding of) any portion of the Equity Financing (or satisfaction of the conditions to obtaining any portion of the Equity Financing) at the Closing or impair the ability or likelihood of the Closing or of Parent and/or Merger Sub to timely consummate the transactions contemplated by the Merger Agreement or (z) adversely impact the ability of Parent or Merger Sub (or their respective affiliates), as applicable, to enforce its rights against other parties to the Equity Commitment Letter.

Under the Merger Agreement, PlayAGS agreed to use reasonable best efforts, and will cause each of its subsidiaries to use reasonable best efforts, and will use its reasonable best efforts to cause the officers, employees, advisors and other representatives of PlayAGS and its subsidiaries to, at Parent’s sole expense, cooperate with Parent in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such cooperation does not unreasonably interfere with the ongoing operations of PlayAGS and its subsidiaries), including using reasonable best efforts in:

•

reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, subject to the occurrence of the Closing and becoming effective no earlier than immediately following the Closing;

•

assisting in the preparation, execution and delivery of guarantees, mortgages, other definitive financing documents or other certificates, including any credit agreement, notes, collateral documents, pledge and security documents and customary closing certificates and documents (including executing and delivering a solvency certificate from the chief financial officer or treasurer (or other comparable officer) of PlayAGS) and other customary documents as may reasonably be requested by Parent, subject to the occurrence of the Closing and becoming effective no earlier than immediately following the Closing;

•

furnishing Parent with such other pertinent financial and other customary information relating to PlayAGS and its subsidiaries as Parent, Merger Sub or any debt financing sources reasonably request and of the type and form customarily included in materials pertaining to transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as PlayAGS;

•

providing assistance with the preparation by Parent and the debt financing sources of materials for rating agency presentations, bank information memoranda, syndication memoranda, lender presentations and other customary marketing documents;

•	cooperating with the debt financing sources’ due diligence, to the extent customary and reasonably requested;

•

causing senior management of PlayAGS, with appropriate seniority and expertise, to assist in preparation for and participate in a reasonable number of investor and lender meetings (including a reasonable and limited number of one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing), presentations, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies in connection with the Debt Financing at reasonable times and locations mutually agreed and with reasonable advance notice, and assisting Parent in obtaining ratings in connection with the Debt Financing;

•	ensuring that the syndication efforts for the Debt Financing benefit from PlayAGS’s existing lending and banking relationships;

•

taking the corporate, limited liability company, partnership or other similar actions reasonably requested by Parent to permit the consummation of the Debt Financing, subject to the occurrence of the Closing and becoming effective no earlier than immediately following the Closing;

•

furnishing to Parent and Merger Sub customary financial information to assist Parent in Parent’s preparation of the pro forma financial statements required to be provided under the Debt Commitment Letter (provided that PlayAGS will have no obligation to furnish any information (a) relating to the capitalization of PlayAGS after giving effect to the Closing, (b) relating to any assumed cost savings, synergies and similar adjustments (if any) for the Transactions) and (c) to the extent it is not already produced by PlayAGS in the ordinary course of business;

•

furnishing to Parent and Merger Sub customary, executed authorization letters with respect to PlayAGS authorizing the distribution of information to prospective lenders and investors (including customary 10b-5 (without a “knowledge qualifier”) and material non-public information representations); and

•

at least four business days prior to the Closing Date and reasonably requested in writing no later than nine business days prior to the Closing Date (provided, that the preceding requirement to make such written request no later than nine business days prior to the Closing Date will not have the effect of determining the Closing Date for any purpose hereunder), furnishing to Parent and Merger Sub all documentation and other information required by a debt financing source under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, but in each case, solely as relating to PlayAGS and its subsidiaries, to the extent required by the Debt Commitment Letter.

Notwithstanding anything in the Merger Agreement to the contrary, nothing in the Merger Agreement will require any cooperation to the extent that it would require PlayAGS or any of its subsidiaries to (i) waive, breach or amend any terms of the Merger Agreement, (ii) pay or agree to pay any commitment or other fees or pay or incur any expenses to the extent not reimbursed by Parent in accordance with the Merger Agreement, (iii) approve the execution or delivery of any document or certificate in connection with the Financing (or any alternate debt financing) prior to the Effective Time, (iv) take any action that would conflict with, violate or result in a breach of or default under any organizational documents of PlayAGS or any of its subsidiaries or any applicable legal requirement, (v) require providing access to or disclose information that PlayAGS determines on the advice of outside counsel would jeopardize any attorney client privilege of, or conflict with any confidentiality requirements (to the extent not entered into in contemplation of the Merger) applicable to, PlayAGS, (vi) require any director or manager of PlayAGS or any of its subsidiaries (to the extent such director or manager will no longer be on the board of directors, managers or members thereof in connection with, or as a result of, the Transactions) to pass resolutions or consents to approve or authorize the execution of the Debt Financing or the definitive documents related thereto (and in the case of any PlayAGS subsidiary whose board of directors, managers or members will not be changing in connection with, or as a result of the Transactions, no such resolutions or consents will be deemed executed or effective until the Effective Time) or (vii) produce any pro forma financial statements.

In accordance with the Merger Agreement, Parent will indemnify and hold harmless PlayAGS and its subsidiaries and their respective representatives from and against, and will pay and reimburse PlayAGS and its subsidiaries and their respective representatives for, any and all losses incurred or sustained by, or imposed upon, any of them in connection with the arrangement, marketing, syndication and consummation of the Financing and any information utilized in connection therewith, in each case, other than to the extent any of the foregoing was suffered or incurred as a result of (i) the fraud, bad faith, gross negligence, willful misconduct or willful breach of, or a material breach of this Agreement by, PlayAGS, any of its subsidiaries or any of their respective representatives or (ii) historical financial information provided by or behalf of PlayAGS, any of its subsidiaries or any of their respective representatives.

If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any market flex provisions in the fee letter) contemplated in the Debt Commitment Letter, Parent will promptly notify

PlayAGS in writing and Parent will use, and will cause its affiliates and representatives to use, reasonable best efforts to, as promptly as practicable following the occurrence of such event, after giving effect to all cash and other sources of funds available to Parent, (i) obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources on terms not materially less favorable in the aggregate, and with conditions no less favorable, to Parent than those contained (including market flex conditions) in the Debt Commitment Letter (provided that such terms and conditions would not have any of the effects prohibited by the Merger Agreement) and in an amount at least equal to the Debt Financing or such unavailable and required portion thereof, as the case may be; and (ii) obtain one or more new financing commitment letters with respect to such alternate debt financing, which new letters will replace the existing Debt Commitment Letter in whole or in part. Parent will promptly provide a true and complete copy of any new debt commitment letter (and any fee letter in connection therewith or other agreements related thereto (which may be redacted in a manner comparable to the fee letter delivered on the date of the Merger Agreement)) to PlayAGS.

Director and Officer Indemnification and Insurance

The Merger Agreement provides that, to the fullest extent permitted by applicable legal requirements, all rights to indemnification, advancement of expenses and exculpation, by PlayAGS or any of its subsidiaries existing in favor of those persons who are directors and officers of PlayAGS or any of its subsidiaries as of the date of the Merger Agreement or have been directors or officers of PlayAGS or any of its subsidiaries in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), as provided in the articles of incorporation and bylaws (or applicable governing documents) of PlayAGS or its subsidiaries (as in effect as of the date of the Merger Agreement) and as provided in certain indemnification agreements between PlayAGS and its subsidiaries and such Indemnified Persons (as in effect as of the date of the Merger Agreement), will survive Closing and to the fullest extent permitted under applicable legal requirements will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons with respect to indemnification, advancement of expenses and exculpation without an affected person’s prior written consent, and will be observed by the Surviving Corporation and its subsidiaries to the fullest extent available under applicable legal requirements for a period of six years from the Effective Time.

The Merger Agreement also provides that, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation (together with their successors and assigns, the “Indemnifying Parties”) will, to the fullest extent permitted under applicable legal requirements, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of PlayAGS or any of its subsidiaries against all losses, claims, damages, liabilities, fees, expenses (including reasonable and documented attorneys’ fees), judgments, amounts paid in settlement or fines incurred by such Indemnified Person in connection with any pending or threatened legal proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was (or any acts or omissions by such Indemnified Person in his her or capacity as) a director or officer of PlayAGS or any of its subsidiaries at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), including any such matter arising under any claim with respect to the Transactions.

Additionally, from the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation will, and Parent will (i) cause the Surviving Corporation to, maintain in effect the existing policy of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by PlayAGS and its subsidiaries as of the date of the Merger Agreement for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of PlayAGS and its subsidiaries (as applicable) on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy or (ii) at Parent’s or PlayAGS’s election, Parent or PlayAGS, as applicable, may (through a nationally recognized insurance broker) purchase a six-year “tail” policy for the existing policy effective as of the Effective Time and if such “tail policy” has been obtained, it will be deemed to satisfy all obligations to obtain and/or maintain insurance pursuant to the Merger Agreement. In no event, however, will the Surviving Corporation be required to expend an amount in excess of 300% of the annual premium currently payable by PlayAGS and its subsidiaries as of the date of the Merger Agreement with respect to such existing policy, and if the annual premiums payable for such insurance coverage exceeds such amount, Parent will cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

Other Covenants

Special Meeting

PlayAGS has agreed to take all actions necessary and advisable under applicable legal requirements, its articles of incorporation and bylaws and the rules of NYSE to duly call, give notice of, convene and hold the PlayAGS Stockholders Meeting as promptly as reasonably practicable after the date on which the mailing of this proxy statement to the stockholders is complete for the purpose of voting upon the approval of the Merger Agreement.

Stockholder Litigation

PlayAGS has agreed to promptly notify Parent of any litigation against PlayAGS, any of its affiliates or any of its or their respective directors, officers, employees, securityholders or representatives relating to the Transactions and to keep Parent informed on a reasonably current basis with respect thereto (including by providing Parent with copies of all pleadings with respect thereto). PlayAGS has also agreed to give Parent the right to review and comment on all substantive filings or responses to be made or filed, or any settlement or other agreements to be entered into, by or on behalf of PlayAGS in connection with such litigation (and PlayAGS will in good faith take such comments into account), provided that PlayAGS will control the defense and strategy for any such litigation. PlayAGS may not enter into a settlement, compromise, arrangement, understanding, or admission of liability or wrongdoing without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Pay-Off

Prior to the Effective Time, PlayAGS will (a) deliver (or cause to be delivered) notices of prepayment and/or termination of that certain Amended and Restated First Lien Credit Agreement, dated as of February 15, 2022, by and among AP Gaming Holdings, LLC, as holdings, AP Gaming I, LLC, as borrower, the lenders and issuing banks party thereto and Jefferies Finance LLC, as administrative agent (as amended, restated, amended and restated, supplemented, waived or otherwise modified prior to the date of the Merger Agreement) (the “Credit Agreement”) and (b) deliver to Parent (i) an executed pay-off letter from the administrative agent in respect of the Credit Agreement at least one business day prior to Closing and (ii) a draft of such pay-off letter not fewer than five business days prior to the contemplated Effective Time together with drafts of lien terminations and instruments of discharge with respect to the capital stock, property and assets of PlayAGS and its subsidiaries securing their obligations under the Credit Agreement (other than any obligation which, pursuant to the terms of the Credit Agreement, expressly survives termination). Notwithstanding anything to the contrary in the Merger Agreement, in no event will the Merger Agreement require PlayAGS or any of its subsidiaries to repay any portion of, or terminate, the Credit Agreement unless the Closing has occurred, and Parent will provide, or cause to be provided, all funds required substantially concurrently with the Closing to effect the repayment under the Credit Agreement.

Conditions to the Closing of the Merger

The obligations of PlayAGS, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable legal requirements) of each of the following conditions:

•	the approval of the Merger Agreement by the PlayAGS Required Vote (such condition, the “PlayAGS Required Vote Condition”);

•	the expiration or termination of the applicable waiting period under the HSR Act (such condition, the “Regulatory Condition”); and

•

no governmental body will have (i) enacted, issued or promulgated any legal requirement that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case, which has the effect as of immediately prior to the Effective Time of enjoining or otherwise prohibiting the consummation of the Merger or the other Transactions (any such injunction, order or legal requirement, a “Legal Restraint”) (such condition, an “Absence of Restraint Condition”);

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver if permissible pursuant to applicable legal requirements, by Parent and Merger Sub) of each of the following conditions (the “PlayAGS Closing Conditions”):

•

the representations and warranties of PlayAGS relating to certain aspects of PlayAGS’s capitalization (other than de minimis inaccuracies) and relating to the absence of certain changes being accurate in all respects as of the date of the Merger Agreement and as of the Closing as if made on and as of such time, as applicable;

•

the representations and warranties of PlayAGS relating to due organization, subsidiaries, governing documents, authority, binding nature of the agreement, merger approval, certain aspects of PlayAGS’s fairness opinion and financial advisors being accurate in all material respects as of the date of the Merger Agreement and as of the Closing as if made on and as of such time, as applicable;

•

the representations and warranties of PlayAGS set forth in the Merger Agreement (other than those referred to in the two preceding bullets) being accurate in all respects as of the date of the Merger Agreement and as of the Closing as if made on and as of such time, as applicable, except where the failure of such representation or warranty to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (such condition, together with the preceding two bullets, the “PlayAGS Representation and Warranty Condition”);

•

PlayAGS having complied with and performed in all material respects all covenants or agreements that PlayAGS is required to comply with or perform at or prior to the Closing (the “PlayAGS Covenant Condition”);

•	the absence of any Material Adverse Effect having occurred since December 31, 2023 that is continuing;

•

the receipt by Parent and Merger Sub of a certificate of PlayAGS, validly executed for and on behalf of PlayAGS and in its name by a duly authorized executive officer of PlayAGS, certifying that the conditions set forth in the preceding five bullets have been satisfied; and

•	the Required Gaming Approvals shall have been obtained (the “Gaming Approvals Condition”).

The obligation of PlayAGS to consummate the Merger is subject to the satisfaction (or waiver if permissible pursuant to applicable legal requirements, by PlayAGS) of each of the following conditions (the “Parent Closing Conditions”):

•	the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct on and as of the Closing Date as if made on and as of such date, except where the failure of such representation or warranty to be true and correct would not reasonably be expected to have, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions by the Termination Date (as defined below) as it may be extended in accordance with the Merger Agreement (the “Parent Representation and Warranty Condition”);

•

Parent and Merger Sub will not be in material breach of any of the covenants or agreements that Parent and Merger Sub are required to comply with or perform at or prior to the Closing (the “Parent Covenant Condition”); and

•

the receipt by PlayAGS of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated, and the Merger and the other Transactions may be abandoned, at any time prior to the Effective Time, as follows:

•	by mutual written consent of Parent and PlayAGS at any time prior to the Effective Time;

•	by either Parent or PlayAGS if:

•

if any Legal Restraint in respect of any Required Gaming Approval or any other Legal Restraint and such Legal Restraint has become final and nonappealable (a “Final Legal Restraint”); provided that the right to terminate the Merger Agreement pursuant to the reason set forth in this bullet will not be available to any party if its (or in the case of Parent, Merger Sub’s) material breach of its representations, warranties, covenants or agreements in the Merger Agreement was the principal cause of the Legal Restraint becoming final and nonappealable;

•

(whether prior to or after the receipt of the PlayAGS Required Vote), if the Merger has not been consummated by 11:59 p.m. Eastern Time on May 8, 2025 (the “Termination Date”); provided, that if the Gaming Approvals Condition has not been satisfied or waived, but all other conditions to the Closing have been satisfied or waived, then the Termination Date may be extended by either Parent or PlayAGS for an additional 90 days to August 6, 2025 (the “First Extended Termination Date”); provided, that if the Merger has not been consummated by 11:59 Eastern Time on the First Extended Termination Date and the Gaming Approvals Condition has not been satisfied or waived, but all other conditions to the Closing have been satisfied or waived, then the First Extended Termination Date may be extended by either Parent or PlayAGS for an additional 90 days to November 4, 2025; provided, that the right to terminate the Merger Agreement pursuant to the reason set forth in this bullet will not be available to any party if its (or in the case of Parent, Merger Sub’s) material breach of its representations, warranties, covenants or agreements in the Merger Agreement would result in the failure of the Gaming Approvals Condition; or

•	PlayAGS’s failure to receive the PlayAGS Required Vote.

•	by Parent if:

•

(whether prior to or after the receipt of the PlayAGS Required Vote), if PlayAGS has breached or failed to perform any of its covenants or agreements in the Merger Agreement, or if any of the representations or warranties of PlayAGS in the Merger Agreement is breached or inaccurate, which breach, failure to perform or inaccuracy would result in a failure of the PlayAGS Representation and Warranty Condition or the PlayAGS Covenant Condition, as applicable, to be satisfied as of the Closing if the Closing were to occur as of the time Parent asserts a right of termination pursuant to the reason set forth in this bullet, except that if such breach, failure or inaccuracy is capable of being cured by the Termination Date, then Parent will not be entitled to terminate the Merger Agreement pursuant to the reason set forth in this bullet prior to the delivery by Parent to PlayAGS of written notice of such breach, failure or inaccuracy delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “PlayAGS Breach Notice Period”), stating Parent’s intention to terminate the Merger Agreement for the reason set forth in this bullet and the basis for such termination, it being understood that Parent will not be entitled to terminate the Merger Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the PlayAGS Breach Notice Period; provided, however, that Parent will not have the right to terminate the Merger Agreement pursuant to the reason set forth in this bullet if Parent or Merger Sub is then in breach of any covenant or agreement of the Merger Agreement or any representation or warranty of Parent in the Merger Agreement is breached or inaccurate, in each case, such that the Parent Representation and Warranty Condition or Parent Covenant Condition would not be satisfied (such reason for termination, a “PlayAGS Material Breach”); or

•	the Board of Directors (or a committee thereof) makes a PlayAGS Adverse Change Recommendation (such reason for termination, a “Recommendation Change”).

•	by PlayAGS if:

•

(whether prior to or after the receipt of the PlayAGS Required Vote), if Parent or Merger Sub has breached or failed to perform any of its covenants or agreements in Merger Agreement, or if any of the representations or warranties of Parent or Merger Sub in the Merger Agreement is breached or inaccurate, which breach, failure to perform or inaccuracy would result in a failure of the Parent Representation and Warranty Condition or Parent Covenant Condition, as applicable, to be satisfied as of the Closing if the Closing were to occur as of the time PlayAGS asserts a right of termination pursuant to the reason set forth in this bullet, except that if such breach, failure or inaccuracy is capable of being cured by the Termination Date, then PlayAGS will not be entitled to terminate the Merger Agreement pursuant to this bullet prior to the delivery by PlayAGS to Parent of written notice of such breach, failure or inaccuracy, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating PlayAGS’s intention to terminate the Merger Agreement pursuant to the reason set forth in this bullet and the basis for such termination, it being understood that PlayAGS will not be entitled to terminate the Merger Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Parent Breach Notice Period; provided, however, that PlayAGS will not have the right to terminate the Merger Agreement pursuant to the reason set forth in this bullet if PlayAGS is then in breach of any covenant or agreement of Merger Agreement or any representation or warranty of PlayAGS in Merger Agreement is breached or inaccurate, in each case, such that the PlayAGS Representation and Warranty Condition or PlayAGS Covenant Condition, would not then be satisfied (such reason for termination, a “Parent Material Breach”);

•

at any time prior to the receipt of the PlayAGS Required Vote, in order to accept a Superior Proposal to enter into a binding written definitive PlayAGS Acquisition Agreement providing for the consummation of such Superior Proposal in accordance with the Merger Agreement, so long as (i) PlayAGS has complied with the requirements of its nonsolicitation obligations and has observed the notice requirements with respect to such Superior Proposal, (ii) substantially concurrently with such termination, PlayAGS pays the PlayAGS Termination Fee of $9.7 million payable to Parent, if such termination occurs on or prior to June 22, 2024, after which point the PlayAGS Termination Fee will be $19.3 million and (iii) substantially concurrently with such termination, PlayAGS enters into a PlayAGS Acquisition Agreement to consummate such Superior Proposal (such reason for termination, an “Alternative Transaction”); or

•	if (i) the PlayAGS Required Vote Condition, the Regulatory Condition, the Absence of Restraint Condition and the PlayAGS Closing Conditions have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing (if the Closing were then to occur)) or, to the extent permitted by applicable legal requirements, waived, (ii) Parent and Merger Sub have failed to consummate the Merger by the time the Closing was required to occur under the Merger Agreement; (iii) following such failure by Parent and Merger Sub to consummate the Merger and at least two business days prior to such termination, PlayAGS confirms to Parent in writing (and does not withdraw such confirmation) that (A) the PlayAGS Required Vote Condition, the Regulatory Condition, the Absence of Restraint Condition and the Parent Closing Conditions have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur) or, to the extent permitted by applicable legal requirements, waived, and (B) the Company is (and remains throughout such two-business day period) ready, willing and able to consummate the Merger; (iv) PlayAGS has notified Parent in writing at least two business days prior to such termination of PlayAGS’s intention to terminate the Merger Agreement pursuant to this bullet and (v) the Merger will not have been consummated by the end of such two business day period referred to in the foregoing clause (iii) and the PlayAGS Required Vote, the Regulatory Condition, the Absence of Restraint Condition and the PlayAGS Closing Conditions continue to be satisfied during such two business day period (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur) (such reason for termination, a “Financing Failure”).

In the event that the Merger Agreement is terminated pursuant to the termination rights discussed immediately above, the Merger Agreement will be of no further force or effect without liability or obligation on any party (or to any other parties), as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to reimbursement of expenses and indemnification. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve PlayAGS from any liability for any willful breach of the Merger Agreement. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the Confidentiality Agreement or the Limited Guarantee.

Termination Fee

In the following specified circumstances, PlayAGS will be required to pay Parent the PlayAGS Termination Fee of $19.3 million:

•

(i)(a) the Merger Agreement is validly terminated due to the Merger not occurring on or prior to the Termination Date (as it may be extended in accordance with the Merger Agreement) or PlayAGS fails to receive the PlayAGS Required Vote or (b) Parent validly terminates the Merger Agreement due to a PlayAGS Material Breach, (ii) prior to the date of a termination (except in the case of termination pursuant to the failure to receive the PlayAGS Required Vote, in which case prior to the Special Meeting) an Acquisition Proposal is publicly disclosed, or otherwise publicly made known to the Board of Directors or the stockholders, and in each case, is not publicly withdrawn at least five business days prior to the date of such termination (except in the case of termination pursuant to the failure to receive the PlayAGS Required Vote, in which case prior to the date of the Special Meeting) and (iii) within 12 months of any such termination, an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into. For purposes of this paragraph, all references to “20%” and “80%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”;

•	the Merger Agreement is terminated by Parent due to a Recommendation Change; or

•

the Merger Agreement is terminated due to an Alternative Transaction; provided however, that in the event that the Merger Agreement is terminated due to an Alternative Transaction on or prior to June 22, 2024, then the PlayAGS Termination Fee shall be $9.7 million.

Parent will be required to pay PlayAGS the Parent Termination Fee of $38.6 million if the Merger Agreement is terminated by PlayAGS due to a Parent Material Breach (or by Parent due to the Merger not Closing prior to the Termination Date (as it may be extended in accordance with the Merger Agreement) at a time when PlayAGS would have been entitled to terminate the Merger Agreement due to a Parent Material Breach) or due to a Financing Failure (or by Parent due to the Merger not Closing prior to the Termination Date at a time when PlayAGS would have been entitled to terminate the Merger Agreement due to a Financing Failure).

Parent will be required to pay PlayAGS the Regulatory Termination Fee of $24.8 million in the event that (i) the Merger Agreement is terminated due to a Final Legal Restraint (to the extent the Legal Restraint relates to, arises under, or is in connection with any gaming law) or (ii) (a) the Merger Agreement is terminated by either Parent or PlayAGS due to the Merger not Closing prior to the Termination Date (as it may be extended in accordance with the Merger Agreement) and (b) at the time of any such termination, all of the conditions in the Merger Agreement have been satisfied or duly waived by the parties entitled to the benefit thereof, except for (x) the Gaming Approvals Condition and (y) any other condition to the Closing that by its nature is to be satisfied at the Closing and which is capable of then being satisfied.

Specific Performance

Notwithstanding anything to the contrary in the Merger Agreement, Parent, Merger Sub and PlayAGS are entitled to an injunction, specific performance or other equitable relief, except that, although the parties, each in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, the Merger Agreement, under no circumstances will a party be permitted or entitled to receive both (i) specific performance of the other party’s obligation to effect the Closing and (ii) payment of the Parent Termination Fee of $38.6 million or the Parent Regulatory Termination Fee of $24.8 (in the case of PlayAGS) or the PlayAGS Termination Fee of $19.3 million or $9.7 million, as applicable (in the case of Parent) or monetary damages in respect of the willful breach of the other party, in each case plus enforcement expenses, if applicable, subject to the enforcement expenses cap.

Limitations of Liability

If the Merger Agreement is validly terminated pursuant to the terms set forth above in the section titled “Termination of the Merger Agreement,” PlayAGS’s receipt of the Parent Termination Fee of $38.6 million or Regulatory Termination Fee of $24.8 million, enforcement expenses (subject to the enforcement expenses cap), reimbursement obligations pursuant to the Merger Agreement and PlayAGS’s right to specific performance will be the sole and exclusive remedies of PlayAGS and PlayAGS’s related parties against the Parent related parties arising out of or in connection with the Merger Agreement, any agreement executed in connection therewith and the transactions contemplated thereby, the termination of the Merger Agreement, the failure to consummate the Transactions or any claims or actions under applicable legal requirements arising out of or in connection with any breach, termination or failure.

If the Merger Agreement is terminated, under no circumstances will the aggregate amount payable by Parent, Merger Sub, the guarantors or any of their respective affiliates (including for any willful breach or fraud) under the Merger Agreement (taking into account the payment of the Parent Termination Fee of $38.6 million or the Regulatory Termination Fee of $24.8 million, as applicable) and the Limited Guarantee exceed an aggregate amount equal to $45.2 million, and in no event will PlayAGS’s related parties seek or obtain, or permit any of their representatives or any other person acting on their behalf to seek or obtain, nor will any person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent liability limitation (including for any willful breach or fraud) relating to or arising out of the Merger Agreement, the Equity Commitment Letter, the Limited Guarantee or the transactions contemplated in the Merger Agreement or the Commitment Letters (including any breach by the guarantors, Parent or Merger Sub), the termination of the Merger Agreement, the failure to consummate the Merger or any claims or actions under applicable legal requirements arising out of any such breach, termination or failure (except that Brightstar (or its affiliates) will remain obligated with respect to, and PlayAGS may be entitled to remedies with respect to, the Confidentiality Agreement (in accordance with its terms)).

If the Merger Agreement is validly terminated pursuant to the terms set forth above in the section titled “Termination of the Merger Agreement,” Parent’s receipt of the PlayAGS Termination Fee of $19.3 million or $9.7 million, as applicable, enforcement expenses (subject to the enforcement expenses cap), and Parent’s right to specific performance (to the extent available) will be the sole and exclusive remedies of Parent, Merger Sub, the guarantors and Parent’s related parties against PlayAGS’s related parties arising out of or in connection with the Merger Agreement, any agreement executed in connection therewith and the transactions contemplated thereby, the termination of the Agreement, the failure to consummate the Transactions or any claims or actions under applicable legal requirements arising out of or in connection with any breach, termination or failure.

If the Merger Agreement is terminated, under no circumstances will the aggregate amount payable by PlayAGS’s related parties (including for any willful breach or fraud) under the Merger Agreement (taking into account the payment of the PlayAGS Termination Fee of $19.3 million or $9.7 million, as applicable) exceed an aggregate amount equal to $19.3 million plus the enforcement expenses (subject to the enforcement expenses cap), and in no event will any of Parent’s related parties seek or obtain, nor will they permit any of their representatives or any other person acting on their behalf to seek or obtain, nor will any person be entitled to seek or obtain, any monetary recovery or award in excess of the PlayAGS liability limitation against any of the Company related parties, and in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the PlayAGS liability limitation (including in the case of willful breach or fraud) against the Company related parties for, or with respect to, the Merger Agreement, the termination of the Merger Agreement, the failure to consummate the Merger or any claims or actions under applicable legal requirements arising out of any such breach, termination or failure.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such fees and expenses, except that Parent or the Surviving Corporation will be responsible for all fees and expenses of the Paying Agent. Parent will pay or cause to be paid all (i) transfer, stamp and documentary taxes or fees, and (ii) sales, use, real property transfer and other similar taxes or fees arising out of or in connection with entering into the Merger Agreement and the consummation of the Merger.

Amendment

The Merger Agreement may be amended, modified and/or supplemented in any and all respects with respect to any of the terms of the Merger Agreement; provided, however, that (i) after obtaining the PlayAGS Required Vote, there will be no amendment, modification or supplement that by legal requirement that requires further approval by the stockholders without such approval and (ii) no amendment, modification or supplement will be made to the Merger Agreement after the Effective Time. Any such amendment, modification or supplement will be effective only if it is set forth in an instrument in writing executed by each of the parties.

Governing Law

The Merger Agreement is governed by Delaware law, except that Nevada law governs with respect to (i) the Merger, to the extent mandatorily applicable, and (ii) the internal affairs of PlayAGS and the Board of Directors.

Vote Required and Board of Directors Recommendation

Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of all outstanding shares of common stock on the Record Date. Because the required vote for the proposal to approve the Merger Agreement is based on the number of shares outstanding rather than on the number of votes actually cast, if you fail to authorize a proxy or vote online at the meeting, abstain from voting at the meeting, or fail to instruct your broker, bank or other nominee on how to vote, such failure will have the same effect as votes cast “AGAINST” the merger proposal. As of the Record Date for the Special Meeting,    shares constitute a majority of the issued and outstanding shares of common stock.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a stockholder returns a properly signed and dated proxy card without indicating voting preferences on such proxy card, the shares of common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.

Under the rules of NYSE, brokers, banks or other nominees who hold shares in “street name” for customers have the authority to vote on “discretionary” proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are precluded from exercising their voting discretion with respect to approving nondiscretionary matters, such as the proposal to approve the Merger Agreement, the Compensation Proposal and the Adjournment Proposal. If a beneficial owner of shares of common stock held in street name gives voting instructions to the broker, bank or other nominee with respect to any of the proposals, but gives no instruction as to one or more of the other proposals, then those shares will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. Therefore, if you hold your shares in “street name,” it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares.

The Board of Directors unanimously recommends, on behalf of PlayAGS, that you vote “FOR” the approval of this proposal.

PROPOSAL 2: THE COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, PlayAGS is required to submit a proposal to our stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to certain named executive officers of PlayAGS that is based on or otherwise relates to the Merger Agreement and the Transactions. This compensation is summarized in the section of this proxy statement captioned “The Merger—Interests of PlayAGS’s Directors and Executive Officers in the Merger.” The Board of Directors encourages you to carefully review the named executive officer Merger-related compensation information disclosed in this proxy statement. Accordingly, PlayAGS is asking you to approve the following resolution:

“RESOLVED, that the stockholders of PlayAGS approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to PlayAGS’s named executive officers that is based on or otherwise relates to the Merger Agreement and the Transactions contemplated by the Merger Agreement as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned ‘The Merger—Interests of PlayAGS’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to PlayAGS Named Executive Officers in Connection with the Merger.’”

The vote on this Compensation Proposal is a vote separate and apart from the vote on the proposal to approve the Merger Agreement. Approval of the Compensation Proposal is not a condition to the completion of the Merger. Accordingly, you may vote to approve the proposal to approve the Merger Agreement and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on PlayAGS. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the amounts payable under the Compensation Proposal will be payable to PlayAGS’s named executive officers in accordance with the terms and conditions of the applicable agreements, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.

Vote Required and Board of Directors Recommendation

Approval, on an advisory (non-binding) basis, of the Compensation Proposal requires that more votes be cast, in person by remote communication or by duly authorized proxy, at the Special Meeting in favor of the Compensation Proposal than cast against such proposal, provided a quorum is present. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present in person at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be able to be voted.

Assuming a quorum is present, a failure to vote virtually or by proxy at the Special Meeting (including failure to give instruction to brokers, banks or other nominees for shares held in “street name”) or an abstention will have no effect on the outcome of the Compensation Proposal.

The Board of Directors unanimously recommends, on behalf of PlayAGS, that you vote “FOR” the approval, on an advisory (non-binding) basis, of this proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL

In the Adjournment Proposal, we are asking our stockholders to approve a proposal to authorize the Board of Directors, in its discretion, to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies to approve the proposal to approve the Merger Agreement if there are insufficient votes to approve the Merger Agreement at the time of the Special Meeting. If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders who have previously returned properly executed proxies voting against approval of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Merger Agreement such that the proposal to approve the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the approval of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of approval of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairperson of the Special Meeting.

Vote Required and Board of Directors Recommendation

Approval of the Adjournment Proposal requires either (i) if a quorum is present, that more votes be cast, in person by remote communication or by duly authorized proxy, at the Special Meeting in favor of the Adjournment Proposal than cast against such proposal or (ii) if a quorum is not present, the vote of the holders of a majority of the shares represented at the Special Meeting. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present in person at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be able to be voted.

Assuming a quorum is present, a failure to vote virtually or by proxy at the Special Meeting (including failure to give instruction to brokers, banks or other nominees on any of the proposals to be voted on at the Special Meeting for shares held in “street name”) or an abstention will have no effect on the outcome of the Adjournment Proposal.

The Board of Directors unanimously recommends, on behalf of PlayAGS, that you vote “FOR” the approval of this proposal.

MARKET PRICE AND DIVIDEND DATA

Common stock is listed on NYSE under the symbol “AGS.” As of    , 2024, there were    shares of common stock outstanding held by approximately stockholders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by banks, brokers and other nominees. We have never declared or paid any cash dividends on our common stock.

On    , 2024, the latest practicable trading day before the printing of this proxy statement, the closing price for common stock on NYSE was $     per share. You are encouraged to obtain current market quotations for our common stock.

Following the Merger, there will be no further market for our common stock and it will be delisted from NYSE and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports under the Exchange Act with the SEC. In the event that the Merger is not consummated, our payment of any future dividends would be at the discretion of our Board of Directors and will depend on then existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our Board of Directors may deem relevant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of June 3, 2024 by:

•	each person or group of affiliated persons, who we know to beneficially own more than 5% of our outstanding common stock;

•	each of our named executive officers, including one former named executive officer;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

For the purpose of the following table, each stockholder’s percentage ownership is calculated based on 40,051,099 shares of common stock outstanding as of June 3, 2024. Information given below regarding beneficial owners of more than 5% of our outstanding capital stock is based solely on information provided by such persons in filings with the SEC on Schedules 13D, 13G and other filings made with the SEC on or before June 3, 2024. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares issuable pursuant to stock options and other rights to purchase or acquire shares of our common stock within 60 days of June 3, 2024. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Unless otherwise noted below, the address of each of the individuals and entities named in the table below is in care of PlayAGS, Inc., 6775 S. Edmond St., Ste #300, Las Vegas, NV 89118. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares of Common Stock Beneficially Owned

	Number	Percent
5% or Greater Stockholders:
ArrowMark Colorado Holdings, LLC (1)	3,427,966	8.4
BlackRock, Inc. (2)	3,059,271	7.5
The Vanguard Group—23-1945930 (3)	2,094,056	5.1
Directors and Named Executive Officers:
David Lopez	794,804	1.9
Kimo Akiona (4)	454,569	1.1
Rob Ziems	16,617	*
Adam Chibib (5)	72,569	*
Yvette Landau (6)	67,658	*
Geoff Freeman (6)	58,228	*
Anna Massion (6)	66,003	*
David Farahi (6)	37,967	*
All current directors and executive officers as a group (8 persons)	1,567,695	3.8

*	Represents beneficial ownership of less than 1% of the outstanding shares.
(1)

As reported by ArrowMark Colorado Holdings, LLC in a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2024. The principal address of ArrowMark Colorado Holdings, LLC is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(2)

As reported by BlackRock, Inc. in a Schedule 13G filed with the Securities and Exchange Commission on January 26, 2024. The principal address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(3)

As reported by The Vanguard Group - 23-1945930 in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2024. The principal place of business of The Vanguard Group - 23-1945930 is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)	Number of shares beneficially owned includes 75,769 shares of common stock issuable upon the exercise of PlayAGS Options within 60 days of June 3, 2024.
(5)	Number of shares beneficially owned includes 14,450 shares of common stock underlying PlayAGS RSUs that vest within 60 days of June 3, 2024.
(6)	Number of shares beneficially owned includes 10,838 shares of common stock underlying PlayAGS RSUs that vest within 60 days of June 3, 2024.

OTHER MATTERS

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Future Stockholder Proposals

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of PlayAGS. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

PlayAGS will hold a regular annual meeting of its stockholders in 2025 only if the Merger is not completed by then.

Stockholder Proposals for the 2025 Annual Meeting of Stockholders

In the event that PlayAGS holds the 2025 annual meeting of stockholders, a stockholder may present proper proposals for inclusion in the PlayAGS proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to PlayAGS’s Secretary in a timely manner. To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2025 annual meeting of stockholders must be received at our principal executive offices no later than the close of business on January 6, 2025, unless the date of the 2025 annual meeting of stockholders is more than 30 days before or after June 21, 2025, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

For any proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above but is instead sought to be presented directly at the 2025 annual meeting of stockholders, stockholders are advised to review our bylaws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received at our principal executive offices not later than 5:00 p.m., Pacific Time, on the 90th day, and not earlier than 5:00 p.m., Pacific Time, on the 120th day, prior to the first anniversary of the date of the immediately preceding annual meeting. Accordingly, any such stockholder proposal or director nomination must be received between 5:00 p.m., Pacific Time, on February 21, 2025 and 5:00 p.m., Pacific Time, on March 22, 2025 for the 2025 annual meeting of stockholders.

In the event that the date of the 2025 annual meeting of stockholders is more than 30 days before or more than 60 days after June 21, 2025, notice by the stockholder, to be timely, must be so sent and received (i) not earlier than 5:00 p.m., Pacific Time, on the 120th day prior to such annual meeting and (ii) not later than 5:00 p.m., Pacific Time, on the later of the 90th day prior to such annual meeting and the tenth day following the day on which public announcement of the date of such meeting is first made by PlayAGS.

In addition to satisfying the deadlines in the “advance notice” provisions of our bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than PlayAGS’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

If the number of directors to be elected to the Board of Directors at a meeting of stockholders is increased and there is no public announcement by PlayAGS naming the nominees for the additional directorships at least 100 days before the anniversary of the preceding year’s annual meeting, notice of a stockholder nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if sent and received by the Secretary at the principal executive offices of PlayAGS not later than 5:00 p.m., Pacific Time, on the tenth day following the day on which such public announcement is first made by PlayAGS.

All proposals should be sent to our Secretary at PlayAGS, Inc., 6775 S. Edmond St., Suite #300, Las Vegas, NV 89118.

We advise you to review our bylaws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. Copies of the pertinent bylaw provisions are available on request to the Secretary at the address set forth above.

Householding of Special Meeting Materials

The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of our proxy materials either now or in the future, please contact our Secretary by mailing a request to PlayAGS, Inc., 6775 S. Edmond St., Suite #300, Las Vegas, NV 89118 or by calling (702) 722-6700. Upon written or oral request to the Secretary, we will promptly provide a separate copy of proxy materials. In addition, stockholders at a shared address who receive multiple copies of proxy materials may request to receive a single copy of proxy materials in the future in the same manner as described above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the investor relations page of our website at www.playags.com under “Investors – Financial Information – SEC Filings.” Our website address is provided as an inactive textual reference only. The information provided on, or accessible through, our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. You are encouraged to carefully read all documents incorporated by reference into this proxy statement.

This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC:

•

PlayAGS’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “Annual Report”), filed with the SEC on March 6, 2024, including the information specifically incorporated by reference into the Annual Report from PlayAGS’s Definitive Proxy Statement Schedule 14A filed with the SEC on April 29, 2024;

•	PlayAGS’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 9, 2024;

•	PlayAGS’s Current Report on Form 8-K, filed with the SEC on May 9, 2024.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

Notwithstanding the foregoing, we will not incorporate by reference in this proxy statement any documents or portions thereof that are not deemed “filed” with the SEC, including information furnished under Item 2.02 or Item 7.01 or otherwise of any Current Report on Form 8-K, including related exhibits, after the date of this proxy statement unless, and except to the extent, specified in such Current Report.

PlayAGS’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.

Any person, including any beneficial owner of shares of common stock, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to PlayAGS’s address below. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you, free of charge, by first class mail, or another equally prompt method. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

PlayAGS, Inc.

Attention: Investor Relations

6775 S. Edmond St., Ste #300

Las Vegas, NV 89118

(702) 722-6700

If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street – 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Please Call Toll-Free: (888) 542-7446

By Email: ags@dfking.com

MISCELLANEOUS

We have not, and Parent has not, authorized anyone to provide any information other than the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement. We have not, and Parent has not, authorized anyone to provide you with information that is different from, or additional to, what is contained in this proxy statement. Neither we nor Parent provides any assurances as to the reliability of any other information that others may give you.

This proxy statement is dated     , 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

PlayAGS, Inc.,

a Nevada corporation;

BINGO HOLDINGS I, LLC,

a Delaware limited liability company; and

BINGO MERGER SUB, INC.,

a Nevada corporation

Dated as of May 8, 2024

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of May 8, 2024, by and among: Bingo Holdings I, LLC, a Delaware limited liability company (“Parent”); Bingo Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and PlayAGS, Inc., a Nevada corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Nevada Revised Statutes (as amended from time to time, the “NRS”). Upon consummation of the Merger, Merger Sub will cease to exist as a separate entity, and the Company will become a wholly-owned subsidiary of Parent (the “Surviving Corporation”);

B. The board of directors of the Company (the “Company Board”) has unanimously (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable and fair to, and in the interests of, the Company, (ii) adopted this Agreement, and authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (iii) subject to the terms and conditions of this Agreement, recommended that the Company Stockholders approve this Agreement, the Merger and the Transactions (the “Company Board Recommendation”);

C. The board of directors or other governing body, as applicable, of each of Parent and Merger Sub has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable and fair to, and in the interest of Parent and Merger Sub, and (ii) adopted, authorized and approved, pursuant to NRS 92A.120, and declared advisable the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions, including the Merger;

D. Parent, in its capacity as sole stockholder of Merger Sub, will approve this Agreement by written consent immediately following its execution; and

E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered (a) a limited guarantee (the “Limited Guarantee”) from Brightstar Capital Partners Fund III, L.P. and Brightstar Capital Partners Fund III-A, L.P. (each, a “Guarantor” and, together, the “Guarantors”), each an Affiliate of Parent, in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement, (b) the Equity Commitment Letter, pursuant to which the Equity Financing Parties have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amount set forth therein, and (c) the Debt Commitment Letter, pursuant to which the lenders have committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

MERGER TRANSACTION

Section 1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, at the Effective Time, the Parties shall consummate the

Merger, whereby Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company will continue as the Surviving Corporation.

Section 1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Article VII, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place remotely by electronic exchange of deliverables at 8:00 a.m. Eastern Time on the second (2nd) business day following the satisfaction or waiver (to the extent such waiver is permitted by this Agreement) of the conditions in Article VI (except for those conditions to the Closing that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing), unless another time, date or place is mutually agreed to in writing by the Parties. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall file or cause to be filed the articles of merger with the Nevada Secretary of State with respect to the Merger as provided in and in accordance with the applicable provisions of the NRS and make all other filings or recordings required by the NRS in connection with effecting the Merger, in such form as required by, and executed and acknowledged in accordance with, the NRS. The Merger shall become effective upon the date and time of the filing of such articles of merger with the Nevada Secretary of State or such later effective date and time permitted under the NRS as is agreed upon in writing by the Parties hereto and specified in the articles of merger (such date and time, the “Effective Time”).

Section 1.4 Articles of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the articles of incorporation of the Surviving Corporation shall, subject to the provisions of Section 5.5(a), be amended and restated as of the Effective Time to conform to Exhibit B;

(b) the bylaws of the Surviving Corporation shall, subject to the provisions of Section 5.5(a), be amended and restated as of the Effective Time to conform to Exhibit C; and

(c) (i) the directors of the Surviving Corporation immediately after the Effective Time shall be the directors of Merger Sub as of immediately prior to the Effective Time and (ii) the officers of the Surviving Corporation immediately after the Effective Time shall be the officers of the Company as of immediately prior to the Effective Time.

Section 1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:

(i) any shares of Company Stock (each, a “Share”) held by the Company (including in the Company’s treasury) or any direct or indirect wholly-owned Subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in the immediately preceding clauses (i) and (ii) and subject to Section 1.5(b), each Share then outstanding immediately prior to the Effective Time shall be canceled and cease to exist and be converted into the right to receive $12.50 in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 1.6(g), and the holders of such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration with respect to each such Share in accordance with Section 1.6; and

(iv) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately and equitably adjusted to provide the holders of Shares and holders of Company Options, PSUs and RSUs with the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 1.5(b) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

Section 1.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall, at its sole cost and expense, designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such shares shall become entitled pursuant to Section 1.5. The agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company (the “Paying Agent Agreement”). At or prior to the Closing, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash in U.S. dollars sufficient to make payment of the aggregate Merger Consideration payable pursuant to Section 1.5 (the total cash deposited with the Paying Agent, the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as and to the extent reasonably directed by Parent; provided that (i) such investments shall be solely in obligations of, or obligations fully guaranteed as to principal and interest by, the U.S. government, (ii) no such investment shall have a maturity exceeding thirty (30) days, (iii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iv) no gain or loss on the Payment Fund shall affect the amounts payable hereunder. In the event the Payment Fund shall be insufficient to pay the Merger Consideration in accordance with Section 1.5, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment.

(b) As promptly as practicable after the Effective Time (but in no event later than three (3) business days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide to each Person who was, at the Effective Time, a holder of record of Shares that are entitled to receive Merger Consideration pursuant to Section 1.5(a)(iii), and (i) represented by certificates evidencing such Shares (the “Certificates”) or (ii) Book-Entry Shares that are not held, directly or indirectly, through DTC, in the case of each of clause (i) and (ii), notice advising such Person of the occurrence of the Effective Time, which notice shall include (A) appropriate transmittal materials, including a letter of transmittal (which shall be in reasonable and customary form), specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message”) with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement, as applicable, and (B) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or such Book-Entry Shares to the Paying Agent in exchange for the Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 1.5. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof.

(c) With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees, and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to Section 1.5.

(d) Upon surrender to the Paying Agent of the Shares that (i) are represented by Certificates, by physical surrender of such Certificates (or effective affidavits of loss in lieu thereof) together with duly completed and executed letters of transmittal and other appropriate transmittal materials required by the Paying Agent, (ii) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in accordance with the letter of transmittal and accompanying instructions in connection with the surrender of such Book-Entry Shares (or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), and (iii) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, DTC’s nominees, and such other necessary and desirable third-party intermediaries pursuant to Section 1.6(c), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Payment Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds equal to the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 1.6(d), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which such Shares represented by such Certificate or Book-Entry Share have been converted pursuant to Section 1.5. The Merger Consideration paid in respect of Shares upon their surrender or transfer for exchange in accordance with this Section 1.6(d) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

(e) At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation, the Paying Agent or any other Party shall be liable to any holder of Shares for the Merger Consideration or any holder of Company Equity Awards for any amounts payable pursuant to Section 1.8 delivered in respect of such Share or Company Equity Awards, respectively, to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(f) As of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements.

(g) Each of the Surviving Corporation, Parent and Merger Sub shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from any consideration payable pursuant to this Agreement such amounts as it is required by any applicable Tax Legal Requirements to deduct and withhold. Each such payor shall take all action that may be necessary to ensure that any such amounts so deducted or withheld are timely and properly remitted to the appropriate Governmental Body. To the extent that amounts are so deducted or withheld and timely and properly remitted to the appropriate Governmental Body in accordance with applicable Tax Legal Requirements, such amounts so remitted shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(g)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article I.

Section 1.7 Dissenter’s Rights. No dissenter’s rights or appraisal rights shall be available with respect to the Merger or the Transactions pursuant to NRS Chapter 92A (as provided in NRS 92A.390) or any other applicable Legal Requirements.

Section 1.8 Treatment of Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of Shares underlying such Company Option multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price for such Company Option (the “Option Consideration”), which amount shall be paid in accordance with Section 1.8(f) net of any Taxes withheld in accordance with Section 1.6(g). Each Company Option with a per share exercise price that is equal to or greater than the Merger Consideration shall be cancelled at the Effective Time without the payment of consideration therefor.

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each restricted stock unit award granted pursuant to any of the Company Equity Plans which vests based solely upon continued employment or service (each, an “RSU” and together, the “RSUs”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the total number of Shares underlying such RSU multiplied by (ii) the Merger Consideration (the “RSU Consideration”),

which amount shall be paid in accordance with Section 1.8(f) net of any Taxes withheld in accordance with Section 1.6(g).

(c) At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each restricted stock unit award granted pursuant to any of the Company Equity Plans which vests based on either solely the achievement of performance goals or both the achievement of performance goals and continued employment or service (each, a “PSU” and together, the “PSUs”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to (A) the total number of Shares (determined, for the avoidance of doubt, without regard to future employment or service vesting requirements) issuable in settlement of such PSU immediately prior to the Effective Time multiplied by (B) the Merger Consideration (the “PSU Consideration”), which amount shall be paid in accordance with Section 1.8(f), net of any Taxes withheld in accordance with Section 1.6(g).

(d) At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each phantom stock unit award granted outside of the Company Equity Plans but governed by the terms and conditions thereof which vests based solely upon continued employment or service (each, a “PhSU” and together, the “PhSUs”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the total number of units underlying such PhSU multiplied by (ii) the Merger Consideration (the “PhSU Consideration”), which amount shall be paid in accordance with Section 1.8(f), net of any Taxes withheld in accordance with Section 1.6(g).

(e) At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each phantom stock unit award granted outside of the Company Equity Plans but governed by the terms and conditions thereof which vests based on both the achievement of performance goals and continued employment or service (each, a “PPhSU” and together, the “PPhSUs”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to (A) the total number of units (determined, for the avoidance of doubt, without regard to future employment or service vesting requirements) underlying such PPhSU immediately prior to the Effective Time multiplied by (B) the Merger Consideration (the “PPhSU Consideration”), which amount shall be paid in accordance with Section 1.8(f) net of any Taxes withheld in accordance with Section 1.6(g).

(f) As soon as reasonably practicable after the Effective Time (but no later than the first regularly scheduled payroll date that is at least 10 business days after the Effective Time), Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable Subsidiary’s payroll the aggregate Option Consideration, RSU Consideration, PSU Consideration, PhSU Consideration and PPhSU Consideration payable with respect to Company Options, RSUs, PSUs, PhSUs and PPhSUs held by current or former employees of the Company or the other Acquired Companies (net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 1.6(g)); provided, however, that to the extent the holder of a Company Option, RSU, PSU, PhSU or PPhSU is not, and was not at any time during the vesting period of the Company Option, RSU, PSU, PhSU or PPhSU, an employee of the Company or any other Acquired Company for employment tax purposes, the Option Consideration, RSU Consideration, PSU Consideration, PhSU Consideration and PPhSU Consideration payable pursuant to Section 1.8 with respect to such Company Option, RSU, PSU, PhSU or PPhSU shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 1.6. Notwithstanding the foregoing, if any payment owed to such current or former employee cannot be made through the Surviving Corporation’s or its Subsidiaries’ payroll system or payroll provider, then Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, issue checks for such payment (net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 1.6(g)), which checks will be sent by overnight courier promptly following the Effective Time (but in no event later than the first regularly scheduled payroll date that is at least 10 business days following the Effective Time).

(g) Prior to the Closing, the Company shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 1.8, including to provide that (i) the Company Equity Plans and all awards issued thereunder will terminate as of the Effective Time and (ii) Parent and its Affiliates will not have any liability with respect to any such awards except as specifically provided under this Agreement.

(h) Notwithstanding the foregoing, to the extent that any amounts payable under this Section 1.8 relate to a Company Equity Award that is nonqualified deferred compensation subject to Section 409A of the Code, Parent, the Surviving Corporation or the applicable Subsidiary of the Surviving Corporation shall pay such amounts as promptly as is practicable following the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Equity Award and that will not trigger a Tax or penalty under Section 409A of the Code, but in no event later than the first regularly scheduled payroll date that is at least three (3) business days after such time.

Section 1.9 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants as of the date of this Agreement (unless a representation and warranty expressly states that it is made as of a different date) to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Article II is subject to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Letter corresponding to the particular Section or Subsection in this Article II, (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Letter with respect to any Section or Subsection in this Article II to the extent it is reasonably apparent on its face from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty, and (c) any disclosure in the Company SEC Documents publicly filed or furnished on or after January 1, 2022 and at least one (1) business day prior to the date of this Agreement, other than any information in the “Risk Factors,” “Summary of Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” sections of such Company SEC Documents or other disclosures contained or referenced in such Company SEC Documents of information, factors or risks that are predictive, cautionary or forward-looking in nature, it being understood that, in the case of this clause (c), any disclosure in such Company SEC Documents will be deemed an exception or disclosure with respect to any such representation or warranty only to the extent it is reasonably apparent on its face from the wording of such disclosure that such disclosure is applicable to such representation or warranty):

Section 2.1 Due Organization; Subsidiaries, Etc.

(a) The Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, and (ii) to own and use its assets in the manner in which its assets are currently owned and used. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except (other than with respect to Gaming Laws in respect of jurisdictions in which there is a Required Gaming

Approval or an Additional Gaming Approval) where the failure to be so qualified, licensed or in good standing does not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(b) Section 2.1(b) of the Company Disclosure Letter identifies each Subsidiary of the Company and indicates its jurisdiction of organization. None of the Acquired Companies owns any capital stock of, or any other equity interest of, or any equity interest or investment of any nature in, or any securities convertible or exchangeable for any such equity interests in, any other Entity other than an Acquired Company. None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. No Acquired Company is party to any joint venture or other similar arrangement or relationship.

(c) Each Subsidiary of the Company (i) is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority (A) to conduct its business in the manner in which its business is currently being conducted and (B) to own and use its assets in the manner in which its assets are currently owned and used. Each Subsidiary of the Company is qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except (other than with respect to Gaming Laws in respect of jurisdictions in which there is a Required Gaming Approval or an Additional Gaming Approval) where the failure to be so qualified, licensed or in good standing does not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 2.2 Articles of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives true and complete copies of the articles of incorporation, bylaws and other charter and organizational documents of each of the Acquired Companies, including all amendments thereto, as in effect on the date hereof. The articles of incorporation, bylaws and other charter and organizational documents described in the preceding sentence are in full force and effect, and (i) the Company is not in violation of its articles of incorporation or bylaws and (ii) none of the other Acquired Companies is in violation, in each case in any material respect, of its respective organizational documents.

Section 2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 450,000,000 Shares, of which 39,454,547 shares have been issued or are outstanding as of the close of business on the Reference Date, and (ii) 50,000,000 shares of Company Preferred Stock, none of which are issued or outstanding as of the close of business on the Reference Date. As of the close of business on the Reference Date, there were no Shares held in the treasury of the Company. No Subsidiary of the Company owns any Shares. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and were issued in accordance with applicable Legal Requirements and the organizational documents of the Company and were not issued in violation of any preemptive rights, rights of first refusal or similar rights.

(b) (i) None of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of any Acquired Company having a right to vote on any matters on which the Company Stockholders or equityholders of any Acquired Company have a right to vote, and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares or other equity interests in any Acquired Company. None of the Acquired Companies are under any obligation, nor is any Acquired Company bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares or other equity interests in any Acquired Company, or grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt), in any Acquired Company. The Company Common Stock constitutes the only outstanding class of securities of the Acquired Companies registered under the Securities Act or the Exchange Act. There are no voting trusts, voting proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of Shares or any other equity interest in the Company or any of its Subsidiaries. The Company has no accrued and unpaid dividends with respect to any outstanding Shares or Company Equity Awards.

(c) As of the close of business on the Reference Date: (i) 754,079 Shares are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans; (ii) 943,234 Shares are subject to or otherwise deliverable in connection with outstanding RSUs under the Company Equity Plans; (iii) 724,319 Shares are subject to or otherwise deliverable in connection with outstanding PSUs under the Company Equity Plans (assuming any applicable performance-based vesting conditions have been satisfied); (iv) 2,330,313 Shares are subject to or otherwise deliverable, at the Company’s discretion, in connection with outstanding PhSUs; (v) 592,616 Shares are subject to or otherwise deliverable, at the Company’s discretion, in connection with outstanding PPhSUs; and (vi) RSUs with a grant date fair value of $393,900 are reserved for issuance in March 2025 subject to the grantees’ achievement of applicable performance goals under the Stock Bonus Plans pursuant to the terms of the Stock Bonus Plans and applicable grant agreements, in each case as in effect as of the date hereof. The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options, RSUs, PSUs, PhSUs and PPhSUs outstanding as of the date of this Agreement, the forms of all stock option agreements evidencing such Company Options, the forms of stock unit agreements evidencing such RSUs, the forms of stock unit agreements evidencing such PSUs, the forms of phantom unit agreements evidencing such PhSUs, and the forms of phantom unit agreements evidencing such PPhSUs and, in each case, any individual award agreements that materially deviate from such forms. Section 2.3(c) of the Company Disclosure Letter also sets forth the following information with respect to each Company Equity Award outstanding as of the close of business on the Reference Date: (A) the Company Equity Plan pursuant to which such Company Equity Award was granted; (B) the name of the holder; (C) the type of, and number of Shares subject to, such Company Equity Award (with respect to each PSU and PPhSU, including both (x) the number of Shares subject thereto assuming no performance-based vesting conditions have been satisfied and (y) the number of Shares issuable with respect thereto assuming all performance-based vesting conditions have been satisfied); (D) the date of grant; (E) the vesting schedule (with respect to each PSU and PPhSU, including the performance-based vesting condition applicable to each tranche thereof); (F) the number of RSUs or PhSUs accrued as dividend equivalent rights with respect to each Company Equity Award (if any); and (G) with respect to each Company Option, the exercise price per Share, and the expiration date. Since the Reference Date through the date of this Agreement, the Company has not granted or authorized, or committed to grant or authorize, any Company Equity Awards or any stock bonuses (whether under the Stock Bonus Plans or otherwise) or Other Equity Based-Incentive Awards or established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Shares, other than, in each case, pursuant to the exercise or settlement of Company Equity Awards in the ordinary course of the Company Equity Awards outstanding as of the Reference Date and set forth on Section 2.3(c) of the Company Disclosure Letter, in accordance with their terms as in effect on the date hereof. Other than as set forth in this Section 2.3(c) or Section 2.3(a) of the Company Disclosure Letter, as of the close of business on the Reference Date, there is no issued, reserved for issuance, outstanding, authorized or promised stock option, restricted stock award, restricted stock unit award, performance-based restricted stock unit award, stock appreciation, phantom stock, stock bonuses (whether under the Stock Bonus Plans or otherwise) or stock bonuses or incentive payments (x) in the form of equity or equity-based awards in lieu of cash in the Company’s discretion or (y) that track the value of a Share (such incentive payments, collectively, “Other Equity-Based Incentive Awards”), profit participation or similar rights, dividend equivalent rights or other equity-based awards with respect to the Company.

(d) Except as otherwise set forth in this Section 2.3, as of the close of business on the Reference Date, there are no: (i) outstanding shares of capital stock of, or other equity interest in or voting securities of, the Company; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable)

to acquire, or obligation of any Acquired Company to issue, any shares of capital stock, restricted stock awards, restricted stock units, stock-based performance units, contingent value rights, “phantom” stock or any other rights or securities that are linked to, or the value of which is in any way based on or derived from the value of, or which are or may become convertible into or exchangeable for, any shares of capital stock or other securities of any Acquired Company; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Company; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws.

(e) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued, is fully paid and nonassessable, was issued in accordance with applicable Legal Requirements, is not subject to and was not issued in violation of any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, right of first refusal or any similar right.

Section 2.4 SEC Filings; Financial Statements.

(a) Since January 1, 2022, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates of being filed or furnished (or, if amended, revised, modified, or superseded as of the date of such amendment or subsequently filed Company SEC Document which is filed prior to the date hereof), the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and none of the Company SEC Documents when filed or furnished (or, if amended, revised, modified, or superseded, as of the date of such amendment or subsequently filed Company SEC Document which is filed prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file or furnish any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents as of their respective dates of being filed (or, if amended, revised, modified, or superseded, as of the date of such amendment or subsequently filed SEC Document which is filed prior to the date hereof): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). No financial statements of any Person other than the Subsidiaries of the Company are required by GAAP to be included in the consolidated financial statements of the Company. Since January 1, 2022, there has been no material change to the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except to the extent described in the notes thereto.

(c) The Company maintains, and at all times since January 1, 2022, has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company in all material respects; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since January 1, 2022, neither the Company nor, to the knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (C) any claim or allegation regarding any of the foregoing.

(d) The Company maintains, and at all times since January 1, 2022 has maintained, disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to provide reasonable assurance that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) No Acquired Company is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

(f) Since January 1, 2022, there has been no material correspondence between the SEC and the Company that is not set forth or reflected in the Company SEC Documents. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g) Each document required to be filed by the Company with the SEC in connection with the Merger (the “Company Disclosure Documents”) (including the Proxy Statement), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to statements made or incorporated by reference in any Company Disclosure Document based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Disclosure Documents.

(h) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act (and the rules and regulations promulgated thereunder) and the applicable listing and other rules and regulations of NYSE.

(i) Section 2.4(i) of the Company Disclosure Letter contains a true and complete list of all Indebtedness of the Acquired Companies as of the date hereof, other than Indebtedness reflected in the Balance Sheet or otherwise disclosed in the Company SEC Documents.

Section 2.5 Absence of Changes. From the date of the Balance Sheet through the date of this Agreement, (a)except for the transactions contemplated by this Agreement and discussions and negotiations related thereto and related to other similar strategic transactions and alternatives considered, but not consummated, by the Company, each Acquired Company has operated in all material respects in the ordinary course of business, (b) there has not occurred a Material Adverse Effect and (c) no Acquired Company has taken or committed or agreed to take any action that would be prohibited by Section 4.2(b) (other than Section 4.2(b)(iii), Section 4.2(b)(iv), Section 4.2(b)(xi), Section 4.2(b)(xxii) and Section 4.2(b)(xxiii) (solely as it relates to the foregoing Sections)) if such action were taken on or after the date hereof without the consent of Parent.

Section 2.6 Title to Assets. The Acquired Companies have good and valid title to all material tangible assets owned by them as of the date of this Agreement, including all material tangible assets (other than capitalized or operating leases) reflected on the Company’s audited balance sheet in the most recent Annual Report on Form 10-K (the “Balance Sheet”) filed by the Company with the SEC prior to the date hereof (but excluding intellectual property which is covered by Section 2.8), except for tangible assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet, free and clear of all Encumbrances other than Permitted Encumbrances, and except where such failure would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.7 Real Property.

(a) The Acquired Companies do not own any real property.

(b) Section 2.7(b) of the Company Disclosure Letter sets forth the address of all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest material in real property held by the Acquired Companies (excluding, for the avoidance of doubt, storage units and spaces for the storage of the Acquired Companies’ products that are not material to the operation of the business of the Acquired Companies and are for a term of one year or less) (the “Leased Real Property”). The Company has delivered to Parent a true and complete copy of each Company Lease document (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). Each Company Lease is, with respect to the Acquired Company party thereto and, to the knowledge of the Company, each other party thereto, legal, valid, binding, enforceable and in full force and effect, subject to the Enforceability Limitations. The Acquired Companies have not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. As of the date of this Agreement, none of the Acquired Companies have received any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, in each case, except for violations or breaches that have not had, and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.8 Intellectual Property.

(a) Section 2.8(a) of the Company Disclosure Letter identifies each item of Registered IP included in the Company IP. As of the date of this Agreement, no interference, opposition, reissue, reexamination or similar proceeding (other than initial examination and other ordinary course prosecution proceedings) is pending or threatened in writing, to the knowledge of the Company, threatened orally, in which the scope, validity, enforceability or ownership of any Registered IP listed on Section 2.8(a) of the Company Disclosure Letter is being or has been contested or challenged, except as would not reasonably be expected, individually or in the aggregate, to be material to the Acquired Companies, taken as a whole.

(b) The Acquired Companies exclusively own all Company IP and have sufficient rights to all other Intellectual Property Rights used in the conduct of the business of the Acquired Companies free and clear of all Encumbrances other than Permitted Encumbrances, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. To the knowledge of the Company and except as have not been, and would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, the Company IP is subsisting, valid and enforceable.

(c) Section 2.8(c) of the Company Disclosure Letter sets forth each Company Contract pursuant to which an Acquired Company (i) licenses-in any material Intellectual Property Right from a third-party (each an “In-bound License”), (ii) licenses-out any material Company IP to a third-party (each an “Out-bound License”), (iii) is restricted from using, licensing, or enforcing any material Company IP in any material respect or (iv) is party to or bound by and which constitutes a settlement or coexistence with respect to Intellectual Property Rights that imposes any material obligation or restriction on any Acquired Company (provided, that, In-bound Licenses and Out-bound Licenses do not include (x) Company Contracts providing only non-exclusive licenses or rights to use Intellectual Property Rights entered into in the ordinary course of business or (y) non-exclusive licenses for Open Source Software or commercially available Software with a replacement value of less than $100,000, such excluded Company Contracts, collectively, “Standard Licenses”).

(d) To the knowledge of the Company, the operation of the business of the Acquired Companies in the past (6) years has not, and as currently conducted does not, infringe, misappropriate or otherwise violate any Intellectual Property Right owned by a third-party, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. In the past six (6) years, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, there have been no pending or threatened in writing or, to the knowledge of the Company, threatened orally, Legal Proceedings brought by or against the Acquired Companies relating to the infringement, misappropriation or other violation of any Intellectual Property Rights (including any Company IP), or challenging the validity, enforceability, ownership, or scope of any Company IP.

(e) To the knowledge of the Company, in the past six (6) years and as of the date of this Agreement, no third-party is infringing, misappropriating or otherwise violating any Company IP except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.

(f) Each Acquired Company has taken commercially reasonable steps to protect its rights in its confidential information and Trade Secrets that it wishes to protect and any Trade Secrets or confidential information of third parties provided to it, except as would not reasonably be expected to be material to the Acquired Companies taken as a whole. All Persons who have developed or created any material Intellectual Property Rights for or on behalf of any Acquired Company have executed a written agreement assigning such Intellectual Property Rights to an Acquired Company or ownership of such Intellectual Property Rights has automatically vested in the Acquired Companies by operation of Legal Requirement. To the knowledge of the Company, no Person is in violation of any such agreement.

(g) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, (i) no source code included in any Company IP, has been disclosed, licensed, or made available by any Acquired Company to any Person (whether on a present or contingent basis, including to any escrow agent); and (ii) no Company Product uses, incorporates, or is distributed with any Open Source Software in a manner that would require or purport to require any Acquired Company to distribute or make available any source code for any Company IP, grant any Person any rights or immunities under any Company IP, or make any Company Products available to any Person for free or a minimal charge.

(h) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (i) all Systems are sufficient for the conduct of the business of the Acquired Companies; (ii) to the knowledge of the Company, the Systems and Company Products do not contain any viruses, worms, Trojan horses or similar code intentionally designed or known to adversely disrupt, disable or harm in any manner the operation of any Software; and (iii) since January 1, 2022, no Systems or Company Products have experienced any failure that caused a disruption to the operations of the business of the Acquired Companies.

(i) The Acquired Companies maintain commercially reasonable policies and procedures regarding data security, privacy, transfer, and use of personally identifiable information in their possession (collectively, “Personal Data”) designed to support compliance by the Acquired Companies with applicable Legal Requirements. To the knowledge of the Company, the Acquired Companies comply with all such policies, all Contracts by which any Acquired Company is bound, and other Legal Requirements, in each case, pertaining to data privacy and data security of any Personal Data, except to the extent that such noncompliance has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, and to the knowledge of the Company there are no Legal Proceedings pending against any Acquired Company related to any such noncompliance. To the knowledge of the Company, since January 1, 2022, there have been no instances of unauthorized access, disclosure, processing, use, exfiltration, loss, theft, or security breaches of, or relating to, any Systems, material confidential information, Trade Secrets, or Personal Data used in the businesses of the Acquired Companies, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, and to the knowledge of the Company, no Acquired Company has been required to notify any Person or Governmental Body of any of the foregoing.

Section 2.9 Contracts.

(a) Section 2.9(a) of the Company Disclosure Letter identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement (other than those Company Contracts which are business purchase orders entered into in the ordinary course and which, to the extent they contain substantive terms and conditions, do not deviate in any material respect from those used in past practice of the Acquired Companies or from such terms set forth in the Acquired Companies’ standard forms (the “Specified Purchase Orders”)). For purposes of this Agreement, each of the following Company Contracts, along with each In-bound License, Out-bound License, each Specified Purchase Order and other Contracts required to be disclosed in Section 2.8(c) of the Company Disclosure Letter, shall be deemed to constitute a “Material Contract”:

(i) any Company Contract (A) with any current or former Company Associate pursuant to which any Acquired Company is or may become obligated to make or provide any severance, termination, retention, change in control, tax gross-up or similar payment or benefits to such Company Associate, except for severance, termination, or similar payments or benefits required by applicable Legal Requirements or (B) pursuant to which any Acquired Company is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any Company Equity Award, or stock bonus other than accelerated vesting provided in any Company Equity Plan or any applicable award agreement under the Company Equity Plans;

(ii) any Company Contract containing (A) any exclusivity obligations or otherwise limiting the freedom or right of an Acquired Company, in any material respect, to engage in any line of business, to make use of any material Company IP or to compete with any other Person in any location or line of business or (B) any

“most favored nations” terms and conditions (including with respect to pricing) or similar restrictions with respect to pricing granted by an Acquired Company;

(iii) any Company Contract that requires by its terms (A) the payment of cash or other consideration by Acquired Company in an amount having an expected value in excess of $2,100,000 in the fiscal year ending December 31, 2024, and (B) delivery of cash or other consideration to an Acquired Company in an amount having an expected value in excess of $3,840,000 in the fiscal year ending December 31, 2024, in each case excluding Standard Licenses;

(iv) any Company Contract relating to Indebtedness in excess of $1,000,000 (whether incurred, assumed, guaranteed or secured by any asset) of the Company or any Acquired Company;

(v) any Company Contract constituting a joint venture, partnership, or limited liability corporation for the sharing of profits and losses;

(vi) any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any Acquired Company, the pledging of the capital stock or other equity interests of the Company or any Acquired Company or prohibits the issuance of any guaranty by the Company or any Acquired Company;

(vii) any Company Lease;

(viii) any Contract relating to any disposition or acquisition by an Acquired Company of any Entity (or equity interests therein) or business (including assets constituting a material business or business lines) that has material obligations remaining to be performed or material liabilities continuing after the date of this Agreement;

(ix) any Company Contract with any Governmental Body under which payments in excess of $3,840,000 were received by the Acquired Companies in the most recently completed fiscal year;

(x) any Contracts (A) with any record or, to the knowledge of the Company, beneficial owner as of the date hereof of five percent (5%) or more of the voting securities of the Company, or (B) of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xi) any hedging, swap, derivative or similar Company Contracts;

(xii) any Company Contract that requires any Acquired Company, or any successor to, or acquirer of, the Company or any other Acquired Company, to make any payment to another Person solely as a result of a change of control of any Acquired Company;

(xiii) any Company Contract that contains a put, call or similar right pursuant to which any Acquired Company could be required, upon the exercise of such right, to purchase or sell, as applicable, any equity interests or assets of any Person that are material to such Acquired Company;

(xiv) any Company Contract which constitutes a settlement or conciliation agreement (A) pursuant to which any Acquired Company is obligated after the date of this Agreement to pay consideration in an amount in excess of $500,000 or (B) that imposes any material obligation on any Acquired Company after the date of this Agreement;

(xv) any Labor Agreement; and

(xvi) any other Company Contract not otherwise described in any other subsection of this Section 2.9(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) The Company has either delivered or made available to Parent or Parent’s Representatives or has publicly made available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, a true and complete copy of each Material Contract, including all amendments, waivers and changes thereto. Neither the applicable Acquired Company nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any Material Contract and, neither the applicable Acquired Company, nor, to the knowledge of the Company, any other party thereto has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Material Contract is with respect to the Acquired Company party thereto and the other parties thereto a valid agreement, binding and in full force and effect. Each Material Contract is an enforceable obligation of the applicable Acquired Company and, to the knowledge of the Company, each other party thereto, in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Limitations”). Since January 1, 2022, the Acquired Companies have not received any written notice regarding any violation or breach or default under, or intent to terminate or not renew, any Material Contract that has not since been cured, except for violations, breaches, defaults or nonrenewals that would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Acquired Company has waived any rights under any Material Contract, the waiver of which would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.10 Liabilities. The Acquired Companies do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for: (a) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents filed prior to the date of this Agreement; (b) liabilities or obligations incurred pursuant to the terms of this Agreement; (c) liabilities for performance of obligations of the Acquired Companies under Contracts binding upon the applicable Acquired Company (other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business since the date of the Balance Sheet, including commercially available off-the-shelf software licenses, generally available patent license agreements and non-exclusive outbound license agreements; (d) liabilities incurred since the date of the Balance Sheet in the ordinary course of business (none of which is a liability for breach of Contract, breach of warranty, tort, infringement, dilution, misappropriation, dilution, violation of law or arising out of a claim or lawsuit), or in connection with the Transactions; and (e) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.11 Compliance with Legal Requirements; Export Controls.

(a) Each Acquired Company is, and for the past three (3) years has been, in compliance with all applicable Legal Requirements, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. During the past three (3) years, no Acquired Company has been charged with any unresolved violation of, any Legal Requirement, except, in each case, for any such violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or, as of the date hereof, has received written notice of any such charge.

(b) During the past three (3) years, no Acquired Company, nor any of its respective directors, officers, or employees has been in violation of, or has been investigated for, or charged by any Governmental Body with a violation of any (i) applicable U.S. export and reexport control laws or regulations, including the U.S. Export Administration Regulations and the Foreign Assets Control Regulations, or (ii) other applicable import/export controls in other countries in which any Acquired Company conducts business (“Ex-Im Laws”).

(c) During the past three (3) years, no Acquired Company has received any allegation, inquiry, notice or communication that alleges that the Acquired Company or any of its respective directors, officers, employees, agents or representatives or any other Person acting for or on behalf or at the direction of any of the Acquired Company may have violated, nor made any voluntary or directed disclosure or prior disclosure related to violations of any Anti-Corruption Laws, Sanctions or Ex-Im Laws, and the Company is not aware of any such circumstances presently in existence reasonably likely to give rise to any such allegation, inquiry, notice or communication.

(d) During the past three (3) years, no Acquired Company has (i) made any application for a license, certificate, registration or finding of suitability from any Gaming Authority that has not been issued, granted or given (for whatever reason), except to the extent such application remains pending and no decision to issue, grant or give has been made by the applicable Gaming Authority, or (ii) withdrawn any such application (for whatever reason).

(e) Where requested by any Gaming Authority prior to the date hereof or where required under applicable Gaming Laws or under any agreement with any Gaming Authority, all relevant owners, directors, officers, employees and, to the knowledge of the Company, contractors of the Acquired Companies have obtained and hold, or at the Closing will have obtained and hold, all required licenses, certificates, registrations, approvals and findings of suitability and those licenses, certificates, registrations, approvals and findings of suitability are or will be in full force and effect, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(f) During the past three (3) years, none of the Acquired Companies has been operating in material violation of any applicable Gaming Laws of any jurisdictions in which it holds a license, permit, approval, authorization or registration from any Gaming Authority.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, no Acquired Company has been or is subject to any investigation, inquiry or criminal proceeding or other disciplinary action, whether pending or threatened in writing or, to the knowledge of the Company, threatened orally under any applicable Gaming Law.

Section 2.12 Certain Business Practices. Neither the Company, nor any other Acquired Company nor, to the knowledge of the Company, any of their respective Representatives (in each case, acting in the capacity of a Representative of any Acquired Company) has since January 1, 2021, been a Sanctioned Person, nor directly or indirectly (a) transacted business with any Sanctioned Person, (b) used any funds (whether of an Acquired Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns, (d) made any unlawful bribe, rebate, payoff, influence payment or kickback or other unlawful payment, or (e) violated any provision of any applicable Anti-Corruption Laws, Ex-Im Laws, Sanctions, or any rules or regulations promulgated thereunder, any applicable anti-money laundering laws and any rules or regulations promulgated thereunder or any applicable Legal Requirements of similar effect.

Section 2.13 Governmental Authorizations. The Acquired Companies hold, and since January 1, 2022 have held, all Governmental Authorizations necessary to enable the Acquired Companies to conduct their business in the manner in which their businesses are currently being conducted, except where failure to hold such Governmental Authorizations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Governmental Authorizations held by the Acquired Companies are, and since January 1, 2022 have been, in all material respects valid and in full force and effect and no suspension or cancellation of any of the Governmental Authorizations is pending or threatened in writing or, to the knowledge of the Company, threatened orally. The Acquired Companies are in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not reasonably be expected have, in the whole or in the aggregate, a Material Adverse effect.

Section 2.14 Tax Matters.

(a) (i) Each material Tax Return required to be filed by the Acquired Companies with any Governmental Body has been filed on or before the applicable due date (taking into account any extensions of such due date), (ii) all such Tax Returns are true and complete in all material respects, (iii) all material Taxes that are due and payable by the Acquired Companies (whether or not shown as due and payable on such Tax Returns) have been paid, and (iv) there are no Encumbrances for a material amount of Taxes on any of the assets of the Company other than Permitted Encumbrances

(b) (i) No material claim, assessment or deficiency for any material Tax has been asserted, proposed, threatened or assessed by a Governmental Body in writing against any Acquired Company which claim, assessment or deficiency has not been paid, settled or withdrawn, (ii) no Acquired Company is currently the subject of any material examination, audit or proceeding regarding any material Tax by a Governmental Body, and (iii) no such material examination, audit or proceeding is pending or threatened in writing.

(c) No Acquired Company (i) is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements (x) exclusively between or among the Acquired Companies, or (y) with third parties made in the ordinary course of business, the principal purpose of which is not Tax), (ii) has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Tax (including any affiliated group (within the meaning of Section 1504(a) of the Code) or any similar group under state, local or non-U.S. Legal Requirements) filing a combined, consolidated unitary or other similar Tax Return (other than a group the common parent of which is or was an Acquired Company) or (iii) has any material liability for the Taxes of another Person (other than the Acquired Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Legal Requirements), as a transferee or successor, or otherwise by operation of Legal Requirements.

(d) Since January 1, 2022, no Acquired Company has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or under so much of Section 356 of the Code as it relates to Section 355 of the Code).

(e) No Acquired Company has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f) Within the past 5 years, no Acquired Company has received a written claim from any Governmental Body in a jurisdiction where the Acquired Company does not currently file a Tax Return that it is or may be subject to any income or other material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by any Acquired Company.

Section 2.15 Employee Matters; Benefit Plans.

(a) The employment of each of the Acquired Companies’ employees located in the United States is terminable by the Acquired Companies at-will. Other than any officers, the employment of each of the Acquired Companies’ employees located outside of the United States is terminable by the Acquired Companies without payment of severance or provision of advance notice in excess of those required by applicable Legal Requirements.

(b) The Acquired Companies are not party to or bound by, have no duty to bargain for, nor are currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization, works council or labor union representing any of their employees (each, a “Labor Agreement”) and there are no labor unions, organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Acquired Companies, and there have been no such representation or certification proceedings or, to the knowledge of the Company, demands in the past three (3) years. In the past three (3) years, (i) to the knowledge of the Company, there have been no labor organizing activities with respect to any employees of the Acquired Companies, (ii) there has not been any unfair labor practice charge, material grievance, arbitration, strike, slowdown, work stoppage, lockout, picketing or labor dispute, or any threat thereof affecting the Acquired Companies or any of their employees. The Acquired Companies owe no pre-signing or pre-Closing notice, consultation or other obligations with respect to any labor union, labor organization or works council in connection with the Transactions.

(c) In the past three (3) years, and except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) the Acquired Companies have complied with all applicable Legal Requirements related to labor, employment and employment practices, including any pertaining to payment wages and hours of work, immigration (including the completion of Forms I-9 for all U.S. employees and confirmation of employee visas), leaves of absence, plant closings and mass layoffs (including WARN), employment statutes or regulations, workplace health and safety, retaliation, discrimination, whistleblowing, equal opportunity, affirmative action, labor practices, harassment, workers’ compensation, unemployment insurance, and the proper classification and treatment of exempt and non-exempt employees, individual independent contractors, and other non-employee service providers for all applicable purposes, (ii) there has been no Legal Proceeding pending or threatened in writing or, to the knowledge of the Company, threatened orally relating to such applicable Legal Requirements and (iii) the Acquired Companies have fully and timely paid all compensation that has come due and payable to their current or former employees and independent contractors under applicable Legal Requirements, Contracts or company policy.

(d) The Acquired Companies have reasonably investigated all sexual harassment, or other material misconduct allegations against any officers, directors, partners or executive- or senior supervisory-level employees of the Acquired Companies with respect to which the Company has knowledge. With respect to each such allegation (except those the Acquired Companies reasonably deemed to not have merit), the Acquired Companies do not anticipate any material liability and have taken corrective action reasonably calculated to prevent further improper action.

(e) Section 2.15(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the material Employee Plans (other than (i) any offer letters with employees of any Acquired Company that do not provide for the payment of severance or equivalent benefits, retention, change in control or similar payments, or the acceleration of equity or equity-based incentive awards or the grant of equity or equity-based awards (including any stock bonuses and Other Equity-Based Incentive Awards) that is not otherwise formally effectuated by a separate plan or agreement, (ii) standard equity grant notices in such forms as have been made available to Parent, with respect to employees of the Acquired Companies, (iii) agreements with consultants entered into in the ordinary course of business, or (iv) Foreign Employee Plans that are administered by a Governmental Body and required by applicable Legal Requirements (collectively, “Excluded Employee Plans”)) and separately identifies each material Foreign Employee Plan. The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan true and complete copies of the following (other than any Excluded Employee Plans), as relevant: (A) all current plan documents and any material amendments thereto, and all related trust, insurance or other funding documents; (B) any currently effective determination letter or opinion letter received from the IRS; (C) the most recent annual actuarial valuation and the most recent Form 5500 (including all schedules and attachments thereto); (D) the most recent summary plan descriptions and any material modifications thereto; (E) the most recent nondiscrimination (including coverage and compliance) tests required to be performed under the Code; and (F) all non-routine correspondence with any Governmental Body during the past three (3) years.

(f) Neither an Acquired Company nor any other Person that is or, at any relevant time, would have been considered a single employer with any of the Acquired Companies under the Code or ERISA currently sponsors, maintains, contributes to, has an obligation to contribute to or otherwise has any current or contingent liability or obligation under or with respect to, or has during the past six (6) years maintained, contributed to, or been required to contribute to, (i) a plan that is or was subject to Title IV of ERISA or Section 412 of the Code or any defined benefit plan (as defined in Section 3(35) of ERISA), (ii) a “multiple employer welfare arrangement”

(as defined in Section 3(40) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code) or (iv) a “multiemployer plan” as defined in Section 3(37) of ERISA.

(g) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect the tax qualification thereof. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Employee Plans is now and has been maintained, funded, administered and operated in compliance in with its terms and all applicable Legal Requirements, including ERISA and the Code, (ii) there has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA) with respect to any Employee Plan, (iii) there is no Legal Proceeding or claim (other than routine and undisputed claims for benefits) pending or threatened in writing or, to the knowledge of the Company, threatened orally with respect to any Employee Plan (or the assets thereof), (iv) all contributions and other payments that have become due with respect to each Employee Plan have been timely made or paid and (v) no Acquired Company has incurred (whether or not assessed) any Tax or penalty under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(h) Except to the extent required under Section 601 et seq. of ERISA or Section 4980B of the Code (or any other similar Legal Requirement) for which the recipient pays the full premium cost, neither any Acquired Company nor any Employee Plan provides or has any obligation to provide post-employment health or life insurance benefits to any present or former employee, officer or director of an Acquired Company or any other Person pursuant to any retiree medical benefit plan or otherwise.

(i) Without limiting the generality of the other representations in this Section 2.15, except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Foreign Employee Plans now complies and has been maintained, funded, administered and operated in compliance with its terms and applicable local Legal Requirements, and (ii) each such plan that is intended to be funded and/or book-reserved is funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions. Each Foreign Employee Plan required by local Legal Requirements to be registered or approved by a Governmental Body has been so registered or approved. No Foreign Employee Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement, and no material unfunded or underfunded liabilities exist with respect to any Foreign Employee Plan.

(j) Except as required by the terms of this Agreement, the consummation of any of the Transactions (including in combination with any other event or circumstance) would not reasonably be expected to (i) accelerate the time of payment, funding or vesting, or increase the amount of, compensation or benefits due under any Employee Plan or otherwise, (ii) result in any material compensation or benefits (including any severance) becoming due or payable to any current or former Company Associate, or (iii) materially restrict the ability of Parent or any of its Affiliates to amend, merge or terminate any Employee Plan on or after the Effective Time.

(k) The consummation of any of the Transactions (including in combination with any other event or circumstances) would not reasonably be expected to result in the payment of any amount or provision of any benefit that could, individually or in combination with any other amount or benefit, constitute an “excess parachute payment” as defined in Section 280G of the Code.

(l) Each Employee Plan that constitutes, in whole or in part, a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in all material respects in compliance with Section 409A of the Code and all applicable guidance thereunder; and no amount under any such Employee Plan has been, is or is reasonably expected to be subject to any Tax under Section 409A of the Code.

(m) No Acquired Company maintains any obligations to gross-up, indemnify or reimburse any current or former Company Associate for any Tax, including under Sections 409A or 4999 of the Code.

Section 2.16 Environmental Matters. Except for those matters that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Acquired Companies are, and since January 1, 2022, have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective businesses, (b) there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or threatened in writing, to the knowledge of the Company, threatened orally against an Acquired Company or any Leased Real Property, (c) the Acquired Companies have not received any written notice, report or other information of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving violations, liabilities or requirements of the Acquired Companies relating to or arising under Environmental Laws, (d) (i) no Person has been exposed to any Hazardous Materials in connection with the operations or products of, or at a property or facility of, an Acquired Company, including at levels in excess of applicable permissible exposure levels, and (ii) there are and have been no Hazardous Materials present, transported, disposed of, arranged for or permitted to be disposed of, handled, manufactured, sold, distributed, treated, stored or Released, including on, at, under or from any property or facility of any Acquired Company, including the Leased Real Property, in each case in a manner and concentration that has resulted or would reasonably be expected to result in any claim against or liability of an Acquired Company under any Environmental Law; (e) no Acquired Company has assumed, undertaken or otherwise become subject to any liability of another Person relating to Environmental Laws; and (f) the has Acquired Companies have made available to Parent copies of any environmental assessment, audit or report and all other material environmental, health or safety documents including relating to (x) compliance with Environmental Laws or (y) Releases of Hazardous Materials, with respect to the current or former properties, facilities or operations of the Acquired Companies in their possession or reasonable control.

Section 2.17 Insurance. The Company has delivered or made available to Parent or Parent’s Representatives a true and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect be material to the Acquired Companies, taken as a whole, all such insurance policies are (x) in full force and effect (except for any expiration thereof in accordance with its terms), and (y) to the Company’s knowledge, are valid and enforceable, no notice of cancellation or modification has been received as of the date hereof, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 2.18 Legal Proceedings; Orders.

(a) There is no, and since January 1, 2022 there has not been any, Legal Proceeding pending or threatened in writing (or, to the knowledge of the Company, threatened orally) against an Acquired Company or to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Company in such individual’s capacity as such, other than any Legal Proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) There is no order, writ, injunction, ruling, stipulation, settlement, award, finding, determination, decree or judgment to which an Acquired Company or its assets is subject other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) No investigation, inquiry or review by any Governmental Body with respect to any Acquired Company is pending or threatened in writing or, to the Company’s knowledge, is being threatened orally, other than any investigations or reviews that, individually or the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 2.19 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and, subject to obtaining the Company Required Vote, to consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its obligations hereunder; or (c) except for the receipt of the Company Required Vote, the consummation of the Transactions. The Company Board (at a meeting duly called and held) has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger are advisable and fair to, and in the interests of, the Company, (ii) adopted this Agreement, and authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (iii) subject to the terms and conditions of this Agreement, recommended that the Company Stockholders approve this Agreement, the Merger and the Transactions. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to the Enforceability Limitations. The Company Board has not adopted or approved any resolution pursuant to NRS 92A.380(1)(d) or NRS 92A.390(1) granting dissenter’s, appraisal or similar rights to any holder of Shares or any other equity interests of or in the Company, or to any other Person.

Section 2.20 Related-Party Transactions. Other than the Company’s Employee Plans, no stockholders, members, managers, directors, officers, employees, agents or Affiliates of any Acquired Company are, or since January 1, 2022 have been, a party to any Company Contracts with or binding upon any Acquired Company or any of its respective properties or assets or has any material interest in any property used by any Acquired Company, in each case, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that has not been disclosed.

Section 2.21 Merger Approval. The only vote of the holders of any class or series of capital stock or other securities of the Company or any other Acquired Company required to adopt this Agreement and approve the Transactions is the Company Required Vote.

Section 2.22 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the NRS, the HSR Act, if applicable, any other applicable Antitrust Laws, the Required Gaming Approvals or the Additional Gaming Approvals, and the rules and regulations of the NYSE, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions (including the treatment of Company Equity Awards pursuant to Section 1.8) will not: (a) conflict with or cause a violation of any of the provisions of the Articles of Incorporation or bylaws (or similar organizational documents) of the Company; (b) conflict with or cause a violation by the Company of any Legal Requirements or order applicable to the Company, or to which the Company is subject; or (c) conflict with, result in any violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, or require a consent or waiver under, any material Contract; or (d) result in the creation of any Encumbrances (other than Permitted Encumbrances) upon any of the properties or assets of the Acquired Companies under, any Material Contract, except in the case of clauses (b),(c), and (d) for such violations, conflicts, breaches, terminations, cancellations, losses and Encumbrances, defaults, and for any consents or waivers not obtained, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as may be required by the Exchange Act, the NRS, the HSR Act, any other applicable Antitrust Laws, the Required Gaming Approvals or the Additional Gaming Approvals, and the rules and regulations of the NYSE, the Company is not required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger, except those filings, notifications, approvals, notices or Consents that the failure to make, obtain or receive would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.23 Fairness Opinion. The Company Board has received the opinion of Macquarie Capital (USA) Inc. (“Macquarie Capital”), as financial advisor to the Company Board, dated on or prior to the date of this Agreement, that, as of the date of such opinion and subject to the various limitations, qualifications, assumptions and disclaimers set forth therein, the Merger Consideration to be received by the holders of Shares (other than the Company, Parent, Merger Sub or any direct or indirect wholly-owned Subsidiary of the Company or Parent) pursuant to, and in accordance with, this Agreement is fair, from a financial point of view, to such holders. As of the date of this Agreement, such opinion has not been withdrawn, rescinded or modified in any way.

Section 2.24 Financial Advisor. Except for Macquarie Capital, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisory or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 2.25 Takeover Laws. On or prior to the date of this Agreement, the Company Board has taken all action necessary so that no Takeover Law or any anti-takeover provision in Articles of Incorporation or bylaws (or similar organizational documents) of the Company (including any restrictions on business combinations contained therein) is applicable to the Company, the Shares or any other equity interests in the Company, this Agreement, the Merger or the Transactions.

Section 2.26 Acknowledgement by the Company. The Company is not relying and has not relied on any representations or warranties of Parent, Merger Sub regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III. Such representations and warranties by Parent and Merger Sub, together with the representations and warranties of the Equity Financing Parties and the Guarantors set forth in the Equity Commitment Letter and the Limited Guarantee, respectively, constitute the sole and exclusive representations and warranties of Parent, Merger Sub, the Equity Financing Parties, the Guarantors and their respective Affiliates in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent, Merger Sub, the Equity Financing Parties, the Guarantors and their respective Affiliates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant as of the date of this Agreement (unless a representation and warranty expressly states that it is made as of a different date) to the Company as follows:

Section 3.1 Due Organization. Parent is a limited liability company and Merger Sub is a corporation, in each case duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except where any such failure does not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company or Company’s Representatives true and complete copies of the articles of incorporation, bylaws and other charter and organizational documents of Parent and Merger Sub, including all amendments thereto, as in effect on the date hereof.

Section 3.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incidental to its formation and its entry into this Agreement and performance hereunder. Parent is the record and beneficial owner of all of the outstanding capital stock of Merger Sub and Merger Sub does not have any other outstanding securities or instruments exercisable for, or otherwise convertible or exchangeable into, capital stock or any other security of Merger Sub.

Section 3.3 Authority; Binding Nature of Agreement. Parent has all requisite limited liability company power and authority, and Merger Sub have all requisite corporate power and authority, in each case to execute and deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary limited liability company action on the part of Parent and all necessary corporate action on the part of Merger Sub, and their respective boards of directors or other governing bodies, and no other limited liability company proceedings on the part of Parent or corporate proceedings on the part of Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions (subject, in case of the Merger, to the filing and effectiveness of appropriate merger documents as required by the NRS). This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to the Enforceability Limitations.

Section 3.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the NRS, the HSR Act, if applicable, and any applicable filing, notification or approval in any jurisdiction required by Antitrust Laws, the Required Gaming Approvals and the Additional Gaming Approvals, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (a) conflict with or cause a violation of any of the provisions of the articles of incorporation or certificate of incorporation or bylaws or other organizational documents of Parent or Merger Sub; (b) conflict with or cause a violation by Parent or Merger Sub of any Legal Requirements or order applicable to Parent or Merger Sub, or to which they are subject; or (c) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any material Contract, except, in the case of clauses (b) and (c), for such conflicts, violations, breaches or defaults as would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Except as may be required by the Exchange Act (including the filing with the SEC of the Proxy Statement), state takeover laws, the NRS, the HSR Act or the Required Gaming Approvals and the Additional Gaming Approvals, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger or the other Transactions, other than such filings, notifications, approvals, notices or Consents that, if not obtained, made or given, would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. No vote of Parent’s stockholders, or of any equity holders of any Affiliate of Parent, is necessary to approve this Agreement nor any of the Transactions that has not already been obtained as of the date hereof.

Section 3.5 Disclosure. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub nor any of their Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The representations and warranties contained in this Section 3.5 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement or any amendment or supplement thereto based upon information supplied by any Person other than Parent or Merger Sub or their respective Representatives (including the Company or any of its Representatives) specifically for use or incorporation by reference therein.

Section 3.6 Absence of Litigation. There is no Legal Proceeding pending or threatened in writing (or, to the knowledge of Parent, threatened orally) against Parent or Merger Sub, except as would not and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, nor any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 3.7 Financing.

(a) Parent has provided to the Company a true and complete copy of (i) the fully executed equity commitment letter, dated as of May 8, 2024 (the “Equity Commitment Letter”), between Parent and the investor parties thereto (the “Equity Financing Parties”), pursuant to which such Equity Financing Parties have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein (the “Equity Financing”) solely for the purpose of funding the Required Amounts, and (ii) the fully-executed debt commitment letter, dated as of May 8, 2024, between Parent and the Debt Financing Sources (including all related term sheets and all exhibits, schedules and annexes thereto, as may be amended, modified, supplemented, replaced, restated, substituted or waived in accordance with the provisions of Section 5.7(c), and together with the Fee Letter, the “Debt Commitment Letter,” and, together with the Equity Commitment Letter, the “Commitment Letters”), together with a true and complete copy of the fee letter referred to in the Debt Commitment Letter (as amended, modified, supplemented, replaced, restated, substituted or waived in accordance with the provisions of Section 5.7(c), collectively, the “Fee Letter”) (except that, solely with respect to the Fee Letter, the fee amounts, pricing terms, flex provisions and certain other customary economic terms (none of which, individually or in the aggregate, could affect the amount, conditionality, availability, enforceability or termination of the Debt Financing (except as a result of additional indebtedness that may be incurred in order to fund original issue discount or upfront fees resulting from the exercise of the market flex provisions)) set forth therein have been redacted in a customary manner) pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide debt financing in the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”). The Equity Commitment Letter provides that (A) the Company is an express third-party beneficiary thereof as set forth therein in connection with the Company’s exercise of its rights under Section 8.6 and is entitled to specifically enforce performance of the investor parties thereto to fund the Equity Financing and cause Parent to perform its other obligations thereunder in accordance with and subject to the terms of the Equity Commitment Letter, and (B) subject in all respects to Section 8.6 and the terms of the Equity Commitment Letter, none of Parent or the Equity Financing Parties thereto will oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is an adequate remedy at law in connection with the exercise of such third-party beneficiary rights.

(b) As of the date hereof, (i) the Commitment Letters are in full force and effect and the terms of the Financing have not been amended, supplemented or modified, (ii) no such amendment or modification is contemplated (except for amendments, supplements or modifications for the sole purpose of adding additional Debt Financing Sources), and the financing commitments thereunder have not been withdrawn, terminated or rescinded in any respect by Parent or Merger Sub or, to the knowledge of Parent, the other parties thereto, and (iii) none of the respective commitments contained therein has been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated, in each case by Parent or Merger Sub or, to the knowledge of Parent, the other parties thereto. There are no side letters or other Contracts or arrangements related to the conditions precedent to funding or investing, as applicable, of the Financing that would reasonably be expected to adversely affect the conditionality, enforceability, availability, termination or amount of the Financing. Parent or its Affiliates have fully paid any and all commitment fees or other fees in connection with the Commitment Letters that are payable on or prior to the date hereof, and the Commitment Letters (A) are in full force and effect, (B) constitute the legal, valid, binding obligations of Parent and, to the knowledge of Parent, each of the other parties thereto, and (C) are enforceable in accordance with their respective terms against Parent and, to the knowledge of Parent, the other parties thereto, as applicable, subject to the Enforceability Limitations. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Commitment Letters. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (x) (1) constitute a default or breach on the part of Parent or, to the knowledge of Parent, any other party thereto under the Commitment Letters or (2) to the knowledge of Parent, result in a failure to satisfy, or result in any material delay or impediment to the satisfaction of, any term or condition to funding the full amount of the Financing in the Commitment Letters at or prior to the Closing or (y) result in any portion of the Financing being unavailable or not available on a timely basis, and in any event, not later than the Closing. As of the date hereof, Parent has no reason to believe that (x) any of the conditions to the receipt of the Financing contemplated by the Commitment Letters will not be satisfied on a timely basis (and in any event, not later than the Closing), or (y) that any portion of the Financing will not be available at the Closing. Parent will pay any and all commitment fees or other fees required to be paid in connection with the Debt Commitment Letter that are due and payable on or before the Closing Date.

(c) Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company a duly executed Limited Guarantee, pursuant to which the Guarantors are guaranteeing certain obligations of Parent in connection with this Agreement. As of the date hereof and subject to the Enforceability Limitations, the Limited Guarantee is in full force and effect and constitutes the legal, valid, and binding obligation of each Guarantor who executed such Limited Guarantee and, assuming compliance by the Company with its representations, warranties and obligations pursuant to this Agreement, as of the date hereof, to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Limited Guarantee.

(d) As of the date hereof, none of the Equity Financing Parties, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger. None of the Equity Financing Parties, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding expressly prohibiting any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to any Acquired Company or its respective business or properties in connection with the Merger (excluding customary “tree” arrangements).

Section 3.8 Sufficiency of Proceeds. The Financing, when funded in accordance with the terms of the Commitment Letters, will provide Parent and Merger Sub at and as of the Closing Date, when taken together with the non-restricted cash, cash equivalents or other immediately available sources of cash funds held by or available to Parent, Merger Sub or the Acquired Companies that are not subject to any further conditions, approvals or consents to use such funds (except as otherwise set forth in this Agreement or any agreement contemplated hereby) at and as of the Closing Date, with sufficient available funds to (a) make the payment of the aggregate Merger Consideration payable pursuant to Section 1.5, (b) pay all amounts payable in respect of Company Options, RSUs, PSUs, PhSUs and PPhSUs pursuant to Article I, including any applicable withholding amounts, (c) pay all amounts necessary to repay any outstanding Indebtedness of the Acquired Companies required to be repaid by this Agreement in connection with the Closing, as applicable, and (d) pay all fees, costs and expenses required to be paid at the Closing by any Acquired Company, Parent or Merger Sub in connection with the consummation of the Merger or the Financing (collectively, the “Required Amount”).

Section 3.9 Stockholder and Management Arrangements. As of the date hereof, neither Parent or Merger Sub nor any of its respective Affiliates is a party to any Contract, nor has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any Company Stockholder (other than any existing limited partner of any Guarantor or any of its Affiliates), director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement, the Merger or the Transactions; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations

(including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Stock; (ii) such holder of Company Stock has agreed to approve this Agreement or vote against any superior offer; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company other than the Guarantors has agreed to provide, directly or indirectly, equity investments to Parent, Merger Sub or the Company to finance any portion of the Merger.

Section 3.10 Ownership of Company Stock. Neither Parent nor any of Parent’s controlled Affiliates directly or indirectly owns as of the date hereof, and at all times for the past three (3) years prior to the date hereof neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any Company Stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Stock. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of Company Stock.

Section 3.11 Acknowledgement by Parent and Merger Sub.

(a) Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article II, including the Company Disclosure Letter. Such representations and warranties by the Acquired Companies constitute the sole and exclusive representations and warranties of the Acquired Companies in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Acquired Companies. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that, except as may be expressly provided in Article II, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to Parent, Merger Sub, any of their respective Representatives or any other Person.

(b) In connection with the due diligence investigation of the Acquired Companies by Parent and Merger Sub and certain other Parent-Related Parties, Parent and Merger Sub and other Parent-Related Parties have received and may continue to receive after the date hereof from the Acquired Companies and the other Company-Related Parties certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Companies and their businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that, except with respect to the representations and warranties expressly set forth in Article II, including the Company Disclosure Letter, Parent and Merger Sub will have no claim against the Acquired Companies, any other Company-Related Party, or any other Person with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge and agree that, except with respect to the representations and warranties expressly set forth in Article II, including the Company Disclosure Letter, neither the Acquired Companies nor any other Company-Related Party, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

Section 3.12 Solvency. As of the Effective Time and immediately after giving effect to the Merger, and, assuming the accuracy of the representations and warranties set forth in Article II and the satisfaction of all of the conditions set forth in Section 6.1 and Section 6.2 immediately prior to the Effective Time, (a) the amount of the “fair saleable value” of the assets (on a going-concern basis) of the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities, and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of itself (or of the Surviving Corporation or any of its Subsidiaries).

Section 3.13 Brokers and Other Advisors. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent or any of its Affiliates.

Section 3.14 No Assets Causing Antitrust Risk. None of Parent, Merger Sub nor any of their respective “associates” or “affiliates” (each as defined in 16 CFR 801.1(d)) hold, directly or indirectly, a majority of the voting securities or non-corporate interests (as “hold,” “voting securities” and “non-corporate interest” are defined under 16 CFR 801) of any entity that designs or supplies gaming machines or is in a vertical relationship with the Company or its competitors to the extent that any such holdings would reasonably be expected to lead antitrust or competition authorities to prevent or materially delay the expiration or termination of any waiting period or granting consent under other Antitrust Laws.

Section 3.15 CFIUS Foreign Person Status Risk. None of Parent or Merger Sub is a “foreign person” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

ARTICLE IV

CERTAIN COVENANTS OF THE COMPANY

Section 4.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, provide Parent and Parent’s Representatives with reasonable access (including electronic access) to each of the Acquired Company’s properties, personnel, offices, books and records, Contracts, commitments, work papers and other documents and information relating to the Company and provide copies of such books and records, Contracts, commitments, work papers and other documents and information relating to the Company (other than any of the foregoing to the extent specifically related to the negotiation and execution of this Agreement or any sale process preceding the execution and delivery of this Agreement, or, except as expressly provided in Section 4.1, Section 4.3 or Section 5.1, to any Acquisition Proposal), in each case as Parent reasonably requests solely for the purposes of furthering or preparing for the consummation of the Merger or the other Transactions; provided, however, that any such access shall be conducted at Parent’s sole cost and expense, at a reasonable time during the Company’s normal business hours, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company, and shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing. Nothing herein shall require the Company to permit any inspection or physical testing of real property that in the reasonable judgment of the Company would be detrimental to the Acquired Companies’ business or operations if the Transactions are not consummated nor shall anything herein require the Company to disclose any information to Parent if such disclosure would, upon the advice of outside legal counsel, (a) jeopardize any attorney-client or other legal privilege (provided, that the Company shall use its reasonable best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney-client or other legal privilege), (b) contravene any applicable Legal Requirement (provided, that the Company shall use its reasonable best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not contravene applicable Legal Requirement; provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines, on the advice of outside legal counsel, that doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws), (c) result in the disclosure of any valuations of the Company prepared in connection with the Transactions or any other strategic alternative, or (d) be for the purpose of disclosing such document or information in any Legal Proceeding between the Parties. With respect to the information disclosed pursuant to this Section 4.1, Parent shall comply with, as though it was the “Receiving Party” thereto, and shall instruct Parent’s Representatives to comply with, all of its obligations under that certain Confidentiality Agreement entered into between the Company and Brightstar Capital Partners in respect of the Transactions, which Confidentiality Agreement is set forth on Section 4.1 of the Company Disclosure Letter (the “Confidentiality Agreement”). All requests for information made pursuant to this Section 4.1 shall be directed to the executive officer or other Person designated by the Company. Despite anything in this Section 4.1 to the contrary, nothing in this Section 4.1 shall be construed to require any Acquired Company or any of its respective Representatives to prepare any financial statements, projections, reports, analyses, appraisals or opinions that are not readily available. Notwithstanding the foregoing or anything to the contrary in the Confidentiality Agreement, Parent will be permitted to disclose all non-public and confidential information provided by or on behalf of the Company to Parent or any of its Affiliates or Representatives to any financing sources or prospective financing sources (including lenders and limited partners) and other financial institutions and investors that may become parties to the Financing (and, in each case, to their respective Representatives) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary. Notwithstanding anything to the contrary contained herein, the Company shall (a) use reasonable best efforts to conduct its response to any audits, investigations or Legal Proceedings with respect to international trade, duties and customs matters actively and diligently, (b) keep Parent reasonably informed of all substantive developments and events relating to such matters (including by promptly forwarding copies to Parent of any correspondence or other materials sent to or received from any Governmental Body with respect thereto), (c) provide Parent (or Parent’s designated counsel or advisors) with an opportunity to review and comment on any substantive written filings or materials (including any correspondence) prepared by or on behalf of the Company in connection with such matters, reasonably in advance of the submission of such filings or material, and (d) reasonably consult with Parent in connection with the prosecution and defense of such matters; provided, however, that the Company shall not be required to disclose any information to Parent pursuant to this sentence if such disclosure would, upon the advice of outside legal counsel, jeopardize any attorney-client or other legal privilege (provided, that the Company shall use its reasonable best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney-client or other legal privilege).

Section 4.2 Operation of the Acquired Companies’ Business.

(a) During the Pre-Closing Period except (i) as expressly required or expressly permitted by this Agreement or as required by applicable Legal Requirements, (ii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned or (iii) as set forth in Section 4.2 of the Company Disclosure Letter, the Company shall, and shall cause the other Acquired Companies to, (x) conduct their respective business in the ordinary course of business in all material respects, (y) use commercially reasonable efforts to preserve their current relationships with material customers, vendors, distributors, lessors, licensors, licensees, creditors and other material business relations and (z) use commercially reasonable efforts to maintain in full force and effect their licenses and permits under applicable Gaming Laws; provided that no action taken by any Acquired Company to the extent expressly permitted by an exception to any of the subclauses of Section 4.2(b) shall constitute a breach of this Section 4.2(a).

(b) During the Pre-Closing Period, except (x) as expressly required or expressly permitted by this Agreement or as required by applicable Legal Requirements, (y) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, or (z) as set forth in Section 4.2 of the Company Disclosure Letter, the Acquired Companies shall not:

(i) (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, securities, other property or any combination thereof) in respect of any shares of its capital stock (including the Company Common Stock) or other equity, equity linked or voting interests, except for dividends or other distributions by a Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company; (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock), or any rights, warrants, options or other convertible or exercisable securities to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions of Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to purchase or reacquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Equity Awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Equity Award (in effect as of the date hereof) between the Company and a Company Associate or member of the Company Board only upon termination of such Person’s employment or engagement by the Company; (3) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Equity Awards as required pursuant to the terms of any such Company Equity Award (in effect as of the date hereof); or (4) pursuant to transactions solely between or among Acquired Companies; (C) modify the terms of any shares of its capital stock (including the Company Common Stock) or other equity, equity-linked or voting interests; or (D) enter into any agreement with respect to the voting or registration of any shares of its capital stock (including the Company Common Stock) or other equity, equity-linked or voting interests;

(ii) split, combine, subdivide, adjust, recapitalize or reclassify any shares of its capital stock (including the Company Common Stock) or other equity interests, or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (including the Company Common Stock) any of its other equity, equity-linked or voting interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize or commit to the issuance, sale, delivery, pledge, transfer, encumbrance or grant by any Acquired Company (other than pursuant to agreements in effect as of the date of this Agreement) of (A) any capital stock, equity interest or other security of the Acquired Company, (B) any option, call, warrant, restricted securities, right to acquire any capital stock, equity interest or other security of the Acquired Company or equity or equity-based incentive awards, stock bonuses, phantom equity or Other Equity-Based Incentive Awards or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Acquired Company (except that the Company may (1) issue Shares as required to be issued upon the settlement of RSUs, PSUs, PhSUs or PPhSUs outstanding on the date of this Agreement or upon the exercise of Company Options outstanding as of the date of this Agreement as required pursuant to the terms of any such Company Equity Award (in effect as of the date hereof) and (2) issue such securities in transactions solely between or among Acquired Companies);

(iv) (A) modify or amend in any material respect, or terminate or waive any material right under, any Material Contract (except for any modification (including any renewal, amendment, termination (including any non-renewal) or waiver) in the ordinary course of business or that is not adverse to the Acquired Companies, in the aggregate, in any material respect), or (B) enter into any Contract that would have been a Material Contract if such Contract was in existence as of the date hereof (other than entry into any such Contract in the ordinary course of business);

(v) (A) assign, license, sell, abandon, allow to lapse or otherwise dispose of any material Intellectual Property Right, other than non-exclusive licenses granted in the ordinary course of business, or

(B) disclose any Trade Secrets, other than pursuant to a reasonable written confidentiality agreement or binding confidentiality obligation;

(vi) (A) establish, enter into, adopt, terminate, modify or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), or amend or waive any of its rights under, or take any action to accelerate the vesting, payment or funding of any compensation or benefit under, any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), except that the Acquired Companies: (x) may amend any Employee Plans to the extent required by applicable Legal Requirements; and (y) may replace, renew or extend a broadly applicable Employee Plan in the ordinary course of business consistent with past practice that does not materially increase the cost of such Employee Plan or benefits provided under such Employee Plan based on the cost on the date of this Agreement; (B) pay or grant, or commit to pay or grant, to any current or former Company Associate any equity or equity-based incentive awards, stock bonuses (whether pursuant to any Stock Bonus Plan or otherwise) or Other Equity-Based Incentive Awards, material compensation or benefit (including any severance, retention, change in control or similar payments or benefits), or any increase in any compensation or benefits; or (C) hire, engage, promote or terminate (other than for cause) any Company Associate whose annual base compensation is or would be greater than $200,000;

(vii) amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents, except as may be required by Legal Requirement or the rules and regulations of the NYSE;

(viii) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely between or among the Acquired Companies, (B) advances for employee business and travel expenses in the ordinary course of business in immaterial amounts, (C) the extension of trade credit to customers in the ordinary course of business, or (D) acquisitions of marketable securities which are convertible into cash within ninety (90) days or less and representing non-controlling minority interests of less than five percent (5%) of the total outstanding share capital of such Person;

(ix) form any Subsidiary, acquire any equity interest in any other Entity or enter into any joint venture, legal partnership or limited liability company or similar arrangement or, except to another Acquired Company, agree or otherwise commit to make a capital contribution in any Entity;

(x) make or authorize any capital expenditure except (A) in accordance with the capital budget set forth on Section 4.2(b)(xi) of the Company Disclosure Letter or (B) capital expenditures not addressed by the foregoing clause (A) that do not exceed $2,000,000 individually, or $5,000,000 in the aggregate;

(xi) incur any Indebtedness after the date of this Agreement in excess of $1,000,000 at any one time outstanding, except for (A) Indebtedness reasonably necessary to finance capital expenditures permitted under Section 4.2(b)(x), (B) Indebtedness incurred to refinance or replace existing Indebtedness outstanding on the date hereof (which is not for an aggregate principal amount greater than such existing Indebtedness and which is prepayable at any time without premium or penalty), (C) guarantees by the Company of existing Indebtedness of any other Acquired Company, (D) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business and for immaterial amounts and (E) Indebtedness incurred under any existing credit facilities as in effect on the date hereof;

(xii) sell, divest or spin-off, abandon, waive, relinquish or permit to lapse, fail to diligently prosecute, enforce or maintain, fail to renew, guarantee, exchange or swap, lease, transfer, mortgage or otherwise encumber or subject to any Encumbrance (other than a Permitted Encumbrance) or otherwise dispose of or assign any rights, properties or assets (other than Intellectual Property Rights) with a fair market value that is individually in excess of $2,000,000 or in the aggregate in excess of $5,000,000, except (A) dispositions of supplies, inventory, merchandise or products to customers in the ordinary course of business, dispositions of obsolete, surplus or worn-out assets or assets that are no longer used or useful in the conduct of the business of any Acquired Company and dispositions of marketable securities for cash in the ordinary course of business, (B) transfers between or among the Acquired Companies or (C) voluntary terminations or surrenders of leases or subleases of real property in the ordinary course of business;

(xiii) acquire from any third-party any (A) business or assets (other than purchases of raw materials and supplies in the ordinary course of business), or (B) equity interests of any Person, in each case of clauses (A) and (B), including by merger, consolidation or acquisition of stock or assets;

(xiv) (A) make, change or revoke any material Tax election in a manner materially inconsistent with past practice, (B) change any annual Tax accounting period or material method of Tax accounting, (C) file any material amendment with respect to any material Tax Return, (D) settle or compromise any material claim, notice, audit, investigation, assessment or other proceeding with respect to material Taxes, (E) enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement (in each case, other than an agreement entered into in the ordinary course of business and the principal purpose of which is not Tax), (F) execute any closing agreement relating to any material amount of Tax, (G) affirmatively surrender or compromise any right to claim a material Tax refund or (H) consent to any extension or waiver of the statute of limitations period with respect to the assessment or examination of any material Tax (other than an extension in the ordinary course or as a result of the extension of the due date for filing any Tax Return);

(xv) commence any Legal Proceeding, other than: (A) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (B) subject to any limitations set forth in other provisions of this Agreement, in connection with a breach of this Agreement or any other agreements contemplated hereby;

(xvi) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby, (B) a settlement or compromise involving only the payment of monies by the Acquired Companies (net of recoveries under insurance policies or indemnity obligations) of not more than $500,000 individually or $1,000,000 in the aggregate, or (C) any settlement or compromise that results in no monetary obligation of any Acquired Company or the Acquired Company’s receipt of payment; provided that no such settlement or compromise shall involve any injunctive or equitable relief, or impose material restrictions on the Acquired Companies, taken as a whole;

(xvii) (A) modify, extend, terminate, negotiate or enter into any Labor Agreement or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Acquired Companies, (B) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, or other actions that could require advance notice under WARN, or (C) affirmatively waive any restrictive covenant obligation of any current or former employee or independent contractor;

(xviii) adopt or implement any stockholder rights plan or similar arrangement;

(xix) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Acquired Companies, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Legal Requirement, including Regulation S-X under the Securities Act, or (C) by any Governmental Body (including the Financial Accounting Standards Board or any similar organization);

(xx) adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Companies (other than a dormant Subsidiary of the Company in the ordinary course of business);

(xxi) commence operations or activities in any new jurisdiction which requires any Acquired Company or any Affiliate thereof or any officers, directors or employees thereof to submit applications and obtain licenses pursuant to Gaming Laws, or otherwise enter into any new line of business that is not related to, and is not an extension of, the Business;

(xxii) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(xxiii) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; or

(xxiv) authorize any of, or agree or commit to take any of the actions described in clauses (i) through (xxiii) of this Section 4.2(b).

Without limiting the foregoing, prior to the Effective Time, each of Parent and the Company shall exercise, consistent and in accordance with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

Section 4.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that (i) contains provisions that are no less favorable in the aggregate to the Company (and its Subsidiaries) than those contained in the Confidentiality Agreement (except that the confidentiality agreement need not contain standstill provisions) and (ii) does not prohibit the Company or any of its Subsidiaries from providing any information to Parent in accordance with this Section 4.3 or otherwise prohibit the Company from complying with its obligations under this Section 4.3.

(b) Except as otherwise expressly permitted by this Section 4.3, during the Pre-Closing Period, the Acquired Companies shall not, and shall direct their Representatives not to, and shall not knowingly permit any of their Representatives to, (i) engage in any solicitation, knowing encouragement, knowing facilitation (including by way of providing non-public information), discussions or negotiations with any Persons with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, and (ii) directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any Acquisition Proposal or any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or the making, submission or announcement of any Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish or afford access to any other Person any non-public information relating to any Acquired Company or its business, properties, assets, books, records or other non-public information, in connection with or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (C) enter into, approve or endorse any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (each, a “Company Acquisition Agreement”) or (D) authorize or commit to any of the foregoing. Immediately following the execution of this Agreement, the Acquired Companies will cease and cause to be terminated all discussions or negotiations between the Acquired Companies and any Person and such Person’s Representatives (other than Parent and its Affiliates and its and their respective Representatives) in connection with any potential Acquisition Proposal. As soon as reasonably practicable after the date of this Agreement (and in any event within three (3) business days of the date of this Agreement), the Company shall (i) deliver a written notice to each Person (other than Parent and its Affiliates) that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal within twelve (12) months prior to the date of this Agreement, to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date thereof, and such notice shall also direct such Person to promptly return or destroy all confidential information concerning the Acquired Companies in accordance with the terms of any confidentiality agreement between such Person and any Acquired Company and (ii) terminate all physical and electronic data room access previously granted to any Persons and its Representatives (other than Parent and its Representatives) in connection with any potential Acquisition Proposal. None of the Acquired Companies shall modify, amend or terminate, or waive, release or assign any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which it is a party relating to any such Acquisition Proposal and shall enforce, to the fullest extent permitted under applicable Legal Requirements, the provisions of any such agreement; provided, that the Acquired Companies shall be permitted to waive any standstill agreement (or similar agreement) in order to permit a Person to make an Acquisition Proposal to the Company Board in a confidential manner, if and only if the Company Board shall have determined in good faith (after consultation with its outside legal counsel) that the failure to so waive would be inconsistent with its fiduciary duties under applicable Legal Requirements.

(c) Notwithstanding anything in this Section 4.3 or any other provisions of this Agreement to the contrary, but subject to compliance with Section 5.1, in the event that, at any time after the date hereof and prior to the receipt of the Company Required Vote, any Acquired Company or any of its Representatives receives a bona fide written Acquisition Proposal that was not solicited in breach of this Section 4.3 from any Person or group of Persons, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons solely to clarify any ambiguous terms and conditions of such Acquisition Proposal and inform such Person or group of Persons of the terms of this Section 4.3 and Section 5.1 and (ii) if the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and the Company Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take any action set forth in the following clauses (A) or (B) would be inconsistent with its fiduciary duties under applicable Legal Requirements, then the Company and its Representatives may (A) enter into an Acceptable Confidentiality Agreement with such Person or group of Persons and furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Companies to the Person or group of Persons who has made such Acquisition Proposal and their respective Representatives and financing sources; provided that the Company shall provide to Parent, prior to or substantially concurrently with the provision of such information to such Person or group of Persons, all such information that is provided to any such Person or group of Persons given such access which was not previously provided to Parent or its Representatives, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and its respective Representatives and financing sources with respect to such Acquisition Proposal.

(d) Following the date of this Agreement, the Company shall (i) promptly (and in any event within twenty-four (24) hours) notify Parent in writing if (A) any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal, are received by the Acquired Companies or any of their Representatives, (B) any non-public information is requested from any Acquired Company or any of their Representatives in connection with or related to any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal or (C) any discussions or negotiations with third parties relating to or in connection with any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal are sought, requested or continued, (ii) provide Parent with a written summary of the material terms and conditions of any of the foregoing, including the identity of the Person making such inquiry, proposal, offer or Acquisition Proposal (including copies of any written materials related thereto), (iii) keep Parent reasonably informed of any material developments relating thereto on a reasonably prompt basis (including copies of any written materials related to any amendments or modifications thereto) and (iv) upon the reasonable request of Parent, reasonably inform Parent of the status of such inquiry, proposal, offer or Acquisition Proposal.

(e) Nothing in this Section 4.3 or elsewhere in this Agreement shall prohibit the Company, the Company Board or any committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company Stockholders that is required by applicable Legal Requirements, (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (iv) electing to take no position with respect to an Acquisition Proposal until the close of business on the tenth (10th) business day after the commencement of such Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act; provided, that any such action that would otherwise constitute a Company Adverse Change Recommendation shall be made only in accordance with Section 5.1(b), it being understood that any of the foregoing which solely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto will not, in and of itself, be deemed a Company Adverse Change Recommendation, in each case, so long as neither the Company Board nor any committee thereof takes any action set forth in Section 5.1(a).

(f) The Company agrees that in the event any other Acquired Company or any Representative of the Company or any of the Acquired Companies takes any action (or omits to take any action) which, if taken (or not taken) by the Company, would constitute a breach of this Section 4.3, the Company shall be deemed to constitute a breach of this Section 4.3.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

Section 5.1 Company Board Recommendation.

(a) During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i)(A) withdraw, withhold, amend or qualify or modify, in each case, in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw, withhold, amend or qualify or modify, in each case, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement, (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) business day after Parent so requests in writing (it being understood that the Parent shall only be entitled to make up to two (2) such reaffirmation requests), (D) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal or (E) if any tender offer or exchange offer is commenced for equity securities of the Company, fail to recommend against such tender offer or exchange offer by the earlier of (1) the tenth (10th) business day after the commencement of such tender offer or exchange offer and (2) the third (3rd) business day prior to the Company Stockholders Meeting other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act (any action described in this clause (i) being referred to as a “Company Adverse Change Recommendation”), or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement).

(b) Notwithstanding anything to the contrary contained in Section 5.1(a) or elsewhere in this Agreement, at any time prior to the receipt of the Company Required Vote:

(i) in the event that (x) any Acquired Company or any of its Representatives receives a written Acquisition Proposal (which Acquisition Proposal did not result from a breach of Section 4.3, other than a breach that is immaterial and unintentional) from any Person that has not been withdrawn and (y) the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal, the Company Board (or a committee thereof) may (A) make a Company Adverse Change Recommendation, or (B) authorize the Company to terminate this Agreement in accordance with Section 7.1(h) and enter into a Company Acquisition Agreement with respect to such Superior Proposal, in the case of each of clauses (A) and (B), if and only if: (1) the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements; (2) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(h) at least five (5) business days prior to making any such Company Adverse Change Recommendation or effecting such termination (a “Determination Notice”) (which notice shall not (in and of itself) constitute a Company Adverse Change Recommendation); and (3) (I) the Company shall have provided to Parent unredacted copies of the most current drafts of any proposed Company Acquisition Agreement with respect to an Acquisition Proposal and any financing commitments or other agreements to be entered into in connection with such Acquisition Proposal and a summary of the material terms and conditions of the Acquisition Proposal in accordance with Section 4.3(g), (II) the Company shall have afforded Parent five (5) business days (the “Match Period”) after delivery of the Determination Notice and the documents contemplated by the foregoing clause (I) to propose revisions to the terms of this Agreement, Commitment Letters and the Limited Guarantee or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Proposal, and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (III) after considering the terms of this Agreement, the Commitment Letters and the Limited Guarantee and any revisions thereto proposed to be made by Parent, if any, prior to 11:59 p.m. Eastern Time on the last day of the Match Period, the Company Board (or a committee thereof) shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(h) would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not, in and of itself, be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.1, so long as such communication solely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and neither the Company Board nor any committee thereof takes any action set forth in Section 5.1(a). The provisions of Section 5.1(b)(i)(2) and Section 5.1(b)(i)(3) shall also apply to any amendment to any economic terms or any material non-economic terms of any Acquisition Proposal and require a new Determination Notice, except that the Match Period shall be deemed to be two (2) business days; and

(ii) other than in connection with an Acquisition Proposal, the Company Board (or a committee thereof) may make a Company Adverse Change Recommendation in response to a Change in Circumstances, if and only if: (A) the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least five (5) business days prior to making any such Company Adverse Change Recommendation (which notice describes the Change in Circumstance in reasonable detail); and (C) (1) the Company shall have afforded Parent five (5) business days after the delivery of the Determination Notice to propose revisions to the terms of this Agreement and shall have negotiated, to the extent Parent desires to negotiate, in good faith with Parent with respect to such proposed revisions, so that such Change in Circumstances would no longer necessitate a Company Adverse Change Recommendation, and (2) after considering the terms of this Agreement, the Commitment Letters and the Limited Guarantee and the effect of proposed revisions made by Parent, if any, prior to 11:59 p.m. Eastern Time on the fourth (4th) business day following delivery of the Determination Notice, the Company Board (or a committee thereof) shall have determined, in good faith after consultation with its outside legal counsel, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstances would still be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements. For the avoidance of doubt, the provisions of Section 5.1(b)(ii)(B) and Section 5.1(b)(ii)(C) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that references to five (5) business days shall be deemed to be two (2) business days.

(iii) Notwithstanding anything in the Confidentiality Agreement to the contrary, nothing therein shall prohibit or limit the ability of Parent or any of its Affiliates or Representatives to make any proposals to, or undertake any negotiations with, the Company as contemplated by this Section 5.1.

Section 5.2 Proxy Statement.

(a) As promptly as reasonably practicable (and in any event, using commercially reasonable efforts to do so within 20 business days) following the date of this Agreement, the Company shall prepare and file with the SEC, in preliminary form, a proxy statement relating to a meeting of the Company Stockholders (the “Company Stockholder Meeting”) (as amended or supplemented from time to time, the “Proxy Statement”) for the purpose of obtaining the Company Required Vote. Subject to Section 5.1(b), the Board of Directors of the Company shall include the Company Board Recommendation in the Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is reasonably requested by the Company to be included in the Proxy Statement and Parent shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. The Company will cause the Proxy Statement to comply in all material respects with the applicable requirements of the Exchange Act and the NRS and the rules and regulations of the SEC and the NYSE. The Company covenants that, on the date of filing, the date of mailing to the Company Stockholders and at the time of the Company Stockholder Meeting, the Proxy Statement (excluding any information supplied by Parent, Merger Sub or their Affiliates or Representatives or any Equity Financing Party or Debt Financing Source, in each case, specifically for inclusion or incorporation by reference in the Proxy Statement) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any (written or oral) comments of the SEC with respect to the Proxy Statement and to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable and to file the Proxy Statement with the SEC in definitive form promptly thereafter. The Company shall promptly notify Parent upon the receipt of any (written or oral) comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with a copy of all written correspondence between the Company or any Company Representatives, on the one hand, and the SEC or its staff, on the other hand (and a summary of any oral conversations) with respect to the Proxy Statement or the Transactions. Until such time as there has been a Company Adverse Change Recommendation, the Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC and disseminating such documents to the Company Stockholders and reasonable opportunity to review and comment on all responses to requests for additional information and shall give due consideration, in good faith, to including any comments on each such document or response that are reasonably proposed by Parent. If, at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers, directors or other Representatives should be discovered by the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company shall promptly file an appropriate amendment or supplement to the Proxy Statement describing such information with the SEC and, to the extent required by applicable Legal Requirements, cause such amendment or supplement to be promptly disseminated to the Company Stockholders.

(b) The Company shall, as promptly as reasonably practicable (and in no event later than ten (10) calendar days) after the date on which the Company is informed that the SEC does not intend to review the

Proxy Statement or has no further comments thereon, (i) mail or cause to be mailed the Proxy Statement (including a form of proxy) in definitive form to the Company Stockholders in accordance with applicable Legal Requirements and the Company’s bylaws and (ii) subject to applicable Legal Requirements (including conducting a broker search pursuant to Section 14a-13 of the Exchange Act in order to hold the Company Stockholders Meeting as described in this Section 5.2(b)) take all other action necessary under all applicable Legal Requirements, the Articles of Incorporation, the Company’s bylaws and the rules of the NYSE to duly call, give notice of, convene and hold the Company Stockholders Meeting. The Company shall hold the Company Stockholders Meeting as promptly as reasonably practicable after the date on which the Proxy Statement mailing to stockholders is complete. Notwithstanding anything to the contrary in this Agreement, the Company may, in its sole discretion, adjourn, recess or postpone the Company Stockholders Meeting (A) with the prior written consent of Parent, (B) after consultation with Parent, to the extent the Company determines such adjournment, recess or postponment is necessary or advisable (1) to permit the preparation, filing and dissemination of any supplement or amendment to the Proxy Statement that the Company has determined, on the advice of its outside legal counsel, is reasonably likely to be required under applicable Legal Requirements, and (2) for such supplement or amendment to be reviewed by the Company Stockholders in advance of the Company Stockholders Meeting, (C) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions or (D) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or to obtain the Company Required Vote (it being understood that, with respect to clauses (A) through (D) above, the Company shall not postpone or adjourn the Company Stockholders Meeting more than two times without Parent’s prior written consent). The Company shall, unless there has been a Company Adverse Change Recommendation, use its reasonable best efforts to (1) solicit from the Company Stockholders proxies in favor of the Company Required Vote, and (2) take all other actions necessary or advisable to secure the Company Required Vote. The Company shall, upon the request of Parent following the dissemination of the definitive Proxy Statement, keep Parent reasonably informed regarding the proxies received by the Company with respect to the Company Stockholders Meeting. If requested by Parent on up to two (2) separate occasions in order to allow additional time for the solicitation of votes in order to obtain the Company Required Vote, the Company shall postpone or adjourn the Company Stockholders Meeting for up to ten (10) business days on each such occasion. Without the prior written consent of Parent, the Company Stockholders Meeting will not be postponed or adjourned by more than ten (10) business days each time for any event giving rise to such a postponement or adjournment.

(c) Nothing in this Section 5.2 shall be deemed to prevent the Company, the Company Board nor any committee thereof from taking any action it is permitted or required to take under, and in compliance with, Section 4.3 or Section 5.1(b).

Section 5.3 Filings, Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to satisfy the conditions to the Closing and to consummate and make effective the Transactions as soon as reasonably practicable and in any event prior to the Termination Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary or reasonably advisable to consummate the Transactions; provided that this Section 5.3(a) shall not require any Party to waive any right or condition contained in this Agreement. This Section 5.3(a) shall not apply to any obligations with respect to Antitrust Laws or Gaming Laws or any filings, consents or approvals thereunder, which shall instead be governed by Sections 5.3(b) through (g), respectively.

(b) Parent and Merger Sub shall each use reasonable best efforts to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, of the FTC or the DOJ in respect of the HSR Act, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals, expiration or termination of the waiting period under the HSR Act, and to avoid the commencement of a lawsuit by the FTC, the DOJ, or other Governmental Bodies, and to avoid the entry of, or to eliminate, any Legal Restraint, in respect of the HSR Act, as promptly as possible; provided that (1) none of Parent, Merger Sub or any of their Affiliates shall be required under this Section 5.3(b) to take or commit to take any action, or agree to any condition or restriction, in each case that is not conditioned upon the occurrence of the Closing or that would reasonably be expected to, individually or in the aggregate, (A) have a Material Adverse Effect or (B) prevent the utilization of the Financing at or after the Closing as contemplated by the Commitment Letters (and the definitive agreements contemplated thereby) (including with respect to collateral security and ratings), and (2) the Company and its Subsidiaries shall not take any such action or agree to any such condition or restriction, in each case, without the prior written consent of Parent.

(c) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall promptly, but in no event later than November 8, 2024, or such other date as may be agreed in writing between antitrust counsel for each Party, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions.

(d) Without limiting the generality of anything contained in this Section 5.3, during the Pre-Closing Period, each Party shall, except as may be prohibited by any Governmental Body or by any Legal Requirement, use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry by a Governmental Body or third party before a Governmental Body, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions (excluding for all purposes under this Section 5.3(d), application filings and submissions by Parent, Merger Sub and their Affiliates with the Gaming Authorities), (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Parties reasonably informed on a prompt and regular basis as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any communication to or from the FTC, DOJ, or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) promptly furnish the other Party with copies of substantive documents, communications or materials provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than documents or materials included in or supplemental to gaming applications, filings and submissions provided to the Gaming Authorities by Parent, Merger Sub and their Affiliates that contain personal, private or confidential information), (vi) to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vii) in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, provide advance notice of and permit authorized Representatives of the other Party to be present at each substantive meeting or telephone or video conference relating to such request, inquiry, investigation, action or Legal Proceeding (excluding any meeting or telephone or video conference conducted by Gaming Authorities in the ordinary course of their investigations of Parent, Merger Sub and their Affiliates) and to have access to and be consulted in advance in connection with any substantive argument, opinion or proposal to be made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding. Materials required to be provided pursuant to this Section 5.3(d) may be (A) redacted (1) to remove references concerning the valuation of the Company or other bidders for the Company, or with respect to materials provide to Gaming Authorities by Parent, Merger Sub and their Affiliates, personal, private or confidential information, (2) as necessary to comply with contractual arrangements, and (3) as necessary to preserve the attorney-client privilege, or (B) designated as “outside counsel only,” which materials and the information therein shall be given only to outside counsel or previously-agreed outside consultants of the recipient and will not be disclosed by such outside counsel or outside consultants to employees of the recipient without the advance written consent of the Party providing such materials. Each Party shall respond as promptly as practicable to any reasonable request for information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by complying at the earliest reasonably practicable date with any request for additional information, documents or other materials received by any Party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the Transactions. Parent shall pay all filing fees under the HSR Act and all filing fees required under other Antitrust Laws or to obtain any other Governmental Authorization; provided, that, except as may be prohibited by any Governmental Body or by any Legal Requirement, Parent and the Company each shall bear its own costs for the preparation of any such filings. Neither Parent nor the Company shall, without the prior written consent of the other, commit to or agree with any Governmental Body (I) to enter into any timing agreement, stop the clock, stay, toll or extend any applicable waiting period, or pull and refile, under the HSR Act or any other applicable Antitrust Laws, or (II) not to consummate the Merger or the Transactions for any period of time. Subject to its obligations under this Agreement, including as otherwise set forth in this Section 5.3, Parent shall have the right to control the strategy for obtaining any Governmental Authorizations in connection with the Transactions; provided, except as may be prohibited by any Governmental Body or by any Legal Requirement, that Parent shall coordinate with the Company with respect to the strategy for obtaining any Governmental Authorizations in connection with the Transactions, including the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Body in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Body relating to the Transactions and of all other regulatory matters incidental thereto.

(e) During the Pre-Closing Period, without the prior written consent of the Company, Parent and Merger Sub shall not, and shall cause their respective Subsidiaries and the controlled Affiliates of the Guarantors (including, for the avoidance of doubt, any sister funds) not to, directly or indirectly, (i) acquire or enter into any agreement to acquire, or announce any acquisition of any company, business or assets, that competes at such time with the Acquired Companies or (ii) acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any Person or by any other manner or engage in any other transaction or take any other action, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or action would reasonably be expected to (A) prevent the obtaining of any authorization, consent, clearance, approval or order of a Governmental Body necessary to consummate the Merger and the Transactions, including any approvals and expiration or termination of waiting periods pursuant to the HSR Act or any other applicable Legal Requirements, (B) materially increase the risk of any Governmental Body entering any Legal Restraint, or (C) otherwise materially delay or materially impede the consummation of the Merger and the Transactions.

(f) In addition to and without limitation of the foregoing, Parent, Merger Sub and each of their respective Subsidiaries and controlling Affiliates shall, as soon as possible but in any event within 80 days after the date hereof, file, or cause to be filed, with the applicable Gaming Authorities all applications for licensure, submissions for suitability review and other appropriate, necessary and requested documentation in connection with all Required Gaming Approvals (it being understood that any such Gaming Authority’s failure to deem any such filing complete shall not, in and of itself, constitute a failure by Parent, Merger Sub or any of their respective Subsidiaries or Affiliates to have satisfied its filing obligations pursuant to this sentence). The Parties shall, and shall cause each of their respective Subsidiaries and Affiliates, as applicable, to use reasonable best efforts to comply with, pursue, and respond to any and all subsequent regulatory requests related to the Required Gaming Approvals, and use reasonable best efforts to cause the receipt of, and to eliminate any Legal Restraint in respect of, the Required Gaming Approvals so as to obtain such Required Gaming Approvals as promptly as possible. Parent shall bear all costs for the preparation of filings with respect to the Required Gaming Approvals and the Additional Gaming Approvals and responding to any inquiries or information requests, if applicable, and Parent shall be responsible for the payment of any applicable filing fees. Parent and the Company shall use reasonable best efforts to keep the other party reasonably informed of the status of any substantive communications with, and any substantive inquiries or requests for additional information from, any Gaming Authorities regarding the Required Gaming Approvals received by Parent or the Company or any of their respective Subsidiaries and Affiliates. No Party, and none of such Party’s Subsidiaries or Affiliates, shall independently participate in any substantive meeting or discussion (written or oral) with any Governmental Body in respect of any matter related to the Required Gaming Approvals, the Additional Gaming Approvals or the Transactions without giving the other Party prior notice of the meeting or discussion and, to the extent reasonably practical and permitted by such Governmental Body, the opportunity to attend and/or participate (excluding any meeting or telephone or video conference conducted by Gaming Authorities in the ordinary course of their investigations of Parent, Merger Sub and their Affiliates). Subject to Legal Requirements, the Parties will consult and cooperate with each other in connection with any substantive analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to any Required Gaming Approvals or Additional Gaming Approvals. Notwithstanding anything in this Agreement to the contrary, nothing shall require (or be deemed to require or interpreted as requiring) Parent, Merger Sub or any of their Affiliates to agree to or take (nor shall the Company or its Subsidiaries, without Parent’s prior written consent, take or agree to take or be required to take prior to or after the Closing) any action as a result of this Section 5.3(f) that would reasonably be expected to, individually or in the aggregate, (A) have a Material Adverse Effect, (B) prevent the utilization of the Financing at or after the Closing as contemplated by the Commitment Letters (and the definitive agreements contemplated thereby) (including with respect to collateral security and ratings) or (C) require any restriction under any Gaming Laws to be borne by any Person who (x) is not a director or officer of Parent, the Company or their respective Subsidiaries from and after the Closing, (y) will not, directly or indirectly, own any voting interests in the Company immediately following the Closing and (z) will not, directly or indirectly, own at least 5% of the equity interests of the Company immediately following the Closing. Without limiting the foregoing, (1) nothing in this Section 5.3(e) shall require any Party to take or commit to take any action, or agree to any condition or restriction, in each case that is not conditioned upon the occurrence of the Closing, and (2) the Company and its Subsidiaries shall not agree to any such action, condition or restriction without the prior written consent of Parent.

(g) If during the Pre-Closing Period, the Parties become aware that a consent, approval, authorization or other action by, or filing with or notification to, any Gaming Authority on the part of, or with respect to, the Company, Parent, Merger Sub, or any of their respective Subsidiaries and Affiliates is required in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, which was not otherwise listed on Schedule 5.3(f)(i) (an “Additional Required Gaming Approval”), such Party shall give prompt notice of such requirement to the other Parties, and, upon the written consent of all Parties, each such Additional Required Gaming Approval shall be deemed a Required Gaming Approval.

Section 5.4 Employee Benefits.

(a) For a period of twelve (12) months following the Effective Time (or until the date of termination of employment of the relevant Continuing Employee, if earlier), Parent shall cause the Surviving Corporation to provide to each employee of the Company who is employed by the Company as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Subsidiary thereof) immediately following the Effective Time (each, a “Continuing Employee”) (i) base salary (or base wages, as the case may be), and (ii) short-term target cash incentive compensation or commission opportunities, as applicable, each of which is no less favorable than the base salary (or base wages, as the case may be), short-term target cash incentive compensation or commission opportunities, as applicable, provided to such Continuing Employee immediately prior to the Effective Time. For a period of twelve (12) months following the Effective Time (or until the date of termination of employment of the relevant Continuing Employee, if earlier), Parent shall cause the Surviving Corporation to provide to each Continuing Employee benefits (excluding any equity or equity-based compensation, nonqualified deferred compensation, severance, retention, long-term incentive compensation, change in control, transaction bonus, defined benefit pension and post-employment welfare benefits, but including vacation and paid time off benefits) that are no less favorable in the aggregate than the employee benefits (subject to the same exclusions) provided to such Continuing Employee immediately prior to the Effective Time under the Employee Plans set forth on Section 2.15(e) of the Company Disclosure Letter.

(b) Parent shall cause the Surviving Corporation to give each Continuing Employee service credit for purposes of eligibility to participate, level of vacation and severance benefits and vesting (other than with respect to future equity or equity-based awards) under Parent and/or the Surviving Corporation’s employee benefit plans and arrangements in which the Continuing Employees participate immediately following the Effective Time (each, a “Parent Employee Benefit Arrangement”) with respect to his or her length of service with the Company (and its Subsidiaries, Affiliates and predecessors) prior to the Closing Date, to the same extent and for the same purpose that such service was recognized under the comparable Employee Plans immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that it would result in the duplication of compensation or benefits or for purposes of benefit accrual under any defined benefit pension plan.

(c) With respect to each Parent Employee Benefit Arrangement that is a group health or welfare benefit plan in which a Continuing Employee participates in the year that includes the Effective Time, Parent shall use reasonable best efforts to (i) waive, or cause to be waived, all limitations as to pre-existing conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees (and their eligible dependents), to the extent that such conditions, exclusions and waiting periods would not apply under a similar Employee Plan in which such employees participated immediately prior to the Effective Time and (ii) ensure that such group health plan shall, for purposes of applying deductibles, co-payments and out-of-pocket maximums and allowances, credit Continuing Employees (and their eligible dependents) for amounts paid prior to the Effective Time for the portion of the plan year prior to the Effective Time to the same extent that such amounts paid were recognized prior to the Effective Time under the corresponding group health Employee Plan.

(d) If, at least ten (10) business days prior to the Effective Time, Parent provides written notice to the Company directing the applicable Acquired Company to terminate its 401(k) plan(s), the applicable Acquired Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). If such 401(k) plan is terminated pursuant to this Section 5.4(d), then as soon as practicable following the 401(k) Termination Date, Parent shall ensure that all Continuing Employees who were eligible to participate in the terminated 401(k) plan immediately prior to the 401(k) Termination Date shall be eligible to participate in a 401(k) plan of Parent or one of its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries) and shall use reasonable best efforts to permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated 401(k) plan, in the form of cash and including any outstanding participant loans, to such replacement 401(k) plan, if so elected by the applicable Continuing Employee in accordance with and subject to the terms of the terminated 401(k) plan, the replacement 401(k) plan and applicable Legal Requirements.

(e) In the event that the Closing occurs prior to the end of the applicable performance period for any quarterly or annual cash incentives in respect of the fiscal quarter or year, as applicable, in which the Closing occurs, each participant in an Employee Plan that is a quarterly or annual cash incentive plan, as the case may be, who remains employed with Parent, the Surviving Corporation or their respective Subsidiaries through the date of payment shall receive a cash bonus based on actual performance for such fiscal quarter or year, as applicable, which amount (if any) shall be payable at the same time that the Company or its applicable Subsidiary pays such amounts in the ordinary course of business consistent with past practice; provided, nothing in this Section 5.4(e) shall modify or amend any severance, change in control or employment agreement between any Continuing Employee and the Company that is set forth on Section 2.15(e) of the Company Disclosure Letter. Parent shall, or shall cause the Surviving Corporation to pay any such bonus, less any required withholding Taxes, when such bonus would be normally paid.

(f) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any Affiliate (including, following the Closing, the Surviving Corporation) thereof, or shall interfere with or restrict in any way the rights of Parent or any Affiliate (including, following the Closing, the Surviving Corporation) thereof, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, (i) nothing in this Agreement shall be deemed or construed to be an establishment, amendment or other modification of any Employee Plan or benefit or compensation plan, program, policy, agreement or arrangement and (ii) nothing in this Section 5.4 shall create or confer any claims, rights or benefits (including any third-party beneficiary rights) in any Person, including any current or former service provider of any of the Acquired Companies or any of its Affiliates (or any beneficiaries or dependents thereof), other than the Parties.

Section 5.5 Indemnification of Officers and Directors.

(a) The Parties agree that, to the fullest extent permitted by applicable Legal Requirements, all rights to indemnification, advancement of expenses and exculpation by the Company or another Acquired Company existing in favor of those Persons who are directors and officers of any Acquired Company as of the date of this Agreement or have been directors or officers of any Acquired Company in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), as provided in the articles of incorporation and bylaws (or applicable governing documents) of the applicable Acquired Company (as in effect as of the date of this Agreement and made available to Parent) and as provided in the indemnification agreements between the Acquired Company and such Indemnified Persons as set forth on Section 5.5(a) of the Company Disclosure Letter and in effect as of the date of this Agreement made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Closing and to the fullest extent permitted under applicable Legal Requirements shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons with respect to indemnification, advancement of expenses and exculpation without an affected Person’s prior written consent, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under applicable Legal Requirements for a period of six (6) years from the Effective Time, and any claim made pursuant to such rights within such six (6)-year period shall continue to be subject to this Section 5.5(a) and the rights provided under this Section 5.5(a) until disposition of such claim (even if after such six (6)-year period).

(b) From the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation (together with their successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of an Acquired Company against all losses, claims, damages, liabilities, fees, expenses (including reasonable and documented attorneys’ fees), judgments, amounts paid in settlement or fines incurred by such Indemnified Person in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was (or any acts or omissions by such Indemnified Person in his her or capacity as) a director or officer of an Acquired Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, from the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Legal Requirements, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 5.5(b) within thirty (30) days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 5.5(b).

(c) From the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall (i) cause the Surviving Corporation to, maintain in effect the existing policy of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Acquired Companies as of the date of this Agreement (a true and complete copy of which has been made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable) on terms with respect to coverage, deductibles and amounts no less favorable than such existing policy or (ii) at Parent’s or the Company’s election, Parent or the Company, as applicable, may (through a nationally recognized insurance broker) purchase a six (6)-year “tail” policy for the existing policy, effective as of the Effective Time, and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain or maintain insurance pursuant to this Section 5.5(c). Notwithstanding anything to the contrary in this Section 5.5(c), in no event shall the Surviving Corporation be required to expend an amount in excess of three hundred percent (300%) of the annual premium currently payable by the Acquired Companies as of the date of this Agreement with respect to such existing policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.

(d) In the event Parent or the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall use reasonable best efforts ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall expressly assume the obligations set forth in this Section 5.5.

(e) The provisions of this Section 5.5 shall survive the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract, under applicable Legal Requirements or otherwise. Unless required by applicable Legal Requirement, this Section 5.5 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

Section 5.6 Securityholder Litigation. During the Pre-Closing Period the Company shall promptly notify Parent of any litigation against the Company, any of its Affiliates or any of its or their respective directors, officers, employees, securityholders or Representatives relating to the Transactions and keep Parent informed on a reasonably current basis with respect thereto (including by providing Parent with copies of all pleadings with respect thereto). The Company shall give Parent the right to review and comment on all substantive filings or responses to be made or filed, or any settlement or other agreements to be entered into, by or on behalf of the Company in connection with such litigation (and the Company shall in good faith take such comments into account), including all materials proposed to be delivered by or on behalf of the Company in connection with any discovery or document production with respect to such litigation; provided that the Company shall control the defense and strategy for any such litigation. No such settlement, compromise, arrangement, understanding, or admission of liability or wrongdoing, shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.7 Financing.

(a) Each of Parent or Merger Sub, as applicable, shall use, and shall use reasonable best efforts to cause Parent’s Representatives to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and subject only to the conditions set forth in the Commitment Letters, including to: (i) maintain in effect the Commitment Letters, subject to the assignments, amendments, supplements, modifications, replacements, restatements or substitutions expressly permitted hereunder until the consummation of the Transactions, (ii) satisfy (or obtain a waiver of) on a timely basis all conditions applicable to Parent and Merger Sub in the Commitment Letters, (iii) negotiate, enter into, execute and deliver definitive agreements with respect thereto on a timely basis (and in any event no later than the Closing) on the terms and conditions contemplated by the Commitment Letters and (iv) consummate the Financing at or prior to the Closing.

(b) Without limiting the generality of the foregoing, Parent shall (A) give the Company prompt notice (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Commitment Letter or definitive document related to the Financing or (ii) if at any time for any other reason Parent believes that it will not be able to obtain all or any portion of the Financing contemplated by the Commitment Letters at or prior to the Closing on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letters or the definitive documents related to the Financing, (B) give the Company prompt notice of (and, upon prior written request, keep the Company informed on a current basis in reasonable detail with respect to) the receipt of any written notice or, to the knowledge of Parent, other communication from any Person with respect to any (1) actual or potential breach, default, termination or repudiation of the Commitment Letter or any definitive document related to the Financing by any party thereto and/or (2) material dispute or disagreement between or among any parties to the Commitment Letters or any definitive document related to the Financing (other than ordinary course negotiations) and (C) promptly furnish the Company true, complete and executed copies of any assignment, amendment, supplement, modification, replacement, restatement, substitution or waiver of the Debt Commitment Letter (including the redacted Fee Letter) promptly upon effectiveness. Parent shall promptly provide any information reasonably requested (in writing) by the Company relating to any circumstance referred to in clauses (A) through (C) of the immediately preceding sentence. Parent and Merger Sub shall not, without the prior written consent of the Company, agree to any termination of or amendment, supplement, or modification to be made to, or grant any waiver of any provision under, the Equity Commitment Letter if such termination, amendment, supplement, modification or waiver would or would reasonably be expected to (A) reduce the aggregate amount or the net cash proceeds of the Equity Financing from that contemplated by the Equity Commitment Letter delivered as of the date hereof, (B) impose new or additional conditions precedent to the Equity Financing relative to the conditions precedent to the Equity Financing as of the date hereof or otherwise expand, amend or modify any of the existing conditions precedent to the receipt of the Equity Financing, in a manner that could reasonably be expected to prevent, impede or delay the consummation of (including the funding of) any portion of the Equity Financing (or satisfaction of the conditions to obtaining any portion of the Equity Financing) at the Closing or impair the ability or likelihood of the Closing or of Parent and/or Merger Sub to timely consummate the transactions contemplated by this Agreement or (C) adversely impact the ability of Parent or Merger Sub (or their respective Affiliates), as applicable, to enforce its rights against other parties to the Equity Commitment Letter.

(c) Parent and Merger Sub shall not agree to, or permit, without the prior written consent of the Company, any assignment, amendment, supplement, modification, replacement, restatement or substitution of, or any waiver by Parent or Merger Sub of any material provision or remedy under, the Debt Commitment Letter if such assignment, amendment, supplement, modification, replacement, restatement, substitution or waiver would or would reasonably be expected to (A) reduce the aggregate amount or the net cash proceeds of the Debt Financing (after netting or payment of all fees, expenses and other amounts and except as a result of additional Indebtedness that may be incurred in order to fund original issue discount or upfront fees resulting from the exercise of the market flex provisions) from that contemplated by the Debt Commitment Letter delivered as of the date hereof, (B) impose new or additional conditions precedent to the Debt Financing relative to the conditions precedent to the Debt Financing as of the date hereof or otherwise expand, amend or modify any of the existing conditions precedent to the receipt of the Debt Financing, in a manner that could reasonably be expected to prevent, impede or delay the consummation of (including the funding of) any portion of the Debt

Financing (or satisfaction of the conditions to obtaining any portion of the Debt Financing) at the Closing or impair the ability or likelihood of the Closing or of Parent and/or Merger Sub to timely consummate the transactions contemplated by this Agreement or (C) adversely impact the ability of Parent or Merger Sub (or their respective Affiliates), as applicable, to enforce its rights against other parties to the Debt Commitment Letter; provided, that Parent and Merger Sub may amend, modify, assign, supplement, substitute, replace or restate the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents and similar entities, subject to the foregoing clauses (A) through (C). Neither of Parent or Merger Sub shall agree to the withdrawal, termination, repudiation or rescission of the Debt Commitment Letter or any of the definitive documentation related thereto without the prior written consent of the Company, and shall not release or consent to the termination of the commitments or obligations of any of the Debt Financing Sources under the Debt Commitment Letter, unless the Debt Commitment Letter or any such definitive documentation is contemporaneously replaced with a new commitment letter that complies with the first sentence of this Section 5.7(c). References in this Agreement to (A) “Debt Commitment Letter” shall be deemed to include any assignment, amendment, supplement, modification, replacement, restatement or substitution of the Debt Commitment Letter in accordance with this Section 5.7(c) and (B) “Debt Financing” shall include and mean the debt financing contemplated by the Debt Commitment Letter as amended, modified, supplemented, replaced, restated or substituted pursuant to the preceding clause (A).

(d) Parent shall indemnify and hold harmless the Acquired Companies and their respective Representatives from and against, and shall pay and reimburse the Acquired Companies and their respective Representatives for, any and all losses incurred or sustained by, or imposed upon, any of them in connection with the arrangement, marketing, syndication and consummation of the Financing (including any action taken in accordance with Section 5.7(g)) and any information utilized in connection therewith, in each case, other than to the extent any of the foregoing was suffered or incurred as a result of (i) the fraud, bad faith, gross negligence, willful misconduct or the Company’s Willful Breach of, or a material breach of this Agreement by, the Company, any of its Subsidiaries or any of their respective Representatives or (ii) historical financial information provided by or behalf of the Company, any of its Subsidiaries or any of their respective Representatives. In the event that this Agreement is validly terminated pursuant to Section 7.1, following the date of such termination Parent shall reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Acquired Companies in connection with the cooperation of the Acquired Companies contemplated by Section 5.7(g) (it being understood that the reimbursement set forth in this paragraph shall not apply to any fees, costs and expenses incurred by, or on behalf of, the Company in connection with its ordinary course financial reporting requirements). Parent’s obligations pursuant to this Section 5.7(d) referred to collectively as the “Reimbursement Obligations.”

(e) If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any market flex provisions in the Fee Letter) contemplated in the Debt Commitment Letter, Parent shall promptly notify the Company in writing and Parent shall use, and shall cause Parent’s Affiliates and Representatives to use, reasonable best efforts to, as promptly as practicable following the occurrence of such event (and in any event no later than the business day immediately prior to the Termination Date), after giving effect to all cash and other sources of funds available to Parent, (i) obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources on terms not materially less favorable in the aggregate, and with conditions no less favorable, to Parent than those contained (including market flex conditions) in the Debt Commitment Letter (provided that such terms and conditions would not have any of the effects specified in Section 5.7(c)) and in an amount at least equal to the Debt Financing or such unavailable and required portion thereof, as the case may be (the “Alternate Debt Financing”); and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (collectively, the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letter in whole or in part. Parent will promptly provide a true and complete copy of any New Debt Commitment Letter (and any fee letter in connection therewith or other agreements related thereto (which may be redacted in a manner comparable to the Fee Letter)) to the Company. Any reference in this Agreement to (i) the “Commitment Letters,” the “Debt Commitment Letter” or the “Fee Letter” will be deemed to include the Debt Commitment Letter to the extent not superseded by a New

Debt Commitment Letter at the time in question and any New Debt Commitment Letter to the extent then in effect, (ii) the “Commitment Letters,” the “Debt Commitment Letter” and the “Fee Letter” shall refer to such documents as otherwise amended, supplemented, modified or replaced in accordance with the terms of this Agreement, and (iii) the “Financing” means the financing contemplated by the Commitment Letters, as amended, supplemented, modified or replaced in accordance with the terms of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.7 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to pay any fee or interest rate in excess in the aggregate of those contemplated by the Debt Commitment Letter as in effect on the date hereof.

(f) Parent and Merger Sub acknowledge and agree that (i) the obtaining of the Financing, or any Alternate Debt Financing, is not a condition to the Closing and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any Alternate Debt Financing, subject to fulfillment or waiver of the conditions to the Closing set forth in Article VI, and (ii) compliance by Parent or Merger Sub with this Section 5.7 shall not relieve Parent or Merger Sub of its obligation to consummate the Transactions, whether or not the Financing or any Alternate Debt Financing is available. If the Financing or any Alternate Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VI, to consummate the Transactions.

(g) The Company shall use its reasonable best efforts, and shall cause its Subsidiaries to use reasonable best efforts, and shall use its reasonable best efforts to cause the officers, employees, advisors and other representatives of the Company and its Subsidiaries to, at Parent’s sole expense, cooperate with Parent in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), such reasonable best efforts to include, (i) reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, (ii) assisting in the preparation, execution and delivery of guarantees, mortgages, other definitive financing documents or other certificates, including any credit agreement, notes, collateral documents, pledge and security documents and customary closing certificates and documents (including executing and delivering a solvency certificate from the chief financial officer or treasurer (or other comparable officer) of the Company (in the form attached as Exhibit C to the Debt Commitment Letter)) and other customary documents as may reasonably be requested by Parent, (iii) furnishing Parent with such other pertinent financial and other customary information relating to the Company and its Subsidiaries as Parent, Merger Sub or Debt Financing Sources shall reasonably request and of the type and form customarily included in materials pertaining to transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company, (iv) providing assistance with the preparation by Parent and the Debt Financing Sources of materials for rating agency presentations, bank information memoranda, syndication memoranda, lender presentations and other customary marketing documents, (v) cooperating with the Debt Financing Sources’ due diligence, to the extent customary and reasonably requested, (vi) causing senior management of the Company, with appropriate seniority and expertise, to assist in preparation for and participate in a reasonable number of investor and lender meetings (including a reasonable and limited number of one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing), presentations, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies in connection with the Debt Financing at reasonable times and locations mutually agreed and with reasonable advance notice, and assisting Parent in obtaining ratings in connection with the Debt Financing, (vii) ensuring that the syndication efforts for the Debt Financing benefit from the Company’s existing lending and banking relationships and (viii) taking the corporate, limited liability company, partnership or other similar actions reasonably requested by Parent to permit the consummation of the Debt Financing; provided, that (i), (ii) and (viii) of the foregoing shall be subject to the occurrence of the Closing and become effective no earlier than immediately following the Closing. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any cooperation to the extent that it would require the Company or any of its Subsidiaries to (A) waive, breach or amend any terms of this Agreement, (B) pay or agree to pay any commitment or other fees or pay or incur any expenses to the extent not reimbursed by Parent in accordance with Section 5.7(d), (C) approve the execution or delivery of any document or certificate in connection with the Financing (or any Alternate Debt Financing) prior to the Effective Time, (D) take any action that would conflict with, violate or result in a breach of or default under any organizational documents of the Company or any of its Subsidiaries or any applicable Legal Requirement, (E) require providing access to or disclose information that the Company determines on the advice of outside counsel would jeopardize any attorney client privilege of, or conflict with any confidentiality requirements (to the extent not entered into in contemplation of the Merger) applicable to, the Company, (F) require any director or manager of the Company or any Subsidiary of the Company (to the extent such director or manager will no longer be on the board of directors, managers or members thereof in connection with, or as a result of, the Transactions) to pass resolutions or consents to approve or authorize the execution of the Debt Financing or the definitive documents related thereto (and in the case of any Subsidiary whose board of directors, managers or members will not be changing in connection with, or as a result of the Transactions, no such resolutions or consents shall be deemed executed or effective until the Effective Time) or (G) produce any pro forma financial statements. .

(h) The Company shall furnish to Parent and Merger Sub (i) customary financial information to assist Parent in Parent’s preparation of the pro forma financial statements required to be provided under Section 3 of the Debt Commitment Letter (provided that the Company shall have no obligation to furnish any information (A) relating to the capitalization of the Company after giving effect to the Closing, (B) relating to any assumed cost savings, synergies and similar adjustments (if any) for the Transactions) and (C) to the extent it is not already produced by the Company in the ordinary course of business, (ii) customary, executed authorization letters with respect to the Company authorizing the distribution of information to prospective lenders and investors (including customary 10b-5 (without a “knowledge qualifier”) and material non-public information representations) and (iii) all documentation and other information no later than four (4) business days prior to the Closing Date and reasonably requested in writing no later than nine (9) business days prior to the Closing Date (provided, that the preceding requirement to make such written request no later than nine business days prior to the Closing Date shall not have the effect of determining the Closing Date for any purpose hereunder) required by a Debt Financing Source under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, but in each case, solely as relating to the Company and its Subsidiaries, to the extent required by Paragraph 4 of Exhibit B to the Debt Commitment Letter.

Section 5.8 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by, and whose form and content shall be agreed to in advance by, the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s), otherwise making any public statement or making any announcement to Company Associates (to the extent disclosure of the content thereof was not previously issued or made in accordance with this Agreement), in each case with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent. Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement to (including to media, analysts, investors or those attending industry conferences) and make internal announcements to its employees, contractors and/or other service providers, and the Company may make disclosures in Company SEC Documents (subject to giving advance notice to Parent and an opportunity for Parent to review and comment thereon to the extent legally permissible), in each case, as long as such statements, announcements or disclosures are consistent with, and do not contain information with respect to this Agreement or the Transactions which is not contained in, previous press releases, public disclosures, or public statements made in accordance with this Section 5.8; (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party and an opportunity to review and comment thereon to the extent legally permissible, issue any such press release or make any such public announcement or statement as may be required by any Legal Requirement; (c) the Company need not consult with Parent in connection with any press release, public statement, or filing to be issued or made pursuant to Section 4.3(e) or that relates to any Acquisition Proposal or Company Adverse Change Recommendation and any related matters, (d) no consultation or consent of the other Party shall be required with respect to any dispute between the Parties related to this

Agreement or the Transactions, (e) Parent, Merger Sub and their respective Affiliates may, without consultation or consent, make filings and communications with, and submit reports, forms, statements and other documents to, any Governmental Body to the extent required in connection with obtaining any consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with the Transactions, and (f) Parent, Merger Sub and their respective Affiliates may, without consultation or consent, make ordinary course disclosure and communication to existing or prospective general or limited partners, equity holders, lenders, members, managers and investors of such Person or any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions, and as reasonably required in connection with the consummation of the Transaction.

Section 5.9 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, Parent and the Company and the members of their respective boards of directors (or respective committees thereof) shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

Section 5.10 Section 16 Matters. The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Closing, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Equity Awards in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Merger Sub Stockholder Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with NRS 78.320 and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

Section 5.12 Pay-Off. Prior to the Effective Time, the Company shall (a) deliver (or cause to be delivered) notices of prepayment and/or termination of the Credit Agreement and (b) deliver to Parent (i) an executed pay-off letter (in form and substance reasonably satisfactory to Parent) (the “Pay-Off Letter”) from the Administrative Agent (as defined in the Credit Agreement) in respect of the Credit Agreement at least one (1) business day prior to Closing and (ii) a draft of such Pay-Off Letter not fewer than five (5) business days prior to the contemplated Effective Time together with drafts of lien terminations and instruments of discharge with respect to the capital stock, property and assets of the Company and its Subsidiaries securing their obligations under the Credit Agreement (other than any obligation which, pursuant to the terms of the Credit Agreement, expressly survives termination). Notwithstanding anything to the contrary in this Agreement, (i) in no event shall this Section 5.12 require the Company or any of its Subsidiaries to repay any portion of, or terminate, the Credit Agreement unless the Closing shall have occurred and (ii) Parent shall provide, or cause to be provided, all funds (after taking into account any cash of the Acquired Companies used to effect repayment under the Credit Agreement as contemplated by this Agreement) required substantially concurrently with the Closing to effect the repayment under the Credit Agreement.

Section 5.13 Delisting; Deregistration. The Company will use its reasonable best efforts to maintain, and the Company will not cause or permit the interruption or termination of, the listing of the Shares on the NYSE prior to the Effective Time. Prior to the Effective Time, the Company will use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to Legal Requirements and the rules and regulations of the NYSE to cause (a) the delisting of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 5.14 Fairness Opinion. The Company shall deliver to Parent an executed copy of the opinion of Macquarie Capital provided to the Company Board as described in Section 2.23 as soon as reasonably practicable following the date of this Agreement. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent for any purpose.

Section 5.15 Cash; Marketable Securities; Repatriation. Prior to Closing and subject to applicable Legal Requirements, to the extent reasonably and specifically requested by Parent and subject to the limitations set forth on Section 5.15 of the Company Disclosure Letter, the Company shall, and shall cause the other Acquired Companies to, use reasonable best efforts to (a) use cash then held by any of them, (b) sell marketable securities and any similar securities then owned by them and (c) transfer cash then held by them in any non-U.S. jurisdiction to the U.S. (such actions taken pursuant to (a), (b), and (c), the “Cash Actions”), in each case, as proximate to the Closing Date as reasonably practicable so as to permit such cash and the net proceeds of such sale or transfer to be used by or at the direction of Parent as a potential partial source for the payments contemplated by this Agreement, including the payment of expenses or with respect to the termination of the Credit Agreement in connection with the transactions contemplated by this Agreement; provided, however, that in the event that any Acquired Company, at the request of Parent, takes any Cash Actions in connection with this Section 5.15 and this Agreement is terminated pursuant to Section 7.1, Parent shall reimburse the Company for any and all reasonable and documented out-of-pocket costs associated with such Cash Actions (including any Taxes and any expenses associated with the Company’s compliance with this Section 5.15) if, and only if, after a request is made by Parent to the Company to take any such Cash Actions, (1) the Company consults in good faith with Parent and provides Parent a reasonable opportunity to review, to the extent known by the Company, the consequences of such Cash Actions requested by Parent prior to taking such actions and considers in good faith any modifications to such actions proposed by Parent and (2) after such consultation, Parent reaffirms its requests that the Company take such Cash Actions; provided further that that none of the foregoing actions will be required to be made (i) to the extent such Cash Actions (x) would result in the disruption to business continuity of the Acquired Companies; or (y) would violate any minimum cash balance or capital surplus requirements applicable to such Acquired Companies under applicable Legal Requirements.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements, by each such Party) at or prior to the Effective Time of each of the following conditions:

(a) The Company will have received the Company Required Vote at the Company Stockholder Meeting.

(b) Any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated.

(c) No Governmental Body shall have (i) enacted, issued or promulgated any Legal Requirement that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case, which has the effect as of immediately prior to the Effective Time of enjoining or otherwise prohibiting the consummation of the Merger or the other Transactions (any such injunction, order or Legal Requirement, a “Legal Restraint”).

Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) (i) the representations and warranties of the Company set forth in this Agreement (except for the representations and warranties in Section 2.1, Section 2.2, Section 2.3, Section 2.5(b), Section 2.19, Section 2.21, the first sentence of Section 2.23, and Section 2.24 of this Agreement) shall be true and correct without giving effect to any qualification or limitation by the words “material,” “materially,” “in all material respects,” “materiality” or “Material Adverse Effect” set forth therein on and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section 2.3(a), the first sentence and the final two sentences of Section 2.3(c) and the first sentence of Section 2.3(d) shall be true and correct, in each case except for any de minimis inaccuracies, on and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), (iii) the representations and warranties of the Company set forth in Section 2.1, Section 2.2, Section 2.3 (to the extent not addressed by clause (ii) of this Section 6.2(a)), Section 2.19, Section 2.21, the first sentence of Section 2.23, and Section 2.24 (A) to the extent not qualified by the words “material,” “materially,” “in all material respects”, “materiality” or “Material Adverse Effect” set forth therein, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time) and (B) to the extent qualified or limited by the words “material,” “materially,” “in all material respects”, “materiality” or “Material Adverse Effect” set forth therein shall be true and correct in all material respects (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time) and (iv) the representations and warranties set forth in Section 2.5(b) shall be true and correct in all respects on and as of the Closing Date as if made on and as of such time (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time).

(b) The Company shall have complied with and performed in all material respects all of the covenants and agreements it is required to comply with or perform at or prior to the Closing under this Agreement.

(c) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

(d) Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(e) The Required Gaming Approvals shall have been obtained.

Section 6.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) on and as of the Closing Date as if made on and as of such date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Each of Parent and Merger shall have complied with and performed in all material respects all of the covenants and agreements it is required to comply with or perform at or prior to the Closing under this Agreement.

(c) The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either Parent or the Company if (x) any Legal Restraint in respect of any Required Gaming Approval or (y) any other Legal Restraint, in each case, has become final and nonappealable; provided that in the case of clause (x) or (y) the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party if its (or in the case of Parent, Merger Sub’s) material breach of any of its representations, warranties, covenants or agreements in this Agreement was the principal cause of such Legal Restraint becoming final and nonappealable;

(c) by either Parent or the Company (whether prior to or after the receipt of the Company Required Vote) if the Effective Time shall not have occurred on or prior to 11:59 p.m. Eastern Time on May 8, 2025 (such date, the “Initial Termination Date”), by written notice to the other Party at or after 12:00 a.m. Eastern Time on the day immediately following the Initial Termination Date; provided that: (x) if, prior to the Initial Termination Date the condition to the Closing set forth in Section 6.2(e) shall not have been satisfied or waived by Parent but all other conditions set forth in Article VI shall have been satisfied or waived or shall then be capable of being satisfied if the Closing were to take place on the Initial Termination Date, then the Initial Termination Date may be extended by written notice of Parent or the Company to the other Party at or prior to 11:59 p.m. Eastern Time on the Initial Termination Date for ninety (90) days from the Initial Termination Date to August 6, 2025 (the “First Extended Termination Date”); (y) this Agreement may be terminated prior to the Effective Time by either Parent or the Company (whether prior to or after the receipt of the Company Required Vote) if the Effective Time shall not have occurred on or prior to 11:59 p.m. Eastern Time on the First Extended Termination Date, by written notice to the other Party at or after 12:00 a.m. Eastern Time on the day immediately following the First Extended Termination Date; provided that if, prior the First Extended Termination Date the condition to the Closing set forth in Section 6.2(e) shall not have been satisfied or waived by Parent but all other conditions set forth in Article VI shall have been satisfied or waived or shall then be capable of being satisfied if the Closing were to take place on the First Extended Termination Date, then the First Extended Termination may be extended by written notice of Parent or the Company to the other Party at or prior to 11:59 p.m. Eastern Time on the First Extended Termination Date for one additional time to ninety (90) days from the First Extended Termination Date to November 4, 2025 and (z) this Agreement may be terminated prior to the Effective Time by either Parent or the Company (whether prior to or after the receipt of the Company Required Vote) if the Effective Time shall not have occurred on or prior to 11:59 p.m. Eastern Time on November 4, 2025, by written notice to the other Party at or after 12:00 a.m. Eastern Time on November 5, 2025. As used in this Agreement, the term “Termination Date” shall mean the Initial Termination Date, unless the Initial Termination Date has been extended pursuant to the foregoing proviso, in which case the term “Termination Date” shall mean the date to which the Termination Date has been extended. The right to extend the Termination Date or terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party if its (or in the case of Parent, Merger Sub’s) material breach of any of its representations, warranties, covenants or agreements in this Agreement would result in a failure of the condition to the Closing set forth in Section 6.2(e), except that Parent’s and Merger Sub’s failure to close solely as a result of (i) the unavailability of the Financing to be funded at the Closing or (ii) the failure to obtain a Gaming Approval, in each case which failure shall not have resulted from a breach by Parent or Merger Sub of this Agreement, shall not limit Parent’s right to extend the Termination Date or the termination right pursuant to this Section 7.1(c);

(d) by either Parent or the Company, if the Company fails to obtain the Company Required Vote at the Company Stockholder Meeting or at any meeting of Company Stockholders which is an adjournment or postponement of the Company Stockholder Meeting, in each case, at which a vote is taken with respect to the approval of this Agreement;

(e) by Parent (whether prior to or after the receipt of the Company Required Vote), if the Company has breached or failed to perform any of its covenants or agreements in this Agreement, or if any of the representations or warranties of the Company in this Agreement is breached or inaccurate, which breach, failure to perform or inaccuracy would result in a failure of any condition set forth in Section 6.2(a) or Section 6.2(b), as applicable, to be satisfied as of the Closing if the Closing were to occur as of the time Parent asserts a right of termination pursuant to this Section 7.1(e), except that, if such breach, failure or inaccuracy is capable of being cured by the Termination Date, then Parent will not be entitled to terminate this Agreement pursuant to this Section 7.1(e) prior to the delivery by Parent to the Company of written notice of such breach, failure or inaccuracy, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination, and it being understood that Parent will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Company Breach Notice Period; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if Parent or Merger Sub is then in breach of any covenant or agreement of this Agreement or any representation or warranty of Parent in this Agreement is breached or inaccurate, in each case, such that any condition set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not then be satisfied;

(f) by Parent, if the Company Board (or a committee thereof) makes a Company Adverse Change Recommendation;

(g) by the Company (whether prior to or after the receipt of the Company Required Vote), if Parent or Merger Sub has breached or failed to perform any of its covenants or agreements in this Agreement, or if any of the representations or warranties of Parent or Merger Sub in this Agreement is breached or inaccurate, which breach, failure to perform or inaccuracy would result in a failure of any condition set forth in Section 6.3(a) or Section 6.3(b), as applicable, to be satisfied as of the Closing if the Closing were to occur as of the time the Company asserts a right of termination pursuant to this Section 7.1(g), except that, if such breach, failure or inaccuracy is capable of being cured by the Termination Date, then the Company will not be entitled to terminate this Agreement pursuant to this Section 7.1(g) prior to the delivery by the Company to Parent of written notice of such breach, failure or inaccuracy, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”) stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination, and it being understood that the Company will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Parent Breach Notice Period; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if the Company is then in breach of any covenant or agreement of this Agreement or any representation or warranty of the Company in this Agreement is breached or inaccurate, in each case, such that any condition set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not then be satisfied;

(h) by the Company, at any time prior to the receipt of the Company Required Vote, in order to accept a Superior Proposal to enter into a Company Acquisition Agreement providing for the consummation of a transaction constituting a Superior Proposal if (i) the Company has complied in all material respects with the requirements of Section 4.3 and Section 5.1(b)(i) with respect to such Superior Proposal, (ii) substantially concurrently with such termination the Company pays the Company Termination Fee to Parent in accordance with Section 4.3(d) or Section 7.3(b), as applicable, and (iii) substantially concurrently with such termination, the Company enters into a Company Acquisition Agreement to consummate such Superior Proposal; or

(i) by the Company, at any time prior to the Effective Time, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing (if the Closing were then to occur)) or, to the extent permitted by applicable Legal Requirements, waived, (ii) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to occur under Section 1.3(a), (iii) following such failure by Parent and Merger Sub to consummate the Merger and at least two (2) business days prior to such termination, the Company shall have confirmed to Parent in writing (and not withdrawn such confirmation) that (A) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur) or, to the extent permitted by applicable Legal Requirements, waived, and (B) the Company is (and remains throughout such two (2)-business day period) ready, willing and able to consummate the Merger, (iv) the Company shall have notified Parent in writing at least two (2) business days prior to such termination of the Company’s intention to terminate this Agreement pursuant to this Section 7.1(i), and (v) Parent and Merger Sub fail to consummate the Merger by the end of such two (2) business day period referred to in the foregoing clause (iii) and all of the conditions set forth in Section 6.1 and Section 6.2 shall have continued to be satisfied during such two (2)-business day period (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur); provided that notwithstanding anything to the contrary in this Agreement, no Party shall be entitled to terminate this Agreement pursuant to Section 7.1(c) during such two (2) business day period reference in this Section 7.1(i).

Section 7.2 Manner and Notice of Termination; Effect of Termination.

(a) The Party terminating this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 7.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision. Unless otherwise stated in Section 7.1, proper and valid termination of this Agreement pursuant to Section 7.1 will be effective immediately upon the delivery of such written notice thereof.

(b) In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately be of no further force or effect, without any liability or obligation on any Party (or any Parent-Related Party or Company-Related Party) to the other Parties, as applicable, except that Section 5.7(d), Section 5.15, this Section 7.2, Section 7.3 and Article VIII (other than Section 8.6(b)) will each survive the termination of this Agreement and shall remain in full force and effect in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 7.3(f), nothing in this Agreement will relieve the Company from any liability for any Willful Breach of this Agreement arising prior to the valid termination of this Agreement. For the avoidance of doubt, in the event of termination of this Agreement, the Debt Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders. In addition to the foregoing, no termination (in and of itself) of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Limited Guarantee, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

Section 7.3 Expenses; Termination Fee.

(a) Except as set forth in Section 5.3(d), Section 5.7(b) and this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Paying Agent. Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees, and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger.

(b) Company Payments.

(i) If (A) (1) this Agreement is validly terminated by Parent or the Company pursuant to Section 7.1(c) or Section 7.1(d) or (2) Parent validly terminates this Agreement pursuant to Section 7.1(e), (B) after the date hereof and prior to the date of such termination (except in the case of termination pursuant to Section 7.1(d), in which case prior to the Company Stockholder Meeting) an Acquisition Proposal is publicly disclosed (whether by the Company or a third-party) or otherwise publicly made known to the Company Board or the Company Stockholders, and in each case, is not publicly withdrawn at least five (5) business days prior to (x) the date of the Company Stockholder Meeting (in the case of any such termination of this Agreement pursuant to Section 7.1(d)) or (y) the date of any such termination of this Agreement (in the case of any such termination of this Agreement pursuant to Section 7.1(c) or Section 7.1(e)), and (C) within twelve (12) months of any such termination, an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into, then the Company will, concurrently with the earlier of the consummation of such an Acquisition Proposal and entry into a definitive agreement in respect of an Acquisition Proposal, pay to Parent (as directed by Parent) an amount equal to $19,300,000 in cash (the “Company Termination Fee”). For purposes of this Section 7.3(b)(i), all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of “Acquisition Proposal” will each be deemed to be references to “fifty percent (50%)”.

(ii) If this Agreement is validly terminated pursuant to Section 7.1(f), then the Company must promptly (and in any event within three (3) business days) following such termination pay to Parent (as directed by Parent) the Company Termination Fee.

(iii) If this Agreement is validly terminated pursuant to Section 7.1(h), then the Company must prior to or concurrently with such termination pay to Parent (as directed by Parent) the Company Termination Fee; provided, that, in the event that the Agreement is validly terminated pursuant to Section 7.1(h) on or prior to the date that is forty-five (45) days after the date hereof, then the “Company Termination Fee” shall be $9,700,000.

(c) Parent Payment.

(i) If this Agreement is validly terminated pursuant to Section 7.1(g) (or by Parent under Section 7.1(c) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(g)) or Section 7.1(i) (or by Parent under Section 7.1(c) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(i)), then Parent must promptly (and in any event within three (3) business days) following such termination pay to the Company (as directed by the Company) an amount equal to $38,600,000 in cash (the “Parent Termination Fee”).

(ii) In the event that (A) this Agreement is validly terminated pursuant to Section 7.1(b)(x) (to the extent such Legal Restraint relates to, arises under, or is in connection with any Gaming Law) or (B) (1) this Agreement is validly terminated by either Parent or the Company pursuant to Section 7.1(c) and (2) at the time of any such termination, all of the conditions set forth in Article VI have been satisfied or duly waived by the parties entitled to the benefit thereof, except for (x) the condition set forth in Section 6.2(e) and (y) any other condition to the Closing that by its nature is to be satisfied at the Closing (each if which is capable of being satisfied at the Closing (if the Closing were then to occur)), then Parent must promptly (and in any event within three (3) business days) following such termination pay to the Company (as directed by the Company) an amount equal to $24,800,000 in cash (the “Parent Regulatory Termination Fee” and together with the Parent Termination Fee, the “Applicable Parent Termination Fee”).

(d) Single Payment Only. The Parties acknowledge and agree that in no event will (i) the Company or Parent, as applicable, be required to pay the Company Termination Fee or the Applicable Parent Termination Fee, as applicable, on more than one occasion, or (ii) Parent be required to pay the Parent Termination Fee and the Parent Regulatory Termination Fee, in each case, whether or not the Company Termination Fee or the Applicable Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e) Payments; Default. The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if either Party fails to promptly pay any amount as and when due pursuant to this Section 7.3 and, in order to obtain such payment, the payee Party commences a Legal Proceeding that results in a judgment against the payor Party for the applicable payment set forth in this Section 7.3 or any portion thereof, the payor Party will pay to the payee Party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the payee Party and its Representatives in connection with such Legal Proceeding, together with interest on the amount of such payment or portion thereof accruing at the annual rate equal to the prime rate, plus 3% as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made to (but excluding) the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Legal Requirements (collectively, the “Enforcement Expenses”). In no event will the Enforcement Expenses payable by Parent and Merger Sub, on the one hand, or the Company, on the other hand, exceed $4,000,000 (the “Enforcement Expenses Cap”). All payments under this Section 7.3 shall be made by the payor Party to the payee Party by wire transfer of immediately available funds to an account designated in writing by the payee Party.

(f) Sole and Exclusive Remedy.

(i) Without limiting the Company’s right to seek an order of specific performance against Parent and Merger Sub prior to the termination of this Agreement as permitted by and subject to the requirements of Section 8.6, if this Agreement is validly terminated pursuant to Section 7.1, the Company’s receipt of the Applicable Parent Termination Fee to the extent payable pursuant to Section 7.3(c) (including the Company’s right to enforce the Limited Guarantee with respect thereto and receive the Applicable Parent Termination Fee from the Guarantors), receipt of the Enforcement Expenses to the extent payable pursuant to Section 7.3(e) (subject to the Enforcement Expenses Cap) and receipt of the Reimbursement Obligations to the extent payable pursuant to Section 5.7(d) constitute the sole and exclusive remedies of the Company and the Company-Related Parties against the Parent-Related Parties arising out of or in connection with this Agreement, the Commitment Letters, the Limited Guarantee, any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof. Other than payment of the Applicable Parent Termination Fee to the extent payable pursuant to Section 7.3(c) and any Enforcement Expenses to the extent payable by Parent pursuant to Section 7.3(e) (subject to the Enforcement Expenses Cap), none of the Parent-Related Parties will have any further liability or obligation (whether at law or equity, or in contract or tort or otherwise) to any of (A) the Company and its Affiliates or (B) the former, current or future holders of any equity, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors and assignees of any of the Company or its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company-Related Parties”) in connection with, relating to or arising out of this Agreement, the Commitment Letters, the Limited Guarantee, any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement from and after the date thereof in accordance with the terms thereof), and no Company-Related Party will be entitled to seek or obtain any monetary recovery or award (whether at law or equity, or in contract or tort or otherwise) from any Parent-Related Party relating to or arising out of this Agreement, the Commitment Letters, the Limited Guarantee, any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof. Notwithstanding the foregoing, this Section 7.3(f)(i) will not relieve Parent or Merger Sub from any liability for any breaches of the Confidentiality Agreement; provided that under no circumstances will (x) the collective monetary damages or other amounts payable by or liability of the Parent-Related Parties for breaches (including any Willful Breach or Fraud) in connection with, relating to or arising out of this Agreement (including any payment of the Applicable Parent Termination Fee or the Enforcement Expenses (subject to the Enforcement Expenses Cap) or the Reimbursement Obligations, in each case pursuant to this Agreement) exceed an aggregate amount for all such breaches equal to the amount of the Applicable Parent Termination Fee plus the Reimbursement Obligations to the extent payable pursuant to Section 5.7(d) plus the Enforcement Expenses to the extent payable by Parent pursuant to Section 7.3 (subject to the Enforcement Expenses Cap) (the “Parent Liability Limitation”) and (y) the Company or any Company-Related Party be entitled to receive both damages under this Agreement and the Applicable Parent Termination Fee. In no event will any of the Company-Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against (x) Parent, Merger Sub, the Guarantors, the Equity Financing Parties or the Debt Financing Sources, or (y) the former, current and future holders of any equity, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent, Merger Sub, the Guarantors, the Equity Financing Parties or the Debt Financing Sources), members, managers, general or limited partners, stockholders, successors and assignees of each of Parent, Merger Sub and the Guarantors (the Persons in clauses (x) and (y) collectively, the “Parent-Related Parties”), and, in no event will any Company-Related Party be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation (including in the case of Willful Breach or Fraud) against the Parent-Related Parties for, or with respect to, this Agreement, the Commitment Letters, the Limited Guarantee, any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof. Other than the Guarantors’ obligations under the Limited Guarantee and the Equity Financing Parties’ obligations under the Equity Commitment Letter and other than the obligations of Parent and Merger Sub to the extent expressly provided in this Agreement, in no event will any Parent-Related Party or any other Person other than the Guarantors, Equity Financing Parties, Parent and Merger Sub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger or the Transactions.

(ii) Without limiting Parent’s and Merger Sub’s right to seek an order of specific performance against the Company prior to the termination of this Agreement as permitted by and subject to the requirements of Section 8.6, if this Agreement is validly terminated pursuant to Section 7.1, Parent’s receipt of the Company Termination Fee to the extent payable pursuant to Section 7.3(b) and the Enforcement Expenses to the extent payable pursuant to Section 7.3(e) (subject to the Enforcement Expenses Cap) constitute the sole and exclusive remedies of Parent, Merger Sub, the Guarantors and the Parent-Related Parties against the Company-Related Parties arising out of or in connection with this Agreement, any agreement or document executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination, or failure of any of the foregoing or any matter forming the basis thereof. Upon payment of the Company Termination Fee to the extent payable pursuant to Section 7.3(b) and any Enforcement Expenses to the extent payable pursuant to Section 7.3(e) (subject to the Enforcement Expenses

Cap) none of the Company-Related Parties will have any further liability or obligation (whether at law or equity, or in contract or tort or otherwise) to Parent or Merger Sub in connection with, relating to or arising out of this Agreement or any other agreement or document executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement from and after the date thereof in accordance with the terms thereof); and none of Parent, Merger Sub or any other Person will be entitled to seek or obtain any monetary recovery or award (whether at law or equity, or in contract or tort or otherwise) from any Company-Related Party arising out of this Agreement, any agreement or document executed in connection herewith or the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof. Notwithstanding the foregoing, this Section 7.3(f)(ii) will not relieve the Acquired Companies from liability if this Agreement is validly terminated by either Party in circumstances where the Company Termination Fee is not payable pursuant to Section 7.3(b) (1) for any Willful Breach of this Agreement prior to such termination or (2) for any breaches of the Confidentiality Agreement; provided, that under no circumstances will (x) the collective monetary damages or other amounts payable by or liability of the Company-Related Parties for breaches (including any Willful Breach or Fraud) in connection with, relating to or arising out of this Agreement (including any payment of the Company Termination Fee, or the Enforcement Expenses (subject to the Enforcement Expenses Cap), in each case pursuant to this Agreement) exceed an aggregate amount for all such breaches equal to the amount of the Company Termination Fee plus the Enforcement Expenses to the extent payable by the Company pursuant to Section 7.3 (subject to the Enforcement Expenses Cap) (the “Company Liability Limitation”) or (y) Parent, Merger Sub or any Parent-Related Party be entitled to receive both damages under this Agreement and the Company Termination Fee. In no event will any of the Parent-Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company-Related Parties, and in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation (including in the case of Willful Breach or Fraud) against the Company-Related Parties for, or with respect to, this Agreement, any other agreement or document executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof. Other than the obligations of the Company to the extent expressly provided in this Agreement, in no event will any Company-Related Party or any other Person other than the Company have any liability for monetary damages to Parent, Merger Sub or any other Person relating to or arising out of this Agreement or the Merger or the Transactions.

(iii) Each of the Parties acknowledges that any amount payable by the Company or Parent pursuant to this Section 7.3, including the Company Termination Fee, or the Applicable Parent Termination Fee does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a Party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(g) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 7.3(f), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 8.6, except that, although the Parties, each in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 8.6, under no circumstances will a Party be permitted or entitled to (i) receive both (x) specific performance of the other Party’s obligations which results in the occurrence of the Closing, and (y) any payment of the Company Termination Fee or the Applicable Parent Termination Fee (in the case of the Company) or monetary damages or other amounts for breaches by the other Party (including any Willful Breach or Fraud) in connection with, relating to or arising out of this Agreement or (ii) receive both (x) any payment of the Company Termination Fee (in the case of Parent) or the Applicable Parent Termination Fee (in the case of the Company) and (y) monetary damages or other amounts for breaches by the other Party (including any Willful Breach or Fraud) in connection with, relating to or arising out of this Agreement.

(h) Non-Recourse Party. This Agreement may only be enforced against the named Parties hereto (subject to the terms, conditions and other limitations set forth herein), and (i) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, the Commitment Letters, the Limited Guarantee, any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof may only be made against the Persons that are expressly identified as the Parties hereto or the parties thereto in accordance with the terms hereof and thereof, and (ii) in no event will a Party seek or obtain on behalf or at the direction of such Party, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Person that is not a named Party hereto or a party thereto (including any Company-Related Party or Parent-Related Party) with respect to this Agreement, the Commitment Letters, the Limited Guarantee and any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby (including any breach by the Equity Financing Parties, Guarantors, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof, in each case, except for the rights, claims and remedies that the Company, Parent or Merger Sub, as applicable, may assert against (A) any Person that is party to the Confidentiality Agreement, but solely for claims pursuant to and in accordance with the terms thereof, (B) Parent or Merger Sub to the extent expressly provided for in this Agreement or (C) the Guarantors or the Equity Financing Parties (or their respective successors or assigns) to the extent expressly provided for in the Limited Guarantee and the Equity Commitment Letter.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Amendment. Prior to the Effective Time and subject to Section 5.5(e), this Agreement may be amended, modified and/or supplemented in any and all respects with respect to any of the terms of this Agreement; provided, however, that (a) after obtaining the Company Required Vote, there shall be made no amendment, modification or supplement that by Legal Requirement requires further approval by the Company Stockholders without such approval, and (b) no amendment, modification or supplement shall be made to this Agreement after the Effective Time. Any such amendment, modification or supplement shall be effective only if it is set forth in an instrument in writing executed by each of the Parties.

Section 8.2 Waiver. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Legal Requirements, (a) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Party, or (c) waive compliance by the other Party with any of the agreements contained herein applicable to such Party or, except as otherwise provided herein, waive any of such Party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single Party for purposes of the foregoing); provided that after obtaining the Company Required Vote and prior to the Effective Time, there shall be no waiver or extension of this Agreement that (x) decreases the Merger Consideration or (y) adversely affects the rights of the stockholders of the Company, in the case of each of clauses (x) and (y), without the approval of the Company Stockholders. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy of such Party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. Notwithstanding anything to the contrary contained herein, Section 7.3(f), Section 8.1, Section 8.5 and Section 8.8 and this Section 8.2 (or any other provision of this Agreement to the extent a waiver of such provision would modify the substance of the foregoing) may not be waived, in whole or in part, in a manner adverse to any of the Equity Financing Party of Debt Financing Source without the prior written consent of the adversely affected Equity Financing Party of Debt Financing Source.

Section 8.3 No Survival of Representations, Warranties, Covenants and Agreements. The Parties acknowledge and agree that (a) none of the representations and warranties contained in this Agreement, the Company Disclosure Letter nor in any certificate or schedule or other document delivered pursuant to this Agreement shall survive, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Closing and (b) except for any covenant or agreement that by its terms contemplates performance, in whole or in part, after the Closing, none of the covenants or agreements of the Parties in this Agreement shall survive, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such non-surviving covenants and agreements shall terminate at, the Closing.

Section 8.4 Entire Agreement; Counterparts. This Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 8.5 Applicable Legal Requirements; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all Legal Proceedings (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, without regard to any laws or principles thereof that would result in the application of the laws of any other jurisdiction, except that the laws of the State of Nevada shall govern (i) the Merger, to the extent mandatorily applicable thereto, and (ii) the internal affairs (including fiduciary duties) of the Company and the Company Board (together, “Nevada Law Matters”). Subject to Section 8.6, in any Legal Proceeding arising out of or relating to this Agreement or any of the Transactions each of the Parties irrevocably (i) (A) submits, other than as to Nevada Law Matters, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)), and (B) for Nevada Law Matters, submits to the exclusive jurisdiction and venue of the Eighth

Judicial District Court of Clark County, Nevada (or, if the court does not have jurisdiction, the Second Judicial District Court of Washoe County, Nevada) and any state appellate court therefrom within the State of Nevada (or, if the Eighth Judicial District Court of Clark County, Nevada and Second Judicial District Court of Washoe County, Nevada decline to accept jurisdiction over a particular matter, any federal court within the State of Nevada (and any appellate court therefrom) or, if any federal court within the State of Nevada declines to accept jurisdiction over a particular matter, any other state court within the State of Nevada (and any appellate court therefrom)) (such courts, the “Chosen Courts”) (it being agreed that the consents to jurisdiction and venue set forth in this Section 8.5(a) shall not constitute general consents to service of process in the State of Delaware or the State of Nevada, as applicable, and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto), (ii) waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any Legal Proceeding in the Chosen Courts, (iii) agrees to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any Chosen Court, and (iv) agrees not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any court other than the Chosen Courts (except for an action to enforce a judgment of a Chosen Court). Each of the Parties irrevocably consents to service of process by first-class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.9. The Parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment in a Chosen Court.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.6 Specific Performance; Remedies.

(a) The Parties agree that irreparable harm, for which monetary damages (including any fees payable pursuant to Section 7.3), even if available, are not an adequate remedy, will occur in the event that the Parties hereto do not perform their obligations in accordance with the specified terms of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) or otherwise breach the provisions of this Agreement. Subject to Section 8.6(b), the Parties acknowledge and agree that (i) the Parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent nor Merger Sub would have entered into this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that, prior to the valid termination of this Agreement pursuant to Section 7.1, the Company shall be entitled to an injunction, specific performance or other equitable remedies in order to enforce Parent’s obligation to cause the Equity Financing to be funded at the Closing and Parent’s and Merger Sub’s obligation to consummate the Closing (but not the right of the Company to such injunctions, specific performance or other equitable remedies for any other reason) if, and only if, (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing (if the Closing were then to occur)) or, to the extent permitted by applicable Legal Requirements, waived, (ii) the Debt Financing has been funded in accordance with the terms and conditions thereof or will be funded in accordance with the terms and conditions thereof if the Equity Financing is funded in accordance with the terms and conditions thereof, (iii) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to occur under Section 1.3(a), (iv) following such failure by Parent and Merger Sub to consummate the Merger, the Company shall have confirmed to Parent in writing (and not withdrawn such confirmation) that (A) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing (if the Closing were then to occur)) or, to the extent permitted by applicable Legal Requirements, waived, and (B) the Company is (and remains throughout such two (2)-business day period) ready, willing and able to consummate the Merger and (v) Parent and Merger Sub fail to consummate the Merger by the end of such two (2) business day period referred to in the foregoing clause (iv) and all of the conditions set forth in Section 6.1 and Section 6.2 shall have continued to be satisfied during such two (2)-business day period (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur).

(c) The Parties hereto acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.5 shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Legal Requirements or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Parties further agree that, except as otherwise set forth in, and subject to the terms and conditions of, Section 7.3, (x) by seeking the remedies provided for in this Section 8.5, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement and (y) nothing set forth in this Section 8.5 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 8.5 prior to, or as a condition to, exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding by a Party pursuant to this Section 8.5 or anything set forth in this Section 8.5 restrict or limit such Party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 8.7 Assignability. Neither this Agreement nor any of the rights hereunder may be directly or indirectly assigned (including by operation of law, merger or otherwise), in whole or in part, without the prior written consent of the other Parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided that Parent or Merger Sub may assign this Agreement without consent to any of their Affiliates (provided that such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company), it being understood that such assignment will not (a) affect the obligations of the parties to the Commitment Letters or the Guarantors pursuant to the Limited Guarantee, or (b) impede or delay the consummation of the Merger or otherwise impede the rights of the holders of shares of Company Stock and Company Equity Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment not permitted under this Section 8.7 shall be null and void.

Section 8.8 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a) if the Closing occurs, the right of (i) the Company Stockholders to receive the Merger Consideration, (ii) the holders of Company Options to receive the Option Consideration, (iii) the holders of RSUs to receive the RSU Consideration, (iv) the holders of PSUs to receive the PSU consideration, (v) the holders of PhSUs to receive the PhSU Consideration, and (vi) the holders of PPhSUs to receive the PPhSU consideration, in the case of each of clauses (i) through (vi), in accordance with Article I; (b) if the Closing occurs, the rights of the Indemnified Persons in accordance with Section 5.5; (c) the rights of the indemnified parties in respect of Reimbursement Obligations in accordance with Section 5.7(b), and (d) the limitations on liability of the Company-Related Parties and Parent-Related Parties set forth in Section 7.2(b) and

Section 7.3(f), which in the case of each of the foregoing clauses (i) through (v) are intended to benefit, and shall be enforceable by, the Persons referred to therein in accordance with this Agreement.

Section 8.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub (or following the Effective Time, the Company):

c/o Brightstar Capital Partners

51 West 52nd Street, 18th Floor

New York, New York 10019

Attn: Andrew Weinberg and Christy Lukach

Email: andrew@brightstarcp.com, clukach@brightstarcp.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Michael E. Weisser, P.C.

Email: michael.weisser@kirkland.com

Kirkland & Ellis LLP

Three Brickell City Centre

98 S.E. 7th Street, Suite 700

Miami, Florida 33131

Attn: Matthew S. Arenson, P.C. and Lee M. Blum

Email: matthew.arenson@kirkland.com, lee.blum@kirkland.com

if to the Company (prior to the Effective Time):

PlayAGS, Inc.____________________

677 S. Edmond St., Suite 300_______________________

Las Vegas, NV 89118_

Attn: David Lopez; Rob Ziems_________

Email: d.lopez@playags.com; rziems@playags.com

with a copies to (which shall not constitute notice):

Cooley LLP

Attn: Steven M. Przesmicki

10265 Science Center Drive

San Diego, CA 92121

Email: przes@cooley.com

Cooley LLP

Attn: Miguel J. Vega

500 Boylston Street, 14th Floor

Boston, MA 02116

Email: mvega@cooley.com

Section 8.10 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Legal Requirements.

Section 8.11 Obligation of Parent. Parent shall ensure that each of its Subsidiaries duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and Parent, as applicable, shall be jointly and severally liable with its Subsidiaries for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

Section 8.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, the Parties agree that any rule of construction to the effect that ambiguities or questions of intent or interpretation are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authority of any of the provisions of this Agreement.

(c) As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement, unless otherwise stated, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, the term “or” is not exclusive and shall mean “and/or.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.

(e) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(g) References to “made available” shall mean that such documents or information referenced: (i) were contained in the Company’s electronic data room maintained by DFS Venue by no later than 12:00 p.m. Pacific Time on May 8, 2024 or (ii) were publicly available, without redactions, on the EDGAR website prior to the date of this Agreement.

(h) References to Agreement “ordinary course of business” means the ordinary course of operations of the Acquired Companies consistent with past practices.

(i) References to “U.S.” refer to the United States and “$” or “dollars” refer to United States dollars unless otherwise noted.

(j) The table of contents and bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 8.13 Lender Related Parties. Notwithstanding anything to the contrary in this Agreement, each of the Company and Parent, on behalf of itself and each of its Affiliates, hereby: (a) agrees that it will not bring or support any Person, or permit any of its Affiliates to bring or support any Person, in any Legal Proceeding, including any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law, in equity, in contract or in tort or otherwise, against the Debt Financing Sources, their Affiliates and their Affiliates’ respective former, current and future directors, officers, managers, members, shareholders, equity holders, partners, employees, agents, representatives, successors and permitted assigns (the “Lender Related Parties”) in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York; (b) agrees that, except as specifically set forth in the Debt Commitment Letter, all Legal Proceedings, including all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Lender Related Parties in any way relating to the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction and (c) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY. Notwithstanding anything to the contrary in this Agreement, the Company (i) agrees that none of the Lender Related Parties shall have any liability to the Company or any of its Affiliates, whether at law or in equity, whether in contract or in tort or otherwise, in any way arising out of or relating to this Agreement or any of the Transactions, the Debt Financing, the Debt Commitment Letter or the definitive documents related thereto or any of the transactions contemplated hereby or thereby; provided that nothing in this clause (i) will relieve any Lender Related Party that is a party to the definitive documentation relating to the Debt Financing from any liability it may otherwise have pursuant to such definitive documentation after the Closing to the Company (or any of its Subsidiaries) that is a party to such definitive documentation, and (ii) agrees not to bring or support or permit any of its Affiliates to bring or support any claim or cause of action, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Lender Related Parties in any way arising out of or relating to this Agreement or any of the Transactions, the Debt Financing, or the Debt Commitment Letter. Notwithstanding anything to the contrary in this Agreement, the Lender Related Parties are express third-party beneficiaries of Section 7.3(f) and this Section 8.13, and shall be entitled to the protections of this Section 8.13 to the same extent as if the Debt Financing Sources were parties to this Agreement. Notwithstanding anything to the contrary in this Agreement, Section 7.3(f) and this Section 8.13 (or any of the defined terms used herein or any other provision of this Agreement to the extent an amendment, modification, waiver or supplement of such defined term or provision would modify the substance of the foregoing Sections) may not be amended, modified or supplemented, or any of its provisions waived in a manner that is material and adverse in any respect to any Lender Related Parties without the written consent of the Debt Financing Sources party to the Debt Commitment Letter.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PLAYAGS, INC.

By:	/s/ David Lopez
Name:	David Lopez
Title:	CEO & President

BINGO HOLDINGS I, LLC

By:	/s/ Andrew S. Weinberg
Name:	Andrew S. Weinberg
Title:	Authorized Signatory

BINGO MERGER SUB, INC.

By:	/s/ Andrew S. Weinberg
Name:	Andrew S. Weinberg
Title:	President, Secretary and Treasurer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“401(k) Termination Date” shall have the meaning set forth in Section 5.4(d).

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 4.3(a).

“Acquired Companies” shall mean the Company and each of its Subsidiaries, collectively.

“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any direct or indirect (a) acquisition, purchase, lease or license of assets of the Acquired Companies equal to twenty percent (20%) or more of the Acquired Companies’ consolidated assets or to which twenty percent (20%) or more of the Acquired Companies’ consolidated revenues or earnings are attributable, (b) issuance by the Company or acquisition of twenty percent (20%) or more of the outstanding Shares or voting interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the outstanding Shares or voting interests of the Company, (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that, if consummated, would result in (x) any Person or group beneficially owning twenty percent (20%) or more of the outstanding Shares or voting power of the resulting direct or indirect parent of the Company or the surviving entity in such transaction or (y) the Company Stockholders immediately preceding such transaction holding less than eighty percent (80%) of the Shares or voting interests in the direct or indirect parent of the Company or the surviving entity in such transaction, in each case of the foregoing clauses (a) through (d), other than the Transactions.

“Additional Gaming Approval” shall mean the Gaming Approvals set forth on Schedule 5.3(f)(ii).

“Additional Required Gaming Approval” shall have the meaning set forth in Section 5.3(g).

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Alternate Debt Financing” shall have the meaning set forth in Section 5.7(d).

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2010, applicable anti-bribery legislation enacted by member states of the European Union and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all other applicable Legal Requirements (including non-U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Applicable Regulatory Termination Fee” shall have the meaning set forth in Section 7.3(c)(ii).

“Articles of Incorporation” shall mean the Amended and Restated Articles of Incorporation of the Company as filed on January 29, 2018, as amended.

“Balance Sheet” shall have the meaning set forth in Section 2.6.

“Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

“Business” shall mean the business of the Acquired Companies as conducted as of the date of this Agreement, which includes electronic gaming machines for commercial and Native American casinos, table game products, and interactive gaming products.

“business day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York or Nevada are authorized or required by Legal Requirements to be closed.

“Certificates” shall have the meaning set forth in Section 1.6(b).

“Change in Circumstance” shall mean any positive Effect that materially affects the business, assets or operations of the Acquired Companies, taken as a whole, that was neither known to the Company Board (or if known, the material consequences of which were not known by the Company Board prior to the date of this Agreement), nor reasonably foreseeable, as of or prior to the date of this Agreement, which positive Effect becomes known to the Company Board prior to the Company Required Vote; provided, that none of the following shall constitute a “Change in Circumstance”: (a) any Acquisition Proposal, any inquiries, proposals or offers which constitute, or would reasonably be expected to lead to, an Acquisition Proposal, or any business combination or acquisition opportunity, (b) any Effect resulting from a breach of this Agreement by the Company, (c) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided that the exception in this clause (c) shall not prevent or otherwise affect consideration of any such development or change that causes the Company meeting or exceeding such metrics from being taken into account in determining whether a Change in Circumstance has occurred), or (d) any changes after the date of this Agreement in the market price or trading volume of the shares of Company Common Stock (provided that the exception in this clause (d) shall not prevent or otherwise affect consideration of any such development or change that causes such change in market price or trading value from being taken into account in determining whether a Change in Circumstance has occurred).

“Chosen Courts” shall have the meaning set forth in Section 8.5(a).

“Closing” shall have the meaning set forth in Section 1.3(a).

“Closing Date” shall have the meaning set forth in Section 1.3(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment Letters” shall have the meaning set forth in Section 3.7(a).

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Acquisition Agreement” shall have the meaning set forth in Section 4.3(e).

“Company Adverse Change Recommendation” shall have the meaning set forth in Section 5.1(a).

“Company Associate” shall mean each officer or other employee, or individual who is an individual independent contractor, consultant or director, of or to any of the Acquired Companies.

“Company Board” shall have the meaning set forth in Recital B of this Agreement.

“Company Board Recommendation” shall have the meaning set forth in Recital B of this Agreement.

“Company Breach Notice Period” shall have the meaning set forth in Section 7.1(e).

“Company Common Stock” shall mean the common stock, $0.01 par value per share, of the Company.

“Company Contract” shall mean any Contract to which an Acquired Company is a party or by which an Acquired Company or any of its properties or assets is otherwise bound.

“Company Disclosure Documents” shall have the meaning set forth in Section 2.4(g).

“Company Disclosure Letter” shall mean the disclosure letter that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent concurrently with the Company’s execution and delivery of this Agreement.

“Company Equity Award” shall mean each Company Option, RSU, PSU, PhSU and PPhSU.

“Company Equity Plans” shall mean, collectively, the AP Gaming Holdco, Inc. 2014 Long-Term Incentive Plan, effective as of April 28, 2014, and the PlayAGS, Inc. Omnibus Incentive Plan, effective as of January 16, 2018, as amended by the First Amendment to PlayAGS, Inc. Omnibus Incentive Plan, effective as of April 13, 2020.

“Company IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by an Acquired Company.

“Company Lease” shall mean any Company Contract pursuant to which any Acquired Company leases or subleases Leased Real Property from another Person (excluding storage units and spaces for the storage of the Acquired Companies’ products that are not material to the operation of the business and are for a term of one year or less).

“Company Liability Limitation” shall have the meaning set forth in Section 7.1(f)(ii).

“Company Options” shall mean all options to purchase Shares that are outstanding under the Company Equity Plans.

“Company Preferred Stock” shall mean the preferred stock, $0.01 par value per share, of the Company.

“Company Product” means the Software and other products that have been in the three (3) years prior to the date of this Agreement, are currently, or are expected in the three (3) months following the date of this Agreement, to be sold, offered for sale, marketed, distributed, licensed, or otherwise made commercially available by any Acquired Company.

“Company-Related Parties” shall have the meaning set forth in Section 7.1(f)(i).

“Company Required Vote” shall mean the affirmative vote of the holders of at least a majority of the voting power of the outstanding Shares in favor of the approval of this Agreement and the Merger.

“Company SEC Documents” shall have the meaning set forth in Section 2.4(a).

“Company Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Stockholder” shall mean a holder of Company Common Stock.

“Company Stockholder Meeting” shall have the meaning set forth in Section 5.2(a).

“Company Termination Fee” shall have the meaning set forth in Section 7.3(b)(i).

“Confidentiality Agreement” shall have the meaning set forth in Section 4.1.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Continuing Employee” shall have the meaning set forth in Section 5.4(a).

“Contract” shall mean any legally binding agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, indenture, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally-binding commitment or undertaking of any nature.

“Credit Agreement” shall mean that certain Amended and Restated First Lien Credit Agreement, dated as of February 15, 2022, by and among AP Gaming Holdings, LLC, as holdings, AP Gaming I, LLC, as borrower, the lenders and issuing banks party thereto and Jefferies Finance LLC, as administrative agent (as amended, restated, amended and restated, supplemented, waived or otherwise modified prior to the date hereof).

“Debt Commitment Letter” shall have the meaning set forth in Section 3.7(a).

“Debt Financing” shall have the meaning set forth in Section 3.7(a).

“Debt Financing Sources” shall mean the agents, arrangers and lenders that provide or arrange or otherwise entered into agreements in connection with the Debt Financing (or any alternative or replacement Debt Financing), including any commitment letter relating thereto, and the parties to any joinder agreements or any definitive documentation entered pursuant thereto or relating thereto, along with their respective Affiliates and their and their respective Affiliates’ former, current and future officers, directors, employees, agents and representatives and their respective successors and assigns.

“Determination Notice” shall have the meaning set forth in Section 5.1(b)(i).

“DOJ” shall mean the U.S. Department of Justice.

“DTC” shall mean The Depository Trust Company.

“Effect” shall mean any fact, event, occurrence, effect, change, development or circumstance.

“Effective Time” shall have the meaning set forth in Section 1.3(b).

“Employee Plan” shall mean any employment, individual consulting, salary, bonus, commission, vacation, deferred compensation, incentive compensation, stock purchase, stock option, phantom equity, other equity or equity-based compensation, severance, termination pay, retention, change in control, transaction bonus, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other benefit or compensation plan, policy, program, agreement or arrangement sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Companies, including for the benefit of any current or former director, officer, employee or other individual service provider of any of the Acquired Companies, or with respect to which any of the Acquired Companies has or could reasonably be expected to have any current or contingent liability or obligation.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); provided that “Encumbrance” shall not include any non-exclusive license of Intellectual Property Rights granted in the ordinary course of business.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirements relating to pollution, human health, worker health or the protection of environment (including ambient air, surface water, ground water, land surface, subsurface strata and any other environmental media), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials.

“Equity Commitment Letter” shall have the meaning set forth in Section 3.7(a).

“Equity Financing” shall have the meaning set forth in Section 3.7(a).

“Equity Financing Parties” shall have the meaning set forth in Section 3.7(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Employee Plan” shall have the meaning set forth in Section 2.15(e).

“Fee Letter” shall have the meaning set forth in Section 3.7(a).

“Financing” shall have the meaning set forth in Section 3.7(a).

“Fraud” shall mean knowing and intentional common law fraud under the laws of the State of Delaware with respect to the representations and warranties contained in Article II or Article III. “Fraud” does not and shall not include equitable fraud, constructive fraud or any torts (including fraud) based on negligence or recklessness.

“Foreign Employee Plan” shall mean an Employee Plan that is maintained primarily for the benefit of employees outside the United States.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” shall have the meaning set forth in Section 2.4(b).

“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, consents, declarations, rulings, orders, notices, directives, waivers, exemptions and other similar authorizations of any Gaming Authority or required by any Gaming Law necessary for or relating to the conduct of activities by, the Company or any party hereto or any of its Affiliates and the Transactions, including the ownership, operation, management and development of the Company.

“Gaming Authorities” means those federal, state, local, tribal and other governmental, regulatory and administrative authorities, licensing authorities, agencies, boards and officials responsible for, or involved in, the regulation, oversight, permitting or licensing of gaming, lottery operations, racing, pari-mutuel activities, sports wagering, gaming equipment or slot machine manufacturing or supply, internet gaming services or products or other similar activities applicable to the Company or Parent (including such Person’s respective Affiliates), as applicable.

“Gaming Laws” means all Legal Requirements pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, lottery operations, racing, pari-mutuel activities, sports wagering, gaming equipment or slot machine manufacturing or supply, internet gaming services or products or other similar activities applicable to the Company or Parent (including such Persons’ respective Affiliates), as applicable.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, exemption, approval, registration, qualification, waiver or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, reservation, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, tribal, municipal, foreign or other government; (c) supra-national, governmental or quasi-governmental authority of any nature including any governmental division, department, agency, autonomous constitutional body, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body, including any political subdivision thereof, and Entity or enterprise owned or controlled thereby, or any self-regulatory organization or public arbitral body or any public international organization, and any court, arbitrator or other tribunal, including Gaming Authorities or other authorities of any Native American reservation or nation; or (d) arbitral body (public or private).

“Governmental Official” includes any officer, employee or other person acting in an official capacity on behalf of: (i) any Governmental Body or any department or agency of a government, including elected officials, judicial officials, civil servants and military personnel, or children, spouses, siblings or parents thereof; (ii) any public international organization, such as the World Bank; (iii) any company or business that is owned or controlled by a Governmental Body; and (iv) any political party, as well as candidates for political office.

“Guarantor” shall have the meaning set forth in the recitals to this Agreement.

“Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, petroleum or petroleum-derived substance or waste.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-bound License” shall have the meaning set forth in Section 2.8(c).

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness for borrowed money (including the issuance of any debt security) to any Person, (b) all obligations evidenced by notes, bonds, debentures or similar Contracts to any Person, (c) all obligations in respect of letters of credit (to the extent drawn) and bankers’ acceptances (other than letters of credit used as security for leases) or (d) any guaranty of any such obligations described in clauses “(a)” through “(c)” of any Person (other than, in each case, (i) intercompany indebtedness between or among such Person and/or any of its wholly-owned Subsidiaries and (ii) any accounts payable to trade creditors and accrued expenses arising in the ordinary course of business).

“Indemnified Persons” shall have the meaning set forth in Section 5.5(a).

“Indemnifying Parties” shall have the meaning set forth in Section 5.5(b).

“Intellectual Property Rights” shall mean and includes all rights of the following types, which may exist under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask work rights; (b) rights in trademarks, service marks, trade dress, logos, trade names and other source identifiers, and any goodwill associated therewith; (c) rights associated with trade secrets, know how, ideas methods, models, processes, algorithms, formulae, models, designs, data, databases, data classifications, source code, and confidential or proprietary information (“Trade Secrets”); (d) inventions (whether or not patentable), patents and industrial property right (e) other similar proprietary rights in intellectual property of every kind and nature; (f) domain names and social media account handles or identifiers, (g) rights in Software, and (h) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, divisionals, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

“IRS” shall mean the Internal Revenue Service.

“knowledge” shall mean (a) with respect to the Company, the actual knowledge of each of the individuals listed on Schedule A after reasonably inquiry of such individual’s direct reports regarding the matter at issue and (b) with respect to Parent or Merger Sub, the actual knowledge of each of the individuals listed on Schedule B after reasonably inquiry of such individual’s direct reports regarding the matter at issue.

“Labor Agreement” shall have the meaning set forth in Section 2.15(b).

“Leased Real Property” shall have the meaning set forth in Section 2.7(b).

“Legal Proceeding” shall mean any action, claim, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, act, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, writ, award, rule, regulation, ruling, order, judgment, injunction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NYSE), including Gaming Laws and the Legal Requirements in any Native American reservation, nation, territory or jurisdiction.

“Legal Restraint” shall have the meaning set forth in Section 6.1(c).

“Limited Guarantee” shall have the meaning set forth in the preamble to this Agreement.

“Match Period” shall have the meaning set forth in Section 5.1(b)(i).

“Material Adverse Effect” shall mean any Effect that, individually or taken together with all other Effects, has had or would reasonably be expected to have a material adverse effect on (1) the business, condition (financial or otherwise), liabilities or results of operations of the Acquired Companies, taken as a whole, or (2) the ability of the Company to consummate the Transactions by the Termination Date; provided, however, that solely with respect to the foregoing clause (1), none of the following, and no Effect arising out of, relating to or resulting from the following, shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (a) any change in the market price, credit rating or trading volume of the Company’s stock or other securities or any change affecting the ratings or the ratings outlook for the Company (provided that the underlying factors contributing to any such change may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect, unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (b) any Effect arising out of or relating to the announcement or pendency of the Transactions, including any action taken (or not taken) by any Acquired Company that is expressly required to be taken (or is expressly prohibited from being taken) by it pursuant to this Agreement (other than Section 4.2) and any change in customer, supplier, employee, financing source, stockholder, regulatory, partner or similar relationships of the Acquired Companies (provided, that this clause (b) does not apply in the context of any representation or warranty of the Company which specifically address the consequences of the execution and delivery of this Agreement or the consummation of the Transaction, including for purposes of determining whether the condition set forth in Section 6.2(a) has been satisfied), (c) any Effect generally affecting any industry in which any Acquired Company operates; (d) economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets, in each case in the United States or any other country or region; (e) any Effect from changes in interest rates, inflation rates or fluctuations in the value of any currency; (f) any act of terrorism, war, natural disasters, pandemic or epidemic (including the COVID-19 pandemic, and any variations thereof or related or associated epidemics, pandemics or disease outbreaks (collectively, the “COVID-19 pandemic”)) (and any escalation or worsening of any of the foregoing); (g) any failure by any Acquired Company to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided that the underlying factors contributing to any such failure may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (h) any Effect resulting or arising from Parent’s or Merger Sub’s breach of this agreement or an Equity Financing Party’s breach of the Equity Commitment Letter; or (i) any change after the date hereof in any Legal Requirements or GAAP, or binding interpretations of any Legal Requirements or GAAP; provided, further that any Effect referred to in the foregoing clauses (c), (d), (e), (f) or (i) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect to the extent such Effect has a disproportionate adverse effect on the Acquired Companies, taken as a whole, as compared to other similarly situated participants in the industries in which the Acquired Companies operate (in which case any such disproportionate adverse effect (and only such disproportionate adverse effect) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect).

“Material Contract” shall have the meaning set forth in Section 2.9(a).

“Macquarie Capital” shall have the meaning set forth in Section 2.23.

“Merger” shall have the meaning set forth in Recital B of this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 1.5(a)(iii).

“Merger Sub” shall have the meaning set forth in the preamble to this Agreement.

“Nevada Law Matters” shall have the meaning set forth in Section 8.5(a).

“New Debt Commitment Letters” shall have the meaning set forth in Section 5.7(d).

“NRS” shall have the meaning set forth in the recitals to this Agreement.

“NYSE” shall mean The New York Stock Exchange.

“Open Source Software” means any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses/, or any license under which Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms or models.

“Option Consideration” shall have the meaning set forth in Section 1.8(a).

“Out-bound License” shall have the meaning set forth in Section 2.8(c).

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Parent Breach Notice Period” shall have the meaning set forth in Section 7.1(g).

“Parent Liability Limitation” shall have the meaning set forth in Section 7.3(f)(i).

“Parent Material Adverse Effect” shall mean any Effect that would, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions by the Termination Date.

“Parent-Related Parties” shall have the meaning set forth in Section 7.3(f)(i).

“Parent Regulatory Termination Fee” shall have the meaning set forth in Section 7.3(c)(ii).

“Parent Termination Fee” shall have the meaning set forth in Section 7.3(c)(i).

“Parties” shall mean Parent, Merger Sub and the Company.

“Paying Agent” shall have the meaning set forth in Section 1.6(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 1.6(a).

“Payment Fund” shall have the meaning set forth in Section 1.6(a).

“Permitted Encumbrance” shall mean (a) any Encumbrance for Taxes (i) not yet delinquent or (ii) that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, in each case which are not yet due or that are being contested in good faith by appropriate proceedings), (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract or any license of intellectual property absent any breach or default thereunder, (d) any Encumbrances for which appropriate reserves have been established in the consolidated financial statements of the Acquired Companies, (e) nonexclusive license of Intellectual Property Rights granted in the ordinary course of business and (f) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar

Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Data” shall have the meaning set forth in Section 2.8(g).

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Proxy Statement” shall have the meaning set forth in Section 5.2(a).

“PhSU” shall have the meaning set forth in Section 1.8(d).

“PhSU Consideration” shall have the meaning set forth in Section 1.8(d).

“PPhSU” shall have the meaning set forth in Section 1.8(e).

“PPhSU Consideration” shall have the meaning set forth in Section 1.8(e).

“PSU” shall have the meaning set forth in Section 1.8(c).

“PSU Consideration” shall have the meaning set forth in Section 1.8(c).

“Reference Date” shall mean the last business day prior to the date of this Agreement.

“Registered IP” shall mean all patents, registered copyrights, registered mask works, registered trademarks, service marks and trade dress, and all applications for any of the foregoing, in each case, that are registered or issued under the authority of any Governmental Body, and domain names.

“Reimbursement Obligations” shall have the meaning set forth in Section 5.7(d).

“Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly-owned treatment works, or waste treatment, storage, disposal systems or any other environmental media.

“Representatives” shall mean, with respect to a Person, the officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives of such Person.

“Required Gaming Approvals” shall mean the Gaming Approvals set forth on Schedule 5.3(f)(i).

“RSU” shall have the meaning set forth in Section 1.8(b).

“RSU Consideration” shall have the meaning set forth in Section 1.8(b).

“Sanctioned Person” shall mean at any time any Person: (i) listed on any Sanctions-related list of designated or blocked persons; (ii) that is the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (iii) 50% or more owned (in the aggregate) or controlled by any of the foregoing.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the United States, (ii) the United Nations Security Council, (iii) the European Union and (iv) the United Kingdom.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” shall have the meaning set forth in Recital A.

“Software” means (a) software or computer programs of any type, including applications, interfaces, scripts, routines, user interfaces, report formats, software implementations of algorithms, models and methodologies, whether in source code, object code, or other form, (b) data, databases, and compilations of data, including libraries and collections of data, whether machine readable or otherwise, and (c) all documentation related thereto.

“Standard Licenses” shall have the meaning set forth in Section 2.8(c).

“Stock Bonus Plans” shall mean the 2024 Slots Account Executives Annual Sales Equity Incentive/Retention Plan and the 2024 Tables Account Executives Annual Sales Equity/Retention Plan, collectively.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, association, joint venture, limited liability company or other entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least fifty percent (50%) of the board of directors (or managers) or similar governing body of such entity, or (c) if such entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or otherwise has the power to direct or cause the direction of the management or policies thereof.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal that the Company Board (or committee thereof) determines, in its good faith judgment after consultation with its outside legal counsel and its financial advisor, (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the identity and financial wherewithal of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board (or a committee thereof) deems relevant, and (b) if consummated, would be more favorable to the Company’s stockholders (solely in their capacities as such) from a financial point of view than the Transactions (after considering such factors as the Company Board considers in good faith to be appropriate, including type of consideration, conditionality, the expected timing to closing and likelihood of consummation of such proposal) and after taking into account any revisions to this Agreement and the Transactions made or proposed by Parent prior to the time of such determination; provided that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of Acquisition Proposal shall each be deemed to be references to “fifty percent (50%)”.

“Surviving Corporation” shall have the meaning set forth in Recital B of this Agreement.

“Systems” shall mean all hardware, websites, Software, firmware, telecommunications or information technology devices or equipment, network equipment, peripherals, servers, computers, and other information technology assets used by or for any of the Acquired Companies.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations, including NRS 78.378-78.3793, inclusive, and NRS 78.411-78.444, inclusive.

“Tax” shall mean any U.S. federal, state, local and any foreign tax of any kind whatsoever (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax, license tax, severance tax, occupation tax, premium tax, windfall profits tax, customs duties tax, social security tax (or similar), disability tax, use and occupancy tax or production tax), including any interest, penalty or addition thereto, whether disputed or not, in each case imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax, including any attachment thereto and any amendment thereof.

“Termination Date” shall have the meaning set forth in Section 7.1(c).

“Transactions” shall mean (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement, including the Merger.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar Legal Requirements.

“Willful Breach” means a material breach of this Agreement that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would result in or constitute a breach of this Agreement.

CONFIDENTIAL

Macquarie Capital (USA) Inc.
A Member of the Macquarie Group of Companies

125 West 55th Street	Telephone	(212) 231-1000
New York, NY 10019	Tollfree	(800) 648-2878
	Facsimile	(212) 231-1717
	Internet	www.macquarie.com

May 8, 2024

Board of Directors

PlayAGS, Inc.

6675 S. Edmond St. Suite 300

Las Vegas, Nevada 89119

Members of the Board of Directors:

Macquarie Capital (USA) Inc. (“we” or “Macquarie”) understands that PlayAGS, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with Bingo Holdings I, LLC (the “Acquiror”), an affiliate of Brightstar Capital Partners (“Brightstar”), and Bingo Merger Sub, Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and each share outstanding immediately prior to the Effective Time of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Company Common Stock held by the Company as treasury stock, by the Acquiror, by Merger Sub or by any direct or indirect wholly owned subsidiary of the Company or the Acquiror (collectively, the “Excluded Shares”), will be converted into the right to receive an amount in cash equal to $12.50 per share, without interest (the “Merger Consideration”). As a result of the Merger, the Company will become a wholly owned subsidiary of the Acquiror. The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed in the Merger Agreement.

You have requested that Macquarie render its opinion to the Board of Directors (the “Board”) of the Company (in its capacity as such), as to whether, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock (other than holders of Excluded Shares) in the proposed Merger is fair, from a financial point of view, to such holders of the Company Common Stock.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed a draft of the Merger Agreement, dated May 8, 2024;

(ii)	reviewed certain publicly available business and financial information regarding the Company;

(iii)

reviewed certain other financial and operating information relating to the Company furnished by management of the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending December 31, 2024 through December 31, 2027 (the “Company Projections”);

(iv)	discussed the Merger and the business, operations, financial condition and prospects of the Company with certain members of the management of the Company;

(v)

reviewed certain financial and stock market data with respect to the Company and compared that data with similar data for other companies with publicly traded equity securities that we deemed relevant;

(vi)	reviewed the publicly available financial terms of certain other business combinations and other transactions that we deemed relevant; and

(vii)	performed such other financial analyses and considered such other factors that we deemed appropriate for purposes of this opinion.

We have not undertaken any responsibility for independently verifying, and have not independently verified, any of the foregoing information and we have assumed and relied upon the accuracy and completeness of all such information. Management of the Company has advised us, and we have assumed, that the Company Projections have been reasonably prepared in good faith on bases reflecting such management’s best currently available estimates and judgments as to the future financial performance and condition of the Company. You have advised us and we have assumed that the Company Projections are a reasonable basis on which to evaluate the Company and the Merger and, at your direction, we have used and relied upon the Company Projections for purposes of our analyses and opinion. We express no view or opinion as to the Company Projections or the assumptions upon which they are based. Further, we have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analysis or opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. In connection with this opinion, we have not made, nor assumed any responsibility for making, any physical inspection, independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals.

We have relied upon and assumed that, except as would not be material to our analysis or opinion, the representations and warranties of each party in the Merger Agreement are true and correct, each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement, all of the conditions to the consummation of the Merger will be satisfied, and the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without waiver, modification or amendment of any terms or provisions thereof. We have further assumed, with your consent, that, except as would not be material to our analysis or opinion, the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations and that, except as would not be material to our analysis or opinion, all governmental, regulatory, third-party and other consents, approvals or releases necessary for the consummation of the Merger will be obtained without undue delay, limitation, restriction or condition (including the disposition of businesses or assets). In addition, we have assumed that, except as would not be material to our analysis or opinion, the final form of the Merger Agreement will not differ from the draft of the Merger Agreement reviewed by us.

Our opinion does not address the underlying business decision of the Board or the Company to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions available to the Company. Our opinion is necessarily based on information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We do not have any obligation to update, revise, reaffirm or withdraw this opinion or to otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This opinion only addresses the fairness, from a financial point of view, to the holders of Company Common Stock (other than holders of Excluded Shares) of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and does not address any other aspect or implication of the Merger or any consent, agreement, arrangement or understanding provided or entered into in connection therewith or otherwise including, without limitation, (i) the form or structure of the Merger, or any portion thereof, and (ii) the fairness of the amount or nature of, or any other aspect relating to, any compensation or Merger Consideration to be paid or payable to any officers, directors or employees of any parties to the Merger (in their respective capacities as such), or any class of such persons, relative to the Merger Consideration or otherwise. We are not providing any advice or opinion as to matters that require legal, regulatory, accounting, insurance, executive compensation, tax or other similar professional advice. We have assumed that the Company has obtained or will obtain such advice or opinions from appropriate professional sources. Furthermore, we have relied upon the accuracy and completeness of the assessments by the Company and its advisors with respect to all legal, regulatory, accounting, insurance, executive compensation and tax matters. We are not expressing any opinion as to whether or not the Company, the Acquiror, their respective securityholders or any other party is

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receiving or paying reasonably equivalent value in the Merger, the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

We have acted as financial advisor to the Company in connection with the Merger and will receive fees for our services, a portion of which is payable upon the rendering of our opinion and the principal portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties against certain liabilities arising out of our engagement. In the ordinary course of business, Macquarie and its affiliates may acquire, hold, sell or trade debt, equity or other securities and financial instruments (including derivatives, loans and other obligations), of the Company, the Acquiror, Brightstar, any other company that may be involved in the Merger and their respective affiliates, for its and their own accounts and for the accounts of its and their customers and, accordingly, may at any time hold a long or short position in such securities. We and our affiliates provide a wide range of investment banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and loans. We and our affiliates may in the future provide investment banking advice and services, and may otherwise seek to expand our business and commercial relationships with, the Company, the Acquiror, Brighstar and their respective affiliates for which we would expect to receive compensation.

It is understood that this opinion is for the information and use of the Board (in its capacity as such) in connection with its consideration of the Merger. Our opinion does not constitute a recommendation to the Board, the holders of Company Common Stock or any other person as to how to act or vote with respect to any matter relating to the Merger. The issuance of this opinion has been approved by an internal committee of Macquarie authorized to review opinions of this nature.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock (other than holders of Excluded Shares) in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,
/s/ Macquarie Capital (USA) Inc.
MACQUARIE CAPITAL (USA) INC.

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PLAYAGS, INC. 6775 S. EDMOND STREET SUITE 300 LAS VEGAS, NV 89118 VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/AGS2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V52838-S89996 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PLAYAGS, INC. The Board of Directors recommends you vote FOR proposals 1, 2, and 3: For Against Abstain 1. To approve the Agreement and Plan of Merger, dated May 8, 2024, by and among the PlayAGS, Inc ., ! ! ! a Nevada corporation; Bingo Holdings I, LLC, a Delaware limited liability company; and Bingo Merger Sub, Inc., a Nevada corporation (the “Merger Agreement”). 2. To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to PlayAGS’s named executive officers ! ! ! that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. 3. To approve the adjournment of the special meeting of the PlayAGS stockholders (the “Special Meeting”) to a later date or dates, if ! ! ! necessary or appropriate, to solicit additional proxies to approve the proposal to approve the Merger Agreement if there are insufficient votes to approve the Merger Agreement at the time of the Special Meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint ownersshould each sign personally. All holders must sign. If a corporation or partnership,please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

PRELIMINARY—SUBJECT TO COMPLETION Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. PLAYAGS, INC. SPECIAL MEETING OF STOCKHOLDERS [ ], [ ], 2024 at [ ], Pacific Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder(s) hereby appoint(s) Rob Ziems and Kimo Akiona, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PLAYAGS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [ ], Pacific Time, on [ ], [ ], 2024, virtually at www.virtualshareholdermeeting.com/AGS2024SM, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting. Continued and to be signed on reverse side